Filed Pursuant to Rule 424(b)(3)
Registration No. 333-180520

[FIRST STAR BANCORP, INC. LOGO]

May 4, 2012

To the Shareholders of First Star Bancorp, Inc.:

On or about April 23, 2012, we mailed proxy materials to you in connection with the proposed transaction between First Star Bancorp, Inc. and ESSA Bancorp, Inc. It has come to our attention that certain attachments may not have been included with the proxy materials. As such, we are re-mailing the proxy materials to ensure that complete documents have been received by our shareholders. We have rescheduled the Special Meeting for June 4, 2012 at the Best Western Plus Lehigh Valley, 300 Gateway Drive, Bethlehem, Pennsylvania 18017, at 8:30 a.m., Eastern Standard time. PLEASE NOTE THE CHANGE IN MEETING DATE TO JUNE 4, 2012.

You will note that a revised proxy card is included in this re-mailing. The proxy cards sent with the initial mailing will not be counted. EVEN IF YOU PREVIOUSLY RETURNED THE PROXY CARD YOU RECEIVED WITH THE INITIAL MAILING, YOU MUST COMPLETE AND RETURN THE ENCLOSED PROXY CARD IN ORDER TO EFFECTIVELY VOTE YOUR SHARES BY PROXY.

We sincerely apologize for any confusion this may cause, but feel that the postponement of the meeting to a later date will provide our shareholders with the best opportunity to review the complete proxy materials and evaluate the proposed transaction. To the extent that you have any questions, please do not hesitate to contact Joseph Svetik at (610) 691-2233, Monday to Friday, 9:00 a.m. to 5:00 p.m. Eastern Standard Time. Thank you for your attention to this important matter.

/s/ Joseph T. Svetik
Joseph T. Svetik
President and Chief Executive Officer

FIRST STAR BANCORP, INC.

To the Shareholders of First Star Bancorp, Inc.:

A Merger Proposal — Your Vote Is Very Important

On December 21, 2011, the board of directors of First Star Bancorp, Inc. unanimously approved a merger agreement between First Star Bancorp, Inc. and ESSA Bancorp, Inc., pursuant to which First Star Bancorp, Inc. will be merged with and into ESSA Bancorp, Inc. First Star Bancorp, Inc. is sending you this document to ask you to vote to approve certain amendments to First Star’s Articles of Incorporation to facilitate the merger and to approve and adopt the merger agreement with ESSA Bancorp, Inc.

If the merger agreement is adopted and the merger is subsequently completed, each outstanding share of First Star Bancorp, Inc. common stock and First Star preferred stock will be converted into the right to receive either 1.0665 shares of ESSA Bancorp, Inc. common stock or the cash equivalent thereof, subject to adjustment as described in the merger agreement and this document. The value of the merger consideration will fluctuate with the market price of ESSA Bancorp, Inc.’s common stock and is subject to adjustment based on the value of ESSA Bancorp’s common stock at closing and may also be adjusted under a limited set of other circumstances, as more fully described in “The Merger and the Merger Agreement-Merger Consideration.” In addition, the aggregate merger consideration to be received by the shareholders of First Star will be 50% in cash and 50% in ESSA Bancorp common stock. Based on the closing price of ESSA Bancorp, Inc.’s common stock on December 21, 2011, the 1.0665 exchange ratio represented approximately $11.20 in value for each share of First Star Bancorp, Inc. common stock and preferred stock. Based on the closing price of ESSA Bancorp, Inc.’s common stock on April 16, 2012, the 1.0665 exchange ratio represented approximately $10.58 in value for each share of First Star Bancorp, Inc.’s common stock and preferred stock. You should obtain current stock price quotations for ESSA Bancorp, Inc.’s and First Star Bancorp, Inc.’s common stock and preferred stock. ESSA Bancorp, Inc. common stock trades on the Nasdaq Global Market under the symbol “ESSA” and First Star Bancorp, Inc. common stock trades on the Over-the-Counter Market under the symbol “FSSB.”

A Proposal to Amend the Articles of Incorporation

In order to facilitate the merger and to avoid the unanticipated and unintended application of certain conditions set forth in the articles of incorporation of First Star Bancorp, Inc., shareholders are being asked to vote to approve an amendment to the First Star Bancorp, Inc. Articles of Incorporation which will exempt the merger with ESSA Bancorp, Inc. from those additional conditions. If this amendment is not approved by the shareholders of First Star Bancorp, Inc., it is possible that the merger with ESSA Bancorp, Inc. will not be completed.

Your board of directors has unanimously determined that the amendment to the Articles of Incorporation merger and the merger agreement are fair and in the best interests of First Star Bancorp, Inc. and its shareholders and unanimously recommends that you vote “FOR” adoption of the merger agreement. The amendment to the articles of incorporation requires the affirmative vote of at least two-thirds of all of the outstanding shares of First Star Bancorp, Inc. common stock and preferred stock. The merger cannot be completed unless a majority of the issued and outstanding shares of common stock and preferred stock of First Star Bancorp, Inc. present at the special meeting of shareholders are voted in favor of adoption of the merger agreement. Whether or not you plan to attend the special meeting of shareholders, please take the time to vote by completing the enclosed proxy card and mailing it in the enclosed envelope. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” both the proposed amendment to First Star’s Articles of Incorporation and adoption of the merger agreement. If you fail to vote, or you do not instruct your broker how to vote any shares held for you in “street name,” it will have the same effect as voting “AGAINST” both the proposed amendment to First Star’s Articles of Incorporation and the merger agreement.

This proxy statement-prospectus gives you detailed information about the special meeting of shareholders to be held on June 4, 2012, the amendment to the Corporation’s Articles of Incorporation, the merger and other related matters. You should carefully read this entire document, including the appendices. In particular, you should carefully consider the discussion in the section entitled “Risk Factors” on page 24.

On behalf of the board of directors, I thank you for your prompt attention to this important matter.

/s/ Joseph T. Svetik
Joseph T. Svetik
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this document is accurate or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This document is dated April 17, 2012, and is first being mailed on or about April 23, 2012.

WHERE YOU CAN FIND MORE INFORMATION

ESSA Bancorp, Inc. files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may obtain copies of these documents by mail from the public reference room of the Securities and Exchange Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the Securities and Exchange Commission at (800) SEC-0330 for further information on the public reference room. In addition, ESSA Bancorp, Inc. files reports and other information with the Securities and Exchange Commission electronically, and the Securities and Exchange Commission maintains a web site located at http://www.sec.gov containing this information.

This document incorporates by reference important business and financial information about ESSA Bancorp, Inc. from documents that are not included in or delivered with this proxy statement-prospectus. These documents are available without charge to you upon written or oral request at the applicable company’s address and telephone number listed below:

ESSA Bancorp, Inc.

200 Palmer Street

Stroudsburg, Pennsylvania 18360

Attention: Corporation Secretary

(570) 421-0531

To obtain timely delivery, you must request the information no later than May 12, 2012.

ESSA Bancorp, Inc. has filed a registration statement on Form S-4 to register with the Securities and Exchange Commission up to 1,312,099 shares of ESSA Bancorp, Inc. common stock. This document is a part of that registration statement. As permitted by Securities and Exchange Commission rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits at the addresses set forth above. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This document incorporates by reference documents that ESSA Bancorp, Inc. previously filed with the Securities and Exchange Commission. They contain important information about the companies and their financial condition. See “Incorporation of Certain Documents by Reference” on page 87.

ESSA Bancorp, Inc. common stock is traded on the Nasdaq Global Market under the symbol “ESSA,” and First Star Bancorp, Inc. common stock is traded on the Over-the-Counter Market under the symbol “FSSB.”

(ii)

FIRST STAR BANCORP, INC.

418 WEST BROAD STREET

BETHLEHEM, PENNSYLVANIA 18018

NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 4, 2012

NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of First Star Bancorp, Inc. will be held at the Best Western Plus Lehigh Valley, 300 Gateway Drive, Bethlehem, Pennsylvania 18017, at 8:30 a.m., Eastern Standard time, on June 4, 2012, for the following purposes:

1. To consider and vote upon a proposal to amend the Corporation’s Articles of Incorporation to provide that the provisions of Article 13 of the Articles of Incorporation shall not apply to the transaction with ESSA Bancorp, Inc. contemplated by that certain Agreement and Plan of Merger by and between the Corporation and ESSA Bancorp, Inc., dated as of December 21, 2011, as amended.

2. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger by and between ESSA Bancorp, Inc., and First Star Bancorp, Inc., dated as of December 21, 2011, as amended, and the transactions contemplated by the merger agreement, as discussed in the attached proxy statement-prospectus.

3. To transact any other business that properly comes before the special meeting of shareholders, or any adjournments or postponements of the special meeting, including, without limitation, a motion to adjourn the special meeting to another time or place for the purpose of soliciting additional proxies in order to adopt the merger agreement and the merger or otherwise.

The proposed amendment to the Articles of Incorporation and the proposed merger are both described in more detail in this proxy statement-prospectus, which you should read carefully in its entirety before voting. A copy of the merger agreement, as amended, is attached as Appendix A to this document and a copy of the Articles of Incorporation of First Star Bancorp, Inc. is attached as Appendix B. Only First Star Bancorp, Inc. shareholders of record as of the close of business on April 16, 2012, are entitled to notice of and to vote at the special meeting of shareholders or any adjournments of the special meeting.

Your vote is very important. To ensure your representation at the special meeting of shareholders, please complete, execute and promptly mail your proxy card in the return envelope enclosed. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Joseph T. Svetik
Joseph T. Svetik
Bethlehem, Pennsylvania	President and Chief Executive Officer
April 23, 2012

FIRST STAR BANCORP, INC.’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENT TO THE CORPORATION’S ARTICLES OF INCORPORATION AND “FOR” ADOPTION OF THE MERGER AGREEMENT.

PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING OF SHAREHOLDERS.

DO NOT SEND STOCK CERTIFICATES WITH THE PROXY CARD. UNDER SEPARATE COVER, WHICH WILL BE SENT FOLLOWING THE CLOSING OF THE MERGER, YOU WILL RECEIVE INSTRUCTIONS FOR DELIVERING YOUR STOCK CERTIFICATES.

Page

QUESTIONS AND ANSWERS ABOUT VOTING AT THE SPECIAL MEETING OF SHAREHOLDERS	1
SUMMARY	4
SELECTED HISTORICAL FINANCIAL DATA FOR ESSA BANCORP, INC. AND FIRST STAR BANCORP, INC.	12
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION RELATING TO THE FIRST STAR ACQUISITION	16
COMPARATIVE PRO FORMA PER SHARE DATA	23
RISK FACTORS	24
FIRST STAR BANCORP, INC. SPECIAL MEETING OF SHAREHOLDERS	36
AMENDMENT TO ARTICLES OF INCORPORATION (Proposal 1)	38
THE MERGER AND THE MERGER AGREEMENT (Proposal 2)	40
EXPERTS	84
LEGAL OPINIONS	84
ADJOURNMENT OF THE SPECIAL MEETING (Proposal 3)	85
CERTAIN BENEFICIAL OWNERS OF FIRST STAR BANCORP, INC. COMMON STOCK AND PREFERRED STOCK	85
OTHER MATTERS	87
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	87
FORWARD-LOOKING STATEMENTS	88
FINANCIAL AND OTHER INFORMATION ABOUT FIRST STAR BANCORP, INC.	F-1

APPENDICES

A. Agreement and Plan of Merger by and between ESSA Bancorp, Inc., and First Star Bancorp, Inc., dated December 21, 2011, as amended on February 28, 2012	A-1

B. First Star Bancorp, Inc. Articles of Incorporation	B-1

C. Opinion of Keefe Bruyette & Woods, Inc.	C-1

D. Pennsylvania law on Dissenters’ Rights	D-1

QUESTIONS AND ANSWERS ABOUT VOTING AT THE

SPECIAL MEETING OF SHAREHOLDERS

The following are answers to certain questions that you may have regarding the special meeting. We urge you to read carefully the remainder of this document because the information in this section may not provide all that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document.

Q. WHAT ARE HOLDERS OF FIRST STAR BANCORP, INC. STOCK BEING ASKED TO VOTE ON?

A. Holders of First Star Bancorp, Inc. common stock and preferred stock are being asked to vote on the adoption of an amendment to the Articles of Incorporation, on the adoption of the merger agreement and to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of adoption of the merger agreement.

Q: WHAT DO I NEED TO DO NOW?

A: After you have carefully read this document, you may vote using the internet at the address shown on your proxy card, or by telephone using the number on your proxy card or by completing, signing, dating and returning your proxy card in the enclosed prepaid return envelope as soon as possible. This will enable your shares to be represented and voted at the special meeting.

Q: WHY IS MY VOTE IMPORTANT?

A: The amendment to the articles of incorporation requires the affirmative vote of at least two-thirds of all of the outstanding shares of First Star Bancorp, Inc. common stock and preferred stock. If you fail to vote, that will have the same effect as a vote against the amendment to the articles of incorporation. The merger agreement must be adopted by the affirmative vote of a majority of the issued and outstanding shares of First Star Bancorp, Inc. common stock and preferred stock present at the shareholders meeting.

Q: IF MY BROKER HOLDS MY SHARES IN “STREET NAME” WILL MY BROKER AUTOMATICALLY VOTE MY SHARES FOR ME?

A: No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the instructions your broker provides.

Q: WHAT IF I FAIL TO INSTRUCT MY BROKER TO VOTE MY SHARES?

A: If you fail to instruct your broker to vote your shares, the broker will submit an unvoted proxy (a broker non-vote) as to your shares. Broker non-votes will count toward a quorum at the special meeting. However, broker non-votes will not count both the amendment to the Articles of Incorporation and as a vote with respect to the merger agreement, and therefore will have the same effect as a vote against the merger agreement.

Q: CAN I ATTEND THE SPECIAL MEETING AND VOTE MY SHARES IN PERSON?

A: Yes. All shareholders are invited to attend the special meeting. Shareholders of record can vote in person at the special meeting by executing a proxy card. If a broker holds your shares in street name, then you are not the shareholder of record and you must ask your broker how you can vote your shares at the special meeting.

Q: CAN I CHANGE MY VOTE?

A: Yes. If you have not voted through your broker, you can change your vote after you have sent in your proxy card by:

•	providing written notice to the Secretary of First Star Bancorp, Inc.;

•	submitting a new proxy card or vote again by telephone or internet (any earlier proxies will be revoked automatically); or

•	attending the special meeting and voting in person. Any earlier proxy will be revoked. However, simply attending the special meeting without voting will not revoke your proxy.

If you have instructed a broker to vote your shares, you must follow your broker’s directions to change your vote.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: Please DO NOT send your stock certificates with your proxy card. Instructions will be sent to you under separate cover following completion of the merger.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: ESSA Bancorp, Inc. and First Star Bancorp, Inc. currently expect to complete the merger in the second quarter of 2012, assuming all of the conditions to completion of the merger have been satisfied.

Q: WHAT WILL SHAREHOLDERS OF FIRST STAR BANCORP, INC. RECEIVE IN THE MERGER?

A: If the merger agreement is adopted and the merger is subsequently completed, each outstanding share of First Star Bancorp, Inc. common stock and preferred stock will be converted into the right to receive either 1.0665 shares of ESSA Bancorp, Inc. or the cash equivalent thereof, subject to adjustment as described in the merger agreement and in this document.

Q: ARE DISSENTING FIRST STAR BANCORP SHAREHOLDERS ENTITLED TO APPRAISAL RIGHTS?

A: Yes. Pennsylvania law provides dissenters’ rights in the merger to First Star Bancorp shareholders.

Under Pennsylvania Business Corporation Law, record holders of First Star Bancorp shareholders may dissent from the merger and, upon complying with the requirements of Pennsylvania law, receive cash in the amount of the fair value of their shares instead of shares of ESSA Bancorp common stock and/or the cash consideration specified in the Merger Agreement. To exercise their dissenters’ rights, First Star Bancorp shareholders must follow exactly the procedures specified under Pennsylvania law. These procedures are summarized in this proxy statement-prospectus. In addition, the text of the applicable provisions of Pennsylvania law is included as Appendix C to this document. Failure to strictly comply with these provisions may result in the loss of dissenters’ rights. For a more complete discussion of appraisal rights, please refer to the section entitled “Pennsylvania law on Dissenters’ Rights” beginning on page D-1.

Q: WHOM SHOULD I CALL WITH QUESTIONS?

A: You should direct any questions regarding the special meeting of shareholders or the merger to Joseph Svetik at First Star Bancorp, Inc., who can be contacted at (610) 691-2233, Monday to Friday, 9:00 a.m. to 5:00 p.m. Eastern Standard Time.

SUMMARY

This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which we refer you before you decide how to vote with respect to the merger agreement. In addition, we incorporate by reference important business and financial information about ESSA Bancorp, Inc. into this document. For a description of this information, see “Incorporation of Certain Documents by Reference” on page 87. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” on the inside front cover of this document. Each item in this summary includes a page reference directing you to a more complete description of that item.

This document, including information included or incorporated by reference in this document, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to: (i) statements of goals, intentions and expectations; (ii) statements regarding business plans, prospects, growth and operating strategies; (iii) statements regarding the asset quality of loan and investment portfolios; (iv) statements regarding estimates of risks and future costs and benefits; and (v) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of the management of ESSA Bancorp, Inc. and First Star and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond ESSA Bancorp, Inc.’s and First Star’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements. See “Forward–Looking Statements” on page 88.

THE AMENDMENT TO FIRST STAR BANCORP, INC. ARTICLES OF INCORPORATION

The Articles of Incorporation of First Star Bancorp, Inc. (“First Star”) contain certain specific and complex provisions which are designed to protect the corporation and its shareholders from the potential harmful effects of certain “business combinations” following a hostile takeover. Specifically, Article 13 may have certain unintended consequences in the proposed transaction with ESSA Bancorp, Inc. (“ESSA Bancorp”) due to the fact that certain long standing shareholders of First Star each hold more than 20% of the voting securities of First Star, and that one of the shareholders, namely Joseph T. Svetik, President and Chief Executive Officer of First Star, is being designated to serve on the Board of Directors of ESSA Bancorp after completion of the merger. As a result, under the definitions contained in the Articles of Incorporation, Mr. Svetik is an “Interested Shareholder,” ESSA Bancorp will be an “Associate” of Mr. Svetik, and the transaction with ESSA Bancorp will be a “Business Combination” subject to the additional requirements contained in the Articles of Incorporation. See Appendix B for a copy of the Articles of Incorporation of First Star as presently in effect.

Article 13 of the First Star Articles of Incorporation imposes a variety of additional conditions on the amount of cash and the market value of the other securities to be received in the business combination with ESSA Bancorp, Inc. based upon any acquisitions of First Star securities made by Mr. Svetik during the last five years. In addition, it is likely that Article 13 would require the consideration to be paid entirely in cash, contrary to the merger agreement with ESSA Bancorp, Inc. In this context, the application of these provisions is unclear and confusing, and requires complex calculations and analysis.

In light of the uncertainty of the effect of these provisions and the cost of attempting to complete the necessary calculations and analysis, the First Star Board of Directors has concluded that an amendment to the Articles of Incorporation to exempt the transaction with ESSA Bancorp, Inc. from the unintended consequences of Article 13 is in the best interest of shareholders and the corporation, and unanimously recommends that shareholders approve the proposed amendment to the Articles of Incorporation to exempt the merger with ESSA Bancorp, Inc. from the application of Article 13 entirely. Approval of this amendment requires the affirmative vote of at least two-thirds of all of the outstanding shares of First Star common stock and preferred stock.

THE MERGER

The merger agreement, as amended, is attached to this document as Appendix A. We encourage you to read this agreement carefully, as it is the legal document that governs the merger of First Star with and into ESSA Bancorp, Inc. References in this document will refer to the merger agreement as amended.

Parties to the Merger

ESSA Bancorp, Inc. (page 40)

ESSA Bank & Trust

ESSA Bancorp, Inc. is the Pennsylvania-chartered stock holding company of ESSA Bank & Trust (“ESSA Bank”). ESSA Bancorp, Inc. owns 100% of the outstanding shares of common stock of ESSA Bank. Since being formed in 2006, ESSA Bancorp has engaged primarily in the business of holding the common stock of ESSA Bank. Our executive offices are located at 200 Palmer Street, Stroudsburg, Pennsylvania 18360. Our telephone number at this address is (570) 421-0531. ESSA Bancorp is subject to comprehensive regulation and examination by the Federal Reserve Board of Governors. At December 31, 2011, ESSA Bancorp had consolidated assets of $1.1 billion, consolidated deposits of $640.3 million and consolidated stockholders’ equity of $161.5 million. Its consolidated net income for the fiscal year ended September 30, 2011 was $5.3 million.

ESSA Bank was organized in 1916. ESSA Bank is a Pennsylvania chartered full-service, community-oriented savings association. We provide financial services to individuals, families and businesses through our seventeen full-service banking offices, located in Monroe, Northampton and Lehigh Counties, Pennsylvania. ESSA Bank is subject to comprehensive regulation and examination by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation.

ESSA Bank’s business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in residential first mortgage loans (including construction mortgage loans), commercial real estate loans, home equity loans and lines of credit, commercial and consumer loans. We offer a variety of deposit accounts, including checking, savings and certificates of deposits. We also offer asset management and trust services. We offer investment services through our relationship with PRIMEVEST Financial Services, Inc., a third party broker/dealer and investment advisor. We offer insurance benefit consulting services through our wholly owned subsidiary, ESSA Advisory Services, LLC.

First Star Bancorp, Inc. (page 41)

First Star Bank

First Star Bancorp, Inc., a bank holding company and Pennsylvania corporation owns 100% of the issued and outstanding voting stock of First Star Bank. First Star, as a bank holding company, is regulated and supervised by the Board of Governors of the Federal Reserve System.

First Star Bank, originally chartered in 1893, is a Pennsylvania chartered stock savings bank headquartered in Bethlehem, Pennsylvania. First Star Bank operates nine (9) full-service community banking offices in Northampton and Lehigh Counties, Pennsylvania. It is also regulated by the Department and the Federal Deposit Insurance Corporation (the “FDIC”). As of December 31, 2011, First Star Bank had approximately $423.7 million in total assets, $325.0 million in total deposits, and was classified as “well-capitalized” for regulatory purposes.

First Star has four direct or indirect wholly-owned subsidiaries in addition to First Star Bank. First Star Capital Trust II is a direct subsidiary of First Star. First Star Capital Trust II does not engage in business with the public but exclusively acts as the issuer of $8 million of trust preferred securities, which occurred in March 2000. First Star Financial Services (“FSFS”) is a wholly-owned subsidiary of First Star Bank. FSFS engages in the activity of selling nondeposit investment products, such as annuities and insurance. Its business is minimal. Integrated Abstract, Inc. is a wholly-owned subsidiary of FSFS. Integrated Abstract, Inc. engages in the sale of title insurance and provides loan closing services. It also has minimal business. Integrated Delaware, Inc. is a wholly-owned subsidiary of the First Star Bank. Integrated Delaware, Inc. engages in the activity of holding bank-eligible investments.

What First Star Bancorp, Inc. Shareholders Will Receive In the Merger (page 41)

Under the terms of the merger agreement, stockholders of First Star will receive, at their election, cash or shares of stock of ESSA Bancorp, subject to the total aggregate consideration being paid 50% in cash and 50% in stock. If ESSA Bancorp’s closing price, as defined in the merger agreement, is between $9.77 per share and $11.94 per share, First Star’s shareholders will receive a fixed exchange ratio of 1.0665 per share, or the cash equivalent thereof. If ESSA Bancorp’s closing price is between $11.94 per share and $13.02 per share, First Star’s shareholders will receive a fixed price valued at $12.73 per share in either ESSA Bancorp common stock or cash. If ESSA Bancorp’s closing price is between $8.68 per share and $9.77 per share, First Star’s shareholders will receive a fixed price valued at $10.42 per share in either ESSA Bancorp common stock or cash. If ESSA Bancorp’s closing price is above $13.02 per share, First Star’s shareholders will receive a fixed exchange ratio of 0.9780, or the cash equivalent thereof; or if ESSA Bancorp’s closing price is below $8.68 per share a fixed exchange ratio of 1.2004, or the cash equivalent thereof.

Material United States Federal Income Tax Consequences of the Merger (page 71)

ESSA Bancorp and First Star will not be required to complete the merger unless they receive legal opinions from their respective counsel to the effect that the merger will qualify as a tax-free reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

The federal tax consequence of the merger to First Star shareholders will depend on whether they exchange their First Star common stock and preferred stock solely for cash, solely for ESSA Bancorp common stock, or a combination of cash and ESSA Bancorp common stock. First Star shareholders who exchange their shares solely for ESSA Bancorp common stock should not recognize gain or loss except with respect to the cash received instead of any fractional share of ESSA Bancorp common stock. First Star shareholders who exchange their shares solely for cash should recognize gain or loss on the exchange. First Star shareholders who exchange their shares for a combination of ESSA Bancorp common stock and cash should recognize gain, but not any loss, on the exchange in an amount equal to the lesser of (i) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the ESSA Bancorp common stock received pursuant to the merger over such shareholder’s adjusted tax basis in the shares of First Star common stock and preferred stock surrendered) and (ii) the amount of cash received pursuant to the merger. In addition, cash received by a First Star shareholder instead of a fractional share of ESSA Bancorp common stock generally will be treated as received in exchange for the fractional share, and gain or loss generally will be recognized based on the difference between the amount of cash received instead of the fractional share and the portion of the shareholder’s aggregate adjusted tax basis of the shares of First Star common stock and preferred stock surrendered that is allocable to the fractional share. See “The Merger and the Merger Agreement—Material United States Federal Income Tax Consequences of the Merger” on page 71.

Because the allocations of cash and ESSA Bancorp common stock received will depend on the elections of other First Star shareholders, the actual tax consequences of the merger will not be known until the allocations are completed.

This tax treatment may not apply to all First Star shareholders. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to fully understand the tax consequences of the merger to you. You should also consult your tax advisor about the state and local tax consequences to you, if any, of the merger because this discussion only relates to the U.S. federal income tax consequences.

Your Board of Directors Unanimously Recommends Shareholder Adoption of the Merger (page 49)

First Star’s board of directors unanimously approved the merger agreement and all directors have agreed to vote shares of First Star stock they own as of the record date in favor of the adoption of the merger agreement. First Star’s board of directors believes that the merger and the merger agreement are fair to and in the best interests of First Star and its shareholders and unanimously recommends that you vote “FOR” adoption of the merger agreement. See “The Merger and the Merger Agreement—First Star’s Reasons for the Merger” and “—Recommendation of the First Star Bancorp, Inc. Board of Directors and Reasons for the Merger.”

Opinion of First Star Bancorp, Inc.’s Financial Advisor (page 84 and Appendix C)

On December 21, 2011, Keefe Bruyette & Woods, Inc. (“KBW”) rendered its opinion to the board of directors of First Star that as of the date of the opinion, and based upon and subject to the factors and assumptions set forth in the opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to First Star’s common and preferred shareholders. The full text of KBW’s written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this document as Appendix C. First Star shareholders are urged to read the opinion in its entirety. KBW’s written opinion is addressed to the board of directors of First Star, is directed only to the merger consideration in the merger and does not constitute a recommendation as to how any holder of First Star common stock or preferred stock should vote with respect to the merger or any other matter.

Special Meeting of Shareholders of First Star Bancorp, Inc. (page 36)

First Star will hold a special meeting of its shareholders on June 4, 2012, at 8:30 a.m., Eastern Standard time, at the Best Western Plus Lehigh Valley, 300 Gateway Drive, Bethlehem, Pennsylvania 18017. At the special meeting of shareholders, you will be asked to vote to adopt the merger agreement.

You may vote at the special meeting of shareholders if you owned shares of First Star common stock or preferred stock at the close of business on the record date, April 16, 2012. On that date, there were 2,186,080 shares of First Star common stock and preferred stock outstanding and entitled to vote at the special meeting of shareholders. You may cast one vote for each share of First Star common stock and preferred stock you owned on the record date.

Even if you expect to attend the special meeting of shareholders, First Star recommends that you promptly complete and return your proxy card in the enclosed return envelope.

Shareholder Vote Required ( page 37)

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of First Star common stock and preferred stock issued and outstanding on the record date. A failure to vote or an abstention will have the same effect as a vote against the merger. As of the record date, directors and executive officers of First Star beneficially owned approximately 805,227 shares of First Star common stock and preferred stock entitled to vote at the special meeting of shareholders. This represents approximately 36.83% of the total votes entitled to be cast at the special meeting of shareholders. These individuals have agreed to vote “FOR” adoption of the merger agreement.

Holders of First Star Bancorp, Inc. Common Stock Have Dissenters Rights (page 59)

Dissenters’ rights are statutory rights that, if available under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Dissenters’ rights are available under the Pennsylvania Business Corporation Law of 1988, as amended, to the shareholders of First Star common stock. Under Pennsylvania law, to maintain his or her dissenters’ rights, a First Star shareholder must, among other requirements, (1) file a written notice with First Star of the of your intention to demand payment of the fair value of your shares if the merger is consummated, prior to the vote of shareholders on the merger at the meeting, (2) make no change in your beneficial ownership of stock from the date you give notice through the day of completion of the merger and (3) refrain from voting your shares to approve the merger. See “The Merger and the Merger Agreement—Dissenters’ Rights” on page 59.

First Star shareholders may dissent from the merger and, upon complying with the requirements of Pennsylvania law, receive cash in the amount of the fair value of their shares instead of shares of ESSA Bancorp common stock and/or the cash consideration specified in the Merger Agreement. A copy of the section of the Pennsylvania Business Corporation Law pertaining to dissenters’ rights is also attached as Appendix D to this proxy statement-prospectus. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights.

Interests of First Star Bancorp, Inc.’s Directors and Officers In the Merger (page 63)

In considering the recommendation of the board of directors of First Star to adopt the merger agreement, you should be aware that officers and directors of First Star have employment and other compensation agreements or plans that give them interests in the merger that are somewhat different from, or in addition to, their interests as First Star shareholders. These interests and agreements include:

•	employment agreements that provide for severance payments in connection with a termination of employment following a change in control;

•	change in control agreements that provide for severance payments in connection with a termination of employment without cause or for good reason following a change in control;

•	supplemental executive benefit agreements that provide for payments upon termination of employment following a change in control; and

•	rights of First Star officers and directors to indemnification and directors’ and officers’ liability insurance.

Regulatory Approvals Required For the Merger (page 68)

The merger cannot be completed without prior regulatory approval. ESSA Bancorp has applied to the Pennsylvania Department of Banking for approval to merge First Star into ESSA Bancorp as well as to merger of First Star Bank into ESSA Bank. In addition, an application has been submitted to the FDIC to approve the bank merger and an application has been submitted to the Federal Reserve Board of Governors to approve the holding company merger. As part of the regulatory approvals being requested, and as a condition to closing the merger, ESSA Bancorp and ESSA Bank are seeking approval for ESSA Bank to distribute $25.0 million to ESSA Bancorp to provide the cash merger consideration and pay off all outstanding First Star junior subordinated debentures. While ESSA Bancorp does not know of any reason why it would not be able to obtain the necessary regulatory approvals in a timely manner, ESSA Bancorp cannot assure you that these approvals will occur or what the timing may be or that these approvals will not be subject to one or more conditions that affect the advisability of the merger.

Conditions to the Merger (page 67)

Completion of the merger depends on a number of conditions being satisfied or waived, including the following:

•	First Star shareholders must have adopted the merger agreement;

•	the representations and warranties of the parties to the merger agreement must be, subject to certain limited exceptions;

•	the receipt of all regulatory approvals and other necessary approvals of governmental entities (other than those the failure of which to obtain would not cause a material adverse effect);

•	there must be no statute, rule, regulation, order, injunction or decree in existence which prohibits or makes completion of the merger illegal;

•	there must be no litigation, statute, law, regulation, order or decree by which the merger is restrained or enjoined;

•

ESSA Bancorp’s registration statement of which this document is a part shall have become effective and no stop order suspending its effectiveness shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Securities and Exchange Commission;

•

the shares of ESSA Bancorp common stock to be issued to First Star shareholders in the merger must have been approved for listing on the Nasdaq Global Market and such shares must be delivered to the exchange agent before the closing date of the transaction;

•

ESSA Bancorp and First Star must have received a legal opinion from their respective counsels that the merger will qualify as a tax-free reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended; and

•	all necessary third party consents shall have been obtained.

Although we anticipate the closing will occur during the second quarter of 2012, because the satisfaction of certain of these conditions is beyond our control, we cannot be certain when, or if, the conditions to the merger will be satisfied or waived or whether or not the merger will be completed.

No Solicitation (page 69)

Subject to certain exceptions, First Star has agreed not to initiate, solicit, induce or knowingly encourage any inquiries or the making of any proposal or offer from any third party relating to an acquisition of First Star, or enter into an agreement relating to an acquisition proposal by a third party. Notwithstanding these restrictions, however, the merger agreement provides that, under specified circumstances, in response to an unsolicited acquisition proposal or inquiry from a third party which, in the good faith judgment of the First Star board of directors, is or reasonable likely to result in a proposal which is superior to the merger with ESSA Bancorp, First Star may furnish information regarding First Star and participate in discussions and negotiations with such third party.

Termination of the Merger Agreement (page 69)

ESSA Bancorp and First Star may mutually agree at any time to terminate the merger agreement without completing the merger, even if the First Star shareholders have adopted it. Also, either party may decide, without the consent of the other party, to terminate the merger agreement under specified circumstances, including if the merger is not consummated by September 30, 2012, if the required regulatory approvals are not received or if the shareholders of First Star do not approve the merger. In addition, either party may terminate the merger agreement if there is a breach of the agreement by the other party that would cause the failure of conditions to the terminating party’s obligation to close, unless the breach is capable of being cured and is cured within 30 days of the notice of breach (provided that the terminating party is not then in material breach of the merger agreement). ESSA Bancorp may also terminate the merger agreement if First Star’s delinquent loans equal or exceed $19.3 million as of any month end prior to the closing date of the merger, and/or if from October 1, 2011 through the closing date of the merger, the First Star investment portfolio realizes cumulative net losses from either (i) securities sales, or (ii) other than temporary impairment write-downs, which in the aggregate exceed $4.25 million as of the any month end prior to the closing date of the merger. In addition, First Star may terminate the merger agreement if ESSA Bancorp’s stock price falls below thresholds set forth in the merger agreement and ESSA Bancorp does not increase aggregate merger consideration to $21.11 million or, under certain limited circumstances, if First Star has received a proposal which its board of directors determines is superior to the merger with ESSA Bancorp.

Termination Fee (page 71)

If the merger is terminated pursuant to specified situations in the merger agreement (and First Star accepts a “superior proposal,” as defined in the merger agreement, or enters into an acquisition proposal under certain circumstances), First Star may be required to pay a termination fee to ESSA Bancorp of $875,000. First Star agreed to this termination fee arrangement in order to induce ESSA Bancorp to enter into the merger agreement. The termination fee requirement may discourage other companies from trying or proposing to combine with First Star before the merger is completed.

Comparison of Shareholders’ Rights (page 77)

The rights of First Star shareholders who continue as ESSA Bancorp shareholders after the merger will be governed by Pennsylvania law and the certificate of incorporation and bylaws of ESSA Bancorp rather than by the certificate of incorporation and bylaws of First Star.

SELECTED HISTORICAL FINANCIAL DATA FOR ESSA BANCORP, INC. AND FIRST STAR

BANCORP, INC.

ESSA Bancorp, Inc. Selected Historical Financial and Other Data

The following tables set forth selected historical financial and other data of ESSA Bancorp for the periods and as of the dates indicated. The information at and for the three months ended December 31, 2011 and 2010 is unaudited. However, in the opinion of management of ESSA Bancorp, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the three months ended December 31, 2011, are not necessarily indicative of a full year’s operations.

	At or for the Three Months Ended December 31,		As of or for the Years Ended September 30,
	2011	2010	2011	2010	2009	2008	2007
	(Unaudited)		(In thousands)
Selected Financial Condition Data:

Total assets	$1,097,071	$1,081,041	$1,097,480	$1,071,997	$1,042,119	$993,482	$910,415
Cash and cash equivalents	29,064	7,346	41,694	10,890	18,593	12,614	16,779
Investment securities:
Available for sale	254,746	249,457	245,393	252,341	217,566	204,078	205,267
Held to maturity	—	11,429	—	12,795	6,709	11,857	17,130
Loans, net	742,100	747,822	738,619	730,842	733,580	706,890	619,845
Federal Home Loan Bank stock	16,038	19,690	16,882	20,727	20,727	19,188	16,453
Premises and equipment	11,470	12,059	11,494	12,189	10,620	10,662	11,277
Bank-owned life insurance	23,454	15,755	23,256	15,618	15,072	14,516	13,941
Deposits	640,344	581,270	637,924	540,410	408,855	370,529	384,716
Borrowed funds	283,410	322,513	288,410	350,076	438,598	412,757	313,927
Equity	161,517	166,160	161,679	171,623	185,506	200,086	204,692

	At of or for the Three Months Ended December 31,		For the Years Ended September 30,
	2011	2010	2011	2010	2009	2008	2007
	(Unaudited)		(In thousands)
Selected Data:

Interest income	$11,029	$11,844	$47,176	$49,257	$52,733	$52,065	$45,510
Interest expense	4,321	4,714	18,280	21,306	23,739	25,642	23,805

Net interest income	6,708	7,130	28,896	27,951	28,994	26,423	21,705
Provision for loan losses	500	480	2,055	2,175	1,500	900	360

Net interest income after provision for loan losses	6,208	6,650	26,841	25,776	27,494	25,523	21,345
Non-interest income	1,524	1,335	6,325	6,708	5,728	4,803	5,496
Non-interest expense	6,662	6,638	26,045	26,128	24,113	21,181	31,185

Income (loss) before income tax expense	1,070	1,347	7,121	6,356	9,109	9,145	(4,344)
Income tax expense	184	335	1,863	1,844	2,553	3,068	782

Net income (loss)	$886	$1,012	$5,258	$4,512	$6,556	$6,077	$(5,126)

Earnings (loss) per share(1)
Basic	$0.08	$0.09	$0.46	$0.36	$0.47	$0.39	$(0.47)

Diluted	$0.08	$0.09	$0.46	$0.36	$0.47	$0.38	$(0.47)

(1)	Earnings per share for 2007 are calculated for the period beginning with the Company’s date of conversion of April 3, 2007 and are based on a net loss of $(7,289).

	As of or for the Three Months Ended December 31,		At or for the Years Ended September 30,
	2011(2)	2010(2)	2011	2010	2009	2008	2007
	(Unaudited)
Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets	0.32%	0.38%	0.48%	0.43%	0.64%	0.63%	(0.62)%
Return on average equity	2.17%	2.35%	3.15%	2.49%	3.42%	2.92%	(3.88)%
Interest rate spread(3)	2.30%	2.44%	2.47%	2.34%	2.40%	2.09%	2.18%
Net interest margin(4)	2.57%	2.77%	2.78%	2.78%	2.93%	2.88%	2.78%
Efficiency ratio(5)	80.93%	78.42%	75.62%	75.39%	69.45%	67.83%	116.18%
Noninterest expense to average total assets	2.42%	2.46%	2.39%	2.49%	2.34%	2.21%	3.78%
Average interest-earning assets to average interest-bearing liabilities	116.93%	119.08%	117.90%	121.11%	123.00%	128.60%	120.21%

Asset Quality Ratios:
Non-performing assets as a percent of total assets	1.49%	1.36%	1.26%	1.20%	0.74%	0.40%	0.06%
Non-performing loans as a percent of total loans	1.90%	1.63%	1.54%	1.47%	0.70%	0.55%	0.09%
Allowance for loan losses as a percent of non-performing loans	58.75%	62.98%	71.04%	68.48%	112.82%	124.81%	757.83%
Allowance for loan losses as a percent of total loans	1.12%	1.02%	1.09%	1.01%	0.79%	0.69%	0.67%

Capital Ratios:
Total risk-based capital (to risk weighted assets)	28.97%	29.95%	28.54%	32.60%	31.00%	30.30%	32.84%
Tier 1 risk-based capital (to risk weighted assets)	27.72%	28.70%	27.30%	31.35%	29.86%	29.42%	31.88%
Tangible capital (to tangible assets)	14.34%	14.95%	14.18%	15.07%	15.17%	15.50%	16.61%
Tier 1 leverage (core) capital (to adjusted tangible assets)	14.34%	14.95%	14.18%	15.07%	15.17%	15.50%	16.61%
Average equity to average total assets	14.83%	16.03%	15.27%	17.26%	18.59%	21.77%	15.98%

Other Data:
Number of full service offices	17	17	17	17	13	13	13

(2)	Annualized where appropriate.
(3)	The interest rate spread represents the difference between the weighted-average yield on a fully tax equivalent basis on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the year.
(4)	The net interest margin represents net interest income on a fully tax equivalent basis as a percent of average interest-earning assets for the year.
(5)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

First Star Bancorp, Inc. Selected Historical Financial Data

The following tables set forth selected historical financial data of First Star for the periods and at the dates indicated. The information at and for the six months ended December 31, 2011 and 2010 is unaudited. However, in the opinion of management of First Star, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the six months ended December 31, 2011, are not necessarily indicative of a full year’s operations.

	At or for the Six Months Ended December 31,		As of or for the Years Ended June 30,
	2011	2010	2011	2010	2009	2008	2007
	(Unaudited)		(In thousands)
Selected Financial Condition Data:
Total assets	$423,729	$486,966	$437,391	$517,107	$590,686	$634,098	$555,209
Cash and cash equivalents	73,472	85,531	60,367	91,129	68,965	12,318	2,785
Investment securities:
Available for sale	109,996	152,727	124,605	177,548	106,596	264,237	308,672
Held to maturity	—	—	—	—	181,560	152,438	—
Loans, net	208,346	213,922	209,179	206,597	219,005	211,060	227,500
Federal Home Loan Bank stock	10,737	13,182	11,897	13,876	13,876	12,306	6,519
Premises and equipment	2,932	2,143	2,955	2,218	2,367	2,343	1,001
Cash surrender value of life insurance	3,677	3,497	3,577	3,432	3,263	3,124	2,981
Deposits	324,951	360,425	327,232	333,935	355,612	338,978	354,476
Advances from Federal Home Loan Bank	56,256	84,167	67,003	140,279	192,829	249,564	111,766
Equity	27,213	27,448	27,826	27,397	26,378	35,244	38,625

	At or for the Six Months Ended December 31,		As of or for the Years Ended June 30,
	2011	2010	2011	2010	2009	2008	2007
	(Unaudited)		(In thousands)
Selected Financial Condition Data:
Interest income	$7,376	$8,365	$16,173	$21,342	$31,033	$32,734	$32,764
Interest expense	3,622	5,362	9,384	15,047	21,899	23,374	23,419

Net interest income	3,754	3,003	6,789	6,295	9,134	9,360	9,345
Provision for loan losses	—	—	—	1,055	—	255	371

Net interest income after provision for loan losses	3,754	3,003	6,789	5,240	9,134	9,105	8,974
Non-interest income	(822)	(1,526)	(2,276)	(1,463)	(9,984)	(1,620)	1,696
Non-interest expense	3,647	3,779	7,648	7,774	7,386	6,300	6,011

Income (loss) before income tax expenses	(715)	(2,302)	(3,135)	(3,997)	(8,236)	1,185	4,659
Income tax expense (benefit)	(269)	(816)	(1,141)	(1,449)	(2,976)	504	1,415

Net income (loss)	$(446)	$(1,486)	$(1,994)	$(2,548)	$(5,260)	$681	$3,244

Earnings (loss) per shares
Basic	$(0.46)	$(1.40)	$(1.95)	$(2.44)	$(4.74)	$0.57	$2.72

Diluted	$(0.46)	$(1.40)	$(1.95)	$(2.44)	$(4.74)	$0.42	$1.61

	As of or for the Six Months Ended December 31		At or for the Years Ended June 30,
	2011 (1)	2010 (1)	2010	2009	2008	2007
	(Unaudited)		(In thousands)
Selected Financial Ratios and Other Data
Performance Ratios:
Return on average assets	(0.21%)	(0.57%)	(0.41%)	(0.44%)	(0.81%)	0.12%	0.57%
Return on average equity	(3.24%)	(10.82%)	(7.22%)	(9.48%)	(17.07%)	1.84%	9.15%
interest rate spread (2)	1.85%	1.16%	1.41%	1.07%	1.36%	1.31%	1.38%
Net interest margin (3)	1.88%	1.22%	1.46%	1.12%	1.44%	1.62%	1.67%
Efficiency ratio (4)	160.79%	78.17%	169.47%	205.82%	(868.94%)	81.40%	54.44%
Noninterest expense to average assets	1.72%	1.47%	1.57%	1.33%	1.13%	1.08%	1.06%
Average interest-earning assets to average interest-bearing liabilities	101.88%	102.63%	102.52%	102.00%	102.35%	107.64%	106.80%
Asset Quality ratios:
Non-performing assets as a percent of total assets	1.43%	2.05%	2.67%	1.39%	0.58%	0.63%	0.66%
Non-performing loans as a percent of total loans	2.61%	4.28%	3.07%	3.17%	0.24%	0.87%	1.61%
Allowance for loan losses as a percent of non-performing loans	41.08%	26.99%	38.38%	37.78%	528.22%	156.74%	80.03%
Allowance for loan losses as a percent of total loans	1.07%	1.16%	1.17%	1.18%	1.26%	1.35%	1.27%
Capital Ratios:
Total risk-based capital (to risk weighted assets)	8.55%	13.74%	12.98%	13.54%	10.90%	16.14%	20.49%
Tier 1 risk-based capital (to risk weighted assets)	13.16%	12.41%	11.72%	12.60%	9.94%	13.75%	17.41%
Tier 1 leverage (core) capital (to average assets	14.51%	7.18%	8.31%	7.92%	7.01%	7.05%	8.44%
Other Data:
Number of full service offices	9	9	9	9	9	9	8

(1)	Annualized where appropriate.
(2)	The interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities
(3)	Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.
(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

RELATING TO THE FIRST STAR ACQUISITION

The unaudited pro forma combined condensed consolidated financial information has been prepared using the acquisition method of accounting, giving effect to ESSA Bancorp’s proposed merger with First Star. The unaudited pro forma combined condensed consolidated statement of financial condition combines the historical financial information of ESSA Bancorp and First Star as of December 31, 2011, and assumes that the proposed merger was completed on that date. The unaudited pro forma combined condensed consolidated statements of operations give effect to the proposed First Star merger as if it had been completed at the beginning of those periods. The unaudited pro forma combined condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial condition had the merger been completed on the dates described above, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities.

The value of ESSA Bancorp common stock issued in connection with the First Star merger will be based on the closing price of ESSA Bancorp common stock on the date the merger is completed. For purposes of the pro forma financial information, the fair value of ESSA Bancorp common stock was calculated based on a December 31, 2011 closing date and resulted in a price of $10.23 per share.

The pro forma financial information includes estimated adjustments to record assets and liabilities of First Star at their respective fair values and represents ESSA Bancorp’s pro forma estimates based on available information. The pro forma adjustments included herein are subject to change depending on changes in interest rates and the components of assets and liabilities and as additional information becomes available and additional analyses are performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of a thorough analyses to determine the fair value of First Star’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the unaudited pro forma combined condensed consolidated financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact ESSA Bancorp’s statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to First Star stockholders’ equity, including results of operations from December 31, 2011 through the date the merger is completed, will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

ESSA Bancorp anticipates that the merger with First Star will provide the combined company with financial benefits that include reduced operating expenses. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results.

The unaudited pro forma combined condensed consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of ESSA Bancorp and First Star, which, in the case of ESSA Bancorp, are incorporated in the proxy statement/prospectus by reference. See “Incorporation of Certain Documents by Reference” on page 87.

The unaudited pro forma stockholders’ equity and net income are qualified by the statements set forth under this caption and should not be considered indicative of the market value of ESSA Bancorp common stock or the actual or future results of operations of ESSA Bancorp for any period. Actual results may be materially different than the pro forma information presented.

ESSA Bancorp, Inc. and Subsidiary

Unaudited Pro Forma Combined Condensed Consolidated Statements of Financial Condition

December 31, 2011

	ESSA Bancorp, Inc. Historical	First Star Bancorp, Inc. Historical	Pro Forma Acquisition Adjustments		Merger and Consolidating Adjustments		Pro Forma Combined
	(Dollars in thousands)

ASSETS:
Cash and due from banks	$9,087	$49,936					$59,023
Interest-bearing deposits with other institutions	19,977	19,556			(11,786)	A	27,747

Total cash and cash equivalents	29,064	69,492					86,770
Certificates of deposit	—	3,981					3,981
Investment securities available for sale	254,746	109,996	(6,343)				358,399
Loans receivable, net	742,100	208,346	(5,367)	B			945,079
Federal Home Loan Bank stock	16,038	10,736					26,774
Premises and Equipment	11,470	2,932					14,402
Bank-owned life insurance	23,454	3,677					27,131
Foreclosed real estate	2,103	638					2,741
Intangible assets, net	1,744	—	1,054	C			2,798
Goodwill	40	—	6,637	H			6,677
Other assets	16,312	13,932	6,047	G			36,291

TOTAL ASSETS	$1,097,071	$423,730	2,028		(11,786)		$1,511,043

LIABILITIES:
Deposits	$640,344	$324,951	2,373	D			$967,668
Short-term borrowings	10,000	—					10,000
Other borrowings	273,410	56,256	4,756	E			334,422
Advances by borrowers for taxes and insurance	3,728	2,626					6,354
Convertible subordinated debentures	—	1,460	(1,460)	A			—
Junior subordinated debentures	—	8,248					8,248
Other liabilities	8,072	2,976					11,048

TOTAL LIABILITIES	935,554	396,517	5,669				1,337,740

STOCKHOLDERS’ EQUITY
Preferred stock	—	4,275	(4,275)	A			—
Common stock	170	1,184	(1,184)	A	12	A	182
Additional paid-in-capital	167,300	12,914	(12,914)	A	11,774	A	179,074
Unallocated common stock held by the Employee Stock Ownership Plan (“ESOP”)	(11,325)	—					(11,325)
Retained earnings	67,555	14,748	(14,748)	A			67,555
Treasury Stock, at cost	(61,612)	(384)	384	A			(61,612)
Accumulated other comprehensive income (loss)	(571)	(5,524)	5,524	A			(571)

TOTAL STOCKHOLDERS’ EQUITY	161,517	27,213	(27,213)		11,786		173,303

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,097,071	$423,730	$21,544		$11,786		$1,511,043

(See “Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Information” on page 20)

ESSA Bancorp, Inc. and Subsidiary

Unaudited Pro Forma Combined Condensed Consolidated Statement of Income

For the Year Ended September 30, 2011

	ESSA Bancorp, Inc. Historical	First Star Bancorp, Inc. Historical	Pro Forma Acquisition Adjustments		Pro Forma Combined
	(dollars in thousands)

INTEREST INCOME
Loans receivable	$38,949	$11,588	$236	J	$50,773
Investment Securities:
Taxable	7,964	4,459	1,160	J	13,583
Exempt from federal income tax	258	—	—		258
Other investment income	5	126	—		131

Total interest income	47,176	16,173	1,396		64,745

INTEREST EXPENSE
Deposits	7,486	4,217	(1,135)	K	10,568
Short-term borrowings	46	—	—		46
Junior subordinated debentures	—	870			870
Other borrowings	10,748	4,297	(1,522)	K	13,523

Total interest expense	18,280	9,384	(2,627)		25,007

NET INTEREST INCOME	28,896	6,789	4,053		39,738
Provision for loan losses	2,055	—	—		2,055

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	26,841	6,789	4,053		37,683

NONINTEREST INCOME
Service fees on deposit accounts	3,019	269	—		3,288
Service charges and fees on loans	639	207	—		846
Trust and investment fees	851	—	—		851
Impairment loss on securities	—	(3,383)	—		(3,383)
Gain on sale of investments, net	778	11	—		789
Gain on sale of loans, net	3	317	—		320
Earnings on bank-owned life insurance	638	—	—		638
Insurance commissions	361	—	—		361
Other	36	303	—		339

Total noninterest income	6,325	(2,276)	—		4,049

NONINTEREST EXPENSE
Compensation and employee benefits	15,865	4,151	—		20,016
Occupancy and equipment	3,071	807	—		3,878
Professional fees	1,488	276	—		1,764
Data processing	1,876	298	—		2,174
Advertising	658	119	—		777
Federal Deposit Insurance Corporation premiums	763	798	—		1,561
Loss on foreclosed real estate	35	—	—		35
Amortization of intangible assets	135	—	—		135
Amortization of core deposit intangible	—	—	232	I	232
Other	2,154	1,199	—		3,353

Total noninterest expense	26,045	7,648	232		33,925

Income before income taxes (benefit)	7,121	(3,135)	3,821		7,807

Income taxes (benefit)	1,863	(1,141)	1,386		2,108

NET INCOME (LOSS)	$5,258	$(1,994)	$2,435		$5,699

(See “Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Information” on page 20)

ESSA Bancorp, Inc. and Subsidiary

Unaudited Pro Forma Combined Condensed Consolidated Statement of Income

For the Three Months Ended December 31, 2011

	ESSA Bancorp, Inc. Historical	First Star Bancorp, Inc. Historical	Pro Forma Acquisition Adjustments		Pro Forma Combined
	(dollars in thousands)

INTEREST INCOME
Loans receivable	$9,341	$2,807	$59	M	$12,207
Investment Securities:
Taxable	1,638	887	290	M	2,815
Exempt from federal income tax	48	—	—		48
Other investment income	2	32	—		34

Total interest income	11,029	3,726	349		15,104

INTEREST EXPENSE
Deposits	1,911	863	(284)	N	2,490
Short-term borrowings	5	—	—		5
Junior subordinated debentures	—	218			218
Other borrowings	2,405	676	(382)	N	2,699

Total interest expense	4,321	1,757	(666)		5,412

NET INTEREST INCOME	6,708	1,969	1,015		9,692
Provision for loan losses	500	—	—		500

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,208	1,969	1,015		9,192

NONINTEREST INCOME
Service fees on deposit accounts	727	76	—		803
Service charges and fees on loans	184	61	—		245
Trust and investment fees	215	—	—		215
Impairment loss on securities	—	(1,312)	—		(1,312)
Earnings on bank-owned life insurance	198	—	—		198
Insurance commissions	191	—	—		191
Other	9	100	—		109

Total noninterest income	1,524	(1,075)	—		449

NONINTEREST EXPENSE
Compensation and employee benefits	3,936	986	—		4,922
Occupancy and equipment	756	188	—		944
Professional fees	490	75	—		565
Data processing	482	82	—		564
Advertising	86	30	—		116
Federal Deposit Insurance Corporation premiums	162	—	—		162
Loss on foreclosed real estate	67	—	—		67
Amortization of intangible assets	81	(393)	—		(312)
Amortization of core deposit intangible	—	—	58	L	58
Other	602	431	—		1,033

Total noninterest expense	6,662	1,399	58		8,119

Income before income taxes (benefit)	1,070	(505)	957		1,522

Income taxes (benefit)	184	(196)	423		411

NET INCOME (LOSS)	$886	$(309)	$534		$1,111

(See “Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Information” on page 20)

NOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED

FINANCIAL INFORMATION

Note A — Basis of Presentation

The unaudited pro forma combined condensed consolidated financial information and explanatory notes show the impact on the historical financial condition and results of operations of ESSA Bancorp resulting from the proposed merger with First Star under the acquisition method of accounting. Under the acquisition method of accounting, the assets and liabilities of First Star are recorded by ESSA Bancorp at their respective fair values as of the date the merger is completed. The unaudited pro forma combined condensed consolidated statement of financial condition combines the historical financial information of ESSA Bancorp and First Star as of December 31, 2011, and assumes that the proposed merger was completed on that date. The unaudited pro forma combined condensed consolidated statements of operations give effect to the proposed First Star merger as if the merger had been completed at the beginning of those periods.

As the merger is recorded using the acquisition method of accounting, all loans are recorded at fair value, including adjustments for credit, and no allowance for credit losses is carried over to ESSA Bancorp’s balance sheet. In addition, certain anticipated nonrecurring costs associated with the First Star merger such as severance, professional fees, legal fees and conversion related expenditures are not reflected in the pro forma statements of operations.

While the recording of the acquired loans at their fair value will impact the prospective determination of the provision for credit losses and the allowance for credit losses, for purposes of the unaudited pro forma combined condensed consolidated statement of operations for the year ended September 30, 2011, we assumed no adjustments to the historical amount of First Star’s provision for credit losses.

Note B — Accounting Policies and Financial Statement Classifications

The accounting policies of First Star are in the process of being reviewed in detail by ESSA Bancorp. Upon completion of such review, conforming adjustments or financial statement reclassifications may be determined.

Note C — Merger and Acquisition Integration Costs

In connection with the proposed First Star merger, the plan to integrate ESSA Bancorp’s and First Star’s operations is still being developed. The specific details of this plan will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment, and service contracts to determine where they may take advantage of redundancies. Certain decisions arising from these assessments may involve involuntary termination of employees, vacating leased premises, changing information systems, canceling contracts with certain service providers and selling or otherwise disposing of certain premises, furniture and equipment. ESSA Bancorp also expects to incur merger related costs including professional fees, legal fees, system conversion costs, and costs related to communications with customers and others. To the extent there are costs associated with these actions, the costs will be recorded based on the nature of the cost and timing of these integration actions.

Note D — Estimated Annual Cost Savings

ESSA Bancorp expects to realize cost savings of approximately 30% of First Star’s operating expenses following the merger. These cost savings are not reflected in the pro forma financial information and there can be no assurance they will be achieved in the amount or manner currently contemplated.

Note E — Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed consolidated financial information. All adjustments are based on current assumptions and valuations, which are subject to change.

A.	Represents the purchase price of $23.572 million based on the exchange ratio of 1.0665 shares of ESSA Bancorp, Inc. common stock for one share of FSB common stock resulting in the issuance of 1,152,093 shares at the closing price of $10.23 and the disbursement of $11.786 million in cash. It is anticipated that as part of this transaction, ESSA Bank & Trust will distribute a dividend of $25.0 million to ESSA Bancorp, Inc.

B.	Represents a $7.602 million fair market value adjustment to the loan portfolio net of the reversal of $2.235 allowance for loan losses

C.	Represents the fair value of the core deposit intangible created associated with the deposit liabilities assumed, estimated at approximately 0.96% of core deposits. Such intangible is anticipated to be amortized over a period of nine years using the double declining balance method.

D.	Represents the fair value adjustment to time deposit liabilities assumed based on the difference between the cash flows using contractual interest rates compared to the cash flows using market interest rates.

E.	Represents the fair value adjustment to borrowings based on a discounted cash flow analysis that calculated the present value of the projected cash flows from the borrowings. Current borrowing rates for like kind borrowings were used as the discount rate.

F.	Represents the fair value adjustment to investment securities in excess of FSB’s estimate.

G.	Represents the deferred tax asset resulting from the previously mentioned adjustments.

H.	Calculation of Goodwill:

Purchase price		$23,572

FSB equity at December 31, 2011	27,213
Convertible subordinated debt	1,460
Adjustments:
Investment securities	(6,343)
Loan portfolio	(5,367)
Time deposits	(2,373)
Borrowings	(4,756)
Core deposit intangible created	1,054
Related deferred taxes	6,047

Adjusted equity		16,935

Goodwill		$6,637

I.	Amortization of core deposit intangible.

J.	Represents first year accretion of loan discounts of $236,000 and of investment securities discounts of $1,160,000.

K.	Represents first year reduction to interest expense of $1,135,000 from the fair market value adjustment to time deposits and of $1,522,000 from the fair market value adjustment to borrowed funds.

L.	Amortization of core deposit intangible for one quarter of year.

M.	Represents one quarter of accretion of loan discounts of $59,000 and of investment securities discounts of $290,000.

N.	Represents one quarter reduction to interest expense of $284,000 from the fair market value adjustment to time deposits and of $382,000 from the fair market value adjustment to borrowed funds.

COMPARATIVE PRO FORMA PER SHARE DATA

The table below summarizes selected per share information about ESSA Bancorp and First Star. ESSA and First Star per share information are presented both historically, and on a pro forma basis to reflect the merger. ESSA Bancorp has also assumed that the consideration in the merger will be paid as 1,152,093 shares of ESSA Bancorp common stock and $11.8 million in cash.

The data in the table should be read together with the financial information and the financial statements of ESSA Bancorp and First Star incorporated by reference in this proxy statement-prospectus. The pro forma per share data or combined results of operations per share data is presented as an illustration only. The data does not necessarily indicate the combined financial position per share or combined results of operations per share that would have been reported if the merger had occurred when indicated, nor is the data a forecast of the combined financial position or combined results of operations for any future period. No pro forma adjustments have been included herein which reflect potential effects of merger integration expenses, cost savings or operational synergies which may be obtained by combining the operations of ESSA Bancorp and First Star or the costs of combining the companies and their operations. First Star historical financial information is at and as of the twelve months ended June 30, 2011.

	ESSA Bancorp, Inc. Historical	First Star Bancorp, Inc. Historical	Combined Pro Forma Amounts for ESSA Bancorp, Inc./ First Star Bancorp, Inc. Corporation	Pro Forma First Star Bancorp, Inc. Equivalent Shares (1)

Book value per share at December 31, 2011	$13.19	$13.27	$12.38	$13.20
Book value per share at September 30, 2011	$13.20	$13.70

Shares outstanding at December 31, 2011	12,109,622	2,160,502	13,261,715
Shares outstanding at September 30, 2011	12,109,622	2,137,400	13,261,715

Cash dividends paid per common share for the three months ended December 31, 2011	$0.05	$0.00	$0.05	$0.05
Cash dividends paid per common share for the year ended September 30, 2011	$0.20	$0.00	$0.20	$0.21

Basic earnings (loss) per share from continuing operations:
For the three months ended December 31, 2011	$0.08	$(0.31)	$0.09	$0.10
For the year ended September 30, 2011	$0.46	$1.95	$0.48	$0.51

Diluted earnings (loss) per share from continuing operations:
For the three months ended December 31, 2011	$0.08	$0.14	$0.09	$0.10
For the year ended September 30, 2011	$0.46	$0.91	$0.48	$0.51

(1)	Calculated by multiplying amounts in the Combined Pro Forma Amounts for ESSA/First Star column by a 1.0665 exchange ratio which represents the number of shares of ESSA common stock a First Star shareholder will receive for each share of stock owned.

The following table shows trading information for First Star common stock and ESSA Bancorp common stock as of market close on December 21, 2011 and April 16, 2012. December 21, 2011 was the last trading date before the parties announced the merger. April 16, 2012 is a recent date before this proxy statement-prospectus was finalized.

Date	ESSA Bancorp Common Stock	First Star Common Stock	Equivalent Value for Each First Star Share
December 21, 2011	$10.50	$6.00	$6.40
April 16, 2012	$9.92	$10.22	$10.58

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement-prospectus, including the matters addressed under the caption “Forward-Looking Statements,” you should carefully consider the following risk factors in deciding whether to vote for adoption of the merger agreement.

Risks Related to the Merger

Regulatory Approvals May Not be Received, May Take Longer Than Expected or May Impose Conditions That are Not Presently Anticipated or Cannot be Met.

Before the transactions contemplated in the merger agreement, including the merger, may be completed, various approvals or consents must be obtained from the Pennsylvania Department of Banking, the Federal Reserve Board of Governors and the FDIC. As part of the regulatory approvals being requested, and as a condition to closing the merger, ESSA Bancorp and ESSA Bank are seeking approval for ESSA Bank to distribute $25.0 million to ESSA Bancorp to provide the cash merger consideration and pay off all outstanding First Star junior subordinated debentures. These governmental entities may impose conditions on the completion of the merger or require changes to the terms of the merger agreement. Although First Star does not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the transactions contemplated in the merger agreement or imposing additional costs on or limiting ESSA Bancorp’s revenues, any of which might have a material adverse effect on ESSA Bancorp following the merger. There can be no assurance as to whether the regulatory approvals, including for the ESSA Bank distribution of $25.0 million to ESSA Bancorp, will be received, the timing of those approvals, or whether any conditions will be imposed.

The Merger Agreement May Be Terminated in Accordance With Its Terms and The Merger May Not Be Completed.

The merger agreement with First Star is subject to a number of conditions which must be fulfilled in order to close. Those conditions include: First Star shareholder approval of both an amendment to the First Star Articles of Incorporation and the merger agreement, regulatory approval (including the $25.0 million distribution from ESSA Bank to ESSA Bancorp), the continued accuracy of certain representations and warranties by both parties and the performance by both parties of certain covenants and agreements. In particular, the merger agreement defines the following as a material adverse effect: (1) $19.3 million or greater in First Star Bank delinquent loans as of any month end prior to the closing date, and/or (2) if from the period commencing October 1, 2011 and through the closing date, the First Star investment portfolio realizes cumulative net losses from either (i) securities sales, or (ii) other than temporary impairment write-downs, which in the aggregate exceed $4.25 million as of any month end prior to the closing date. In addition, certain circumstances exist where First Star may choose to terminate the merger agreement, including the acceptance of a superior proposal or the decline in the average of ESSA Bancorp’s share price for the thirty trading days preceding the first date when all regulatory approvals for the merger have been received is less than $8.14. Under such circumstances, ESSA Bancorp may, but is not required to, increase the aggregate merger consideration to be received by the holders of First Star common stock and preferred stock to $21.11 million, in the form of ESSA Bancorp common stock, cash or a combination thereof, at the discretion of ESSA Bancorp. ESSA Bancorp has not determined whether it would increase the merger consideration in order to avoid termination of the merger agreement by First Star. See “The Merger and the Merger Agreement-Merger Consideration” for a more complete discussion of the merger consideration to be paid in this proposed transaction and “-Termination; Amendment; Waiver” for a more complete discussion of the circumstances under which the merger agreement could be terminated. There can be no assurance that the conditions to closing the merger will be fulfilled or that the merger will be completed.

First Star Bancorp, Inc.’s Asset Quality May Deteriorate Prior to Completion of the Merger.

First Star’s nonperforming assets were $6.1 million at December 31, 2011 and $11.7 million at June 30, 2011, compared to $10.0 million at December 31, 2010. Nonperforming assets as a percentage of total assets were 1.44% at December 31, 2011 and 2.67% at June 30, 2011, compared to 2.05% at December 31, 2010. Net charge-offs for the fourth quarter of 2011 were $6,400, compared to $0 in the same period of 2010. The allowance for credit losses decreased to $2.2 million at December 31, 2011, compared to $2.5 million at December 31, 2010. Should these adverse trends continue, they may have an adverse effect on First Star’s financial and capital positions, and may differ from ESSA Bancorp’s estimates thereof. In addition, should there be a determination in value of First Star’s investment portfolio, ESSA Bancorp could record future impairment losses on First Star’s holdings of investment securities available for sale or may not receive full future interest payments on these securities.

ESSA Bancorp May Fail to Realize the Anticipated Benefits of the Merger.

The success of the merger will depend on, among other things, ESSA Bancorp’s ability to realize anticipated cost savings and to combine the businesses of ESSA Bank and First Star Bank in a manner that permits growth opportunities and does not materially disrupt the existing customer relationships of First Star Bank nor result in decreased revenues resulting from any loss of customers. If ESSA Bancorp is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

ESSA Bancorp and First Star have operated and, until the completion of the merger, will continue to operate, independently. Certain employees of First Star will not be employed by ESSA Bancorp after the merger. In addition, employees of First Star that ESSA Bancorp wishes to retain may elect to terminate their employment as a result of the merger which could delay or disrupt the integration process. It is possible that the integration process could result in the disruption of First Star Bank’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the ability of ESSA Bancorp to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger.

First Star Bancorp, Inc. Directors and Officers Have Interests in the Merger Besides Those of a Shareholder.

First Star’s directors and officers have various interests in the merger besides being First Star shareholders. These interests include:

•

the potential payment of certain benefits to Joseph T. Svetik, the President and Chief Executive Officer of First Star and Paul J. Sebastian, Senior Vice President of First Star, under their existing employment agreements with First Star;

•

the potential payment of certain benefits to Charles Siegfried, the Chief Financial Officer and Vice President of Finance of First Star and Charles Hangen, the Chief Lending Officer and Vice President of First Star under their existing change in control agreements with First Star;

•	the potential payment of certain benefits to Joseph T. Svetik, Paul J. Sebastian, and Michael Styer, Treasurer of First Star under their existing deferred compensation agreements with First Star; and

•	the agreement by ESSA Bancorp to indemnify First Star directors and officers.

First Star Shareholders May Receive a Form of Consideration Different From What They Elect.

The consideration to be received by First Star shareholders in the merger is subject to the requirement that 50% of the shares of First Star common stock be exchanged for ESSA Bancorp common stock and the remaining 50% be exchanged for cash. The merger agreement contains proration and allocation methods to achieve this desired result. If you elect all cash and the available cash is oversubscribed, then you will receive a portion of the merger consideration in cash.

The Price of ESSA Bancorp Common Stock Might Decrease After the Merger.

Following the merger, many holders of First Star common stock will become shareholders of ESSA Bancorp. ESSA Bancorp common stock could decline in value after the merger. For example, during the twelve-month period ending on April 16, 2012 (the most recent practicable date before the printing of this proxy statement/prospectus), the price of ESSA Bancorp common stock varied from a low of $9.34 to a high of $12.78 and ended that period at $9.92. The market value of ESSA Bancorp common stock fluctuates based upon general market economic conditions, ESSA Bancorp’s business and prospects and other factors.

First Star Bancorp, Inc. Shareholders Will Have a Reduced Ownership and Voting Interest After the Merger and Will Exercise Less Influence Over Management.

First Star’s shareholders currently have the right to vote in the election of the First Star board of directors and on other matters affecting First Star. When the merger occurs, each First Star shareholder that receives shares of ESSA Bancorp common stock will become a shareholder of ESSA Bancorp with a percentage ownership of the combined organization that is much smaller than the shareholder’s percentage ownership of First Star. Because of this, First Star’s shareholders will have less influence on the management and policies of ESSA Bancorp than they now have on the management and policies of First Star.

Termination of the Merger Agreement Could Negatively Impact First Star Bancorp, Inc.

ESSA Bancorp may terminate the merger agreement for the reasons set forth in the merger agreement, in particular the definition of the following as a material adverse effect: (1) if First Star Bank’s delinquent loans equal or exceed $19.3 million as of any month end prior to the closing date of the merger and/or (2) if from the period commencing October 1, 2011 and through the closing date, the First Star investment portfolio realizes cumulative net losses from either (i) securities sales, or (ii) other than temporary impairment write-downs, which in the aggregate exceed $4.25 million as of any month end prior to the closing date. If the merger agreement is terminated, there may be various consequences including:

•

First Star’s businesses may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger; and

•	the market price of First Star common stock might decline to the extent that the current market price reflects a market assumption that the merger will be completed.

If the merger agreement is terminated and First Star’s board of directors seeks another merger or business combination, First Star shareholders cannot be certain that First Star will be able to find a party willing to pay an equivalent or more attractive price than the price ESSA Bancorp has agreed to pay in the merger.

The Opinion of First Star Bancorp, Inc.’s Financial Advisor Will Not Reflect Changes in Circumstances Between Signing the Merger Agreement and the Merger.

First Star’s financial advisor, KBW, rendered an opinion dated December 21, 2011, to the First Star board of directors, that, as of such date, and based upon and subject to the factors and assumptions set forth in its written opinion (including, without limitation, that the merger consideration was fair from a financial point of view to the holders of First Star common stock and preferred stock. The opinion of KBW was based on economic, market and other conditions as in effect on, and the information made available to it as of, the date thereof. KBW assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date thereof.

Changes in the operations and prospects of ESSA Bancorp or First Star, general market and economic conditions and other factors on which First Star’s financial advisor’s opinion was based, may significantly alter the value of ESSA Bancorp or First Star or the prices of shares of ESSA Bancorp common stock or First Star common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. The First Star board of directors’ recommendation that holders of First Star common stock and preferred stock vote “FOR” adoption of the merger agreement, however, is as of the date of this document. For a description of the opinion that First Star received from its financial advisor, please refer to “The Merger and Merger Agreement — Opinion of First Star’s Financial Advisor.” For a description of the other factors considered by First Star’s board of directors in determining to approve the merger, please refer to “The Merger and the Merger Agreement— First Star’s Reasons for the Merger” and “—Recommendation of the First Star Bancorp, Inc. Board of Directors and Reasons for the Merger.”

The Merger Agreement Limits First Star Bancorp, Inc.’s Ability to Pursue Alternatives to the Merger.

The merger agreement contains “no shop” provisions that, subject to limited exceptions, limit First Star’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of First Star. In addition, First Star has agreed to pay ESSA Bancorp a termination fee in the amount of $875,000 in the event that First Star terminates the merger agreement for certain reasons. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of First Star from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror’s proposing to pay a lower per share price to acquire First Star than it might otherwise have proposed to pay. First Star can consider and participate in discussions and negotiations with respect to an alternative proposal so long as the First Star board of directors determines in good faith (after consultation with legal counsel advisor) that failure to do so would be reasonably likely to result in a violation of its fiduciary duties to First Star shareholders under applicable law.

The Merger is Subject to the Receipt of Consents and Approvals From Government Entities that May Impose Conditions that Could Have an Adverse Effect on the Combined Company Following the Merger.

Before the merger may be completed, various approvals (including the distribution of $25.0 million from ESSA Bank to ESSA Bancorp) or consents must be obtained from the Pennsylvania Department of Banking and the FDIC and other governmental entities. These government entities may impose conditions on the completion of the merger or require changes to the terms of the merger.

Although ESSA Bancorp and First Star do not currently expect that any such material conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of ESSA Bancorp following the merger, any of which might have a material adverse effect on ESSA Bancorp following the merger.

The Merger is Subject to Closing Conditions, Including Shareholder Approval, that, if Not Satisfied or Waived, Will Result in the Merger Not Being Completed, Which May Result in Material Adverse Consequences to First Star Bancorp, Inc.’s Business and Operations.

The merger is subject to closing conditions, including the approval of First Star shareholders that, if not satisfied, will prevent the merger from being completed. The closing condition that First Star shareholders adopt the merger agreement may not be waived under applicable law and must be satisfied for the merger to be completed. All directors of First Star have agreed to vote their shares of First Star common stock and preferred stock in favor of the proposals presented at the special meeting. If First Star’s shareholders do not adopt the merger agreement and the merger is not completed, the resulting failure of the merger could have a material adverse impact on First Star’s business and operations. In addition to the required approvals (including the distribution of $25.0 million from ESSA Bank to ESSA Bancorp) and consents from governmental entities and the approval of First Star shareholders, the merger is subject to other conditions beyond ESSA Bancorp’s and First Star’s control that may prevent, delay or otherwise materially adversely affect its completion. ESSA Bancorp cannot predict whether and when these other conditions will be satisfied. See “The Merger and the Merger Agreement — Conditions to the Merger.”

The Shares of ESSA Bancorp Common Stock to be Received by First Star Bancorp, Inc. Shareholders as a Result of the Merger Will Have Different Rights From the Shares of First Star Bancorp, Inc. Common Stock.

Upon completion of the merger, First Star shareholders will become ESSA Bancorp shareholders and their rights as shareholders will be governed by the certificate of incorporation and bylaws of ESSA Bancorp. The rights associated with First Star common stock are different from the rights associated with ESSA Bancorp common stock. Please see “Comparison of Shareholders’ Rights” for a discussion of the different rights associated with ESSA Bancorp common stock.

The Merger May Fail to Qualify as a Tax-Free Reorganization Under the Internal Revenue Code.

The merger of First Star into ESSA Bancorp has been structured to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code. The closing of the merger is conditioned upon the receipt by each of First Star and ESSA Bancorp of an opinion of its respective tax advisor, each dated as of the effective date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in that opinion (including factual representations contained in certificates of officers of First Star and ESSA Bancorp) which are consistent with the state of facts existing as of the effective date of the merger, the merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code. The tax opinions to be delivered in connection with the merger are not binding on the Internal Revenue Service or the courts, and neither ESSA Bancorp nor First Star intends to request a ruling from the Internal Revenue Service with respect to the United States federal income tax consequences of the merger. If the merger fails to qualify as a tax-free reorganization, a First Star shareholder would likely recognize gain or loss on each share of First Star common stock and preferred stock surrendered in the amount of the difference between the shareholder’s basis in the First Star shares of common stock and preferred stock and the fair market value of the ESSA Bancorp Star common stock and cash received by the First Star shareholder in exchange. For a more detailed discussion of the federal income tax consequences of the transaction, see “The Merger and the Merger Agreement – Material United States Federal Income Tax Consequences of the Merger” on page 71.

The First Star Shareholders May Recognize a Gain with Respect to the Cash Portion of the Merger Consideration.

The merger consideration to a First Star shareholder may consist of solely cash, solely ESSA Bancorp common stock (and cash in lieu of fractional shares) or a combination of cash and ESSA Bancorp common stock. First Star shareholders who exchange their shares solely for ESSA Bancorp common stock should not recognize gain or loss except with respect to the cash received instead of any fractional share of ESSA Bancorp common stock. First Star shareholders who exchange their shares solely for cash should recognize gain or loss on the exchange. First Star shareholders who exchange their shares for a combination of ESSA Bancorp common stock and cash should recognize gain, but not any loss, on the exchange in an amount equal to the lesser of (i) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the ESSA Bancorp common stock received pursuant to the merger over such shareholder’s adjusted tax basis in the shares of First Star common stock and preferred stock surrendered) and (ii) the amount of cash received pursuant to the merger. In addition, cash received by a First Star shareholder instead of a fractional share of ESSA Bancorp common stock generally will be treated as received in exchange for the fractional share, and gain or loss generally will be recognized based on the difference between the amount of cash received instead of the fractional share and the portion of the shareholder’s aggregate adjusted tax basis of the shares of First Star common stock and preferred stock surrendered that is allocable to the fractional share.

Risks About ESSA Bancorp, Inc.

Financial Reform Legislation Recently Enacted Has, Among Other Things, Changed ESSA Bancorp’s Holding Company and Bank Regulators, Created a New Consumer Financial Protection Bureau, and Will Result in New Laws and Regulations that are Expected to Increase ESSA Bancorp Costs of Operations, As Well as Tightened Capital Standards.

On July 21, 2010 the President signed the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). This new law has significantly changed the current bank regulatory structure and affected the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act requires various federal agencies to adopt a broad range of new implementing rules and regulations, and to prepare numerous studies and reports for Congress. The federal agencies are given significant discretion in drafting the implementing rules and regulations, and consequently, many of the details and much of the impact of the Dodd-Frank Act may not be known for many months or years.

Certain provisions of the Dodd-Frank Act are expected to have a near term effect on us. For example, the Federal Reserve Board now supervises and regulates all savings and loan holding companies that were formerly regulated by the Office of Thrift Supervision, including ESSA Bancorp. The FDIC, which is currently the primary federal regulator for state banks that are not members of the Federal Reserve System, has become the primary federal regulator for a state savings association such as ESSA Bank.

The Dodd-Frank Act created a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The Consumer Financial Protection Bureau has examination and enforcement authority over all banks with more than $10 billion in assets. Banks with $10 billion or less in assets such as ESSA Bank will continue to be examined for compliance with the consumer laws by their primary bank regulators. The Dodd-Frank Act also weakens the federal preemption rules that have been applicable for national banks and federal savings associations, and gives state attorneys general the ability to enforce federal consumer protection laws.

The Dodd-Frank Act requires the implementation of regulations for bank and savings and loan holding companies which establish capital standards that are no less than those applicable to depository institutions themselves, which will exclude certain instruments that previously have been eligible for inclusion by bank holding companies as Tier 1 capital, such as trust preferred securities. Savings and loan holding companies such as ESSA Bancorp have not previously been subject to regulatory capital requirements.

Capital distributions by ESSA Bank, including dividends paid to ESSA Bancorp, require notice to and nonobjection of the Federal Reserve Board as well as notice or application to the Federal Deposit Insurance Corporation in some circumstances. In addition, certain regulatory policies of the Federal Reserve Board may also limit ESSA Bancorp’s ability to make capital distributions including paying dividends.

The Dodd-Frank Act eliminated the federal prohibitions on paying interest on demand deposits, thus allowing businesses to have interest bearing checking accounts. Depending on competitive responses, this significant change to existing law could have an adverse impact on ESSA Bancorp’s interest expense.

The Dodd-Frank Act broadened the base for Federal Deposit Insurance Corporation deposit insurance assessments. Assessments are now based on the average consolidated total assets less tangible equity capital of a financial institution, rather than deposits. The Dodd-Frank Act also permanently increased the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2008, and non-interest bearing transaction accounts have unlimited deposit insurance through December 31, 2013.

The Dodd-Frank Act will require publicly traded companies to give stockholders a non-binding vote on executive compensation and so-called “golden parachute” payments, and by authorizing the Securities and Exchange Commission to promulgate rules that would allow stockholders to nominate their own candidates using a company’s proxy materials. The legislation also directs the Federal Reserve Board to promulgate rules prohibiting excessive compensation paid to bank holding company executives, regardless of whether the company is publicly traded or not.

It is difficult to predict at this time what specific impact the Dodd-Frank Act and certain yet-to-be written implementing rules and regulations will have on community banks. However, it is expected that at a minimum they will increase ESSA Bancorp’s operating and compliance costs and could increase its interest expense.

Increases to the Allowance for Credit Losses May Cause ESSA Bancorp’s Earnings to Decrease.

ESSA Bank’s customers may not repay their loans according to the original terms, and the collateral securing the payment of those loans may be insufficient to pay any remaining loan balance. In addition, the estimates used to determine the fair value of such loans as of the acquisition date may be inconsistent with the actual performance of the acquired loans. Hence, ESSA Bancorp may experience significant credit losses, which could have a material adverse effect on its operating results. ESSA Bancorp makes various assumptions and judgments about the collectability of its loan portfolio, including the creditworthiness of ESSA Bancorp’s borrowers and the value of the real estate and other assets serving as collateral for the repayment of loans. In determining the amount of the allowance for credit losses, ESSA Bancorp relies on loan quality reviews, past loss experience, and an evaluation of economic conditions, among other factors. If ESSA Bancorp’s assumptions prove to be incorrect, its allowance for credit losses may not be sufficient to cover losses inherent in its loan portfolio, resulting in additions to the allowance. Material additions to the allowance would materially decrease ESSA Bancorp’s net income.

ESSA Bancorp’s emphasis on the origination of commercial real estate and business loans is one of the more significant factors in evaluating its allowance for credit losses. As ESSA Bancorp continues to increase the amount of these loans, additional or increased provisions for credit losses may be necessary and as a result would decrease its earnings.

Bank regulators periodically review ESSA Bancorp’s allowance for credit losses and may require it to increase its provision for credit losses or loan charge-offs. Any increase in ESSA Bancorp’s allowance for credit losses or loan charge-offs as required by these regulatory authorities could have a material adverse effect on its results of operations and/or financial condition.

Future Changes in Interest Rates Could Reduce ESSA Bancorp’s Profits.

ESSA Bancorp’s ability to make a profit largely depends on its net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between:

1.	the interest income ESSA Bancorp earns on its interest-earning assets, such as loans and securities; and

2.	the interest expense ESSA Bancorp pays on its interest-bearing liabilities, such as deposits and borrowings.

From September, 2007 through December, 2008, the Federal Reserve Board of Governors decreased its target for the federal funds rate from 5.25% to 0.25%. The federal funds rate has remained at 0.25% since December 2008 and is expected to remain at or around that level for an extended period of time. While these short term market interest rates (which ESSA Bancorp uses as a guide to price its deposits) decreased, longer term market interest rates (which ESSA Bancorp uses as a guide to price its longer term loans) have also decreased but not to the same degree. ESSA Bancorp’s cost of funds has declined with the decline in shorter term market interest rates. This decline in ESSA Bancorp’s cost of funds was initially beneficial to its net interest spread. However, as short term market rates have remained low and longer term interest rates have also declined, ESSA Bancorp’s net interest margin decreased from 2.93% for the year ended September 30, 2009 to 2.78% for the year ended September 30, 2011. If market rates remain at these historic lows, there could be further negative pressure exerted on ESSA Bancorp’s net interest margin.

In addition, changes in interest rates can affect the average life of loans and mortgage-backed and related securities. A reduction in interest rates results in increased prepayments of loans and mortgage-backed and related securities, as borrowers refinance their loans in order to reduce their borrowing costs. This creates reinvestment risk, which is the risk that ESSA Bancorp may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities. Alternatively, increases in interest rates may decrease loan demand and/or make it more difficult for borrowers to repay adjustable rate loans.

Changes in interest rates also affect the current market value of ESSA Bancorp’s interest-earning securities portfolio. Generally, the value of securities moves inversely with changes in interest rates. At September 30, 2011, the fair value of ESSA Bancorp’s debt securities available for sale totaled $245.4 million. Unrealized net gains on these available for sale securities totaled approximately $8.6 million at September 30, 2011 and are reported as a separate component of stockholders’ equity. Decreases in the fair value of securities available for sale in future periods would have an adverse effect on stockholders’ equity.

ESSA Bancorp evaluates interest rate sensitivity by estimating the change in ESSA Bank’s net portfolio value over a range of interest rate scenarios. Net portfolio value is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts. At June 30, 2011, in the event of an immediate 200 basis point increase in interest rates, the federal banking model projects that ESSA Bancorp would experience a $29.4 million, or 1.7%, decrease in net portfolio value.

Concentration of Loans in ESSA Bancorp’s Primary Market Area, Which Has Experienced an Economic Downturn, May Increase the Risk of Increased Nonperforming Assets.

ESSA Bancorp’s success depends primarily on the general economic conditions in the Pennsylvania counties of Monroe and Northampton, as nearly all of its loans are to customers in these markets. Accordingly, the local economic conditions in this market area have a significant impact on the ability of borrowers to repay loans as well as ESSA Bancorp’s ability to originate new loans. As such, a continuation of the decline in real estate values in this market area would also lower the value of the collateral securing loans on properties in this market area. In addition, continued weakening in general economic conditions such as inflation, recession, unemployment or other factors beyond ESSA Bancorp’s control could negatively affect its financial results.

Continued and Sustained Deterioration in the Housing Sector and Related Markets and Prolonged Elevated Unemployment Levels May Adversely Affect ESSA Bancorp’s Business and Financial Results.

During 2009 and 2010 and continuing in early 2011, general economic conditions continued to worsen nationally as well as in ESSA Bancorp’s market area. While ESSA Bancorp did not invest in sub-prime mortgages and related investments, its lending business is tied significantly to the housing market. Declines in home prices, and increases in foreclosures and unemployment levels, have adversely impacted the credit performance of real estate loans, resulting in the write-down of asset values. The continuing housing slump has resulted in reduced demand for the construction of new housing, further declines in home prices, and increased delinquencies on construction, residential and commercial mortgage loans. The ongoing concern about the economy in general has caused many lenders to reduce or cease providing funding to borrowers. These conditions may also cause a further reduction in loan demand, and increases in ESSA Bancorp’s non-performing assets, net charge-offs and provisions for loan losses. A worsening of these negative economic conditions could adversely affect its prospects for growth, asset and goodwill valuations and could result in a decrease in its interest income and a material increase in its provision for loan losses.

Recent Negative Developments in the Financial Industry and the Domestic and International Credit Markets May Adversely Affect ESSA Bancorp’s Operations and Results.

Negative developments that began in the latter half of 2007 and continued through 2011 in the global credit and securitization markets resulted in uncertainty in the financial markets in general with the expectation of the general economic downturn would continue into 2012. Loan portfolio quality has deteriorated at many institutions. In addition, the values of real estate collateral supporting many commercial loans and home mortgages have declined and may continue to decline. Bank and bank holding company stock prices have been negatively affected, as has the ability of banks and bank holding companies to raise capital or borrow in the debt markets. As a result, the potential exists for new federal or state laws and regulations regarding lending and funding practices and liquidity standards, and bank regulatory agencies are expected to be active in responding to concerns and trends identified in examinations, including the expected issuance of many formal enforcement orders. Negative developments in the financial industry and the domestic and international credit markets, and the impact of new legislation in response to those developments, may negatively impact ESSA Bancorp’s operations by restricting its business operations, including ESSA Bancorp’s ability to originate or sell loans, and adversely impact its financial performance. In addition, these risks could affect the value of its loan portfolio as well as the value of its investment portfolio, which would also negatively affect ESSA Bancorp’s financial performance.

ESSA Bancorp’s Continued Emphasis On Commercial Real Estate Lending Increases Its Exposure To Increased Lending Risks.

ESSA Bancorp’s business strategy centers on continuing its emphasis on commercial real estate lending. ESSA Bancorp has grown its loan portfolio in recent years with respect to this type of loan and intends to continue to emphasize this type of lending. At September 30, 2011, $105.2 million, or 14.1%, of its total loan portfolio consisted of commercial real estate loans. Loans secured by commercial real estate generally expose a lender to greater risk of non-payment and loss than one-to four-family residential mortgage loans because repayment of the commercial real estate loans often depends on the successful operation of the property and the income stream of the underlying property. Additionally, such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one-to four-family residential mortgage loans. Accordingly, an adverse development with respect to one loan or one credit relationship can expose it to greater risk of loss compared to an adverse development with respect to a one-to four-family residential mortgage loan. ESSA Bancorp seeks to minimize these risks through its underwriting policies, which require such loans to be qualified on the basis of the property’s collateral value, net income and debt service ratio; however, there is no assurance that ESSA Bancorp’s underwriting policies will protect it from credit-related losses.

At September 30, 2011, ESSA Bancorp’s largest commercial real estate lending relationship was $7.5 million of loans located in Monroe County, Pennsylvania and secured by real estate.

Strong Competition Within ESSA Bancorp’s Market Areas May Limit Its Growth and Profitability.

Competition in the banking and financial services industry is intense. In ESSA Bancorp’s market areas, it competes with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Some of its competitors have greater name recognition and market presence that benefit them in attracting business, and offer certain services that ESSA Bancorp does not or cannot provide. In addition, larger competitors may be able to price loans and deposits more aggressively than ESSA Bancorp does, which could affect its ability to grow and remain profitable on a long-term basis. ESSA Bancorp’s profitability depends upon its continued ability to successfully compete in its market areas.

Economic Conditions May Adversely Affect ESSA Bancorp’s Liquidity and Financial Condition.

Recent significant declines in the values of mortgage-backed securities and derivative securities issued by financial institutions, government sponsored entities, and major commercial and investment banks have led to decreased confidence in financial markets among borrowers, lenders, and depositors, as well as disruption and extreme volatility in the capital and credit markets and the failure of some entities in the financial sector. As a result, many lenders and institutional investors have reduced or ceased to provide funding to borrowers. Continued turbulence in the capital and credit markets may adversely affect ESSA Bancorp’s liquidity and financial condition and the willingness of certain counterparties and customers to do business with it.

ESSA Bancorp Operates in a Highly Regulated Environment and May Be Adversely Affected by Changes in Laws and Regulations.

ESSA Bancorp is subject to extensive regulation, supervision, and examination by the Federal Reserve Board, as successor regulator to Office of Thrift Supervision, the FDIC and the Pennsylvania Department of Banking. Such regulators govern the activities in which ESSA Bancorp may engage, primarily for the protection of depositors. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of a bank, the classification of assets by a bank, the imposition of higher capital requirements, and the adequacy of a bank’s allowance for credit losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, could have a material impact on ESSA Bancorp and its operations. ESSA Bancorp believes that it is in substantial compliance with applicable federal, state and local laws, rules and regulations. Because ESSA Bancorp’s business is highly regulated, the laws, rules and applicable regulations are subject to regular modification and change. There can be no assurance that proposed laws, rules and regulations, or any other laws, rules or regulations, will not be adopted in the future, which could make compliance more difficult or expensive or otherwise adversely affect ESSA Bancorp’s business, financial condition or prospects.

The Soundness of Other Financial Services Institutions May Adversely Affect ESSA Bancorp’s Credit Risk.

ESSA Bancorp relies on other financial services institutions through trading, clearing, counterparty, and other relationships. ESSA Bancorp maintains limits and monitor concentration levels of its counterparties as specified in its internal policies. ESSA Bancorp’s reliance on other financial services institutions exposes it to credit risk in the event of default by these institutions or counterparties. These losses could adversely affect ESSA Bancorp’s results of operations and financial condition.

Any Future FDIC Insurance Premium Increases May Adversely Affect ESSA Bancorp’s Earnings.

ESSA Bancorp is generally unable to control the amount of premiums that it is required to pay for FDIC insurance. If there are additional bank or financial institution failures ESSA Bancorp may be required to pay even higher FDIC premiums than the recently increased levels. Such increases and any future increases or required prepayments of FDIC insurance premiums may adversely impact ESSA Bancorp’s earnings.

ESSA Bancorp’s Information Systems May Experience an Interruption or Security Breach.

ESSA Bancorp relies heavily on communications and information systems to conduct its business. Any failure, interruption or breach in security of these systems could result in failures or disruptions in ESSA Bancorp’s customer relationship management, general ledger, deposit, loan and other systems. While ESSA Bancorp has policies and procedures designed to prevent or limit the effect of the possible failure, interruption or security breach of its information systems, there can be no assurance that any such failure, interruption or security breach will not occur or, if they do occur, that they will be adequately addressed. The occurrence of any failure, interruption or security breach of ESSA Bancorp’s information systems could damage its reputation, result in a loss of customer business, subject it to additional regulatory scrutiny or expose it to civil litigation and possible financial liability.

A Substantial Decline in the Value of ESSA Bancorp’s FHLB Common Stock May Adversely Affect Its Financial Condition.

ESSA Bancorp owns common stock of the FHLB in order to qualify for membership in the Federal Home Loan Bank system, which enables it to borrow funds under the Federal Home Loan Bank advance program. The carrying value and fair value of its FHLB common stock was $16.0 million as of December 31, 2011.

Recent published reports indicate that certain member banks of the Federal Home Loan Bank system may be subject to asset quality risks that could result in materially lower regulatory capital levels. In an extreme situation, it is possible that the capitalization of a Federal Home Loan Bank, including the FHLB, could be substantially diminished or reduced to zero. Consequently, given that there is no market for ESSA Bancorp’s FHLB common stock, there is a risk that its investment could be deemed other than temporarily impaired at some time in the future. If this occurs, it may adversely affect ESSA Bancorp’s results of operations and financial condition.

If the capitalization of the FHLB is substantially diminished and if it reduces or suspends its dividend, ESSA Bancorp’s liquidity may be adversely impaired if it is not able to obtain an alternative source of funding.

FIRST STAR BANCORP, INC. SPECIAL MEETING OF SHAREHOLDERS

First Star is mailing this proxy statement-prospectus to you as a First Star shareholder on or about April 23, 2012. With this document, First Star is sending you a notice of the First Star special meeting of shareholders and a form of proxy that is solicited by the First Star board of directors. The special meeting will be held on June 4, 2012 at 8:30 a.m., local time, at the Best Western Plus Lehigh Valley, 300 Gateway Drive, Bethlehem, Pennsylvania 18017.

Matters to be Considered

The purpose of the special meeting of shareholders is to vote on an amendment to the First Star Articles of Incorporation and on the adoption of the Agreement and Plan of Merger by and between ESSA Bancorp and First Star and First Star Bank, dated as of December 21, 2011, by which First Star and First Star Bank will be acquired by ESSA Bancorp.

You are also being asked to vote upon a proposal to adjourn or postpone the special meeting of shareholders. First Star could use any adjournment or postponement for the purpose, among others, of allowing additional time to solicit proxies.

Proxy Card, Revocation of Proxy

You should vote, by using the internet at the address shown on your proxy card, by telephone using the number on your proxy card or by completing and returning the proxy card accompanying this document to ensure that your vote is counted at the special meeting of shareholders, regardless of whether you plan to attend. You can revoke your proxy at any time before the vote is taken at the special meeting by:

•	submitting written notice of revocation to the Corporate Secretary of First Star;

•	submitting a properly executed proxy bearing a later date before the special meeting of shareholders; or

•	voting in person at the special meeting of shareholders. However, simply attending the special meeting without voting will not revoke an earlier proxy.

If your shares are held in street name, you should follow the instructions of your broker regarding revocation of proxies.

All shares represented by valid proxies and unrevoked proxies will be voted in accordance with the instructions on the proxy card. If you sign your proxy card, but make no specification on the card as to how you want your shares voted, your proxy card will be voted “FOR” approval of the foregoing proposals. The board of directors of First Star is presently unaware of any other matter that may be presented for action at the special meeting of shareholders. If any other matter does properly come before the special meeting, the board of directors of First Star intends that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by First Star. First Star will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. First Star has retained Eagle Rock Proxy

Advisors to assist in the solicitation of proxies for a fee of $5,000, plus reasonable out-of-pocket expenses. In addition to solicitations by mail, First Star’s directors, officers and regular employees may solicit proxies personally or by telephone without additional compensation.

Record Date

The close of business on April 16, 2012 has been fixed as the record date for determining the First Star shareholders entitled to receive notice of and to vote at the special meeting of shareholders. At that time, 2,186,080 shares of First Star common stock and preferred stock were outstanding, and were held by approximately 192 holders of record.

Voting Rights, Quorum Requirements and Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of First Star common stock and preferred stock entitled to vote is necessary to constitute a quorum at the special meeting of shareholders. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present, but will not be counted as votes cast either for or against the merger agreement.

In order to approve the amendment to the Articles of Incorporation of First Star, the affirmative vote of the holders of at least two-thirds of all of the shares of First Star common stock and preferred stock issued and outstanding on the record date is required. Accordingly, a failure to vote (whether or not you own your shares in “street name”), an abstention or a broker non-vote will each have the same effect as a vote against the amendment to the Articles of Incorporation.

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of First Star common stock and preferred stock issued and outstanding on the record date and present at the special meeting of shareholders. Accordingly, a failure to vote (if your shares are owned in “street name”), an abstention or a broker non-vote will each have the same effect as a vote against the merger agreement. As of the record date, the directors and executive officers of First Star beneficially owned approximately 805,227 shares of First Star common stock and preferred stock entitled to vote at the special meeting of shareholders. This represents approximately 36.83% of the total votes entitled to be cast at the special meeting. These individuals have entered into voting agreements pursuant to which they have agreed to vote “FOR” adoption of the merger agreement.

Recommendation of the Board of Directors

The First Star board of directors has unanimously approved both the amendment to the First Star Articles of Incorporation and the merger agreement and the transactions contemplated by the merger agreement. The board of directors of First Star believes that the merger agreement is fair to First Star shareholders and is in the best interest of First Star and its shareholders and recommends that you vote “FOR” both the amendment to the First Star Articles of Incorporation and the adoption of the merger agreement. See “Amendment to Articles of Incorporation” “The Merger and the Merger Agreement—Recommendation of the First Star Bancorp, Inc. Board of Directors and Reasons for the Merger.”

AMENDMENT TO ARTICLES OF INCORPORATION (Proposal 1)

General

The Articles of Incorporation of First Star contain certain specific and complex provisions which are designed to protect the corporation and its shareholders from the potential harmful effects of certain “business combinations” following a hostile takeover. These provisions, specifically Articles 11-13, were modeled broadly, but not exactly, after Subchapter 25.F Business Combinations of the Pennsylvania Business Corporation Law. See Appendix B for a copy of the Articles of Incorporation of First Star as presently in effect.

Articles 12 and 13 have certain possible unintended consequences in the proposed transaction with ESSA Bancorp due to the fact that certain long standing shareholders of First Star each hold more than 20% of the voting securities of First Star, and that one of the shareholders, namely Joseph T. Svetik, President and Chief Executive Officer of First Star, is being designated to serve on the Board of Directors of ESSA Bancorp after completion of the merger. As a result, under the definitions contained in the Articles of Incorporation, Mr. Svetik may be considered an “Interested Shareholder,” ESSA Bancorp may be considered an “Associate” of Mr. Svetik, and the transaction with ESSA Bancorp may be considered a “Business Combination” subject to the additional requirements contained in the Articles of Incorporation.

Business Combination Requirements

The First Star Articles of Incorporation impose certain special requirements on transactions which fall within the definition of a “Business Combination.” First, Article 12 requires that the transaction be approved by the affirmative vote of the holders of at least two-thirds of the shares of First Star common stock and preferred stock issued and outstanding as of the record date, unless there is an applicable exception. In this situation, the exception specified in Article 12.C applies because the transaction was approved by two-thirds of the members of the current Board of Directors of First Star who were directors prior to the time Mr. Svetik became a 20% shareholder of First Star. In fact, the merger with ESSA Bancorp was unanimously approved by the Board of Directors of First Star, all of the members of which became directors prior to the time Mr. Svetik became a 20% shareholder of First Star. Therefore, approval of the merger with ESSA Bancorp will require only the affirmative vote of a majority of the votes cast by the holders of the shares of First Star common stock and preferred stock issued and outstanding as of the record date.

The second requirement is described in Article 13 which imposes a variety of additional conditions on the amount of cash and the market value of the other securities to be received in the business combination with ESSA Bancorp, Inc. based upon any acquisitions of First Star securities made by Mr. Svetik during the last five years. In addition, it is possible that Article 13 would require the consideration to be paid entirely in cash, contrary to the merger agreement with ESSA Bancorp. The requirements of Article 13 were designed to apply when the Interested Shareholder is affiliated with the acquiring entity, not in a situation where the Interested Shareholder is not affiliated with the acquiring entity prior to the merger, but is instead a long standing shareholder of the acquired entity. In this context, the application of these provisions is unclear and confusing, and requires complex calculations and analysis. In light of the uncertainty of the effect of these provisions and the cost of attempting to complete the necessary calculations and analysis, the Board of Directors has concluded that an amendment to the Articles of Incorporation to exempt the transaction with ESSA Bancorp from the unintended consequences of Article 13 is in the best interest of shareholders and the corporation.

Text of Proposed Amendment

Shareholders are requested to vote in favor of amending the Articles of Incorporation of First Star by adopting the resolution set forth below:

RESOLVED, that the Articles of Incorporation of this corporation are hereby amended by adding a new Article 13, Section D thereto which will read in its entirety as follows:

“D. Special Exemption. The provisions of this Article 13 shall have no application whatsoever to the transactions contemplated by that certain Agreement and Plan of Merger by and between the Corporation and ESSA Bancorp, Inc., dated as of December 21, 2011, as it may be amended from time-to-time, provided that the merger of the Corporation with and into ESSA Bancorp, Inc. contemplated by such agreement is completed by no later than December 31, 2012.”

Recommendation of the Board of Directors

As further described below, the First Star Board of Directors has unanimously approved the merger with ESSA Bancorp. See “The Merger and the Merger Agreement – Recommendation of the First Star Bancorp, Inc. Board of Directors and Reasons for the Merger.” While the merger could have been structured so as to avoid the application of the business combination provisions in the First Star Articles of Incorporation, however that structuring would have required that none of the principal shareholders of First Star would be allowed to serve on the Board of Directors of ESSA Bancorp. After careful consideration, the Board of Directors of First Star determined that it is in the best interest of the corporation and its shareholders that one of the largest shareholders of First Star, namely Mr. Svetik, serve on the ESSA Bancorp, Inc. Board of Directors immediately after the merger and that the merger agreement require that such Board position be available immediately after the merger.

Accordingly, First Star’s Board of Directors recommends that shareholders vote “FOR” the amendment to Article 13 of First Star’s Articles of Incorporation as described above.

If the requisite vote of shareholders for this proposal is not obtained, the shareholders meeting may be adjourned to a later date in order to allow management to solicit proxies in favor of the proposal. Without approval of this proposal it is uncertain whether the transaction with ESSA Bancorp can be completed.

THE MERGER AND THE MERGER AGREEMENT (Proposal 2)

The description of the merger and the merger agreement contained in this proxy statement-prospectus describes the material terms of the merger agreement; however, it does not purport to be complete. It is qualified in its entirety by reference to the merger agreement. We have attached a copy of the merger agreement, as amended, as Appendix A.

General

Pursuant to the merger agreement, First Star will merge into ESSA Bancorp, Inc., with ESSA Bancorp as the surviving entity. Outstanding shares of First Star common stock and preferred stock will be converted into the right to receive cash and/or shares of ESSA Bancorp common stock. Cash will be paid in lieu of any fractional share of First Star common stock. See “Merger Consideration” below. As a result of the merger, the separate corporate existence of First Star, will cease and ESSA Bancorp will succeed to all the rights and be responsible for all the obligations of First Star. Immediately after the merger of First Star into ESSA Bancorp, Inc., the separate corporate existence of First Star shall cease to exist.

The Parties

ESSA Bancorp, Inc.

ESSA Bank & Trust

ESSA Bancorp, Inc. (“ESSA Bancorp”) is the Pennsylvania-chartered stock holding company of ESSA Bank & Trust (“ESSA Bank”). ESSA Bancorp owns 100% of the outstanding shares of common stock of ESSA Bank. Since being formed in 2006, ESSA Bancorp has engaged primarily in the business of holding the common stock of ESSA Bank. Our executive offices are located at 200 Palmer Street, Stroudsburg, Pennsylvania 18360. Our telephone number at this address is (570) 421-0531. ESSA Bancorp is subject to comprehensive regulation and examination by the Federal Reserve Board of Governors. At December 31, 2011, ESSA Bancorp had consolidated assets of $1.1 billion, consolidated deposits of $640.3 million and consolidated stockholders’ equity of $161.5 million. Its consolidated net income for the fiscal year ended September 30, 2011 was $5.3 million.

ESSA Bank was organized in 1916. ESSA Bank is a Pennsylvania chartered full-service, community-oriented savings association. We provide financial services to individuals, families and businesses through our seventeen full-service banking offices, located in Monroe, Northampton and Lehigh Counties, Pennsylvania. ESSA Bank is subject to comprehensive regulation and examination by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation.

ESSA Bank’s business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in residential first mortgage loans (including construction mortgage loans), commercial real estate loans, home equity loans and lines of credit, commercial and consumer loans. We offer a variety of deposit accounts, including checking, savings and certificates of deposits. We also offer asset management and trust services. We offer investment services through our relationship with PRIMEVEST Financial Services, Inc., a third party broker/dealer and investment advisor. We offer insurance benefit consulting services through our wholly owned subsidiary, ESSA Advisory Services, LLC.

First Star Bancorp, Inc.

First Star Bank

First Star Bancorp, Inc., a bank holding company and Pennsylvania corporation owns 100% of the issued and outstanding voting stock of First Star Bank. First Star, as a bank holding company, is regulated and supervised by the FRB.

First Star Bank, originally chartered in 1893, is a Pennsylvania chartered stock savings bank headquartered in Bethlehem, Pennsylvania. First Star Bank operates nine (9) full-service community banking offices in Northampton and Lehigh Counties, Pennsylvania. It is also regulated by the Department and the FDIC. As of December 31, 2011, First Star Bank had approximately $423.7 million in total assets, $325.0 million in total deposits, and was classified as “well-capitalized” for regulatory purposes.

First Star has four direct or indirect wholly-owned subsidiaries in addition to First Star Bank. First Star Capital Trust II is a direct subsidiary of First Star. First Star Capital Trust II does not engage in business with the public but exclusively acts as the issuer of $8 million of trust preferred securities, which occurred in March 2000. First Star Bank is proposing to pay a $25 million dividend to First Star, $8 million of which will be used to pay off subordinated debentures issued to First Star Capital Trust II by First Star in connection with the trust preferred securities, which the trust would then use to redeem the trust preferred securities. First Star Financial Services (“FSFS”) is a wholly-owned subsidiary of First Star Bank. FSFS engages in the activity of selling nondeposit investment products, such as annuities and insurance. Its business is minimal. Integrated Abstract, Inc. is a wholly-owned subsidiary of FSFS. Integrated Abstract, Inc. engages in the sale of title insurance and provides loan closing services. It also has minimal business. Integrated Delaware, Inc. is a wholly-owned subsidiary of the First Star Bank. Integrated Delaware, Inc. engages in the activity of holding bank-eligible investments.

Merger Consideration

Under the terms of the merger agreement, shareholders of First Star will receive, at their election, cash or shares of stock of ESSA Bancorp, subject to the total aggregate consideration being paid 50% in cash and 50% in stock. If ESSA Bancorp’s closing price, defined as the average of the closing sales price of a share of ESSA Bancorp common stock for the thirty consecutive trading days ending on the second trading day preceding the closing date, is between $9.77 per share and $11.94 per share, First Star’s shareholders will receive a fixed exchange ratio of 1.0665 per share, or the cash equivalent thereof. If ESSA Bancorp’s closing price is between $11.94 per share and $13.02 per share, First Star’s shareholders will receive a fixed price valued at $12.73 per share in either ESSA common stock or cash. If ESSA’s closing price is between $8.68 per share and $9.77 per share, First Star’s shareholders will receive a fixed price valued at $10.42 per share in either ESSA commons stock or cash. If ESSA’s closing price is above $13.02 per share, First Star’s shareholders will receive a fixed exchange ratio of 0.9780, or the cash equivalent thereof; or if ESSA Bancorp’s closing price is below $8.68 per share a fixed exchange ratio of 1.2004, or the cash equivalent thereof. Based on ESSA Bancorp’s closing price on April 16, 2012, each share of First Star common stock would have a value of $10.58.

Additionally, First Star may terminate the merger agreement if, at any time during the three-day period commencing on the first date on which all bank regulatory approvals (and waivers, if applicable) necessary for consummation of the merger have been received (disregarding any waiting period) (the “determination date”), such termination to be effective tenth day following such determination date, if the average of the daily closing price of ESSA Bancorp common stock as reported on the Nasdaq Global Market for the thirty consecutive trading days immediately preceding the determination date is less than $8.14.

If First Star elects to exercise its termination right as described above, it must give prompt written notice thereof to ESSA Bancorp. During the five-business day period commencing with its receipt of such notice, ESSA Bancorp shall have the option to increase the consideration to be received by the holders of First Star common stock and First Star preferred stock such that the aggregate merger consideration to be received by the holders of First Star common stock and First Star preferred stock shall be $21.11 million, in the form of ESSA common stock, cash or a combination thereof, at the discretion of ESSA Bancorp.

Election Procedures; Surrender of Stock Certificates

An election form will be provided under separate cover to holders of shares of First Star common stock and preferred stock. Each election form entitles the holder of the First Star common stock and preferred stock to elect to receive cash, ESSA Bancorp common stock, or a combination of cash and stock, or make no election with respect to the merger consideration he or she wishes to receive.

To make an effective election, First Star shareholders must submit a properly completed election form, along with their First Star stock certificates representing all shares of First Star common stock and preferred stock covered by the election form (or an appropriate guarantee of delivery), to Registrar and Transfer Company on or before 5:00 p.m., Eastern Standard Time, on the date specified on the election form. Registrar and Transfer Company will act as exchange agent in the merger and in that role will process the exchange of First Star stock certificates for cash and/or ESSA Bancorp common stock. The exchange agent will allocate cash and stock among First Star shareholders, consistent with their elections and the allocation and proration procedures described in the merger agreement. If First Star shareholders do not submit an election form, First Star shareholders will receive instructions from the exchange agent on where to surrender their First Star stock certificates after the merger is completed. In any event, First Star shareholders should not forward their First Star stock certificates with their proxy cards.

First Star shareholders may change their election at any time before the election deadline by written notice accompanied by a properly completed and signed later dated election form received by the exchange agent before the election deadline or by withdrawal of their stock certificates by written notice before the election deadline. All elections will be revoked automatically if the merger agreement is terminated. If First Star shareholders have a preference for receiving either ESSA Bancorp stock and/or cash for their First Star stock, they should complete and return the election form. If First Star shareholders do not make an election, they will be allocated ESSA Bancorp common stock and/or cash depending on the elections made by other shareholders.

Neither ESSA Bancorp nor First Star makes any recommendation as to whether First Star shareholders should elect to receive cash, stock or a combination of cash and stock in the merger. First Star shareholders must make their own decision with respect to their election.

If certificates for First Star common stock and preferred stock are not immediately available or First Star shareholders are unable to send the election form and other required documents to the exchange agent before the election deadline, First Star shares may be properly exchanged, and an election will be effective, if:

•

such exchanges are made by or through a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, or by a commercial bank or trust company having an office, branch or agency in the United States;

•

the exchange agent receives, before the election deadline, a properly completed and duly executed notice of guaranteed delivery substantially in the form provided with the election form (delivered by hand, mail, telegram, telex or facsimile transmission); and

•

the exchange agent receives, within three business days after the election deadline, the certificates for all exchanged First Star shares, or confirmation of the delivery of all such certificates into the exchange agent’s account with The Depository Trust Company in accordance with the proper procedures for such transfer, together with a properly completed and duly executed election form and any other documents required by the election form.

First Star shareholders who do not submit a properly completed election form or revoke their election form before the election deadline and do not submit a new properly completed election form before the election deadline will have their shares of First Star common stock and preferred stock designated as non-election shares. First Star stock certificates represented by elections that have been revoked will be promptly returned without charge to the First Star shareholder revoking the election upon written request.

After the completion of the merger, the exchange agent will mail to First Star shareholders who do not submit election forms or who have revoked such forms a letter of transmittal, together with instructions for the exchange of their First Star common stock and preferred stock certificates for the merger consideration. Until First Star shareholders surrender their First Star stock certificates for exchange after completion of the merger, First Star shareholders will not be paid dividends or other distributions declared after the merger with respect to any ESSA Bancorp common stock into which their First Star shares have been converted. When First Star shareholders surrender their First Star stock certificates, ESSA Bancorp will pay any unpaid dividends or other distributions, without interest. After the completion of the merger, there will be no further transfers of First Star common stock and preferred stock. First Star stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

If their First Star stock certificates have been either lost, stolen or destroyed, First Star shareholders will have to prove their ownership of these certificates and that they were lost, stolen or destroyed before they receive any consideration for their shares. The election form includes instructions on how to provide evidence of ownership.

Surrender of Stock Certificates

ESSA Bancorp will deposit with the exchange agent the certificates representing ESSA Bancorp’s common stock to be issued to First Star shareholders in exchange for First Star’s common stock and preferred stock. Within three business days after the completion of the merger, the exchange agent will mail to First Star shareholders a letter of transmittal, together with instructions for the exchange of their First Star stock certificates for the merger consideration. Upon surrendering his or her certificate(s) representing shares of First Star’s common stock and/or preferred stock, together with the signed letter of transmittal, the First Star shareholder shall be entitled to receive, as applicable (i) certificate(s) representing a number of whole shares of ESSA Bancorp common stock (if any) determined in accordance with the exchange ratio and (ii) a check representing the amount of cash in lieu of fractional shares, if any. Until you surrender your First Star stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any ESSA Bancorp common stock into which your shares have been converted. No interest will be paid or accrued to First Star shareholders on the cash in lieu of fractional shares or unpaid dividends and distributions, if any. After the completion of the merger, there will be no further transfers of First Star common stock. First Star stock certificates presented for transfer will be canceled and exchanged for the merger consideration.

If your stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you submit an election form and before you receive any consideration for your shares. Upon request, First Star’s transfer agent, Registrar and Transfer Company will send you instructions on how to provide evidence of ownership.

If any certificate representing shares of ESSA Bancorp’s common stock is to be issued in a name other than that in which the certificate for shares surrendered in exchange is registered, or cash is to be paid to a person other than the registered holder, it will be a condition of issuance or payment that the certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting the exchange either:

•

pay to the exchange agent in advance any transfer or other taxes required by reason of the issuance of a certificate or payment to a person other than the registered holder of the certificate surrendered, or

•	establish to the satisfaction of the exchange agent that the tax has been paid or is not payable.

Any portion of the purchase price made available to the exchange agent that remains unclaimed by First Star shareholders for twelve months after the effective time of the merger will be returned to ESSA Bancorp’s transfer agent. Any First Star shareholder who has not exchanged shares of First Star’s common stock and preferred stock for the purchase price in accordance with the merger agreement before that time may look only to ESSA Bancorp for payment of the purchase price for these shares and any unpaid dividends or distributions after that time. Nonetheless, ESSA Bancorp, First Star, the exchange agent or any other person will not be liable to any First Star shareholder for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

Background of the Merger

From time to time over the past several years, the First Star Board of Directors has periodically discussed and reviewed First Star’s business, performance and prospects and has considered various strategic alternatives. In the context of such reviews, the strategic alternatives considered by First Star’s Board of Directors have included continuing its on-going operations as an independent institution or entering into a strategic merger with a similarly sized or larger institution. The First Star Board of Directors also periodically reviewed, often with input from Keefe, Bruyette, & Woods, Inc. (“KBW”), a nationally recognized investment banking firm, the competitive environment in First Star’s market area as well as merger and acquisition activity in the financial services industry in general and in the Lehigh Valley market area in particular. KBW, which has provided First Star with investment banking services from time to time, has substantial merger advisory experience for banks similar to First Star.

On June 28, 2011, the First Star Board of Directors invited KBW and The Kafafian Group (“Kafafian”) to address the board with respect to such firm’s qualifications and abilities to assist the First Star Board of Directors in analyzing its strategic options, including a possible merger or combination transaction with another institution. The First Star Board of Directors decided to jointly retain KBW and Kafafian in September 2011.

The First Star Board of Directors directed KBW and Kafafian to prepare a list of institutions that might be interested in a business combination transaction with First Star. After discussing the companies set forth on the list, the First Star Board of Directors authorized KBW and Kafafian to commence a process of contacting potential business combination partners in order to assess their level of interest in discussing a possible transaction with First Star. During the weeks of October 3rd, 2011, and October 10th, 2011, 24 institutions were contacted on First Star’s behalf. As a result of such inquiries, twelve institutions, including ESSA, executed confidentiality agreements and received information relating to First Star’s operations and financial performance. These twelve institutions, including ESSA, were provided with access to confidential information regarding First Star in order for such parties to undertake their preliminary due diligence reviews. First Star requested that the parties submit specific, written indications of interest by October 28, 2011.

On October 10, 2011, ESSA commenced its preliminary due diligence review of First Star in order to determine whether to deliver a non-binding indication of interest. ESSA also began working with Ambassador Financial as its financial advisor at that time.

On October 28, 2011, two of the parties that had entered into confidentiality agreements with First Star, including ESSA, submitted non-binding indications of interest to First Star. ESSA’s October 28th non-binding indication of interest proposed a 50% cash / 50% stock transaction, which implied a value of $14.04 for each share of First Star common stock, based on ESSA’s October 27th closing price of $11.36. The other party (“Company B”) which submitted a non-binding indication of interest on October 28th proposed a transaction consisting of 100% of Company B common stock with an implied value that was materially below the ESSA offer. Both of the non-binding indications of interest were preliminary and subject to, among other things, additional due diligence review.

The First Star Board of Directors met on November 2, 2011, to consider the two non-binding indications of interest that First Star had received. Upon such review, the First Star Board of Directors determined to continue discussions with ESSA. Company B was contacted by KBW following the First Star Board of Directors meeting about the potential to materially improve its offer, but declined given the material difference between the proposals and was removed from consideration. ESSA was then permitted to conduct additional due diligence, including an on-site review of First Star’s loan portfolio, as requested.

On November 10th and November 11th, 2011, representatives of ESSA conducted their review of First Star’s loan portfolio during an on-site due diligence session at First Star’s headquarters in Bethlehem, Pennsylvania. Following on-site due diligence, ESSA submitted an updated indication of interest on November 18, 2011. Based on the ten day average of ESSA’s closing price of $10.85 per share on November 17, 2011, ESSA’s revised non-binding indication of interest suggested an implied value of $11.57 in cash or ESSA common stock for each share of First Star common stock. ESSA’s rationale for a lower proposal after completing on-site due diligence included the additional information gained upon a closer review of the loan portfolio and the securities portfolio of First Star.

The First Star Board of Directors met on November 22, 2011 to consider the revised non-binding indication of interest from ESSA. Representatives of KBW, Kafafian, and Stradley Ronon Stevens & Young, LLP, First Star’s legal counsel (“Stradley”), were present at this meeting. The First Star Board of Directors considered the revised non-binding indication of interest from ESSA, the results of the process conducted by KBW on First Star’s behalf, and the strategic implications and potential benefits and risks of a merger with ESSA. The First Star Board of Directors decided to continue its discussions regarding a possible transaction with ESSA.

On November 28 and November 29, 2011, ESSA and its advisors again met with members of First Star’s executive team for follow up inquiry and to gain additional comfort with First Star’s loan portfolio. These discussions were necessary to finalize the material adverse effect clause of the non-binding indication of interest. Upon completion, ESSA submitted an updated indication of interest on December 1, 2011 that reaffirmed the pricing from the previous indication of interest.

The First Star Board of Directors also determined that it was advisable for representatives of First Star to conduct a further due diligence review of ESSA. To facilitate the due diligence review, ESSA and First Star entered into a confidentiality agreement on December 8, 2011. On December 8, 2011, representatives of First Star, together with representatives of KBW, Kafafian, and Stradley conducted an on-site due diligence session at ESSA’s headquarters in Stroudsburg, Pennsylvania, in order to review, among other items, non-public information regarding ESSA’s loan portfolio and other aspects of its operations. The due diligence session included meetings between Mr. Olson and Mr. Svetik, and Mr. Muto and other members of ESSA’s management team with Messrs. Sebastian and Hangen of First Star’s management team. First Star, ESSA and their respective financial and legal advisors continued to discuss various matters related to the proposed combination of First Star and ESSA.

On December 9, 2011, Luse Gorman Pomerenk & Schick, P.C. (“Luse”), outside counsel to ESSA for this transaction, provided an initial draft of the proposed merger agreement to Stradley.

On December 15, 2011, Stradley provided initial comments on the proposed merger agreement to Luse. Over the course of the following days, legal counsel for both ESSA and First Star, together with the parties and their representatives, worked to finalize the terms of the definitive merger agreement and related documents.

On December 20, 2011, the First Star Board of Directors met to review the merger proposal as set forth in the definitive merger agreement and related documents negotiated by First Star and ESSA and their respective financial and legal advisors. The First Star board received presentations regarding the merger from its financial advisors, KBW, and the merger agreement from its legal counsel, Stradley. Management of First Star also briefed the board on the results of the due diligence review conducted on ESSA. Representatives of KBW, Kafafian, and Stradley responded to questions from First Star’s board. At the meeting, KBW provided its oral opinion that the exchange ratio was fair to the shareholders of First Star from a financial point of view (which opinion was subsequently confirmed in writing by KBW). After careful and deliberate consideration of these presentations as well as the interest of First Star’s shareholders, customers, employees and communities served by First Star, the First Star board unanimously approved the merger agreement and the related documents.

Following the meetings of the boards of directors of First Star and ESSA, the merger agreement and related documents were executed. Prior to the opening of the NASDAQ Global Select Market on December 22, 2011, the parties issued a press release announcing the transaction.

First Star’s Reasons for the Merger

After careful consideration, the First Star Board of Directors determined that it was advisable and in the best interests of First Star and its shareholders for First Star to enter into the merger agreement with ESSA. Accordingly, First Star’s board unanimously recommends that First Star’s shareholders vote “FOR” approval and adoption of the merger agreement.

The Board of Directors of First Star has considered the terms and provisions of the merger agreement and concluded that they are fair to the shareholders of First Star and that the merger is in the best interests of First Star and its shareholders.

The Board of Directors of First Star believes that the merger will provide the resulting institution with additional resources necessary to compete more effectively in the Eastern Pennsylvania market. In addition, the First Star Board of Directors believes that the customers and communities served by First Star will benefit from the resulting institution’s enhanced abilities to meet their financial services needs.

In reaching its decision to approve the merger agreement, the First Star Board of Directors consulted with management, as well as with First Star’s financial and legal advisors, and considered a variety of factors, including the following:

•	The consideration being offered to First Star’s shareholders in relation to the market value, book value per share, earnings per share and projected earnings per share of First Star;

•

The results that could be expected to be obtained by First Star if it continued to operate independently and the potential future trading value of First Star common stock compared to the value of the merger consideration offered by ESSA and the potential future trading value of the ESSA common stock;

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The process conducted by KBW and Kafafian, First Star’s financial advisors, to identify potential merger partners and to assist the First Star Board of Directors in structuring the proposed merger with ESSA;

•

The current and prospective environment in which First Star operates, including national, regional and local economic conditions, the competitive environment for financial institutions, the increased regulatory burdens on financial institutions, and the uncertainties in the regulatory climate going forward;

•

The form of merger consideration offered by ESSA, including the opportunity for First Star shareholders to receive shares of ESSA common stock on a tax-free basis for their shares of First Star common stock;

•	The scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by combining First Star with ESSA;

•	The complementary geographic locations of the First Star and ESSA branch networks in eastern Pennsylvania;

•	The earnings prospects of the combined companies;

•	The additional products offered by ESSA to its customers and the ability of the resulting institution to provide a wider array of financial services to its customers;

•	The potential for operating synergies and cross marketing of products in light of the fact that First Star and ESSA serve contiguous market areas with similar and complementary customer bases;

•	First Star’s and ESSA’s shared community banking philosophies; and

•

The presentation by KBW, First Star’s financial advisor, as to the fairness of the merger consideration, from a financial point of view, to First Star’s shareholders. In this regard, First Star’s Board of Directors has received from KBW a written opinion dated December 22, 2011 that, as of such date, the merger consideration in the merger was fair to First Star’s shareholders from a financial point of view. The opinion is attached as Appendix C to this document. For a summary of the presentation of KBW, please see “Opinion of First Star’s Financial Advisor” below.

Other factors considered by First Star’s Board of Directors included:

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The reports of First Star’s management and the financial presentation by KBW to First Star’s Board of Directors concerning the operations, financial condition and prospects of ESSA and the expected financial impact of the merger on the combined company, including pro forma assets, earnings, deposits and capital ratios;

•	The proposed board arrangements of the combined company, including the inclusion of one of First Star’s directors on ESSA’s board;

•	The likelihood of successful integration and the successful operation of the combined company;

•	The likelihood that the regulatory approvals needed to complete the transaction will be obtained;

•	The ability of ESSA to pay the merger consideration without needing to condition the merger on obtaining additional sources of financing;

•	The potential cost-saving opportunities;

•	The effects of the merger on First Star’s employees, including the prospects for continued employment and the severance and other benefits agreed to be provided to First Star employees; and

•

The review by the First Star Board of Directors with its legal and financial advisors of the structure of the merger and the financial and other terms of the merger, including the exchange ratio and the condition that the merger must qualify as a transaction that will permit First Star’s shareholders to receive ESSA shares in exchange for their First Star shares on a tax-free basis for federal income tax purposes.

The First Star Board of Directors also considered the potential risks associated with the merger during its deliberation of the proposed transaction, including the challenges of integrating First Star’s businesses, operations and employees with those of ESSA, the need to obtain approval by shareholders of both First Star and ESSA as well as regulatory approvals in order to complete the transaction, and the risks associated with the operations of the combined company, including the ability to achieve the anticipated cost savings.

The First Star Board of Directors also considered the structural protections included in the merger agreement such as the ability of First Star to terminate the merger agreement in the event of any change or development affecting ESSA which has, or is reasonably likely to have, a material adverse effect on ESSA and which is not cured within 30 days after notice or cannot be cured prior to consummation of the merger, and a walk away provision with a right to cure designed to limit any decline in aggregate deal value resulting from market volatility in ESSA’s stock price.

The First Star Board of Directors also considered that average premiums paid by acquirers in merger transactions occurring in 2009 through 2011 were lower than the average premiums paid in prior periods, such as 2003 through 2007, although the board believed it was more appropriate to consider the terms of the proposed transaction with ESSA in light of more recent comparable transactions and the current market environment.

The foregoing discussion of the information and factors considered by First Star’s Board of Directors is not exhaustive, but includes all material factors considered by First Star’s board. In view of the wide variety of factors considered by the First Star Board of Directors in connection with its evaluation of the merger and the complexity of these matters, the First Star Board of Directors did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. First Star’s Board of Directors evaluated the factors described above, including asking questions of First Star’s management and First Star’s legal and financial advisors. In considering the factors described above, individual members of First Star’s Board of Directors may have given different weights to different factors. The First Star Board of Directors relied on the experience and expertise of its financial advisors for quantitative analysis of the financial terms of the merger. See “Opinion of First Star’s Financial Advisor” below. It should also be noted that this explanation of the reasoning of First Star’s Board of Directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements” on page 88.

Recommendation of the First Star Bancorp, Inc. Board of Directors and Reasons for the Merger

After careful consideration, First Star’s board of directors determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and in the best interests of First Star and its shareholders and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. Accordingly, First Star’s board recommends that First Star shareholders vote “FOR” adoption of the merger agreement at the First Star special meeting.

In reaching its decision, the board of directors, with advice from its financial and legal advisors, considered a number of factors, including the following:

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The implied value of the merger consideration as of December 21, 2011 of $11.20 for each share of First Star stock represented a 86.6% premium over the First Star closing price of $6.00 on December 21, 2011, the last trading day before First Star and ESSA Bancorp announced the signing of the merger agreement and the transactions contemplated thereby.

•

The limited strategic alternatives available to First Star, notwithstanding the exhaustive search and evaluation of alternatives conducted by First Star management with the assistance of its legal and financial advisors.

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The execution of the voting agreements, through which each of the executive officers and members of the board of directors of First Star agreed to vote in favor of the adoption and approval of the merger agreement and the merger.

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First Star’s and ESSA Bancorp’s respective businesses, operations, financial conditions, asset quality, earnings and prospects. In reviewing these factors, First Star’s board concluded that ESSA Bancorp’s earnings and prospects should result in the combined company having superior future earnings and prospects compared to First Star’s earnings and prospects on a stand-alone basis.

•

The current and prospective environment in which First Star operates, which reflects challenging and uncertain banking industry conditions and risks that were likely to persist, including the volatile valuations of certain financial assets and exposures and generally uncertain economic conditions. The board also considered the effect these factors could have on First Star’s liquidity position and funding capabilities, as well as potential deposit outflows.

•

The current condition of financial markets and historical market prices and volatility with respect to First Star’s common stock and preferred stock, including the possibility that if First Star remained a stand-alone public company, in the event of a decline in the market price of First Star’s common stock and preferred stock or the stock market in general, the price that might be received by First Star’s shareholders in the open market or in a future transaction might be less than the merger consideration.

•	The fact that the receipt of shares of ESSA Bancorp common stock by holders of First Star common stock and preferred stock should generally not be taxable.

•	The fact that shareholders of First Star would be able to participate in future dividends, if any, declared and paid by ESSA Bancorp.

•	The fact that the merger agreement is not subject to approval by ESSA Bancorp’s shareholders which lessens the risk of the merger not being consummated.

•	The ability of First Star to specifically enforce the terms of the merger agreement.

•	The reputation, business practices and experience of ESSA Bancorp and its management.

•

That certain First Star shareholders will receive shares of ESSA Bancorp common stock in the merger, which would allow First Star shareholders to participate in a portion of the future performance of the combined First Star and ESSA Bancorp businesses and synergies resulting from the merger, and the value to First Star’s shareholders represented by that consideration. The board of directors also considered the adequacy of the merger consideration, not only in relation to the current market price of First Star’s common stock and preferred stock, but also in relation to the historical, present and anticipated future operating results and financial position of First Star.

•

The likelihood that First Star and ESSA Bancorp would receive the necessary regulatory approvals to complete the transactions contemplated in the merger agreement, including the merger in a timely fashion, and the possibility that other potential partners would have difficulty obtaining necessary approvals.

•

That First Star has the right to terminate the merger agreement if, subject to ESSA Bancorp’s ability to increase the merger consideration, the average of the daily closing sales prices of a share of ESSA Bancorp common stock for the thirty trading days preceding the date on which all required regulatory approvals required for the merger have been obtained or waived is less than $8.14 per share and certain other per share valuation metrics described in the merger agreement are met.

•	The likelihood and anticipated time of completion of the merger.

•	The arm’s-length negotiations resulting in the merger agreement.

•

The opinion, analyses and presentations of KBW, including the oral opinion of KBW (which subsequently was confirmed in writing), that the merger consideration was fair, from a financial point of view to First Star shareholders, as well as the implied range of values of First Star common stock presented by KBW to the board of directors, as described above.

In addition, First Star’s board of directors also recognized the following in connection with its decision to adopt the merger agreement:

•

The fact that the merger agreement obligates First Star to pay to ESSA Bancorp a termination fee of $875,000 if First Star terminates the merger agreement to accept a superior proposal, which may deter others from proposing an alternative transaction that may be more advantageous to First Star’s shareholders.

•	That certain provisions of the merger agreement limit First Star’s ability to solicit (as opposed to respond to) proposals for alternative transactions.

•

The circumstances under which ESSA Bancorp has the right to terminate the merger agreement, including if First Star’s delinquent loans equal or exceed $19.3 million as of any month end prior to the closing date of the merger, and/or if from October 1, 2011 through the closing date of the merger, the First Star investment portfolio realizes cumulative net losses from either (i) securities sales, or (ii) other than temporary impairment write-downs, which in the aggregate exceed $4.25 million as of the any month end prior to the closing date of the merger.

•

That pursuant to the merger agreement, First Star must generally conduct its business in the ordinary course and First Star is subject to a variety of other restrictions on the conduct of its business prior to the completion of the merger or termination of the merger agreement.

•	The fact that First Star will cease to exist as an independent, publicly traded company.

•

The risk that potential benefits and synergies sought in the merger may not be realized or may not be realized within the expected time period, and the risks associated with the integration of First Star and ESSA Bancorp.

•

The potential for diversion of management and employee attention, and for employee attrition, during the period prior to the completion of the merger and the potential effect on First Star’s business and relations with customers, service providers and other stakeholders, whether or not the merger is consummated.

•	The risks described in the section entitled “Risk Factors” beginning on page 24.

First Star’s board concluded that the anticipated benefits of the merger would outweigh the preceding considerations.

The reasons set forth above are not intended to be exhaustive, but include material facts considered by the board of directors in approving the merger agreement. Although each member of First Star’s board individually considered these and other factors, the board did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The board collectively made its determination with respect to the merger based on the conclusion reached by its members, in light of the factors that each of them considered appropriate, that the merger is in the best interests of First Star and its shareholders.

First Star’s board of directors realized there can be no assurance about future results, including results expected or considered in the factors listed above. However, the board concluded the potential positive factors outweighed the potential risks of completing the merger.

During its consideration of the merger described above, First Star’s board of directors was also aware that some of its directors and executive officers may have interests in the merger that are different from or in addition to those of its shareholders generally, as described under “—Interests of First Star Bancorp, Inc.’s Directors and Officers in the Merger” below.

Opinion of First Star’s Financial Advisor

In September 2011, First Star engaged KBW to render financial advisory and investment banking services to First Star. KBW agreed to assist First Star in assessing the fairness, from a financial point of view, of the merger with ESSA to the shareholders of First Star. First Star selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with First Star and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial services companies and their securities in connection with mergers and acquisitions.

As part of its engagement, a representative of KBW attended the meeting of the First Star board held on December 20, 2011, at which the First Star board evaluated the proposed merger with ESSA. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion that, as of such date, the exchange ratio and cash consideration offered to First Star shareholders in the merger was fair from a financial point of view. The First Star board approved the merger agreement at this meeting.

The full text of KBW’s written opinion is attached as Appendix C to this document and is incorporated herein by reference. First Star shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion is directed to the First Star Board and addresses only the fairness, from a financial point of view, of the consideration offered to the First Star shareholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any First Star shareholder as to how the shareholder should vote at the First Star special meeting on the merger or any related matter.

In rendering its opinion, KBW:

•	reviewed, among other things,

•	the merger agreement;

•	Audited Financials for the three fiscal years ended June 30, 2011 of First Star and its subsidiaries;

•	Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended September 30, 2011 of ESSA;

•

certain interim reports to stockholders of First Star and certain interim reports to stockholders and Quarterly Reports on Form 10-Q of ESSA and certain other communications from First Star and ESSA to their respective stockholders; and

•	other financial information concerning the businesses and operations of First Star and ESSA furnished to KBW by First Star and ESSA for purposes of KBW’s analysis.

•	held discussions with members of senior management of First Star and ESSA regarding

•	past and current business operations;

•	regulatory relations;

•	financial condition; and

•	future prospects of their respective companies.

•	compared certain financial and stock market information for First Star and ESSA with similar information for certain other companies the securities of which are publicly traded;

•	reviewed the financial terms of certain recent business combinations in the banking industry; and

•	performed other studies and analyses that it considered appropriate.

In conducting its review and arriving at our opinion, KBW relied upon the accuracy and completeness of all of the financial and other information provided to or otherwise publicly available. KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility for such verification or accuracy. KBW relied upon the management of First Star and ESSA as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore) provided to KBW. KBW assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. KBW assumed, without independent verification, that the aggregate allowance for loan and lease losses for First Star and ESSA are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of the property of First Star or ESSA, nor did it examine any individual credit files.

The projections furnished to KBW and used by it in certain of its analyses were prepared by First Star’s and ESSA’s senior management teams. First Star and ESSA do not publicly disclose internal management projections of the type provided to KBW in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement with no additional payments or adjustments to the merger consideration;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers; and

•

in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result from the merger.

KBW further assumed that the merger will be accounted for using the acquisition method under generally accepted accounting principles, and that the merger will qualify as a tax-free reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. KBW’s opinion is not an expression of an opinion as to the prices at which shares of First Star common stock or shares of ESSA common stock will trade following the announcement of the merger or the actual value of the shares of common stock of the combined company when issued pursuant to the merger, or the prices at which the shares of common stock of the combined company will trade following the completion of the merger.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, First Star and ESSA. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the First Star board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the First Star board with respect to the fairness of the consideration.

The following is a summary of the material analyses presented by KBW to the First Star board on December 20, 2011, in connection with its fairness opinion. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to the First Star board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

Summary of Proposal. Pursuant to the terms of the Agreement, each outstanding share of common stock and preferred stock, par value $1.00 per share, of First Star will be converted into the right to receive 1.0665 shares of common stock, par value $0.01 per share, of ESSA. Based on ESSA’s closing price of $10.50 on December 21, 2011, the day before the announcement of the transaction, the exchange ratio represented a value of $11.20 per share to First Star’s shareholders.

Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of First Star and ESSA to the following depository institutions that KBW considered comparable to First Star and ESSA.

KBW compared First Star to publicly traded thrifts headquartered in the Mid-Atlantic and New England Regions with total assets between $300 million and $700 million. Companies included in First Star’s peer group were:

TF Financial Corporation	BSB Bancorp, Inc.
Oneida Financial Corp.	Fidelity Bancorp, Inc.
Chicopee Bancorp, Inc.	Colonial Financial Services, Inc.
Naugatuck Valley Financial Corporation	Hampden Bancorp, Inc.
Peoples Federal Bancshares, Inc.	Elmira Savings Bank, FSB
Central Bancorp, Inc.	Alliance Bancorp, Inc. of Pennsylvania
Newport Bancorp, Inc.	Standard Financial Corp.
OBA Financial Services, Inc.	Guaranty Bancorp, Inc.
WSB Holdings, Inc.	FedFirst Financial Corporation

KBW compared ESSA to publicly traded banks and thrifts headquartered in the Mid-Atlantic and New England Regions with total assets between $750 million and $1.5 billion, LTM ROAA greater than 0%, and NPAs/Assets less than 3%. Companies included in ESSA’s peer group were:

VIST Financial Corp.	Alliance Financial Corporation
Center Bancorp, Inc.	Citizens & Northern Corporation
Bridge Bancorp, Inc.	Chemung Financial Corporation
Fox Chase Bancorp, Inc.	ACNB Corporation
Ocean Shore Holding Co.	AmeriServ Financial, Inc.
Tri-County Financial Corporation	Bank of Utica
Adirondack Trust Company	QNB Corp.
Berkshire Bancorp, Inc.	Old Line Bancshares, Inc.
FNB Bancorp, Inc.

To perform this analysis, KBW used financial information as of the three months period ended September 30, 2011 or June 30, 2011, if the September 30, 2011 data was unavailable. Market price information was as of December 21, 2011. Certain financial data prepared by KBW, and as referenced in the tables presented below may not correspond to the data presented in First Star’s and ESSA’s historical financial statements, or to the data prepared by Ambassador Financial presented under the section “Opinion of ESSA’s Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning First Star’s and ESSA’s financial condition:

	First Star	First Star Peer Group Minimum	First Star Peer Group Maximum
Core Return on Average Assets (1)	(0.24%)	0.00%	0.97%
Core Return on Average Equity (1)	(3.14%)	0.06%	8.38%
Net Interest Margin	1.90%	2.39%	3.78%
Efficiency Ratio	80.97%	60.58%	93.79%

	ESSA	ESSA Peer Group Minimum	ESSA Peer Group Maximum
Core Return on Average Assets (1)	0.44%	0.37%	1.75%
Core Return on Average Equity (1)	2.90%	2.36%	16.28%
Net Interest Margin	2.78%	2.78%	4.47%
Efficiency Ratio	75.12%	25.39%	86.48%

(1)	Core income excludes extraordinary items, non-recurring items and gains/losses on sale of securities

	First Star	First Star Peer Group Minimum	First Star Peer Group Maximum
Tangible Common Equity / Tangible Assets	6.82%	5.55%	20.88%
Total Capital Ratio	13.31%	12.67%	31.72%
Loan Loss Reserve / Loans	1.04%	0.82%	3.40%
Nonperforming Assets / Loans + OREO	3.17%	0.55%	14.80%
Last Twelve Months Net Charge-Offs / Average Loans	0.18%	0.06%	1.39%

	ESSA	ESSA Peer Group Minimum	ESSA Peer Group Maximum
Tangible Common Equity / Tangible Assets	14.59%	4.98%	19.14%
Total Capital Ratio	28.54%	11.35%	36.40%
Loan Loss Reserve / Loans	1.09%	0.55%	5.36%
Nonperforming Assets / Loans + OREO	3.14%	0.71%	5.18%
Last Twelve Months Net Charge-Offs / Average Loans	0.18%	0.00%	2.98%

KBW’s analysis showed the following concerning First Star’s and ESSA’s market performance:

	First Star	First Star Peer Group Minimum	First Star Peer Group Maximum
Stock Price / Book Value per Share	0.45x	0.36x	1.20x
Stock Price / Tangible Book Value per Share	0.45x	0.36x	1.27x
Stock Price / Last Twelve Months EPS	NM	11.03x	29.26x
Dividend Yield	3.33%	0.00%	5.37%
Last Twelve Months Dividend Payout Ratio	NM	0.00%	97.59%

	ESSA	ESSA Peer Group Minimum	ESSA Peer Group Maximum
Stock Price / Book Value per Share	0.77x	0.37x	1.69x
Stock Price / Tangible Book Value per Share	0.78x	0.51x	1.73x
Stock Price / Last Twelve Months EPS	24.80x	5.16x	15.57x
Dividend Yield	1.90%	0.00%	5.63%
Last Twelve Months Dividend Payout Ratio	47.23%	0.00%	58.47%

Comparable Transaction Analysis. KBW reviewed publicly available information related to select comparably sized acquisitions of banks and bank holding companies as well as thrifts and thrift holding companies in the United States announced after December 31, 2010, with aggregate transaction values between $5 million and $50 million and target ROAA less than 0% for the last twelve months. The transactions included in the groups were:

Acquiror	Acquiree

Prosperity Bancshares, Inc.	East Texas Financial Services, Inc.
River Valley Bancorp	Dupont State Bank
Trustmark Corporation	Bay Bank & Trust Co.
1st United Bancorp, Inc.	Anderen Financial, Inc.
S&T Bancorp, Inc.	Mainline Bancorp, Inc.
Prosperity Bancshares, Inc.	Texas Bankers, Inc.
BNC Bancorp	Regent Bank
SKBHC Holdings LLC	Viking Financial Services Corporation
Investors Bancorp, Inc. (MHC)	BFS Bancorp, MHC
Wintrust Financial Corporation	Elgin State Bancorp, Inc.
First Foundation Inc.	Desert Commercial Bank
SKBHC Holdings LLC	Sunrise Bank
First PacTrust Bancorp, Inc.	Gateway Bancorp
SKBHC Holdings LLC	Bank of the Northwest
Adam Bank Group, Inc.	Brazos Valley Bank, NA
Bay Commercial Bank	Global Bancorp
Banco do Brasil, S.A.	EuroBank
First Bank Lubbock Bancshares, Inc.	Jefferson Bank
Park Sterling Corporation	Community Capital Corporation
Embarcadero Bank	Coronado First Bank
HCBF Holding Company, Inc.	Grand Bankshares, Inc.
Opus Bank	Cascade Financial Corporation
Piedmont Community Bank Holdings, Inc.	Crescent Financial Corporation
IBERIABANK Corporation	Omni Bancshares, Inc.
CBM Florida Holding Company	First Community Bank of America

Transaction multiples for the merger were derived from an offer price of $11.20 per share for First Star. For each precedent transaction, KBW derived and compared, among other things, the implied ratio of price per common share paid for the acquired company to:

•	book value per share of the acquired company based on the latest publicly available financial statements of the company prior to the announcement of the acquisition.

•	tangible book value per share of the acquired company based on the latest publicly available financial statements of the company prior to the announcement of the acquisition.

•

premium to core deposits (total deposits less time deposits greater than $100,000) based on the latest publicly available financial statements of the company prior to the announcement of the acquisition.

The results of the analysis are set forth in the following table:

Transaction Price to:	ESSA / First Star Merger		Comparable Transactions Minimum	Comparable Transactions Maximum
Book Value	0.84x	(1)	0.25x	1.32x
Tangible Book Value	0.84x	(1)	0.25x	1.32x
Core Deposit Premium	(1.78)%		(11.88)%	5.69%

(1)	First Star book value per share and tangible book value per share assume conversion of preferred stock and subordinated debt at stated terms.

No company or transaction used as a comparison in the above analysis is identical to First Star, ESSA or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Contribution Analysis. KBW analyzed the relative contribution of ESSA and First Star to the pro forma balance sheet of the combined entity, including assets, gross loans held for investment, deposits, and tangible common equity. KBW compared the relative contribution of balance sheet for the period ending September 30, 2011, which did not include any estimated purchase accounting adjustments, and the estimated pro forma ownership for ESSA based on 50% of First Star shares exchanged for 1.0665 ESSA shares and 50% of First Star shares exchanged for $11.20 in cash. KBW did not analyze the relative contribution to the pro forma income statement due to a loss in earnings for First Star in 2011 and a negative earnings projection for 2012. The results of KBW’s analysis are set forth in the following table:

	ESSA	FSSB
Assets	72.2%	27.8%
Gross Loans	77.5%	22.5%
Deposits	66.6%	33.4%
Tangible Common Equity	84.7%	15.3%
Ownership at 50% Cash / 50% Stock	91.3%	8.7%

Financial Impact Analysis. KBW performed pro forma merger analyses that combined projected income statement and balance sheet information of First Star and ESSA. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of ESSA. In the course of this analysis,

KBW used earnings estimates for ESSA for 2012 and 2013 from a nationally recognized earnings estimate consolidator and used earnings estimates for First Star for 2012 and 2013 from First Star management. This analysis indicated that the merger is expected to be accretive to ESSA’s estimated earnings per share in 2012 and 2013. The analysis also indicated that the merger is expected to be dilutive to book value per share and to tangible book value per share for ESSA and that ESSA would maintain well capitalized capital ratios. For all of the above analyses, the actual results achieved by ESSA following the merger will vary from the projected results, and the variations may be material.

Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that First Star could provide to equity holders through 2017 on a stand-alone basis. In performing this analysis, KBW used management’s earnings estimates for First Star for 2012 through 2014 and applied a long-term tangible asset growth rate of 2.0% thereafter, and assumed discount rates ranging from 10.0% to 14.0%. The range of values was determined by adding (1) the present value of projected cash flows to First Star shareholders from 2012 to 2017 and (2) the present value of the terminal value of First Star’s common stock. In determining cash flows available to shareholders, KBW assumed that First Star would maintain a tangible common equity / tangible asset ratio of 7.00% and would retain sufficient earnings to maintain that level. Any earnings in excess of what would need to be retained represented dividendable cash flows for First Star. In calculating the terminal value of First Star, KBW applied multiples ranging from 9.0 times to 15.0 times 2017 forecasted earnings. This resulted in a range of values of First Star from $3.28 to $6.24 per share. KBW stated that the discounted cash flow present value analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of First Star.

Other Analyses. KBW reviewed the relative financial and market performance of First Star and ESSA to a variety of relevant industry peer groups and indices. KBW also reviewed earnings estimates, balance sheet composition, historical stock performance and other financial data for ESSA.

The First Star board has retained KBW as an independent contractor to act as financial adviser to First Star regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, First Star and ESSA. As a market maker in securities KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of First Star and ESSA for KBW’s own account and for the accounts of its customers.

First Star and KBW have entered into an agreement relating to the services to be provided by KBW in connection with the merger. First Star has paid KBW a cash fee of $75,000 concurrently with the rendering of the Fairness Opinion relating to the Transaction. Additionally, First Star has agreed to pay to KBW at the time of closing of the Transaction a cash fee (“Contingent Fee”) equal to 1.00% of the aggregate consideration offered in exchange for the outstanding shares of common stock of First Star in the merger. Pursuant to the KBW engagement agreement, First Star also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify against certain liabilities, including liabilities under the federal securities laws. During the two years preceding the date of its opinion to First Star, KBW has not received compensation for investment banking services from neither First Star nor ESSA.

Employee Matters

The merger agreement provides that ESSA Bancorp will review all First Star compensation and employee benefit plans that do not otherwise terminate (whether pursuant to the terms of any such plan or the merger agreement) to determine whether to maintain, terminate or continue such plans. All First Star employees who become ESSA Bancorp employees will be given credit for service at First Star or its subsidiaries for eligibility to participate in and the satisfaction of vesting requirements (but not for benefit accrual purposes) in the ESSA Bancorp compensation and benefit plans, except for the ESSA employee stock ownership plan and defined benefit plan. Notwithstanding the preceding sentence, all First Star employees who become ESSA Bancorp employees shall be eligible to join the ESSA ESOP on January 1, 2013 and will be given credit for service at First Star or its subsidiaries for eligibility to participate in and the satisfaction of vesting requirements (but not for benefit accrual purposes). All employees of First Star or its subsidiaries who become employees of ESSA Bancorp shall be eligible to join the ESSA defined benefit plan upon their satisfaction of the eligibility requirements for that plan, taking into account only service performed for ESSA Bancorp and not taking into account service while an employee of First Star or its subsidiaries. In addition, ESSA Bancorp shall request its health plan vendor to credit all employees of First Star or any subsidiary who cease participation on a First Star health plan and become participants in a comparable ESSA Bancorp health plan with any co-payments and deductibles paid under First Star’s health plan for purposes of satisfying any applicable deductible or out-of-pocket requirements under the ESSA Bancorp health plan.

Any employee of First Star or any subsidiary who is not a party to an employment agreement, change in control agreement or other arrangement that provides for severance benefits and whose employment is terminated at or before the effective time of the merger or within twelve months following the effective time of the merger, will receive severance benefits in the amount of two weeks of salary for every full year served, up to a maximum of 26 weeks. Any employee of First Star or any subsidiary who continues employment with ESSA Bancorp for more than twelve months after the closing date shall, upon any subsequent termination of employment, be covered by and eligible for severance benefits under the then-current ESSA severance plan.

ESSA Bancorp has agreed to honor all obligations under all employment and change in control agreements applicable to employees of First Star and its subsidiaries, but is not obligated under the merger agreement to maintain the employment of any particular individual after the merger is consummated. See “Interests of First Star’s Directors and Executive Officers In the Merger” below for a discussion of the employment agreements and other compensation arrangements applicable to directors and executive officers of First Star that will be honored by ESSA Bancorp.

Dissenters’ Rights

General. The Pennsylvania Business Corporation Law of 1988 (“PBCL”) grants shareholders of First Star the right to dissent from the merger and to obtain payment of the “fair value” of their shares in the event we complete the merger.

If you are a shareholder of First Star and you contemplate exercising your right to dissent, we urge you to read carefully the provisions of Subchapter D of Chapter 15 of the PBCL, which is attached to this proxy statement-prospectus as Appendix D. A discussion of the provisions of the statute follows here. This discussion is qualified in its entirety by reference to the applicable dissenters’ rights provisions of Pennsylvania law. The discussion describes the steps that you must take if you want to exercise your right to dissent. You should read this summary and the full text of the law. You are advised to consult legal counsel if you are considering the exercise of your dissenters’ rights. Failure to strictly comply with these procedures may result in the loss of these dissenters’ rights.

Before the day of the shareholders meeting, send any written notice or demand required concerning your exercise of dissenters’ rights to:

First Star Bancorp, Inc.

418 West Broad Street

Bethlehem, Pennsylvania 18018

Attention: Corporation Secretary

Fair Value. The term “fair value” means the value of a share of First Star common stock immediately before the day of the merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger.

Notice of Intention to Dissent. If you wish to dissent, you must:

•	File a written notice with First Star of your intention to demand payment of the fair value of your shares if the merger is consummated, prior to the vote of shareholders on the merger at the meeting;

•	Make no change in your beneficial ownership of stock from the date you give notice through the day of completion of the merger; and

•	Refrain from voting your shares to approve the merger (a failure to vote against the merger, however, will not constitute a waiver of dissenters’ rights).

Shareholders considering exercising dissenters’ rights should recognize that the fair value could be more than, the same as or less than the merger consideration offered by ESSA Bancorp that they are to receive under the terms of the merger if they do not exercise dissenters’ rights with respect to their shares.

Opinions of investment banking firms as to the fairness from a financial point of view of consideration received in a merger are not necessarily determinative of fair value under the PBCL.

Except as otherwise provided in this paragraph, only a record holder of shares of First Star common stock is entitled to assert dissenters’ rights with respect to the shares registered in such holder’s name. A beneficial owner who is not a record holder and who wishes to exercise dissenters’ rights may do so only if he or she submits a written consent of the record holder with his or her demand for payment (the demand for payment is described below). Accordingly, beneficial owners are advised to consult promptly with the appropriate record holder as to the timely exercise of dissenters’ rights.

A record holder, such as a broker or depository nominee, who holds shares as a nominee for others may exercise dissenters’ rights with respect to all of the shares held for one or more beneficial owners, while not exercising such rights for other beneficial owners. The demand for payment (which is described below) must show the name and address of the person or persons on whose behalf the dissenters’ rights are being exercised. A beneficial owner may not assert dissenters’ rights with respect to some but less than all shares owned by him or her, whether or not all of the shares so owned by him or her are registered in his or her name.

Neither a proxy nor a vote against approval of the merger satisfies the necessary written notice of intention to dissent.

Notice to Demand Payment. If the merger is approved by the required vote of shareholders, First Star will mail a notice to all dissenters who gave due notice of intention to demand payment and who did not vote for approval of the merger agreement. The notice will state where and when you must deliver a written demand for payment and where you must deposit certificates for stock in order to obtain payment. The notice will include a form for demanding payment and a copy of the law. The time set for receipt of the demand for payment and deposit of stock certificates will be not less than 30 days from the date of mailing of the notice.

Failure to Comply with Notice to Demand Payment, etc. You must take each step in the order above and in strict compliance with the statute to maintain your dissenters’ rights. If you fail to follow the steps, you will lose your right to dissent and you will receive 1.0665 shares of ESSA Bancorp or a combination of shares and cash for the shares of First Star common stock that you hold.

Payment of Fair Value of Shares. Promptly after the merger, or upon timely receipt of demand for payment if the merger already has taken place, First Star will send dissenters, who have deposited their stock certificates, the amount that First Star estimates to be the fair value of the shares or give written notice that no remittance will be made. The remittance or notice will be accompanied by:

•

A closing balance sheet and statement of income of First Star for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements;

•	A statement of First Star’s estimate of the fair value of the First Star common stock; and

•	A notice of the right of the dissenter to demand supplemental payment, accompanied by a copy of the law.

If First Star does not remit the amount of its estimate of the fair value of the shares as provided above, it will return all stock certificates that have been deposited. First Star may make a notation on any such certificate that a demand for payment has been made. If shares with respect to which notation has been so made are transferred, a transferee of such shares will not acquire by such transfer any rights in First Star other than those that the original dissenter had after making demand for payment.

Estimate by Dissenter of Fair Value of Shares. If a dissenter believes that the amount stated or remitted by First Star is less than the fair value of the shares, the dissenter may send his or her estimate of the fair value of the shares to First Star, which will be deemed a demand for payment of the amount of the deficiency. If First Star remits payment or sends notice to the dissenter of the estimated value of a dissenters’ shares and the dissenter does not file his or her own estimate within 30 days after the mailing by First Star of its remittance or notice, the dissenter will be entitled to no more than the amount stated in the notice or remitted by First Star.

Valuation Proceeding. If any demands for payment remain unsettled within 60 days after the latest to occur of:

•	The effective date of the merger;

•	Timely receipt by First Star of any demands for payment; or

•	Timely receipt by First Star of any estimates by dissenters of the fair value,

then, First Star may file an application in court requesting that the court determine the fair value of the stock. If this happens, all dissenters, no matter where they reside, whose demands have not been settled, shall be made parties to the proceeding. In addition, a copy of the application will be delivered to each dissenter.

If a shareholder is a nonresident, the copy will be served in the manner provided or prescribed by or under applicable provisions of Pennsylvania law relating to bases of jurisdiction and interstate and international procedure. The jurisdiction of the court will be plenary and exclusive. Such court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser will have such power and authority as may be specified in the order of appointment or in any amendment thereof. Each dissenter who is made a party will be entitled to recover the amount by which the fair value of his or her shares is found to exceed the amount, if any, previously remitted, plus interest.

Interest from the effective time of the merger until the date of payment will be at such rate as is fair and equitable under all of the circumstances, taking into account all relevant factors.

If First Star fails to file the application, then any dissenter may file an application in the name of First Star at any time within a period of 30 days following the expiration of the 60-day period and request that the court determine the fair value of the shares. The fair value determined by the court may, but need not, equal the dissenters’ estimates of fair value and may be higher or lower than the consideration payable to First Star shareholders. If no dissenter files an application, then each dissenter entitled to do so shall be paid First Star’s estimates of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

First Star intends to negotiate in good faith with any dissenting shareholders. If, after negotiation, a claim cannot be settled, then First Star intends to file an application requesting that the fair value of the common stock be determined by the court.

Costs and Expenses. The costs and expenses of any valuation proceeding, including the reasonable compensation and expenses of any appraiser appointed by the court, will be determined by the court and assessed against First Star, except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenting shareholders who are parties and whose action in demanding the payment or supplemental payment in accordance with their estimate of the fair value of their shares, as described above, the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against First Star and in favor of any or all dissenting shareholders if First Star failed to comply substantially with the requirements of Subchapter D of Chapter 15 of the PBCL, and may be assessed against either First Star or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by Subchapter D.

If the court finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated and should not be assessed against First Star, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenting shareholders who were benefited.

From and after the effective time of the merger, dissenting shareholders are not entitled to vote their shares for any purpose and are not entitled to receive payment of dividends or other distributions on their shares.

The parties amended the merger agreement on February 28, 2012 to clarify that the holders of First Star Common Stock are entitled to dissenters’ rights.

Interests of First Star Bancorp, Inc.’s Directors and Officers In the Merger

The following table sets forth the estimated potential severance benefits to First Star’s most highly compensated executive officers on termination of employment following a change in control:

Executive	Estimated Potential Severance on Termination Following a Change in Control (1)		Health Benefits Payment Period
Joseph T. Svetik	$1,268,108	(2)	36 months after the Closing Date
Paul J. Sebastian	$1,065,831	(3)	36 months after the Closing Date
Charles Siegfried	$125,000		None
Charles Hangen	$104,040		None
Michael Styer	$0		None

(1)	These estimates assume a termination date as of the closing date of the merger.
(2)	Includes $783,108 in severance to be paid by First Star and $530,000 for a new two-year non-compete agreement to be paid by ESSA
(3)	Includes $745,831 in severance to be paid by First Star and $320,000 for a new two-year non-compete agreement to be paid by ESSA.

Employment Agreements, Settlement Agreements and Non-Compete Agreements with Joseph T. Svetik and Paul J. Sebastian. Concurrent with the execution of the Merger Agreement, ESSA Bancorp, First Star and Joseph T. Svetik and Paul J. Sebastian entered into settlement agreements whereby the existing employment agreements between First Star and Messrs. Svetik and Sebastian would be terminated on the Closing Date, the executives’ employment will be terminated on the Closing Date, and severance payments would be made to the executives under the settlement agreement instead of under their employment agreements. The consummation of the merger constitutes a change in control for purposes of the employment agreements. The employment agreements provide that upon involuntary termination of employment without cause or voluntary termination of employment for good reason (as defined in the agreement) within 24 months following a change in control of First Star, the executives will be entitled to severance benefits. Under the employment agreements, the amount of severance equals three times the executive’s base salary and highest annual cash bonus received at any time with the Bank, plus a cash amount equal to the employee stock ownership plan, 401(k) plan and deferred compensation agreement benefits that the executive would have received through November 1, 2014. Under the employment agreements, the severance owed to Mr. Svetik is $1,315,533 and the severance owed to Mr. Sebastian is $1,071,351. However, pursuant to the settlement agreements, on the Closing Date, (i) First Star shall pay Mr. Svetik a lump sum cash severance payment of $783,108 and ESSA shall pay Mr. Svetik a lump sum cash payment of $530,000 for a new two-year non-compete agreement and (ii) First Star shall pay Mr. Sebastian a lump sum cash severance payment of $745,831 and ESSA shall pay Mr. Sebastian a lump sum cash payment of $320,000 for a new two-year non-compete agreement. In addition, for 36 months after the Closing Date, ESSA shall provide continued coverage under ESSA’s medical, health, vision and dental plans to the executives at no cost to the executives. The settlement agreements included a standard release of all employment claims. Severance payments have not been accrued.

Change in Control Agreements with Charles Siegfried and Charles Hangen. Pursuant to the Merger Agreement, ESSA Bancorp has agreed to honor the terms of the change in control agreements between First Star and Charles Siegfried, First Star’s Chief Financial Officer and between First Star and Charles Hangen, First Star’s Chief Lending Officer. The agreements expire on May 1, 2012 but may be renewed by the employer for an additional year on or before each anniversary date. Severance benefits under the agreements are payable upon an involuntary termination of employment without cause during the twelve months following a change in control (which will occur on the Closing Date) or upon a voluntary termination of employment for “good reason” within six months after a change in control

(which will occur on the Closing Date). Under the agreements, “good reason” includes a change in First Star’s organizational structure or a change in the executive’s reporting duties, both of which will occur on the Closing Date, such that the executives will have the right to terminate employment and receive severance benefits within six months after the Closing Date. Messrs. Siegfried and Hangen are entitled to a lump sum cash severance payment equal to $125,000 and $104,040, respectively, to be paid no later than two and one-half months after termination of employment.

Deferred Compensation Agreements with Joseph T. Svetik, Paul J. Sebastian and Michael Styer. Pursuant to the Merger Agreement, ESSA Bancorp has agreed to honor the terms of the deferred compensation agreements between First Star and Joseph T. Svetik, Paul J. Sebastian and Michael Styer, First Star’s Treasurer. Under these agreements, ESSA Bancorp will pay Mr. Svetik and Mr. Sebastian $47,400 and $41,400 per year, respectively, adjusted each year for the annual Consumer Price Index (CPI). Such amounts shall be paid in monthly installments over 20 years, starting on the last day of the month after the Closing Date. In addition, ESSA Bancorp will pay Mr. Styer $28,000 per year, paid in monthly installments for 15 years begin at separation from service at or after age 65.

Arrangements of Certain First Star Bancorp, Inc. Officers with ESSA Bancorp. The Merger Agreement provides that ESSA Bancorp shall establish and utilize, with the cooperation of First Star, a retention bonus pool in an amount not to exceed $50,000.00 for the payment of retention bonuses to First Star employees through the Closing Date and, in some instances, through a date following the Closing Date.

Indemnification. Pursuant to the merger agreement, ESSA Bancorp has agreed that from and after the effective date of the merger through the sixth anniversary thereof, it will indemnify, defend and hold harmless each present and former officer, director or employee of First Star and its subsidiary (as defined in the merger agreement) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities, judgments and amounts that are paid in settlement (with the approval of ESSA Bancorp, which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director, officer or employee of First Star or its subsidiary if such claim pertains to any matter of fact arising, existing or occurring at or before the closing date to the fullest extent to which directors and officers of First Star are entitled under applicable law, ESSA Bancorp’s Certificate of Incorporation and Bylaws, First Star Certificate of Incorporation and bylaws, or other applicable law in effect on the date of the merger agreement (and ESSA Bancorp will pay expenses in advance of the final disposition of any such action or proceeding to the fullest extent permitted to under applicable law, provided that the person to whom such expenses are advanced agrees to repay such expenses if it is ultimately determined that such person is not entitled to indemnification).

Directors’ and Officers’ Insurance. ESSA Bancorp has further agreed, for a period of six years after the effective date, to cause the persons serving as officers and directors of First Star immediately prior to the effective date to continue to be covered by First Star’s current directors’ and officers’ liability insurance policy (provided that ESSA Bancorp may substitute therefore policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous than such policy) with respect to acts or omissions occurring prior to the effective date which were committed by such officers and directors in their capacity as such. ESSA Bancorp is not required to spend more than 175% of the annual cost currently incurred by First Star for its insurance coverage.

Management and Operations of First Star Bancorp, Inc. and First Star Bank After the Merger

Upon consummation of the merger between First Star and ESSA Bancorp, First Star will be merged into ESSA Bancorp and the separate existence of First Star will cease, and First Bank will be merged into ESSA Bank and the separate existence of First Star Bank will cease. The officers of ESSA

Bancorp and ESSA Bank immediately prior to the merger will continue to be its directors and officers. Effective immediately upon closing, the Boards of Directors of ESSA Bancorp and ESSA Bank will be increased by one member and Joseph Svetik shall be appointed to each board. If Mr. Svetik is unwilling or unable to become a director of ESSA Bancorp or ESSA Bank one director of First Star (as of the date of the merger agreement and as of the effective time), as mutually agreed to by ESSA Bancorp, ESSA Bank, First Star and First Star Bank, shall be appointed and elected to the ESSA Bancorp and ESSA Bank Boards of Directors, effective immediately after the closing date.

Effective Date of Merger

The parties expect that the merger will be effective during the second quarter of 2012 or as soon as possible after the receipt of all regulatory and shareholder approvals and after the expiration of all regulatory waiting periods. The merger will be completed legally by the filing of the articles of merger with the Secretary of State of the Commonwealth of Pennsylvania and with the Pennsylvania Department of State. If the merger is not consummated by September 30, 2012, the merger agreement may be terminated by either First Star or ESSA Bancorp, unless the failure to consummate the merger by this date is due to the breach by the party seeking to terminate the merger agreement of any of its obligations under the merger agreement. See “—Conditions to the Merger” below.

Conduct of Business Pending the Merger

The merger agreement contains various restrictions on the operations of First Star before the effective time of the merger. In general, the merger agreement obligates First Star to conduct its business in the usual, regular and ordinary course of business and use reasonable efforts to preserve its business organization and assets and maintain its rights and franchises. In addition, First Star has agreed that, except as expressly contemplated by the merger agreement or specified in a schedule to the merger agreement, without the prior written consent of ESSA Bancorp, it will not, among other things:

•	change or waive any provision of its Articles of Incorporation or Bylaws, or appoint a new director to the board of directors;

•

change the number of authorized or issued shares of its capital stock, issue any shares of First Star common stock or preferred stock, make any grant or award any options, warrants or similar instruments, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock;

•

enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business;

•	make application for the opening or closing of any, or open or close any, branch or automated banking facility;

•

grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except for certain pre-existing commitments or in the ordinary course of business consistent with past practice to non-officer employees;

•

enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

•

materially change any method, practice or principle of accounting, except as may be required from time to time by Generally Accepted Accounting Principles (without regard to any optional early adoption date) or any bank regulator responsible for regulating First Star or First Star Bank;

•

purchase any equity securities, or purchase any securities other than (i) Federal Farm Credit obligations or other securities having the full faith and credit of the United States, and (ii) having a face amount of not more than $2.0 million with maturity date of three years or less;

•

make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in an amount in excess of $500,000 for a commercial real estate loan or $250,000 for a commercial business loan, or in excess of $417,000 for a residential loan. In addition, the prior approval of ESSA Bancorp is required with respect to the foregoing: (i) any new loan or credit facility commitment in an amount of $350,000 or greater to any borrower or group of affiliated borrowers whose credit exposure with First Star Bank, First Star or any First Star subsidiary, in the aggregate, exceeds $1.0 million prior thereto or as a result thereof; (ii) any new loan or credit facility commitment in excess of $417,000 to any person residing, or any property located, outside of the Commonwealth of Pennsylvania; and (iii) any new loan or loan commitment to any First Star director or executive officer;

•

make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date of the merger agreement and expenditures necessary to maintain existing assets in good repair;

•	purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

•

enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by First Star or First Star Bank of more than $25,000 annually, or containing any financial commitment extending beyond 24 months from the date of the merger agreement; or

•

pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate.

In addition to these covenants, the merger agreement contains various other customary covenants, including, among other things, access to information, each party’s efforts to cause its representations and warranties to be true and correct on the closing date; and each party’s agreement to use its reasonable best efforts to cause the merger to qualify as a tax-free reorganization.

Representations and Warranties

The merger agreement contains a number of customary representations and warranties by ESSA Bancorp and First Star regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger that are customary for a transaction of this kind. They include, among other things:

•	the organization, existence, and corporate power and authority, and capitalization of each of the companies;

•	the absence of conflicts with and violations of law and various documents, contracts and agreements;

•	the absence of any development materially adverse to the companies;

•	the absence of adverse material litigation;

•	accuracy of reports and financial statements filed with the Securities and Exchange Commission or bank regulators, as relevant;

•	the accuracy and completeness of the statements of fact made in filings with governmental entities in connection with the merger agreement;

•	no violations of law by either company;

•	the filing of tax returns, payment of taxes and other tax matters by either party;

•	labor and employee benefit matters; and

•	compliance with applicable environmental laws by both parties.

All representations, warranties and covenants of the parties, other than those covenants and agreements which by their terms apply in whole or part after the consummation of the merger, terminate upon the consummation of the merger.

Conditions to the Merger

The respective obligations of ESSA Bancorp and First Star to complete the merger are subject to various conditions prior to the merger. The conditions include the following:

•

the receipt of all regulatory approvals (including the $25.0 million distribution from ESSA Bank to ESSA Bancorp) and other necessary approvals of governmental entities (other than those the failure of which to obtain would not cause a material adverse effect (as defined in the merger agreement)), and the expiration of all applicable statutory waiting periods;

•	approval of the merger agreement by the affirmative vote of a majority of the issued and outstanding shares of First Star;

•	none of the parties can be subject to any order, injunction or decree that prohibits or enjoins the consummation of the merger;

•	there must be no statute, rule or regulation by which the merger is prohibited or enjoined;

•

ESSA Bancorp’s registration statement of which this document is a part shall have become effective and no stop order suspending its effectiveness of shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Securities and Exchange Commission;

•

the shares of ESSA Bancorp common stock to be issued to First Star shareholders in the merger must have been approved for listing on the Nasdaq Global Market and such shares must be delivered to the exchange agent before the closing date of the transaction;

•

revisions to the loan relationship between First Star Bank certain borrowers to the satisfaction of ESSA, in its sole discretion, such that the outstanding balances and unfunded commitments of such loans are either (i) reduced to an aggregate value of less than $4.2 million, other than through First Star delinquent loan status or (ii) additional collateral in the form of a $500,000 certificate of deposit is in place, as of the closing of the merger;

•

with respect to each of First Star and ESSA Bancorp, the representations and warranties of the other party to the merger agreement that are qualified as to materiality must be true and correct as of the date of the merger agreement and as of the date of the closing of the merger, and each of these representations and warranties not so qualified must be true and correct in all material respects, as of the date of the merger agreement and as of the date of the closing (except to the extent such representations and warranties speak as of an earlier date); and

•

both ESSA Bancorp and First Star must have received a legal opinion from their respective counsels that the merger will qualify as a tax-free reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

The parties may waive conditions to their obligations unless they are legally prohibited from doing so. Shareholder approval and regulatory approvals may not be legally waived.

Regulatory Approvals Required for the Merger

General. First Star and ESSA Bancorp have agreed to use all reasonable efforts to obtain all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the merger. This includes the approvals of the Pennsylvania Department of Banking, which must approve the merger of First Star into ESSA Bancorp as well as First Star Bank into ESSA Bank, the Federal Reserve Board of Governors, which must approve the merger of First Star into ESSA Bancorp, and the FDIC, which must approve the merger of First Star Bank into ESSA Bank. As part of the regulatory approvals being requested, and as a condition to closing the merger, ESSA Bancorp and ESSA Bank are seeking approval for ESSA Bank to distribute $25.0 million to ESSA Bancorp to provide the cash merger consideration and pay off all outstanding First Star junior subordinated debentures. ESSA Bancorp has filed the applications necessary to obtain these regulatory approvals. The merger cannot be completed without such approval. ESSA Bancorp cannot assure that it will obtain the required regulatory approvals, when they will be received, or whether there will be conditions in the approvals or any litigation challenging the approvals. ESSA Bancorp also cannot assure that the United States Department of Justice or any state attorney general will not attempt to challenge the merger on antitrust grounds, or what the outcome will be if such a challenge is made.

ESSA Bancorp is not aware of any material governmental approvals or actions that are required prior to the merger other than those described below. ESSA Bancorp presently contemplates that it will seek any additional governmental approvals or actions that may be required in addition to those requests for approval currently pending; however, ESSA Bancorp cannot assure that it will obtain any such additional approvals or actions.

No Solicitation

Until the merger is completed or the merger agreement is terminated, First Star has agreed that it, and its subsidiaries, officers, employees, directors and representatives will not:

•	initiate, solicit, induce or knowingly encourage any inquiries, offers or proposals to acquire First Star;

•

participate in any discussions or negotiations regarding any proposal to acquire First Star, or furnish, or otherwise afford access, to any person any information or data with respect to First Star or otherwise relating to an acquisition proposal;

•	release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which First Star is a party; or

•	enter into any agreement, agreement in principle, or letter of intent with respect to any proposal to acquire First Star, or approve or resolve to approve an acquisition proposal.

First Star may, however, furnish information regarding First Star to, or enter into and engage in discussion with, any person or entity in response to a bona fide unsolicited written proposal by the person or entity relating to an acquisition proposal if:

•

First Star’s board of directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such proposal constitutes or is reasonably likely to lead to a proposal that is superior to the ESSA Bancorp merger from a financial point-of-view for First Star’s shareholders;

•	First Star notifies ESSA Bancorp within at least one (1) business day prior to such determination; and

•	First Star receives a confidentiality agreement from a third party with terms no less favorable to First Star than the existing confidentiality agreement between First Star and ESSA Bancorp.

Termination; Amendment; Waiver

The merger agreement may be terminated prior to the closing, before or after adoption by First Star’s shareholders, as follows:

•	by mutual written agreement of ESSA Bancorp and First Star;

•

by either ESSA Bancorp or First Star if the merger has not occurred on or before September 30, 2012, and such failure to close is not due to the terminating party’s material breach of any representation, warranty, covenant or other agreement contained in the merger agreement;

•	by ESSA Bancorp or First Star if First Star shareholders do not adopt the merger agreement and merger;

•

by the board of directors of a non-breaching party if the other party (1) breaches any covenants or agreements contained in the merger agreement or (2) breaches any representations or warranties contained in the merger agreement, in each case if such breach by its nature cannot be cured by September 30, 2012 or has not been cured within thirty days after notice from the terminating party and which breach would cause the failure of conditions to the terminating party’s obligation to close (provided that the terminating party is not then in material breach of the merger agreement);

•

by ESSA Bancorp if First Star delinquent loans equal or exceed $19.3 million as of any month end prior to the closing date of the merger, and or if from the period commencing October 1, 2011 and through the closing date, the First Star investment portfolio realizes cumulative net losses from either (i) securities sales, or (ii) other than temporary impairment write-downs, which in the aggregate exceed $4.25 million as of any month end prior to the closing date;

•	by either party if any required regulatory approvals for consummation of the merger are not obtained;

•	by either party if the shareholders of First Star do not approve the merger;

•

by ESSA Bancorp if First Star shall have received a superior proposal and the First Star board of directors enters into an acquisition agreement with respect to a superior proposal and terminated the merger agreement or failed to recommend that the shareholders of First Star adopt the merger agreement or has withdrawn, modified or changed such recommendation in a manner which is adverse to ESSA Bancorp; or

•	by First Star in order to accept a superior proposal, which has been received and considered by First Star in compliance with the applicable terms of the merger agreement.

Under the latter two scenarios described above, if the merger agreement is terminated, First Star shall pay to ESSA Bancorp a fee of $875,000. This fee would also be payable to ESSA Bancorp if First Star enters into a merger agreement with a third party within twelve months of the termination of the merger agreement by ESSA Bancorp, if the termination was due to a willful breach of a representation, warranty, covenant or agreement by First Star or the failure of the shareholders of First Star to approve the merger agreement after the public disclosure or public awareness that First Star received a third party acquisition proposal.

Additionally, First Star may terminate the merger agreement if, at any time during the three-day period commencing on the first date on which all bank regulatory approvals (and waivers, if applicable) necessary for consummation of the merger have been received (disregarding any waiting period), such termination to be effective tenth day following such determination date if the average of the daily closing price of ESSA Bancorp common stock as reported on the Nasdaq for the thirty trading days immediately preceding the first date when all regulatory approvals for the merger have been received is less than $8.14.

If First Star elects to exercise its termination right as described above, it must give prompt written notice thereof to ESSA Bancorp. During the five-business day period commencing with its receipt of such notice, ESSA Bancorp shall have the option to increase the consideration to be received by the holders of First Star common stock and preferred stock such that the aggregate merger consideration to be received by holders of First Star common stock and preferred stock shall be $21.11 million, in the form of ESSA common stock, cash or a combination thereof, at the discretion of ESSA.

The merger agreement may be amended by the parties at any time before or after adoption of the merger agreement by the First Star shareholders. However, after such adoption, no amendment may be made without their approval if it reduces the amount, value or changes the form of consideration to be delivered to First Star’s shareholders.

The parties may waive any of their conditions to closing, unless they may not be waived under law.

Fees and Expenses

ESSA Bancorp and First Star will each pay its own costs and expenses in connection with the merger agreement and the transactions contemplated thereby except as described above.

Material United States Federal Income Tax Consequences of the Merger

General. The following summary discusses the material anticipated U.S. federal income tax consequences of the merger applicable to a holder of shares of First Star common stock and preferred stock who surrenders all of the shareholder’s common and preferred stock for shares of ESSA Bancorp common stock and/or cash in the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended (the Internal Revenue Code), Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to U.S. residents and citizens who hold their shares as capital assets for U.S. federal income tax purposes (generally, assets held for investment). This discussion does not address all aspects of United States federal income taxation that may be relevant to First Star shareholders in light of their particular circumstances. This discussion also does not address aspects of United States federal income taxation that may be applicable to First Star shareholders subject to special treatment under the Internal Revenue Code (including, among others, tax-exempt organizations, dealers in securities or foreign currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, insurance companies, financial institutions or persons who hold their shares of First Star common stock and preferred stock as part of a hedge, straddle, constructive sale or conversion transaction, persons whose functional currency is not the U.S. dollar, persons that are, or hold their shares of First Star common stock and preferred stock through, partnerships or other pass-through entities, persons who acquired their shares of First Star common stock and preferred stock through the exercise of an employee stock option or otherwise as compensation, First Star directors, officers, employees and other persons that hold options to acquire First Star common stock or preferred stock, and First Star shareholders who are not “United States persons” as defined in section 7701(a)(30) of the Internal Revenue Code). This discussion also does not apply to any First Star shareholder with respect First Star preferred shares that constitute “section 306 stock” within the meaning of section 306 of the Internal Revenue Code.

First Star shareholders are urged to consult their tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local, non-U.S. tax laws and U.S. tax laws other than income tax laws.

Opinion Conditions. It is a condition to the obligations of ESSA Bancorp and First Star that ESSA Bancorp receive an opinion from Luse Gorman Pomerenk & Schick and that First Star receive an opinion from Stradley Ronon Stevens & Young, LLP, each dated as of the effective date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in that opinion (including factual representations contained in certificates of officers of ESSA Bancorp and First Star) which are consistent with the state of facts existing as of the effective date of the merger, the merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code. ESSA Bancorp and First Star both expect to be able to obtain the tax opinions if, as expected:

•	ESSA Bancorp and First Star are able to deliver certain representations to ESSA Bancorp’s and First Star’s respective tax counsel; and

•	there is no adverse change in U.S. federal income tax law.

Although the merger agreement allows both ESSA Bancorp and First Star to waive the condition that tax opinions be delivered by Luse Gorman Pomerenk & Schick and Stradley Ronon Stevens & Young, LLP, neither party currently anticipates doing so. However, if this condition were waived, First Star would re-solicit the approval of its shareholders before completing the merger.

In addition, in connection with the filing of the registration statement of which this proxy statement/prospectus forms a part, Luse Gorman Pomerenk & Schick has delivered its opinion to ESSA Bancorp, dated as of the date of this proxy statement/prospectus, that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. A form of the Luse Gorman Pomerenk & Schick opinion has been filed as Exhibit 8.1 to the registration statement. Such opinion has been rendered on the basis of facts, representations and assumptions set forth or referred to in such opinion and factual representations contained in certificates of officers of ESSA Bancorp and First Star, all of which must continue to be true and accurate in all material respects as of the effective time of the merger.

The tax opinions to be delivered in connection with the merger are not binding on the IRS or the courts, and neither ESSA Bancorp nor First Star intends to request a ruling from the IRS with respect to the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. If any of the representations or assumptions upon which the opinion is based are inconsistent with the actual facts, the tax consequences of the merger could be adversely affected. The determination by tax counsel as to whether the proposed merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code will depend upon the facts and law existing at the effective time of the proposed merger. The following discussion assumes that the merger will constitute a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code.

Exchange Solely for ESSA Bancorp Common Stock. No gain or loss will be recognized by a First Star shareholder who receives solely shares of ESSA Bancorp common stock (except for cash received in lieu of fractional shares as discussed below) in exchange for all of his or her shares of First Star common stock and preferred stock. The tax basis of the shares of ESSA Bancorp common stock received by a First Star shareholder in such exchange will be equal (except for the basis attributable to any fractional shares of ESSA Bancorp common stock, as discussed below) to the basis of the First Star common stock and preferred stock surrendered in exchange for the ESSA Bancorp common stock. The holding period of the ESSA Bancorp common stock will include the holding period of the shares of First Star common stock and preferred stock surrendered. If a First Star shareholder has more than one basis or holding period in respect of his or her shares of First Star common stock or preferred stock, such shareholder should consult his or her tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of ESSA Bancorp common stock received in the exchange.

Exchange Solely for Cash. A First Star shareholder who receives solely cash in exchange for all of his or her shares of First Star common stock and preferred stock (and is not treated as constructively owning ESSA Bancorp common stock after the merger under the circumstances referred to below under “Possible Dividend Treatment”) or who exercises dissenters’ rights with respect to their shares of First Star common stock or preferred stock in connection with the merger, will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received and such shareholder’s tax basis in the First Star common stock and preferred stock surrendered in exchange for the cash. Such gain or loss will be a capital gain or loss provided that such shares were held as capital assets of the First Star shareholder at the effective time of the merger. Such gain or loss will be long-term capital gain or loss if the First Star shareholder’s holding period is more than one year. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

Exchange for ESSA Bancorp Common Stock and Cash. A First Star shareholder who receives a combination of ESSA Bancorp common stock and cash in exchange for his or her First Star common stock and preferred stock will recognize gain, if any (but not loss), equal to the lesser of (1) the amount of cash received or (2) the amount of gain “realized” in the transaction. The amount of gain a First Star shareholder “realizes” will equal the amount by which (a) the cash plus the fair market value at the effective time of the merger of ESSA Bancorp common stock received exceeds (b) the shareholders’ basis in the First Star common stock and preferred stock to be surrendered in the exchange. Any recognized gain generally will be long-term capital gain if the First Star shareholder’s holding period with respect to the First Star common stock and preferred stock surrendered is more than one year. If, however, the cash received has the effect of the distribution of a dividend (see discussion below), the cash received will be treated as a dividend; however, the amount of the cash payment that may be treated as a dividend is limited to the shareholder’s ratable share of the accumulated earnings and profits of First Star at the effective time of the merger. The tax basis of the shares of ESSA Bancorp common stock received by such First Star shareholder will be the same as the basis of the shares of First Star common stock and preferred stock surrendered in exchange for the shares of ESSA Bancorp common stock, plus any gain recognized by such shareholder in the merger, and minus any cash received by the shareholder in the merger. If a First Star shareholder has more than one basis or holding period in respect of his or her shares of First Star common stock or preferred stock, such shareholder should consult his or her tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of ESSA Bancorp common stock received in the exchange. The holding period for shares of ESSA Bancorp common stock received by such First Star shareholder will include such shareholder’s holding period for the First Star common stock and preferred stock surrendered in exchange for the ESSA Bancorp common stock, provided that such shares were held as capital assets of the shareholder at the effective time of the merger.

A First Star shareholder’s federal income tax consequences will also depend on whether his or her shares of First Star common stock and preferred stock were purchased at different times at different prices. If they were, the First Star shareholder could realize gain with respect to some of the shares of First Star common stock and preferred stock and loss with respect to other shares. Any loss realized on one block of shares may not be used to offset gain realized on another block of shares. Any disallowed loss would be included in the adjusted basis of the ESSA Bancorp common stock. Such a First Star shareholder is urged to consult his or her own tax advisor respecting the tax consequences of the merger to that shareholder.

Possible Dividend Treatment. In certain circumstances, a First Star shareholder who receives solely cash or a combination of cash and ESSA Bancorp common stock in the merger may receive ordinary income, rather than capital gain, treatment on all or a portion of the gain recognized by that shareholder if the receipt of cash has the effect of the distribution of a dividend. The determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the First Star shareholder’s deemed percentage stock ownership of ESSA Bancorp. For purposes of this determination, First Star shareholders will be treated as if they first exchanged all of their shares of First Star common stock and preferred stock solely for ESSA Bancorp common stock and then ESSA Bancorp immediately redeemed (the “deemed redemption”) a portion of the ESSA Bancorp common stock in exchange for the cash actually received. The gain recognized in the exchange followed by a deemed redemption will be treated as capital gain if (i) the deemed redemption is “substantially disproportionate” with respect to the First Star shareholder (and the shareholder actually or constructively owns after the deemed redemption less than 50% of voting power of the outstanding ESSA Bancorp common stock) or (ii) the deemed redemption is “not essentially equivalent to a dividend.” The deemed redemption generally will be “substantially disproportionate” with respect to a First Star shareholder if the percentage described in (b) below is less than 80% of the percentage described in (a) below. In general, the determination requires a comparison of (a) the percentage of the outstanding stock of ESSA Bancorp that the shareholder is deemed actually and constructively to have owned immediately before the deemed redemption and (b) the percentage of the outstanding stock of ESSA Bancorp that is actually and constructively owned by the shareholder immediately after the deemed redemption. In applying the above tests, a First Star shareholder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or otherwise in addition to the stock actually owned by the shareholder. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a First Star shareholder will depend upon the shareholder’s particular circumstances. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must generally result in a “meaningful reduction” in the shareholder’s deemed percentage stock ownership of ESSA Bancorp. The IRS has ruled that a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” if the shareholder has a relatively minor reduction in such shareholder’s percentage stock ownership under the above analysis.

The amount of the cash payment that may be treated as a dividend is limited to the shareholder’s ratable share of the accumulated earnings and profits of First Star at the effective time of the merger. Any gain that is not treated as a dividend will be taxed as a capital gain, provided that the shareholder’s shares were held as capital assets at the effective time of the merger. Because the determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each First Star shareholder, shareholders are urged to consult their own tax advisors regarding the tax treatment of any cash received in the merger. The maximum federal income tax rate applicable to dividends is 15% for 2012.

Cash in Lieu of Fractional Shares. Administrative precedent regarding cash paid in lieu of fractional shares in a reorganization where the cash paid represents merely a mechanical rounding of fractions in the exchange and not separately bargained for consideration, permits shareholders who receive both stock and cash to treat the exchange as if they received all stock in the tax free reorganization and then redeemed the fractional shares in a separate redemption transaction. Accordingly, subject to the special provisions and limitations of Section 302 of the Code, cash received by a First Star shareholder instead of a fractional interest in ESSA Bancorp common stock generally will be treated as received in exchange for the fractional share, and gain or loss generally will be recognized based on the difference between the amount of cash received instead of the fractional share and the portion of the shareholder’s aggregate adjusted tax basis in First Star common stock and preferred stock surrendered that is allocable to the fractional share. The gain or loss generally will be long-term capital gain or loss if the holding period for First Star common stock and preferred stock is more than one year.

Backup Withholding. The receipt of cash by a First Star shareholder in exchange for surrendering shares of First Star common stock and preferred stock could result in the shareholder being subject to backup withholding at a rate of 28% if the shareholder is a non-corporate United States person and (i) fails to provide an accurate taxpayer identification number; (ii) is notified by the IRS that it has failed to report all interest or dividends required to be shown on its federal income tax returns; or (iii) in certain circumstances, fails to comply with applicable certification requirements. Amounts withheld under the backup withholding rules will be allowed as a refund or credit against a shareholder’s United States federal income tax liability provided that the shareholder furnishes the required information to the IRS.

Tax Treatment of the Entities. No gain or loss is expected to be recognized by ESSA Bancorp or First Star as a result of the merger.

Limitations on Net Operating Loss Carryforwards.

Subject to special rules that may apply to banks and to certain losses incurred in a tax year ending between December 31, 2007 and January 1, 2010, net operating losses can generally be carried back two (2) years and carried forward to each of the twenty (20) years succeeding the loss year to offset taxable income. However, the amount of taxable income that may be offset may be subject to a Section 382 limitation (“Section 382 limitation”) if, as of any testing date, there is an ownership change of more than 50 percent during a 3-year lookback period. The merger will result in an ownership change in the case of First Star. The Section 382 limitation generally would equal the aggregate fair market value of First Star’s stock on the testing date multiplied by the long term tax-exempt rate for ownership changes during the month in which the change of ownership occurs, with certain adjustments. In addition, the Section 382 limitation could also apply to ESSA Bancorp if the merger, along with other ownership changes of ESSA Bancorp, result in a more than 50% ownership change during the 3-year look-back period. Whether any such Section 382 limitation would be material depends on the existence of any net operating losses and other facts on the date of the merger.

Accounting Treatment

In accordance with current accounting guidance, the merger will be accounted for using the purchase method. The result of this is that the recorded assets and liabilities of ESSA Bancorp will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and that the assets and liabilities of First Star will be adjusted to fair value at the date of the merger. In addition, all identified intangibles will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price, consisting of cash plus the number of shares of ESSA Bancorp common stock to be issued to former First Star shareholders at fair value, exceeds the fair value of the net assets including identifiable intangibles of First Star at the merger date, that amount will be reported as goodwill. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. Identified intangibles will be amortized over their estimated lives. Further, the purchase accounting method results in the operating results of First Star being included in the consolidated income of ESSA Bancorp beginning from the date of consummation of the merger.

Stock Trading and Dividend Information

First Star common stock is currently trade on the Over-the-Counter Market under the symbol “FSSB.” The following table sets forth the high and low trading prices for shares of First Star common stock. As of April 16, 2012, there were 1,183,416 shares of First Star common stock issued and outstanding. First Star has not paid a cash dividend.

	0000000	0000000
Year Ending December 31, 2012	High	Low

First quarter (through April 16, 2012)	$11.50	$9.90

	0000000	0000000
Year Ended December 31, 2011	High	Low

Fourth quarter	$10.55	$4.65
Third quarter	5.25	4.15
Second quarter	5.20	4.86
First quarter	5.20	4.75

	0000000	0000000
Year Ended December 31, 2010	High	Low

Fourth quarter	$6.50	$4.50
Third quarter	6.75	6.05
Second quarter	9.00	6.00
First quarter	9.00	8.16

On December 21, 2011, the business day immediately preceding the public announcement of the merger, and on April 16, 2012, the closing prices of First Star common stock as reported on the Over-the-Counter Market were $6.00 per share and $10.22 per share, respectively.

COMPARISON OF SHAREHOLDERS’ RIGHTS

General

Both ESSA Bancorp and First Star Bancorp are incorporated under the laws of the Commonwealth of Pennsylvania. As a result of the merger, First Star shareholders will become shareholders of ESSA Bancorp. Thus, following the merger, the rights of First Star shareholders who become ESSA Bancorp shareholders in the merger will continue to be governed by the laws of the Commonwealth of Pennsylvania. However, the rights of First Star shareholders who become ESSA Bancorp shareholders will now be governed by the ESSA Bancorp articles of incorporation and the ESSA Bancorp bylaws. The ESSA Bancorp articles of incorporation and bylaws will be unaltered by the merger.

Comparison of Shareholders’ Rights

Set forth on the following page is a summary comparison of material differences between the rights of a ESSA Bancorp shareholder under the ESSA Bancorp articles of incorporation and ESSA Bancorp bylaws (right column) and the rights of a shareholder under the First Star articles of incorporation and First Star bylaws (left column). The summary set forth below is not intended to provide a comprehensive summary of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the ESSA Bancorp articles of incorporation and ESSA Bancorp bylaws, and the First Star articles of incorporation and First Star bylaws. Copies of the governing corporate instruments delivered, are available, without charge, to any person, including any beneficial owner to whom this document is delivered, by following the instructions listed under “Where You Can Find More Information” on page (ii).

FIRST STAR BANCORP, INC.

ESSA BANCORP, INC.

CAPITAL STOCK

Authorized Capital

10 million shares of common stock, par value $1.00 per share, 2,500,000 million shares of preferred stock, no par value per share. As of December 31, 2011, there were 1,183,438 shares of First Star common stock issued and outstanding and 576,398 shares of preferred stock issued and outstanding.

Preferred Stock. First Star’s articles of incorporation authorize the board of directors, without further shareholder action, to issue up to 2,500,000 million shares of preferred stock, in one or more series, and determine by resolution any designations, preferences, qualifications, privileges, limitations, restrictions or special or relative rights of additional series. The rights of preferred shareholders may supersede the rights of common shareholders.

40 million shares of common stock, par value $0.01 per share, 10 million shares of preferred stock, par value $0.01 per share. As of December 31, 2011, there were 16,980,900 shares of ESSA Bancorp common stock issued and 12,109,622 outstanding and no shares of preferred stock issued and outstanding.

Preferred Stock. ESSA Bancorp’s articles of incorporation authorizes the board of directors, without further shareholder action, to issue up to 10 million shares of preferred stock, in one or more series, and determine by resolution any designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights or special or relative rights of additional series. The rights of preferred shareholders may supersede the rights of common shareholders.

Limitation on Voting Rights

First Star’s articles of incorporation and bylaws do not have a special provision relating to a limitation on voting by holders of First Star’s common stock.

ESSA Bancorp’s articles of incorporation provide that in no event shall any record owner of any outstanding common stock which is beneficially owned, by a person who beneficially owns in excess of 10% of the then outstanding shares of common stock, be entitled or permitted to any vote in respect of the shares held in excess of the 10%.

Amendment of Articles of Incorporation and Bylaws

Articles of Incorporation. First Star’s articles of incorporation provide that no amendment of the articles of incorporation shall be made unless approved by the majority of the directors then in office, and thereafter approved by either a majority or sixty-six and two-thirds percent (66 2/3%) of the shares of First Star entitled to vote depending on the article being amended.

Bylaws. First Star’s bylaws provide that no amendment of the bylaws shall be made unless approved by the majority of the board of directors then in office or by either a majority vote or sixty-six and two-thirds percent (66 2/3%) of the shares entitled to vote depending on the article section/article being amended.

Articles of Incorporation. ESSA Bancorp’s articles of incorporation provide that no amendment of the articles of incorporation shall be made unless approved by the majority of the directors then in office, and thereafter approved by either the holders of a majority or eighty percent (80%) of the shares entitled to vote depending on the article being amended.

Bylaws. ESSA Bancorp’s bylaws provide that no amendment of the bylaws shall be made unless approved by the majority of the directors then in office or approved by eighty percent (80%) of the shares entitled to vote.

BOARD OF DIRECTORS

Number of Directors

Such number as is fixed by the board of directors from time to time. ESSA Bancorp currently has 10 directors and First Star has 5 directors.

Qualification of Directors

First Star’s articles of incorporation and bylaws do not have special provisions relating to the specific qualifications of directors, except that persons need not be stockholders of First Star or residents of the Commonwealth of Pennsylvania in order to be appointed or elected to First Star’s Board of Directors.

ESSA Bancorp’s bylaws provide that no person shall be appointed or elected unless that person owns at least 1,000 shares of ESSA Bancorp’s common stock and works or resides, at the time of appointment/election, in a county in which ESSA Bank maintains an office or in a county contiguous to a county in which ESSA Bank maintains an office.

Removal of Directors

First Star’s articles of incorporation provides that directors may be removed from office only for cause by an affirmative vote of not less than a majority of the total votes eligible to be cast by stockholders. At least 30 days prior to the meeting of stockholders, written notice must be sent to the director whose removal will be considered at the meeting.

ESSA Bancorp’s articles of incorporation provides that directors may be removed from office only for cause by an affirmative vote of not less than sixty percent (60%) of the total votes eligible to be cast by shareholders at a shareholder meeting.

Nomination of Directors

Nominations of candidates for election as directors at any annual meeting of stockholders may be made by a majority of the board of directors or any stockholder entitled to vote at such meeting. Nominations, other than those made by the board of directors, shall be made pursuant to timely notice in writing to the Secretary of First Star, not less than 60 days prior to the anniversary date of the immediately preceding annual meeting of stockholders.

Nominations of candidates for election as directors at any annual meeting of stockholders may be made by a majority of the board of directors or any stockholder entitled to vote at such meeting. Nominations, other than those made by the board of directors, shall be made pursuant to timely notice in writing to the Secretary of ESSA Bancorp, not less than 120 days prior to the anniversary date of the proxy statement or a notice of the meeting by ESSA Bancorp in connection with the immediately preceding annual meeting of shareholders of ESSA Bancorp.

Special Meetings of Shareholders

Special meetings of shareholders may be called by the board of directors pursuant to a resolution approved by a majority of the directors in office, the chairman of the board, or the president.

Special meetings of shareholders may be called only by the board of directors pursuant to a resolution approved by a majority of the directors then in office.

DESCRIPTION OF CAPITAL STOCK OF ESSA BANCORP, INC.

General

ESSA Bancorp is authorized to issue 40,000,000 shares of common stock, par value of $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. At December 31, 2011, there were 16,980,900 shares of ESSA Bancorp common stock issued and 12,109,622 outstanding. ESSA Bancorp has no outstanding shares of preferred stock. Each share of ESSA Bancorp common stock has the same relative rights as, and is identical in all respects to, each other share of common stock.

The shares of common stock of ESSA Bancorp represent nonwithdrawable capital, are not an account of an insurable type, and are not insured by the FDIC or any other government agency.

Common Stock

Dividends. ESSA Bancorp may pay dividends out of statutory surplus or from net earnings if, as and when declared by its Board of Directors. The payment of dividends by ESSA Bancorp is subject to limitations that are imposed by law and applicable regulation. The holders of common stock of ESSA Bancorp will be entitled to receive and share equally in dividends as may be declared by the Board of Directors of ESSA Bancorp out of funds legally available therefor. If ESSA Bancorp issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. The holders of common stock of ESSA Bancorp have exclusive voting rights in ESSA Bancorp. They elect ESSA Bancorp’s Board of Directors and act on other matters as are required to be presented to them under Pennsylvania law or as are otherwise presented to them by the Board of Directors. Generally, each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of ESSA Bancorp’s common stock, however, is not entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If ESSA Bancorp issues shares of preferred stock, holders of the preferred stock may also possess voting rights.

As a Pennsylvania stock savings association, corporate powers and control of ESSA Bank are vested in its Board of Directors, who elect the officers of ESSA Bank and who fill any vacancies on the Board of Directors. Voting rights of ESSA Bank are vested exclusively in the owners of the shares of capital stock of ESSA Bank, which is ESSA Bancorp, and voted at the direction of ESSA Bancorp’s Board of Directors. Consequently, the holders of the common stock of ESSA Bancorp do not have direct control of ESSA Bank

Liquidation. In the event of any liquidation, dissolution or winding up of ESSA Bank, ESSA Bancorp, as the holder of 100% of ESSA Bank’s capital stock, would be entitled to receive all assets of ESSA Bank available for distribution, after payment or provision for payment of all debts and liabilities of ESSA Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to eligible account holders and supplemental eligible account holders. In the event of liquidation, dissolution or winding up of ESSA Bancorp, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of ESSA Bancorp available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of ESSA Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

None of the shares of ESSA Bancorp’s authorized preferred stock are outstanding. Preferred stock may be issued with preferences and designations as our Board of Directors may from time to time determine. Our Board of Directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

CERTAIN PROVISIONS OF THE ESSA BANCORP, INC. ARTICLES OF

INCORPORATION AND BYLAWS

The following discussion is a general summary of the material provisions of ESSA Bancorp’s articles of incorporation and bylaws, ESSA Bank’s charter and bylaws and certain other statutory and regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in ESSA Bancorp’s articles of incorporation and bylaws and ESSA Bank’s charter and bylaws, reference should be made in each case to the document in question. See “Where You Can Find More Information” as to how to review a copy of these documents.

ESSA Bancorp’s Articles of Incorporation and Bylaws

ESSA Bancorp’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the Board of Directors or management of ESSA Bancorp more difficult.

The following description is a summary of the provisions of the articles of incorporation and bylaws. See “Where You Can Find More Information” as to how to review a copy of these documents.

Directors. The Board of Directors is divided into three classes. Only one class of directors is elected annually. Thus, it would take at least two annual elections to replace a majority of ESSA Bancorp’s Board of Directors. Further, the articles of incorporation authorize the Board of Directors to fill any vacancies so created, including any vacancy created by an increase in the number of directors, by a majority vote of directors then in office. The bylaws impose notice, informational and other requirements and conditions in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

Any person appointed or elected to ESSA Bancorp’s Board of Directors shall own, or within a reasonable time following such appointment or election shall acquire, at least 1,000 shares of the ESSA Bancorp’s common stock. In addition, at the time of initial appointment/election, such person must reside, or work, in a county in which ESSA Bank maintains an office or in a county contiguous to a county in which ESSA Bank maintains an office.

Restrictions on Call of Special Meetings. The articles of incorporation provide that special meetings of stockholders can only be called by the board of directors pursuant to a resolution approved by a majority of the directors then in office. The articles of incorporation and the bylaws do not provide for stockholder ability to call a special meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of Directors.

Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns, directly or indirectly, more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit.

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors can be removed from office for cause if the removal is approved by the vote of stockholders owning not less than 60% of the total votes eligible to be cast by stockholders at a duly constituted meeting (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”).

Authorized but Unissued Shares. ESSA Bancorp has authorized but unissued shares of common and preferred stock. See “Description of Capital Stock of ESSA Bancorp, Inc.” The articles of incorporation authorize 40,000,000 shares of common stock and 10,000,000 shares of serial preferred stock. The Board of Directors of ESSA Bancorp may amend the articles of incorporation, without action by the stockholders, to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that ESSA Bancorp has authority to issue. In addition, the Board of Directors of ESSA Bancorp is authorized, without further approval of the stockholders, to issue additional shares of common or preferred stock and to classify or reclassify any unissued shares of stock (including common stock and preferred stock) from time to time into one or more classes or series subject to applicable provisions of law, and the Board of Directors is authorized to fix by setting or changing the designations, and the relative preferences, conversion or other rights including offering rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of ESSA Bancorp that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of common stock or a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of common or preferred stock therefore may be to deter a future attempt to gain control of ESSA Bancorp. The Board of Directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Pennsylvania law provides that, subject to limited exceptions, the amendment or repeal of any provision of our articles of incorporation requires the approval of a majority of votes cast by all stockholders entitled to vote on the matter (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”). Our articles of incorporation, however, provide that amendments to certain provisions of our articles of incorporation require the approval of 80% of shares entitled to vote (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”). The provisions of our articles of incorporation that require approval of 80% shares entitled to vote relate to the limitation on voting rights, the authority of the Board of Directors to fix terms of preferred stock, the number, classification, terms, prohibition of cumulative voting, board vacancies, removal of directors, meetings of shareholders, liability of directors and officers and the amendment of the articles of incorporation and bylaws. Our articles of incorporation also provide that, in any event, the proposed amendment or repeal of any provision of our articles of incorporation must be approved by a majority of our Board of Directors then in office before it can be submitted for consideration at an annual or special meeting.

The bylaws may be amended exclusively by the affirmative vote of a majority of the directors then in office or by the affirmative vote of at least 80% of the shares entitled to vote.

Approval of Consolidations, Mergers, and Other Similar Transactions. Pennsylvania law provides that, subject to limited exceptions, consolidations, mergers and other similar transactions require the approval of a majority of the votes cast by shareholders eligible to vote.

Pennsylvania General Corporate Law

The Pennsylvania Business Corporation Law of 1988, as amended, also contains certain provisions applicable to ESSA Bancorp that may have the effect of deterring or discouraging an attempt to take control of ESSA Bancorp. These provisions, among other things:

•

Require that, following any acquisition by any person or group of 20% of a public corporation’s voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the “fair value” of the shares, including an increment representing a proportion of any value payable for control of the corporation (Subchapter 25E of the Business Corporation Law);

•

Prohibit for five years, subject to certain exceptions, a “business combination” (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets) with a person or group beneficially owning 20% or more of a public corporation’s voting power (Subchapter 25F of the Business Corporation Law);

•

Prevent a person or group acquiring different levels of voting power (20%, 33% and 50%) from voting any shares over the applicable threshold, unless “disinterested shareholders” approve such voting rights (Subchapter 25G of the Business Corporation Law);

•

Require any person or group that publicly announces that it may acquire control of a corporation, or that acquires or publicly discloses an intent to acquire 20% or more of the voting power of a corporation, to disgorge to the corporation any profits that it receives from sales of the corporation’s equity securities purchased over the prior 18 months (Subchapter 25H of the Business Corporation Law);

•	Expand the factors and groups (including shareholders) which a corporation’s Board of Directors can consider in determining whether an action is in the best interests of the corporation;

•	Provide that a corporation’s Board of Directors need not consider the interests of any particular group as dominant or controlling;

•

Provide that a corporation’s directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control;

•

Provide that actions relating to acquisitions of control that are approved by a majority of “disinterested directors” are presumed to satisfy the directors’ fiduciary duty, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

•

Provide that the fiduciary duty of a corporation’s directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

•	The Pennsylvania Business Corporation Law also explicitly provides that the fiduciary duty of directors does not require them to:

•	Redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

•

Render inapplicable, or make determinations under, provisions of the Pennsylvania Business Corporation Law relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

•

Act as the Board of Directors, a committee of the board or an individual director, solely because of the effect the action might have on an acquisition or potential acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

One effect of these provisions may be to make it more difficult for a shareholder to successfully challenge the actions of ESSA Bancorp’s Board of Directors in a potential change in control context. Pennsylvania case law appears to provide that the fiduciary duty standard under the Pennsylvania Business Corporation Law grants directors the statutory authority to reject or refuse to consider any potential or proposed acquisition of the corporation.

EXPERTS

The Consolidated Balance Sheet of ESSA Bancorp and subsidiary as of September 30, 2011 and 2010, and the related consolidated statements of income, comprehensive income and changes in stockholders’ equity and cash flows for each of the years in the three-year period ended September 30, 2011, and the effectiveness of internal control over financial reporting as of September 30, 2011, included in our 2011 Annual Report on Form 10-K, as amended, for the year ended September 30, 2011, and incorporated by reference herein, have been incorporated by reference herein in reliance upon the reports of S.R. Snodgrass, A.C., independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The audited consolidated financial statements of First Star and Subsidiaries including the balance sheet as of June 30, 2011 and 2010, and the related statements of operations, changes in stockholders’ equity, and cash flows for each of the two years in the period ended June 30, 2011 have been included in this Prospectus and this registration statement in reliance upon the report of ParenteBeard LLC, independent auditors, and upon the authority of said firm as experts in accounting and auditing.

LEGAL OPINIONS

The validity of the common stock to be issued in the merger will be passed upon by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., counsel to ESSA Bancorp. Luse Gorman Pomerenk & Schick, P.C. and Stradley Ronon Stevens & Young, LLP will deliver their opinions to ESSA Bancorp and

First Star, respectively, as to certain United States federal income tax consequences of the merger. See “The Merger and the Merger Agreement—Material United States Federal Income Tax Consequences of the Merger.”

ADJOURNMENT OF THE SPECIAL MEETING (Proposal 3)

In the event that there are not sufficient votes to constitute a quorum or approve the adoption of the merger agreement at the time of the special meeting, the merger agreement may not be adopted unless the special meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by First Star at the time of the special meeting to be voted for an adjournment, if necessary, First Star has submitted the question of adjournment to its shareholders as a separate matter for their consideration. The board of directors of First Star unanimously recommends that shareholders vote “FOR” the adjournment proposal. If it is necessary to adjourn the special meeting, no notice of the adjourned special meeting is required to be given to shareholders (unless the adjournment is for more than 30 days or if a new record date is fixed), other than an announcement at the special meeting of the hour, date and place to which the special meeting is adjourned.

CERTAIN BENEFICIAL OWNERS OF

FIRST STAR BANCORP, INC. COMMON STOCK AND PREFERRED STOCK

The following table sets forth, to the best knowledge and belief of First Star, certain information regarding the beneficial ownership of the First Star common stock and preferred stock as of March 30, 2012 by (i) each person known to First Star to be the beneficial owner of more than 5% of the outstanding First Star common stock and preferred stock, (ii) each director and certain named executive officers of First Star and (iii) all of First Star’s directors and executive officers as a group.

Security Ownership of Management

Direct and indirect ownership of common stock and preferred stock by each of the directors, each of the Named Executive Officers and by all executive officers as a group is set forth in the following table as of April 16, 2012, together with the percentage of total shares outstanding represented by such ownership. For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Exchange Act, under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of the security or the power to dispose or to direct the disposition of the security, or if he or she has the right to acquire the beneficial ownership of the security within 60 days.

Name of Beneficial Owner	Common Stock	Preferred Stock A	Preferred Stock B	Total Shares Beneficially Owned	Percent of Stock Outstanding

Directors:
Mark Parseghian, Jr.	6,134	—	5,930	12,064	*
Tighe Scott	27,666	67,242	85,993	180,901	8.28
Paul J. Sebastian	77,263	110,947	83,027	271,237	12.41
Harold J. Suess	—	5,839	—	5,839	*
Joseph T. Svetik	98,734	137,223	74,131	310,088	14.18
Stephen M. Szy	8,498	2,920	—	11,418	*
Other Executive Officers:
Charles Siegfried	—	—	—	—	*
Charles D. Hangen	—	—	—	—	*
Ruth A. Doncsecz	7,750	—	5,930	13,680	*
All Directors and Executive Officers as a group (9 persons)	226,045	324,717	255,011	805,227	36.83%

*	Less than 1% of the total shares of common stock outstanding.

Security Ownership of Certain Beneficial Owners

The following sets forth certain information concerning each person known to First Star who may be considered a beneficial owner of more than 5% of the outstanding shares of First Star common stock and preferred stock as of March 30, 2012.

Name and Address of Beneficial Owner	Common Stock Ownership	Preferred A Stock Ownership	Preferred B Stock Ownership	Total Shares	Percent of Shares Outstanding*

Paul J. Sebastian	77,263	110,947	83,027	271,237	12.41
4502 South Mountain Drive
Emmaus, PA 18049

Joseph T. Svetik	98,734	137,223	74,131	310,088	14.18
3 Walden Way
Chalfont, PA 18914

Tighe J. Scott	27,666	67,242	85,993	180,901	8.28
1052 East Mountain Avenue
Pen Argyl, PA 18072

Neil A. Scott	47,242	43,794	85,993	177,029	8.10
203 Davey Avenue
Pen Argyl, PA 18072

First Star Bancorp, Inc.	301,796	—	62,270	364,066	16.65
Employee Stock
Ownership Plan
418 West Broad Street
Bethlehem, PA 18018

*	Based on 2,186,080 shares of common and preferred stock outstanding at April 16, 2012.

OTHER MATTERS

As of the date of this document, the First Star board of directors knows of no matters that will be presented for consideration at its special meeting other than as described in this document. However, if any other matter shall properly come before this special meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting. However, no proxy that is voted against the merger agreement will be voted in favor of any adjournment or postponement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows ESSA Bancorp to incorporate certain information into this document by reference to other information that has been filed with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about the companies and you should read this document together with any other documents incorporated by reference in this document.

This document incorporates by reference the following documents that have previously been filed with the Securities and Exchange Commission by ESSA Bancorp, Inc. (File No. 001-33384):

•	Annual Report on Form 10-K for the year ended September 30, 2011;

•	Quarterly Reports on Form 10-Q for the quarter ended December 31, 2011;

•

Current Reports on Form 8-K filed December 22, 2011, January 30, 2012, March 1, 2012, March 2, 2012, March 5, 2012 and March 6, 2012 (other than the portions of those documents not deemed to be filed) and;

•

The description of ESSA Bancorp common stock set forth in the registration statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act, including any amendment or report filed with the Securities and Exchange Commission for the purpose of updating this description.

In addition, ESSA Bancorp is incorporating by reference any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended after the date of this document and prior to the date of the special meeting of First Star shareholders.

Neither ESSA Bancorp nor First Star, Inc. has authorized anyone to give any information or make any representation about the merger or its companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

FORWARD-LOOKING STATEMENTS

This document, including information included or incorporated by reference in this document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, (i) the financial condition, results of operations and business of ESSA Bancorp and First Star; (ii) statements about the benefits of the merger, including future financial and operating results, cost savings, enhancements to revenue and accretion to reported earnings that may be realized from the merger; (iii) statements about our respective plans, objectives, expectations and intentions and other statements that are not historical facts; and (iv) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions in the areas in which ESSA Bancorp operates;

•	ESSA Bancorp’s businesses may not be combined successfully, or such combination may take longer to accomplish than expected;

•	the growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;

•	the risk that the merger agreement may be terminated in certain circumstances which would require First Star to pay ESSA Bancorp a termination fee of $875,000;

•	operating costs, customer losses and business disruption following the merger, including adverse effects of relationships with employees, may be greater than expected;

•	governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger;

•	adverse governmental or regulatory policies may be enacted;

•	the interest rate environment may change, causing margins to compress and adversely affecting net interest income;

•	the risks associated with continued diversification of assets and adverse changes to credit quality;

•	competition from other financial services companies in our markets; and

•	the risk that the continuing economic slowdown could adversely affect credit quality and loan originations.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in our respective reports filed with the Securities and Exchange Commission.

All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to either of us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements above. Neither of us undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

First Star Bancorp, Inc. and Subsidiaries

June 30, 2011 and 2010

Independent Auditors’ Report

Board of Directors

First Star Bancorp, Inc.

We have audited the accompanying consolidated balance sheet of First Star Bancorp, Inc. and Subsidiaries (the Company) as of June 30, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Star Bancorp, Inc. and Subsidiaries as of June 30, 2011 and 2010, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Allentown, Pennsylvania

September 27, 2011

First Star Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheet

(In Thousands, Except Share Data)

June 30, 2011 and 2010

	2011	2010
Assets
Cash and due from banks	$32,582	$42,326
Interest-bearing deposits with banks	27,785	48,803

Cash and cash equivalents	60,367	91,129

Time deposits in other banks	6,321	6,667
Securities available-for-sale, at fair value	124,605	177,548
Loans receivable, net of allowance for loan losses 2011 $2,466; 2010 $2,471	209,179	206,597
Bank premises and equipment, net	2,955	2,218
Accrued interest receivable	1,161	1,367
Federal Home Loan Bank stock, at cost	11,897	13,876
Net deferred tax assets	8,702	9,510
Cash surrender value of life insurance	3,577	3,432
Foreclosed real estate	5,282	631
Prepaid FDIC premiums	2,594	3,352
Prepaid expenses and other assets	751	780

Total assets	$437,391	$517,107

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$327,232	$333,935
Advances from borrowers for taxes and insurance	3,782	3,707
Accrued interest payable	447	676
Accrued expenses and other liabilities	1,393	1,405
Advances from Federal Home Loan Bank	67,003	140,279
Convertible subordinated debentures	1,460	1,460
Junior subordinated debentures	8,248	8,248

Total liabilities	409,565	489,710

Stockholders’ Equity
Convertible preferred stock, no par value; authorized 2,500,000 shares; issued and outstanding 2011 and 2010 576,397 shares	4,275	4,275
Common stock, par value $1 per share; authorized 10,000,000 shares; issued 2011 and 2010
1,183,438 shares	1,184	1,184
Surplus	12,914	12,914
Retained earnings	15,283	17,492
Accumulated other comprehensive loss	(5,023)	(7,661)
Unallocated common stock held by Employee Stock Ownership Plan (2011 and 2010 23,102 shares)	(423)	(423)
Treasury stock, at cost, 2011 and 2010 25,600 shares	(384)	(384)

Total stockholders’ equity	27,826	27,397

Total liabilities and stockholders’ equity	$437,391	$517,107

See notes to consolidated financial statements

First Star Bancorp, Inc. and Subsidiaries

Consolidated Statement of Operations

(In Thousands, Except per Share Data)

Years Ended June 30, 2011 and 2010

	2011	2010
Interest Income
Loans receivable, including fees	$11,588	$11,670
Securities	4,459	9,406
Other	126	266

Total interest income	16,173	21,342

Interest Expense
Deposits	4,217	6,202
Securities sold under agreement to repurchase	—	778
Advances from Federal Home Loan Bank	4,161	7,064
Junior subordinated debentures	870	870
Other	136	133

Total interest expense	9,384	15,047

Net interest income	6,789	6,295

Provision for Loan Losses	—	1,055

Net interest income after provision for loan losses	6,789	5,240

Noninterest Income
Service fees:
Loans	207	140
Deposits	269	286
Recognized gains (losses):
Sales of loans held for sale	313	234
Sales of securities available-for-sale	11	4,172
Sales of foreclosed real estate	4	(219)

Total other-than-temporary impairment losses	(6,555)	(9,858)
Less portion of loss recognized in other comprehensive loss (before taxes)	3,172	3,500

Net other-than-temporary impairment losses	(3,383)	(6,358)
Other	303	282

Total noninterest income	(2,276)	(1,463)

Noninterest Expenses
Salaries and employee benefits	4,151	4,032
Occupancy and equipment	807	779
Data processing costs	298	321
Professional fees	276	299
Advertising	119	112
FDIC premiums	798	1,173
Other	1,199	1,058

Total noninterest expenses	7,648	7,774

Loss before income tax benefit	(3,135)	(3,997)

Income Tax Benefit	(1,141)	(1,449)

Net loss	(1,994)	(2,548)

Dividends on Preferred Stock	(215)	(216)

Net loss applicable to common stockholders	$(2,209)	$(2,764)

See notes to consolidated financial statements

First Star Bancorp, Inc. and Subsidiaries

Consolidated Statement of Stockholders’ Equity

(In Thousands, Except Share Data)

Years Ended June 30, 2011 and 2010

	Preferred Stock	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Unallocated Common Stock Held by ESOP	Treasury Stock	Total
Balance, July 1, 2009	$4,275	$1,184	$12,914	$20,256	$(11,444)	$(423)	$(384)	$26,378

Comprehensive income:
Net loss	—	—	—	(2,548)	—	—	—	(2,548)
Other comprehensive income	—	—	—	—	3,783	—	—	3,783

Total comprehensive income								1,235

Cash dividends on preferred stock	—	—	—	(216)	—	—	—	(216)

Balance, June 30, 2010	4,275	1,184	12,914	17,492	(7,661)	(423)	(384)	27,397

Comprehensive income:
Net loss	—	—	—	(1,994)	—	—	—	(1,994)
Other comprehensive income	—	—	—	—	2,638	—	—	2,638

Total comprehensive income								644

Cash dividends on preferred stock	—	—	—	(215)	—	—	—	(215)

Balance, June 30, 2011	$4,275	$1,184	$12,914	$15,283	$(5,023)	$(423)	$(384)	$27,826

See notes to consolidated financial statements

First Star Bancorp, Inc. and Subsidiaries

Consolidated Statement of Cash Flows

(In Thousands)

Years Ended June 30, 2011 and 2010

	2011	2010
Cash Flows from Operating Activities
Net loss	$(1,994)	$(2,548)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Provision for loan losses	—	1,055
Depreciation and amortization	181	184
(Gain) loss on sale of foreclosed real estate	(4)	79
Impairment charge on foreclosed real estate	—	140
Net recognized gains on sale of securities	(11)	(4,172)
Other-than-temporary impairment on securities	3,383	6,358
Gain on sale of loans	(313)	(234)
Proceeds from the sale of loans	11,128	14,428
Loans originated for sale	(10,815)	(14,194)
Net accretion of securities premiums and discounts	(1,311)	(1,842)
Deferred income taxes	(551)	(485)
Income on cash surrender value of life insurance	(145)	(169)
(Increase) decrease in assets:
Accrued interest receivable	206	786
Prepaid FDIC premiums	758	(3,352)
Prepaid expenses and other assets	29	(66)
Increase (decrease) in liabilities:
Accrued interest payable	(229)	(431)
Accrued expenses and other liabilities	(12)	(1,402)

Net cash provided by (used in) operating activities	300	(5,865)

Cash Flows from Investing Activities
Purchases of securities available-for-sale	(531,283)	(363,145)
Proceeds from sales of securities available-for-sale	2,160	152,179
Proceeds from maturities and principal repayments of securities available-for-sale	584,002	326,932
Net decrease (increase) in time deposits with other banks	346	(2,082)
Net decrease in Federal Home Loan Bank stock	1,979	—
Proceeds from the sale of foreclosed real estate	115	2,233
Net (increase) decrease in loans	(7,344)	11,306
Purchases of bank premises and equipment	(918)	(35)

Net cash provided by investing activities	49,057	127,388

Cash Flows from Financing Activities
Net decrease in deposits	(6,703)	(21,677)
Net decrease in securities sold under agreements to repurchase	—	(25,000)
Repayment of Federal Home Loan Bank advances	(73,276)	(52,550)
Increase in advances from borrowers for taxes and insurance	75	102
Dividends paid	(215)	(234)

Net cash used in financing activities	(80,119)	(99,359)

Net (decrease) increase in cash and cash equivalents	(30,762)	22,164

Cash and Cash Equivalents, Beginning of Year	91,129	68,965

Cash and Cash Equivalents, End of Year	$60,367	$91,129

See notes to consolidated financial statements

First Star Bancorp, Inc. and Subsidiaries

Consolidated Statement of Cash Flows

(In Thousands)

Years Ended June 30, 2011 and 2010

	2011	2010
Supplementary Cash Flows Information
Interest expense paid	$9,613	$15,478

Income taxes paid	$—	$250

Supplementary Schedule of Noncash Investing and Financing Activities
Transfer of loans to foreclosed real estate	$4,762	$47

Transfer of held-to-maturity securities to available for sale	$—	$181,530

See notes to consolidated financial statements

First Star Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2011 and 2010

1.	Nature of Operations

First Star Bancorp, Inc. (the “Company”) is the parent holding company and sole stockholder of First Star Bank (the “Bank”).

The Bank is a Pennsylvania chartered stock savings bank which provides lending and depository services to the Lehigh Valley through its nine branch locations. The Bank is supervised and regulated by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation (“FDIC”). The Bank’s deposits are insured by the FDIC. The Company is supervised and regulated by the Federal Reserve Bank.

2.	Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements of the Company include the accounts of the Bank, Integrated Financial Corporation, and Integrated Delaware, Inc., wholly-owned subsidiaries of the Bank, and Integrated Abstract Incorporated, a wholly-owned subsidiary of Integrated Financial Corporation. Integrated Financial Corporation, a Pennsylvania Corporation, provides investment advisory services to the general public. Integrated Delaware, Inc. is a Delaware Investment Corporation. Integrated Abstract Incorporated, a Pennsylvania Corporation, provides title insurance services. All intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant changes in the near term relate to the determination of the allowance for loan losses, the determination of impairment of restricted Federal Home Loan Bank stock, the determination of other-than-temporary impairment on securities, and the valuation of deferred tax assets.

Significant Group Concentrations of Credit Risk

The Company grants loans to customers primarily located in the eastern part of the State of Pennsylvania. The concentration of credit by type of loan is set forth in Note 4. Although the Bank has a diversified loan portfolio, its debtors’ ability to honor their contracts is influenced by the region’s economy. The Bank also has a concentration in private issue mortgage-backed securities and both rated and unrated trust preferred securities of financial institutions in their investment portfolio in Note 3. To the extent general economic conditions affect such securities, they may impact the credit quality of these investments. The Company does not have any significant concentrations in any one industry or customer.

Presentation of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and interest bearing deposits with banks.

First Star Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2011 and 2010

Securities

Securities classified as available-for-sale are those securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movement in interest rates, changes in maturity mix of the Company’s assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available-for-sale are carried at fair value. Unrealized gains or losses are reported in other comprehensive income, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings. Premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

Securities classified as held to maturity are those debt securities the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. During the year ended June 30, 2010, the Company decided to change its intent to hold certain securities in the held to maturity portfolio until maturity. In accordance with existing accounting guidance, the remaining securities in the held to maturity portfolio were transferred to available-for-sale. The unrealized losses of $3,415,000 in the held to maturity portfolio were recorded as a decrease in other comprehensive income, net of the related tax effect at June 30, 2010.

Declines in the fair value of available-for-sale securities below their cost that are deemed to be other than temporary impairments (OTTI) are reflected in earnings as realized losses. In estimating OTTI under the rules for accounting for certain debt and equity securities, management considers many factors, including: (1) the length of time and the extent to which the fair value has been less than amortized cost, (2) the financial condition and near-term prospects of the issuer, (3) whether the market decline was affected by macroeconomic conditions, and (4) whether the entity has the intent to sell the debt security or more likely than not will be required to sell the debt security before its anticipated recovery. In instances when a determination is made that an other-than-temporary impairment exists but the investor does not intend to sell the debt security and it is not more likely than not that it will be required to sell the debt security prior to anticipated recovery, the other-than-temporary impairment is separated into (a) the amount of the total other-than-temporary impairment related to a decrease in cash flows expected to be collected from the debt security (the credit loss) and (b) the amount of the total other-than-temporary impairment related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings. The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive income.

First Star Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2011 and 2010

Investment in Restricted Stock, at Cost

As a member of the Federal Home Loan Bank of Pittsburgh (“FHLB”), the Company is required to purchase and hold stock in the FHLB to satisfy membership and borrowing requirements. This stock is restricted in that it can only be sold to the FHLB or to another member institution, and all sales of FHLB stock must be at par. As a result of these restrictions, FHLB stock is unlike other investment securities insofar as there is no trading market for FHLB stock and the transfer price is determined by FHLB membership rules and not by market participants.

In December 2008, the FHLB voluntarily suspended dividend payments on its stock, as well as the repurchase of excess stock from members. The FHLB cited a significant reduction in the level of core earnings resulting from lower short-term interest rates, the increased cost of liquidity, and constrained access to the debt markets at attractive rates and maturities as the main reasons for the decision to suspend dividends and the repurchase of excess capital stock. The FHLB last paid a dividend in the third quarter of 2008. During 2011, the FHLB of Pittsburgh conducted a limited excess capital stock repurchase based upon positive net income results.

FHLB stock is held as a long-term investment and its value is determined based on the ultimate recoverability of the par value. The Company evaluates impairment quarterly. The decision of whether impairment exists is a matter of judgment that reflects our view of the FHLB’s long-term performance, which includes factors such as the following:

•	Its operating performance;

•	The severity and duration of declines in the fair value of its net assets related to its capital stock amount;

•	Its commitment to make payments required by law or regulation and the level of such payments in relation to its operating performance;

•	The impact of legislative and regulatory changes on the FHLB and, accordingly, on the members of FHLB; and

•	Its liquidity and funding position.

After evaluating all of these considerations, the Company concluded that the par value of its investment in FHLB stock will be recovered. Accordingly, no impairment charge was recorded on these securities for the years ended June 30, 2011 and 2010. The Company’s evaluation of the factors described above in future periods could result in the recognition of impairment charges on FHLB stock.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. There were no loans held for sale at June 30, 2011 and 2010, respectively.

First Star Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2011 and 2010

Loans Receivable

The Company, through the Bank, grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by residential and commercial mortgage loans secured by properties located throughout the Lehigh Valley, Pennsylvania and surrounding areas. The ability of the Company’s debtors to honor their contracts is dependent upon, among other factors, the real estate and general economic conditions in this area.

Loans receivable that management has the intent and ability to hold until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees and costs. Interest income is accrued on the unpaid principal balance. Loan origination fees and costs are deferred and recognized as an adjustment of the yield (interest income) of the related loans using the interest method. The Company is amortizing these amounts over the contractual lives of the loans.

The loans receivable portfolio is segmented into commercial, mortgage and consumer loans. Commercial loans consist of the following classes: construction loans and commercial real estate loans. Mortgage loans consist of the following class: first mortgage residential loans. Consumer loans consist of the following classes: home equity loans and other loans.

For all classes of loans receivable, the accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans, including impaired loans, generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time (generally six months) and the ultimate collectability of the total contractual principal and interest is no longer in doubt. The past due status of all classes of loans receivable is determined based on contractual due dates for loan payments.

Allowance for Credit Losses

The allowance for credit losses consists of the allowance for loan losses and the reserve for unfunded lending commitments. The allowance for loan losses represents management’s estimate of losses inherent in the loan portfolio as of the consolidated balance sheet and is recorded as a reduction to loans. The reserve for unfunded lending commitments represents management’s estimate of losses inherent in its unfunded loan commitments and is recorded in other liabilities on the consolidated balance sheet. The allowance for loan losses is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely.

First Star Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2011 and 2010

The allowance for credit losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on the Company’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, the composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance for loan losses consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers pools of loans by loan class including commercial real estate loans and construction loans that are not considered impaired, as well as smaller balance homogeneous loans, such as first mortgage residential loans and home equity loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these classes of loans, as adjusted for qualitative factors. These qualitative risk factors include:

1.	Lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices.

2.	National, regional, and local economic and business conditions as well as the condition of various market segments, including the value of underlying collateral for collateral dependent loans.

3.	The nature and volume of the loan portfolio and terms of loans.

4.	The experience, ability, and depth of lending management and staff.

5.	The volume and severity of past due, classified and nonaccrual loans as well as and other loan modifications.

6.	The quality of the Company’s loan review system, and the degree of oversight by the Company’s Board of Directors.

7.	The existence and effect of any concentrations of credit and changes in the level of such concentrations.

8.	The effect of external factors, such as competition and legal and regulatory requirements.

The qualitative factors are applied to the historical loss rates for the each class of loan. In addition, while not reported as a separate factor, changes in the value of underlying collateral (for regional property values) for collateral dependent loans is considered and addressed within the economic trends factor. A quarterly calculation is made adjusting the reserve allocation for each factor within a risk weighted range as it relates to each particular loan type, collateral type and risk rating within each segment. Data is gathered and evaluated through internal, regulatory, and government sources quarterly for each factor.

First Star Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2011 and 2010

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

In addition, the allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated annually for commercial loans or when credit deficiencies arise, such as delinquent loan payments, for commercial and consumer loans. Credit quality risk ratings include categories of “pass,” “special mention,” “substandard” and “doubtful.” Assets which do not currently expose the insured institution to sufficient risk to warrant classification as substandard or doubtful but possess certain identified weaknesses are required to be designated “special mention.” If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.

First Mortgage Residential Loans. Residential mortgages are secured by the borrower’s residential real estate in a first lien position. These loans have varying loan rates depending on the financial condition of the borrower and the loan to value ratio. Residential mortgages have terms up to thirty years with amortizations varying from 15 to 30 years. We also offer adjustable rate mortgage (“ARM”) loans where the interest rate either adjusts on an annual basis or is fixed for the initial one, three or five years and then adjusts annually. We also require that title insurance, hazard insurance and, if appropriate, flood insurance be maintained on all properties securing residential loans. We require that a licensed appraiser from our list of approved appraisers perform and submit to us an appraisal on all properties secured by a first mortgage. In underwriting first mortgage residential loans, the Company evaluates both the borrower’s ability to make monthly payments and the value of the property securing the loan. The Company has not engaged in sub-prime residential mortgage loan originations.

First Star Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2011 and 2010

Construction Loans. Construction loans are generally made to builders, developers and consumers who wish to build their own homes or commercial structures. These loans are secured by the real estate being developed and are generally personally guaranteed by the principals of the borrowers. The duration of our construction loans generally is limited to 12 to 18 months, although payments may be structured on a longer amortization basis. Construction loans generally carry a higher degree of risk that long-term financing of existing properties because repayment depends on the ultimate completion of the project and, on some occasions, the sale of the property. Construction loans generally are considered to involve a higher level of risk than first mortgage residential lending, due to the concentration of principal in a limited number of loans and borrowers and the effect of economic conditions on developers, builders and projects. Additional risk is also associated with construction lending because of the inherent difficulty in estimating both a property’s value at completion and the estimated cost (including interest) to complete a project. The nature of these loans is such that they are more difficult to evaluate and monitor. In addition, speculative construction loans to a builder are not pre-sold and thus pose a greater potential risk than construction loans to individuals on their personal residences. In order to mitigate some of the risks inherent to construction lending, we inspect properties under construction, review construction progress prior to advancing funds, work with builders with whom we have established relationships, require annual updating of tax returns and other financial data of developers and obtain personal guarantees from the principals.

Home Equity Loans. The Company offers home equity lines of credit and home equity loans. Risks associated with loans secured by residential properties are generally lower than commercial real estate and construction loans and include general economic risks, such as the strength of the job market, employment stability and the strength of the housing market. Since most loans are secured by a primary or secondary residence, the borrower’s continued employment is the greatest risk to repayment. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans.

First Star Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2011 and 2010

Commercial Real Estate Loans. The commercial loan portfolio consists primarily of commercial loans to small and medium sized businesses and individuals for general business and real estate uses. The commercial loans are generally secured by real estate and/or the guarantees of the principal borrowers. Commercial loans that exceed the Company’s legal limits are participated with other commercial banks. Commercial loans are made on a line of credit and fixed basis to finance inventory, equipment or short-term working capital. The loans are generally made on a secured basis with the personal guarantees of the principal owners with occasional policy exceptions. Fixed loans are generally made on a one to five year duration. Commercial real estate loans are made for the acquisition of new property or the refinancing of existing property. These loans are typically related to commercial businesses and secured by the underlying real estate used in the business or real property of the principals. Commercial real estate loans also include commercial real estate investment properties leased to third parties. The Company offers commercial loans on a fixed and variable rate basis generally on three to five year repricings and a term of 10 to 25 years. Commercial real estate loans generally present a higher level of risk than loans secured by first mortgage residences. This greater risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers, the effect of general economic conditions on income producing properties and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by commercial real estate is typically dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed, or a bankruptcy court modifies a lease term, or a major tenant is unable to fulfill its lease obligations), the borrower’s ability to repay the loan may be impaired.

Once all factor adjustments are applied, general reserve allocations for each segment are calculated, summarized and reported on the ALLL summary. ALLL final schedules, calculations and the resulting evaluation process are reviewed quarterly by the Bank’s Board of Directors.

In addition, Federal bank regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses and may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management’s comprehensive analysis of the loan portfolio, management believes the current level of the allowance for loan losses is adequate.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed.

First Star Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2011 and 2010

An allowance for loan losses is established for an impaired loan if its carrying value exceeds its estimated fair value. The estimated fair values of substantially all of the Company’s impaired loans are measured based on the estimated fair value of the loan’s collateral.

For commercial loans secured by real estate, estimated fair values are determined primarily through third-party appraisals. When a real estate secured loan becomes impaired, a decision is made regarding whether an updated appraisal of the real estate is necessary. This decision is based on various considerations, including the age of the most recent appraisal, the loan-to-value ratio based on the original appraisal and the condition of the property. Appraised values are discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value. The discounts also include estimated costs to sell the property.

Troubled Debt Restructurings

Loans on accrual status whose terms are modified are classified as troubled debt restructurings if the Company grants such borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring generally involve a temporary elimination of principal payments, a reduction in interest rate or an extension of a loan’s stated maturity date. We do not accrue interest on loans that were non-accrual prior to the troubled debt restructuring until they have performed in accordance with their restructured terms for a period of at least six months. We accrue interest on troubled debt restructurings which were performing prior to the restructure and continue to perform in accordance with their restructured terms.

Other Real Estate Owned

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of the previously established carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other expenses from other real estate owned.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the assets’ estimated useful lives, or in the case of leasehold improvements, the lease period, if shorter. The following estimated useful lives are used:

Years
Buildings	4 - 33
Furniture, fixtures, equipment and software	3 - 10
Leasehold improvements	10 - 12

First Star Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2011 and 2010

Cash Surrender Value of Life Insurance

The Company is the beneficiary of insurance policies on the lives of certain officers of the Company. This life insurance investment is carried at the cash surrender value of the underlying policies. Income from the increase in cash surrender of the policies is included in other noninterest income on the consolidated statement of operations.

Transfers of Financial Assets

Transfers of financial assets, including loan and loan participation sales, are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Advertising Costs

The Company follows the policy of charging the costs of advertising to expense as incurred.

Income Taxes

Deferred income taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

On July 1, 2009, the Company adopted the Financial Accounting Standards Board guidance on accounting for uncertainty in income taxes. The guidance clarifies the accounting for the uncertainty in income taxes recognized by prescribing the threshold a tax position is required to meet before being recognized in the financial statements. Tax benefits recognized in the statement of operations are measured based on the largest benefit that cumulatively has a greater than fifty percent likelihood of being sustained in a tax examination, with a tax examination being presumed to occur. As a result of adoption, the Company was required to recognize no effect on retained earnings.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in the balance sheet when they are funded.

First Star Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2011 and 2010

Subsequent Events

The Company has evaluated subsequent events and transactions occurring subsequent to the balance sheet date of June 30, 2011 for items that should be recognized or disclosed in those consolidated financial statements. The evaluation was conducted through September 27, 2011, the date these financial statements were available to be issued.

3.	Securities

The amortized cost and estimated fair value of securities available-for-sale are summarized as follows at June 30:

	2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Securities available-for-sale:
U.S. Government agency securities	$47,424	$68	$(5)	$47,487
U.S. Government sponsored agency mortgage-backed securities and collateralized mortgage obligations	34,708	1,340	—	36,048
Private label collateralized mortgage obligations, residential	20,501	153	(5,232)	15,422
Trust preferred securities	21,379	28	(3,833)	17,574
Other debt securities	4,214	—	(12)	4,202
Mutual funds and equity securities	3,989	188	(305)	3,872

	$132,215	$1,777	$(9,387)	$124,605

First Star Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2011 and 2010

	2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Securities available-for-sale:
U.S. Government agency securities	$79,991	$65	$—	$80,056
U.S. Government sponsored agency mortgage-backed securities and collateralized mortgage obligations	48,764	1,193	(5)	49,952
Private label collateralized mortgage obligations, residential	29,443	162	(7,211)	22,394
Trust preferred securities	22,507	45	(5,486)	17,066
Other debt securities	4,748	1	(49)	4,700
Mutual funds and equity securities	3,702	62	(384)	3,380

	$189,155	$1,528	$(13,135)	$177,548

The following table shows the Company’s securities’ gross unrealized losses and fair value of securities, aggregated by security and length of time that individual securities have been in continuous unrealized loss position at June 30:

	2011
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
U.S. Government agency securities	$12,445	$(5)	$—	$—	$12,445	$(5)
Private label collateralized mortgage obligations, residential	121	(12)	14,396	(5,220)	14,517	(5,232)
Trust preferred securities	—	—	16,731	(3,833)	16,731	(3,833)
Other debt securities	—	—	4,202	(12)	4,202	(12)

Total debt securities	12,566	(17)	35,329	(9,065)	47,895	(9,082)

Mutual funds and equity securities	174	(6)	1,128	(299)	1,302	(305)

	$12,740	$(23)	$36,457	$(9,364)	$49,197	$(9,387)

First Star Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2011 and 2010

	2010
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
U.S. Government sponsored agency mortgage-backed securities and collateralized mortgage obligations	$—	$—	$512	$(5)	$512	$(5)
Private label collateralized mortgage obligations, residential	—	—	20,277	(7,211)	20,277	(7,211)
Trust preferred securities	—	—	16,207	(5,486)	16,207	(5,486)
Other debt securities	—	—	4,599	(49)	4,599	(49)

Total debt securities	—	—	41,595	(12,751)	41,595	(12,751)

Mutual funds and other equity securities	—	—	1,760	(384)	1,760	(384)

	$—	$—	$43,355	$(13,135)	$43,355	$(13,135)

At June 30, 2011, the Company had 2 U.S. Government agency securities, 73 private label collateralized mortgage obligations—residential, 26 trust preferred securities, 4 other debt securities, and 19 equity securities in an unrealized loss position.

The following table presents a summary of other than temporary impairment charges recorded by the Company, by investment security type in the years ended June 30:

	2011	2010
	(In Thousands)
Private label collateralized mortgage obligations, residential	$3,250	$5,673
Trust preferred securities	133	685

Total other than temporary impairment charges	$3,383	$6,358

The roll forward of cumulative credit losses recognized in earnings as of June 30, 2011 is as follows (in thousands):

Cumulative credit losses through June 30, 2010	$24,188
Credit losses for year ended June 30, 2011	3,383

Cumulative credit losses through June 30, 2011	$27,571

First Star Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2011 and 2010

Securities with a remaining carrying value as of June 30, 2011 that have incurred OTTI charges are summarized as follows:

	Unadjusted Amortized Cost	OTTI Charges to Earnings	OTTI Charges to OCI	June 30, 2011 Amortized Cost	June 30, 2011 Fair Value
	(In Thousands)
Private label collateralized mortgage obligations, residential	$17,043	$3,165	$1,471	$12,407	$8,987
Trust preferred securities	1,809	133	287	1,389	721

	$18,852	$3,298	$1,758	$13,796	$9,708

The following table presents the balance of other comprehensive income charges related to OTTI:

	Private Label Collateralized Mortgage Obligations, Residential	Trust Preferred Securities	Total
	(In Thousands)
Unrealized losses of OTTI investments at June 30, 2010	$8,792	$1,066	$9,858
Change in realized/unrealized loss on OTTI investments	(2,657)	(646)	(3,303)
Losses included as a charge to earnings	(3,250)	(133)	(3,383)

Balance of OTTI charged to other comprehensive income at June 30, 2011	$2,885	$287	$3,172

First Star Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2011 and 2010

Private Label Collateralized Mortgage Obligations (CMO) Securities

Private label CMO securities are primarily securities collateralized by first-lien residential mortgage loans. The Company evaluated the impairment to determine if it could expect to recover the entire amortized cost basis of each CMO security by considering numerous factors including bond ratings, loss severities, delinquency rates, loan to value, credit scores and geographic concentrations. When consideration of the previous factors indicates that a credit loss may occur, the Company utilized cash flow models to present value any credit loss. The valuation model captures the composition of the underlying collateral and the cash flow structure of the security. Significant inputs to the model include delinquencies, collateral types and related contractual features, estimated rates of default, loss severity and prepayment assumptions. The Company recognized OTTI for the years ended June 30, 2011 and 2010 on certain CMO securities as the credit quality of the collateral pool underlying such securities had deteriorated to the point that full recovery of the entire amortized cost of the investment was considered to be uncertain. Total impairment on these securities was $6,135,000 and $8,792,000 at June 30, 2011 and 2010, respectively. Because the Company does not intend to sell these securities and will not more likely than not be required to sell these securities only the credit-related loss was recognized in earnings. Of the total OTTI at June 30, 2011 and 2010, $3,250,000 and $5,673,000, respectively, was concluded to be credit related and recognized currently in earnings and $2,885,000 and $3,119,000, respectively, was concluded to be attributable to other factors and recognized in other comprehensive income.

Management expects to fully collect the amortized cost basis of the remaining private issue CMO securities with unrealized losses. The decline in value is primarily due to the widening of interest rate spreads due to liquidity and credit concerns in the financial markets and to a lesser extent rating agency downgrades. In addition, the Company does not intend to sell the private issue CMO securities, and it is more likely than not that the Company will not be required to sell the investments before recovery of their amortized cost basis. Therefore, the Company does not consider these remaining securities to be other-than-temporarily impaired as of June 30, 2011.

Future deterioration in the cash flow of these instruments could result in additional impairment charges in the future.

First Star Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2011 and 2010

Trust Preferred Securities

Trust preferred securities consist of 24 individual trust preferred securities issued by financial institutions and 4 pooled trust preferred securities comprised of a pool of debt securities issued by financial institutions. For trust preferred securities, management reviewed expected cash flows and credit support to determine if it was probable that all principal and interest would be repaid. The most significant input to the expected cash flows model was the assumed default rate for each trust preferred security. Financial metrics, such as capital ratios and non-performing asset ratios, of each individual financial institution issuer that comprises the individual or pooled trust preferred securities were evaluated to estimate the expected default rates for each security. The Company recognized OTTI for the years ended June 30, 2011 and 2010 on 2 and 4 pooled trust preferred securities, respectively, as the credit quality of the collateral pool underlying such securities had deteriorated to the point that full recovery of the entire amortized cost of the investment was considered to be uncertain. Total impairment on these securities was $420,000 and $1,066,000 at June 30, 2011 and 2010, respectively. Because the Company does not intend to sell these securities and will not more likely than not be required to sell these securities only the credit-related loss was recognized in earnings. Of the total OTTI at June 30, 2011 and 2010, $133,000 and $685,000, respectively, was concluded to be credit related and recognized currently in earnings and $287,000 and $381,000, respectively, was concluded to be attributable to other factors and recognized in other comprehensive income.

Management expects to fully collect the amortized cost basis of the remaining pooled trust preferred securities and individual trust preferred securities with unrealized losses. The decline in value is primarily due to general market conditions and the resultant liquidity and credit concerns in the financial markets and to a lesser extent rating agency downgrades. The recent financial losses and reductions of capital coupled with bank failures and the overall market uncertainty within the financial services industry has resulted in lower values for all trust preferred securities. In addition, the Company does not intend to sell the trust preferred securities and it is more likely than not that the Company will not be required to sell the investments before recovery of their amortized cost basis. Therefore, the Company does not consider these remaining securities to be other-than-temporarily impaired as of June 30, 2011.

Future deterioration in the cash flow of these instruments or the credit quality of the financial institution issuers could result in additional impairment charges in the future.

Mutual Funds and Equity Securities

The Company’s mutual funds and equity securities are analyzed for impairment on an ongoing basis. No OTTI charges were taken during the years ended June 30, 2011 and 2010. Management believes the mutual fund and equity securities in an unrealized loss position at June 30, 2011 will recover in the foreseeable future based on an evaluation of the near-term prospects of the issuers in relation to the severity and duration of the impairment. The Company does not intend to sell these mutual funds and equity securities and it is more likely than not that the Company will not be required to sell the investments before recovery of their amortized cost. As such, the Company does not consider such securities to be other-than-temporarily impaired.

First Star Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2011 and 2010

U.S. Government Agency Securities

The unrealized losses on U.S. Government agency securities, including mortgage-backed securities and collateralized mortgage obligations, relate principally to the changes in market interest rates currently in the financial markets and are not as a result of projected shortfall of cash flows. In addition, the Company does not intend to sell these securities and it is more likely than not that the Company will not be required to sell the securities. As such, the Company anticipates it will recover the entire amortized cost basis of the securities. As a result, the Company does not consider these investments to be other-than-temporarily impaired at June 30, 2011.

Other Debt Securities

For its investments in all other debt securities, management evaluates the near-term prospects of the issuers in relation to the severity and duration of the impairment. Based on that evaluation and the Company’s ability and intent to hold those investments for a reasonable period of time sufficient for a recovery of fair value, the Company does not consider those investments with unrealized holding losses as of June 30, 2011 to be other-than-temporarily impaired.

The amortized cost and fair value of investment securities available-for-sale as of June 30, 2011, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because the securities may be called or prepaid with or without any penalties.

	Securities Available-for-Sale
	Amortized Cost	Fair Value
	(In Thousands)
Due in one year or less	$20,000	$19,999
Due after one year through five years	26,094	28,401
Due after ten years	26,923	20,863

	73,017	69,263
U.S. Government sponsored agency mortgage-backed securities and collateralized mortgage obligations	34,708	36,048
Private label collateralized mortgage obligations, residential	20,501	15,422
Mutual funds and equity securities	3,989	3,872

	$132,215	$124,605

Gross gains of $12,000 and gross losses of $1,000 were realized on sales of securities in the year ended June 30, 2011. Gross gains of $4,378,000 and gross losses of $206,000 were realized on sales of securities in the year ended June 30, 2010.

Securities with a carrying value of $45,567,000 and $96,402,000 at June 30, 2011 and 2010, respectively, were pledged to secure public deposits, advances from the Federal Home Loan Bank, and for other purposes as required or permitted by law.

First Star Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2011 and 2010

4.	Loans Receivable and Allowance for Loan Losses

The composition of net loans receivable is as follows at June 30:

	2011	2010
	(In Thousands)
First mortgage residential loans	$95,094	$89,682
Construction loans	2,375	2,734
Home equity loans	15,019	16,730
Commercial real estate loans	99,078	100,200
Other	668	726

Total loans	212,234	210,072

Less:
Loans in process	—	(306)
Unearned net loan fees and origination costs	(589)	(698)
Allowance for loan losses	(2,466)	(2,471)

	(3,055)	(3,475)

	$209,179	$206,597

The following table presents changes in the allowance for loan losses for the years ended June 30:

	2011	2010
	(In Thousands)
Balance, beginning	$2,471	$2,789
Provision for loan losses	—	1,055
Charge-offs	(5)	(1,374)
Recoveries	—	1

Balance, ending	$2,466	$2,471

First Star Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2011 and 2010

The following table presents the classes of the loan portfolio summarized by the aggregate pass rating and the classified ratings of special mention, substandard and doubtful within the Company’s internal risk rating system as of June 30, 2011:

	Pass	Special Mention	Substandard	Doubtful	Total
	(In Thousands)
First mortgage residential loans	$94,271	$—	$823	$—	$95,094
Construction loans	118	—	2,257	—	2,375
Home equity loans	14,846	—	173	—	15,019
Commercial real estate loans	95,634	—	3,444	—	99,078
Other	668	—	—	—	668

	$205,537	$—	$6,697	$—	$212,234

The following table summarizes information in regards to impaired loans by loan portfolio class as of June 30, 2011:

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(In Thousands)
With no related allowance recorded:
First mortgage residential loans	$498	$498	$—	$226	$1
Construction loans	2,257	2,257	—	2,257	5
Home equity loans	90	90	—	40	—
Commercial real estate loans	2,856	2,939	—	3,830	109

With an allowance recorded:
First mortgage residential loans	$325	$325	$65	$232	$23
Construction loans	—	—	—	—	—
Home equity loans	83	83	31	50	1
Commercial real estate loans	588	588	35	589	6

Total:
First mortgage residential loans	$823	$823	$65	$458	$24
Construction loans	2,257	2,257	—	2,257	5
Home equity loans	173	173	31	90	1
Commercial real estate loans	3,444	3,527	35	4,419	115

	$6,697	$6,780	$131	$7,224	$145

First Star Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2011 and 2010

The following table presents nonaccrual loans by classes of the loan portfolio as of June 30, 2011 (in thousands):

First mortgage residential loans	$823
Construction loans	2,257
Home equity loans	173
Commercial real estate loans	3,172

$6,425

As of June 30, 2010, the Company had impaired loans of $5,095,000, requiring an allowance for losses of $202,000. As of June 30, 2010, the Company had impaired loans of $3,045,000, requiring no allowance for losses. For the year ended June 30, 2010, the average recorded investment in impaired loans was $3,958,000. Loans on which the accrual of interest has been discontinued amounted to $6,540,000 at June 30, 2010. Additional interest income that would have been recorded under the original terms of the loan agreements amounted to $396,000 for the year ended June 30, 2010. As of June 30, 2010, the Company had no loan balances past due 90 days or more and still accruing interest.

The performance and credit quality of the loan portfolio is also monitored by analyzing the age of the loan receivable as determined by the length of time a recorded payment is past due. The following table presents the classes of the loan portfolio summarized by the past due status as of June 30, 2011:

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans Receivables	Loans Receivable >90 Days and Accruing
	(In Thousands)
First mortgage residential loans	$68	$25	$823	$916	$94,178	$95,094	$—
Construction loans	—	—	2,257	2,257	118	2,375	—
Home equity loans	109	—	173	282	14,737	15,019	—
Commercial real estate loans	3,516	—	3,172	6,688	92,390	99,078	—
Other	—	—	—	—	668	668	—

	$3,693	$25	$6,425	$10,143	$202,091	$212,234	$—

First Star Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2011 and 2010

The following table presents the balance in the allowance for loan losses at June 30, 2011 disaggregated on a basis of the Company’s impairment method by class of loans receivable along with the balance of loans receivable by class disaggregated on the basis of the Company’s impairment methodology:

	Allowance for Loan Losses			Loans Receivable
	Balance	Balance Related to Loans Individually Evaluated for Impairment	Balanced Related to Loans Collectively Evaluated for Impairment	Balance	Balance Individually Evaluated for Impairment	Balance Collectively Evaluated for Impairment
	(In Thousands)
First mortgage residential loans	$1,036	$65	$971	$95,094	$823	$94,271
Construction loans	—	—	—	2,375	2,257	118
Home equity loans	153	31	122	15,019	173	14,846
Commercial real estate loans	1,216	35	1,181	99,078	3,444	95,634
Other	7	—	7	668	—	668
Unallocated	54	—	54	—	—	—

	$2,466	$131	$2,335	$212,234	$6,697	$205,537

At June 30, 2011 and 2010, as a result of loan sales, the Bank was servicing residential mortgage loans for others amounting to approximately $53,859,000 and $54,544,000, respectively. Servicing loans for others generally consist of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $1,104,000 and $1,126,000 at June 30, 2011 and 2010, respectively. There were no loans originated and held for sale at June 30, 2011 and 2010, respectively. The estimated fair value of mortgage servicing rights related to mortgage loans sold and serviced by the Company is recorded as an asset upon the sale of such loans. Servicing rights are amortized as expense over the estimated lives of the underlying loans. Amortization expense is included in other expenses in the statement of operations. The servicing rights are included as prepaid expenses and other assets in the consolidated balance sheet. Servicing rights are evaluated for impairment by comparing the carrying amount to the estimated fair value, as determined through a discounted cash flows valuation. Significant inputs to the valuation include, expected net servicing income to be received, the expected life of the underlying loans, and the discount rate. There was no required valuation allowance at June 30, 2011 and 2010, respectively. Activity in mortgage servicing rights for the years ended June 30, 2011 and 2010 is as follows:

	2011	2010
	(In Thousands)
Balance, beginning	$273	$246
Amounts capitalized	101	199
Amortization	(132)	(172)

Balance, ending	$242	$273

First Star Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2011 and 2010

5.	Bank Premises and Equipment

The components of bank premises and equipment are as follows at June 30:

	2011	2010
	(In Thousands)
Land and buildings	$3,851	$2,961
Furniture, fixtures, equipment and software	2,978	2,950
Leasehold improvements	280	280

	7,109	6,191
Accumulated depreciation and amortization	(4,154)	(3,973)

	$2,955	$2,218

6.	Deposits

Deposits and their respective effective rate of interest consist of the following major classifications at June 30:

	2011			2010
	Amount	Percent	Effective Rate of Interest	Amount	Percent	Effective Rate of Interest
	(Dollars in Thousands)
Non-interest bearing checking	$3,917	1.2%	—%	$3,917	1.2%	—%
NOW accounts	36,295	11.1	0.15	31,475	9.4	0.23
Money market accounts	45,810	14.0	0.62	49,627	14.9	0.63
Passbook and club accounts	21,907	6.7	0.19	21,623	6.5	0.41
Certificates of deposit	219,303	67.0	1.54	227,293	68.0	1.86

	$327,232	100.0%		$333,935	100.0%

Weighted average cost		1.15%			1.41%

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $57,259,000 and $51,711,000 at June 30, 2011 and 2010, respectively.

First Star Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2011 and 2010

The scheduled maturities of certificates of deposit for fiscal years subsequent to June 30, 2011 are as follows:

	Amount	Percent
	(Dollars in Thousands)
2012	$159,078	72.54%
2013	23,555	10.74
2014	11,863	5.41
2015	14,030	6.40
2016	10,749	4.90
Thereafter	28	0.01

	$219,303	100.00%

A summary of interest expense on deposits is as follows:

	2011	2010
	(In Thousands)
NOW accounts	$51	$81
Money market demand accounts	246	444
Passbook and club accounts	53	105
Certificates of deposit	3,867	5,572

	$4,217	$6,202

7.	Advances from Federal Home Loan Bank and Other Borrowing Arrangements

The Company has a line of credit commitment available from the Federal Home Loan Bank (FHLB) of Pittsburgh for borrowings up to $75,000,000, which expires December 13, 2011. Borrowings outstanding under this line of credit were $-0- at June 30, 2011 and 2010.

Total Federal Home Loan Bank advances consist of the following at June 30:

	2011		2010
	Amount	Rate	Amount	Rate
	(In Thousands)
0-12 months	$5,588	4.68%	$61,212	3.98%
13-24 months	12,663	3.51	5,730	4.67
25-36 months	899	4.75	18,100	3.44
37-48 months	21,478	3.69	899	4.75
49-60 months	13,008	5.99	26,460	3.68
Over 60 months	13,367	4.22	27,878	2.32

	$67,003	4.31%	$140,279	3.56%

First Star Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2011 and 2010

Included in Federal Home Loan Bank advances above are two convertible notes where the Federal Home Loan Bank has the option to convert the notes to an adjustable rate advance on a quarterly basis. If converted, the Bank may prepay these notes without penalty. Convertible notes at June 30, 2011 are as follows:

Amount	Current Rate	Interest Rate if Converted	Convertible on or After
$7,500,000	6.07%	Three month LIBOR plus 0.11	November 17, 2005
5,000,000	6.00%	Three month LIBOR plus 0.02	December 5, 2005

The advances are secured by qualifying assets of the Bank, which includes the Federal Home Loan Bank stock, mortgage-backed securities and first mortgage loans. The Bank has a maximum borrowing capacity with the Federal Home Loan Bank equal to the amount of borrowings outstanding to the FHLB at June 30, 2011.

Additionally, the Company has a line of credit commitment available from Atlantic Central Bankers Bank for borrowings up to $5,000,000, which expires June 2012. Borrowings outstanding under this line were $-0- at June 30, 2011 and 2010.

8.	Convertible Subordinated Debentures

During the year ended June 30, 1992, the Bank issued $1,590,000 of Adjustable-Rate Mandatorily Convertible Subordinated Debentures due in the year 2002 (the “Debentures”). At the formation of the holding company, the Debentures were assumed by the Company. Interest on the Debentures is 2% over the prime rate (5.25% at June 30, 2011 and 2010), adjustable monthly. Interest is payable on the Debentures on the first day of each month. Originally, the Debentures were going to be automatically converted into Permanent Noncumulative Convertible Preferred Stock, Series A (“Series A Preferred Stock” (see Note 11) of the Company on January 1, 2002, however, at that time, the Company extended the automatic conversion date until January 1, 2012 and also extended the maturity until 2012. The Debentures may be converted into Series A Preferred Stock at any time, at the option of either the Company or the holder of the Debenture, unless previously redeemed, at a conversion price of one share per $3.43 principal amount of Debenture subject to adjustment in certain events. During the year ended June 30, 1992, $110,000 of the Debentures were converted to the Series A Preferred Stock and during the year ended June 30, 2002, another $20,000 of the Debentures were converted to Series A Preferred Stock.

The Debentures are redeemable in whole or in part, on not less than 30 days’ notice at the option of the Company at par. The Debentures are subordinated in right of payment to all present and future Senior Indebtedness of the Company. $1,460,000 of the 1992 Debentures remain outstanding at June 30, 2011 and 2010, respectively.

On December 31, 1996, the Company sold $4,000,000 of Adjustable-Rate Mandatorily Convertible Subordinated Debentures (the “1996 Debentures”). During the years ended June 30, 2007, 2003 and 2002, $50,000, $25,000 and $50,000 of the Debentures were converted to Series B Preferred Stock, respectively. In accordance with the provisions of the Subordinated Debenture Agreement, the remaining $3,875,000 of 1996 Debentures were automatically converted into Permanent

Noncumulative Convertible Preferred Stock, Series B (“Series B Preferred Stock”) of the Company on December 31, 2008 at a conversion price of one share per $8.43 principal amount of 1996 Debenture, for a total of 459,613 shares.

First Star Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2011 and 2010

All debentures are includable as Tier 2 capital for determining the Company’s compliance with regulatory capital requirements (see Note 17). Upon conversion, the Debentures become Tier 1 capital.

9.	Junior Subordinated Debentures

In March 2000, the Company issued $8,248,000 of 10.875% junior subordinated deferrable interest debentures (the Junior Debentures) to First Star Capital Trust II (the Trust), a Delaware business trust, in which the Company owns all of the common equity. The debentures are the sole asset of the Trust. The Trust issued $8,000,000 of mandatory redeemable preferred securities to investors. The Company’s obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Company of the Trust’s obligations under the preferred securities. The preferred securities are redeemable by the Trust on or after March 8, 2010, or earlier in the event of certain adverse tax, Investment Company Act or Bank regulatory developments. The preferred securities must be redeemed upon maturity of the debentures on March 8, 2030. There were no redemptions of preferred securities for the year ended June 30, 2011.

10.	Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income.

Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of other comprehensive income.

The components of other comprehensive income (loss) and related tax effects on available-for-sale securities are as follows for the years ended June 30:

	2011	2010
	(In Thousands)
Net unrealized holding gains arising during the year on available-for-sale securities	$625	$3,334
Less reclassification adjustment for credit related other-than-temporary impairment losses	3,383	6,358
Less reclassification adjustment for gains included in net income from sales of securities	(11)	(4,172)

Net unrealized gains	3,997	5,520

Unrealized holding losses on held to maturity securities transferred to available-for-sale	—	212

	3,997	5,732
Tax effect	(1,359)	(1,949)

Other comprehensive income	$2,638	$3,783

First Star Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2011 and 2010

11.	Convertible Preferred Stock

At June 30, 2011 and 2010, the Company had 116,784 shares of Series A Preferred Stock outstanding at $3.43 per share totaling $400,000. At June 30, 2011 and 2010, the Company had 459,613 shares of Series B Preferred Stock outstanding at $8.43 per share totaling $3,875,000.

Each share of Series A and Series B Preferred Stock is convertible into 1 share of common stock of the Company subject to the limitations of the Company’s restated articles of incorporation. The dividend pay rate for Series A Preferred Stock is 2% over the prime rate, adjusted monthly. The dividend pay rate for Series B Preferred Stock is 5%.

12.	Lease Commitments and Total Rental Expense

The Bank leases office space for certain branch offices. Future minimum lease payments by year and in the aggregate, under noncancellable operating leases with initial or remaining terms of one year or more, consisted of the following at June 30, 2011 (in thousands):

2012	$63
2013	56
2014	35
2015	34
2016	33

$221

The total rental expense included in the statements of income for the years ended June 30, 2011 and 2010 is $119,000 and $145,000, respectively.

13.	Employee Benefit Plans

The Bank has an Employee Stock Ownership Plan (“ESOP”) which covers all employees who have met certain eligibility requirements. The Plan requires the Bank to make a 15% contribution annually based on eligible participants’ compensation. The Bank’s contribution expense to the ESOP, included in salaries and employee benefits, was $420,000 and $360,000 for the years ended June 30, 2011 and 2010, respectively.

During the year ended June 30, 2008, using proceeds from a loan from the Company, the ESOP purchased 31,135 shares of the Company’s common stock in the open market at a total cost of $600,000. During the year ended June 30, 2009, the ESOP repaid to the Company $257,000 under this loan representing 13,333 shares. Also during the year ended June 30, 2009, the ESOP borrowed an additional $80,000 from the Company and purchased 5,300 shares of the Company’s common stock in the open market. There were no additional borrowings or principal payments for the year ended June 30, 2011. The Bank will make cash contributions to the ESOP on a quarterly basis sufficient to enable the ESOP to make the required loan payments to the Company. The loans bear an interest rate equal to the Prime Rate as published in the Wall Street Journal. The loans are secured by the unallocated shares of common stock held by the ESOP.

First Star Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2011 and 2010

Shares of the Company’s common stock purchased by the ESOP are held in a suspense account and reported as unallocated common stock held by the ESOP in the consolidated balance sheet until released for allocation to participants. As the debt is repaid, shares are released from collateral and are allocated to each eligible participant based on the ratio of each such participant’s base compensation to the total base compensation of eligible plan participants. As the unearned shares are committed to be released and allocated among participants, the Company recognizes compensation expense equal to the average market price of the shares, and the shares become outstanding for earnings per share computations.

The following table represents the components of the ESOP shares for the years ended June 30:

	2011	2010
Allocated shares	340,964	340,894
Unreleased shares	23,102	23,102

Total ESOP shares	364,066	363,996

Fair value of unreleased shares	$120,000	$150,000

As of June 30, 2011 and 2010, the ESOP held 364,066 and 363,996 shares, respectively, of the Company’s common stock. In the event a terminated Plan participant desires to sell their shares of the Bank’s stock, or for certain employees who elect to diversify their account balances, the Company may be required to purchase the shares from the participant at their fair market value.

The Bank has a 401(k) savings plan (the “401(k) Plan”) for all qualified employees. Employees can contribute up to 8% of their compensation and the Company provides discretionary matching contributions. The Company’s contribution to the 401(k) Plan was $24,000 for the years ended June 30, 2011 and 2010.

14.	Income Taxes

The components of income tax expense (benefit) are as follows for the years ended June 30:

	2011	2010
	(In Thousands)
Federal:
Current	$(590)	$(964)
Deferred	(551)	(485)

	(1,141)	(1,449)
State, current	—	—

	$(1,141)	$(1,449)

First Star Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2011 and 2010

The net deferred tax asset consisted of the following components at June 30:

	2011	2010
	(In Thousands)
Deferred tax assets:
Deferred compensation	$532	$500
Allowance for loan losses	832	833
Securities impairment	4,971	4,473
Foreclosed real estate	73	73
Other	9	11
Unrealized losses on securities	2,587	3,946

	9,004	9,836
Valuation allowance	(186)	(189)

Total deferred tax assets, net of valuation allowance	8,818	9,647

Deferred tax liabilities:
Bank premises and equipment	(34)	(44)
Originated mortgage servicing rights	(82)	(93)

	(116)	(137)

Net deferred tax asset	$8,702	$9,510

In assessing the realizability of deferred tax assets, management considered whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Based on this consideration, management has recorded a valuation allowance as of June 30, 2011 and 2010 of $186,000 and $189,000, respectively, on a portion of the deferred tax assets. The ultimate realization of the remaining deferred tax assets is dependent upon the future taxable income of the Company. Based upon the level of historical taxable income and anticipated future taxable income, management believes it is more likely than not that the Company will realize the benefits of these deductible differences.

For the years ended June 30, 2011 and 2010, the Company’s effective tax rate differs from the statutory rate primarily due to permanent tax timing differences, including tax free interest on loans and investments and cash surrender value income.

Retained earnings include $636,000 at June 30, 2011 and 2010 for which no provision for federal income tax has been made. These amounts represent deductions for bad debt reserves for tax purposes which were only allowed to savings institutions which met certain definitional tests prescribed by the Internal Revenue Code of 1986, as amended. The Small Business Job Protection Act of 1996 (the “Act”) eliminated the special bad debt deduction granted solely to thrifts. Under the terms of the Act, there would be no recapture of the pre-1988 (base year) reserves. However, these pre-1988 reserves would be subject to recapture under the rules of the Internal Revenue Code if the Bank itself pays a cash dividend in excess of earnings and profits, or liquidates. The Act also provides for the recapture of deductions arising from “applicable excess reserve” defined as the total amount of reserve over the base year reserve. The Bank’s total reserve exceeds the base year reserve and deferred taxes have been provided for this excess.

First Star Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2011 and 2010

The Company has a liability for unrecognized tax benefits, including accrued interest and penalties, of $800,000 as of June 30, 2011 and 2010, respectively. These amounts are included in accrued expenses and other current liabilities. The Company recognizes interest and penalties related to uncertain tax positions in the provision for income taxes. During the year ended June 30, 2011, the Company did not recognize any interest or penalties associated with uncertain tax positions. The Company has cumulatively accrued $106,000 and $720,000 for the payment of penalties and interest at June 30, 2011 and 2010, respectively. At June 30, 2012, it is reasonably possible the balance of gross unrecognized tax liabilities could decrease by $128,000 due to the expiration of statutes of limitations. The Company is no longer subject to examination by taxing authorities for the years before July 1, 2007.

The rollforward of the unrecognized tax benefit for the years ended June 30, 2011 and 2010 is as follows (in thousands):

	2011	2010
	(In Thousands)
Balance, beginning	$800	$725
Additional provision	—	75

Balance, ending	$800	$800

15.	Transactions with Executive Officers, Directors and Principal Stockholders

The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, executive officers, principal stockholders, their immediate families and affiliated companies (commonly referred to as related parties), on the same terms including interest rates and collateral, as those prevailing at the time for comparable transactions with others. At June 30, 2011 and 2010, these persons were indebted to the Bank for loans totaling $1,931,000 and $2,863,000, respectively. During the year ended June 30, 2011, $82,000 of new loans were made and repayments totaled $1,014,000.

16.	Financial Instruments with Off-Balance Sheet Risk

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

First Star Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2011 and 2010

A summary of the Bank’s financial instrument commitments at June 30, 2011 and 2010 is as follows:

	2011	2010
	(In Thousands)
Commitments to grant loans	$2,226	$1,462
Unfunded commitments under lines of credit	13,150	16,232
Outstanding letters of credit	875	769

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation. Collateral held varies, but includes principally residential or commercial real estate.

Outstanding letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The majority of these standby letters of credit expire within the next twelve months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments. The Bank requires collateral supporting these letters of credit as deemed necessary. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The fair value of the liability as of June 30, 2011 and 2010 for guarantees under standby letters of credit issued is not material.

17.	Regulatory Matters

The Company is required to maintain cash reserve balances in vault cash or with the Federal Reserve Bank. As of June 30, 2011, the Company had a $50,000 minimum reserve balance.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. The $8,000,000 mandatory redeemable preferred securities of the Trust are included for regulatory purposes as Tier 1 capital with certain limiting restrictions. Management believes, as of June 30, 2011, that the Company meets all capital adequacy requirements to which it is subject.

First Star Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2011 and 2010

As of June 30, 2011, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as adequately capitalized. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios at June 30, 2011 and 2010 and the minimum amounts and ratios required for capital adequacy purposes and to be well capitalized under the prompt corrective action provisions are as follows.

	2011
	Actual		For Capital Adequacy Purposes			To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
Total capital (to risk-weighted assets):
Company	$40,492	12.98%	$	≥24,958	≥8.00%		N/A	≥—%
Bank	38,226	12.32		≥24,813	≥8.00	$	≥31,016	≥10.00
Tier 1 capital (to risk-weighted assets):
Company	36,566	11.72		≥12,479	≥4.00		N/A	≥—
Bank	35,760	11.53		≥12,406	≥4.00		≥18,610	≥6.00
Tier 1 capital (to average assets):
Company	36,566	8.31		≥17,604	≥4.00		N/A	≥—
Bank	35,760	8.19		≥17,465	≥4.00		≥21,831	≥5.00

	2010
Total capital (to risk-weighted assets):
Company	$45,096	13.54%	$	≥26,645	≥8.00%	$	N/A	≥—%
Bank	40,671	12.36		≥26,325	≥8.00		≥32,906	≥10.00
Tier 1 capital (to risk-weighted assets):
Company	41,165	12.36		≥13,322	≥4.00		N/A	≥—
Bank	38,200	11.61		≥13,162	≥4.00		≥19,744	≥6.00
Tier 1 capital (to average assets):
Company	41,165	7.92		≥20,780	≥4.00		N/A	≥—
Bank	38,200	7.34		≥20,829	≥4.00		≥26,036	≥5.00

Federal and state banking regulations place restrictions on dividends paid by the Bank to the Company. The total amount of dividends which may be paid is generally limited to the retained earnings of the Bank. As of June 30, 2011, the Company is party to a Memorandum of Understanding (MOU) with the FDIC as a result of the FDIC’s report of examination dated as of July 14, 2009. Through the MOU, the Board of the Company provides assurance that corrective actions and requirements will be taken to alleviate regulatory concerns. As a result of capital maintenance requirements documented in the MOU, the Company has not declared dividends on common stock for the years ended June 30, 2011 and 2010, respectively.

First Star Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2011 and 2010

18.	Fair Value Measurements and Fair Value of Financial Instruments

Management uses its best judgment in estimating the fair value of the Company’s assets and liabilities; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all assets and liabilities, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year ends and have not been re-evaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates. As such, the estimated fair values of these assets and liabilities subsequent to the respective reporting dates may be different than the amounts reported at each year end.

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with existing accounting guidance, the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various assets and liabilities. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The recent fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

In accordance with this guidance, the Company groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1—Valuation is based on unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2—Valuation is based on inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities, quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

First Star Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2011 and 2010

Level 3—Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at June 30, 2011 and 2010 are as follows:

	Assets at Fair Value as of June 30, 2011
	Level 1	Level 2	Level 3	Total
Securities available-for-sale:
U.S. Government agency securities	$—	$47,487	$—	$47,487
U.S. Government sponsored agency mortgage-backed securities and collateralized mortgage obligations	—	36,048	—	36,048
Private label collateralized mortgage obligations, residential	—	6,334	9,088	15,422
Trust preferred securities	—	13,275	4,299	17,574
Other debt securities	—	4,202	—	4,202
Mutual funds and equity securities	3,872	—	—	3,872

	$3,872	$107,346	$13,387	$124,605

	Assets at Fair Value as of June 30, 2010
Securities available-for-sale:
U.S. Government agency securities	$—	$80,056	$—	$80,056
U.S. Government sponsored agency mortgage-backed securities and collateralized mortgage obligations	—	49,952	—	49,952
Private label collateralized mortgage obligations—residential	—	12,547	9,847	22,394
Trust preferred securities	—	11,665	5,401	17,066
Other debt securities	—	4,700	—	4,700
Mutual funds and equity securities	3,380	—	—	3,380

	$3,380	$158,920	$15,248	$177,548

First Star Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2011 and 2010

For financial assets measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy used at June 30, 2011 and 2010 are as follows:

	Assets at Fair Value as of June 30, 2011
	Level 1	Level 2	Level 3	Total
Impaired loans	$—	$—	$865	$865
Foreclosed real estate	—	—	299	299

	Assets at Fair Value as of June 30, 2010
Impaired loans	$—	$—	$4,893	$4,893
Foreclosed real estate	—	—	324	324

The following table presents a reconciliation of the securities available-for-sale measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended June 30, 2011:

	Private Label Collateralized Mortgage Obligations, Residential	Trust Preferred Securities	Total
Beginning balance, July 1, 2010	$9,847	$5,401	$15,248

Total losses:
Included in earnings, realized	(3,250)	(133)	(3,383)
Included in other comprehensive income, unrealized	2,885	287	3,172
Transfers out of Level 3	(394)	(1,256)	(1,650)

Ending balance, June 30, 2011	$9,088	$4,299	$13,387

The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Company’s assets and liabilities at June 30, 2011 and 2010:

Cash and Cash Equivalents (Carried at Cost)

The carrying amount of cash and cash equivalents approximates their fair value.

First Star Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2011 and 2010

Time Deposits in Other Banks (Carried at Cost)

Fair values for fixed-rate time certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered in the market on certificates to a schedule of aggregated expected monthly maturities on time deposits. The Company generally purchases amounts below the insured limit, limiting the amount of credit risk on these time deposits.

Securities (Carried at Fair Value or Amortized Cost)

The fair value of securities available-for-sale (carried at fair value) are determined by obtaining quoted market prices on nationally recognized securities exchanges (Level 1), or matrix pricing (Level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices. Mutual funds and equity securities are considered Level 1 prices. U.S. Government sponsored agency mortgage-backed securities and collateralized mortgage obligations, certain private label collateralized mortgage obligations, certain trust preferred securities and other debt securities are considered Level 2 prices. For certain securities, including private issue collateralized mortgage obligations and trust preferred securities, which are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments are generally based on available market evidence (Level 3). In the absence of such evidence, management’s best estimate is used. Management’s best estimate consists of both internal and external support on certain Level 3 investments. Internal cash flow models using a present value formula that includes assumptions market participants would use along with indicative exit pricing obtained from broker/dealers (where available) were used to support fair values of certain Level 3 investments.

For the Level 3 private issue collateralized mortgage obligations, the Company utilized cash flow models. The valuation model captures the composition of the underlying collateral and the cash flow structure of the security. Significant inputs to the model include, delinquencies, collateral types and related contractual features, estimated rates of default, loss severity and prepayment assumptions.

For trust preferred securities, management reviewed expected cash flows and credit support. The most significant input to the expected cash flows model was the assumed default rate for each trust preferred security. Financial metrics, such as capital ratios and non-performing asset ratios, of each individual financial institution issuer that comprises the individual or pooled trust preferred securities were evaluated to estimate the expected default rates for each security.

Loans Receivable (Carried at Cost)

The fair values of loans are estimated using discounted cash flow analyses, using market rates at the balance sheet date that reflect the credit and interest rate-risk inherent in the loans. Projected future cash flows are calculated based upon contractual maturity or call dates, projected repayments and prepayments of principal. Generally, for variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values.

First Star Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2011 and 2010

Impaired Loans (Generally Carried at Fair Value)

Impaired loans are those that are accounted for under FASB guidance, “Accounting by Creditors for Impairment of a Loan,” in which the Bank has measured impairment generally based on the fair value of the loan’s collateral. Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the expected proceeds. These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements. The fair values at June 30, 2011 and 2010 consist of loan balances of $996,000 and $5,095,000, respectively, less valuation allowance of $131,000 and $202,000, respectively.

Federal Home Loan Bank Stock (Carried at Cost)

The carrying amount of restricted investment in bank stock approximates fair value, and considers the limited marketability of such securities.

Accrued Interest Receivable and Payable (Carried at Cost)

The carrying amount of accrued interest receivable and accrued interest payable approximates its fair value.

Foreclosed Real Estate (Carried at Fair Value)

Foreclosed assets are initially recorded at fair value, net of estimated selling costs, at the date of foreclosure. After foreclosure, valuations are periodically performed by management and the assets are carried at the lower of cost or fair value minus estimated costs to sell. Fair value of the foreclosed assets are determined by sales agreements or appraisals by qualified licensed appraisers approved and hired by the Corporation. Costs to sell associated with foreclosed assets are based on estimation per the terms and conditions of the sales agreements or appraisal.

Mortgage Servicing Rights (Carried at Lower of Cost or Fair Value)

The fair value of mortgage servicing rights is based on a valuation model that calculates the present value of estimated net servicing income. The valuation incorporates assumptions that market participants would use in estimating future net servicing income. The Company is able to compare the valuation model inputs and results to widely available published industry data for reasonableness.

Deposit Liabilities (Carried at Cost)

The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered in the market on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Advances from Federal Home Loan Bank and Subordinated Debentures (Carried at Cost)

Fair values for these borrowings are estimated by discounting future cash flows using interest rates currently offered on borrowings with similar remaining maturities.

First Star Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2011 and 2010

Off-Balance Sheet Financial Instruments (Disclosed at Cost)

Fair values for the Bank’s off-balance sheet financial instruments (lending commitments and letters of credit) are based on fees currently charged in the market to enter into similar agreements, taking into account, the remaining terms of the agreements and the counterparties’ credit standing.

The estimated fair values of the Company’s financial instruments were as follows at June 30:

	2011		2010
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Cash and cash equivalents	$60,367	$60,367	$91,129	$91,129
Time deposit in other banks	6,321	6,317	6,667	6,660
Securities available-for-sale	124,605	124,605	177,548	177,548
Loans receivable	209,179	209,898	206,597	207,251
Federal Home Loan
Bank stock	11,897	11,897	13,876	13,876
Accrued interest receivable	1,161	1,161	1,367	1,367
Mortgage servicing rights	242	242	273	273

Liabilities:
Non-interest bearing checking	3,917	3,917	3,917	3,917
NOW accounts	36,295	36,295	31,475	31,475
Money market accounts	45,810	45,810	49,627	49,627
Passbook and club accounts	21,907	21,623	21,623	21,623
Certificates of deposit	219,303	221,355	227,293	228,612
Accrued interest payable	447	447	676	676
Advances from Federal Home Loan Bank	67,003	72,584	140,279	148,589
Convertible subordinated debentures	1,460	1,460	1,460	1,460
Junior subordinated debentures	8,248	8,697	8,248	8,697
Off-balance sheet financial instruments	—	—	—	—

19.	Contingencies

The Company is subject to asserted and unasserted potential claims encountered in the normal course of business. In the opinion of management and legal counsel, the resolution of these claims will not have a material adverse effect on the Company’s financial position or results of operations.

STOCK PRICES AND DIVIDEND INFORMATION

First Star Bancorp’s common stock is not traded on any exchange, and there is no established public trading market for First Star Bancorp’s common stock. The price range during the fiscal year ended June 30, 2011, was a high of $6.50 and a low of $4.15 per share.

As of June 30, 2011, First Star Bancorp had 116,784 shares of Permanent Non Cumulative Convertible Preferred Stock, Series A (“Series A Preferred Stock”) outstanding. The dividend pay rate for Series A Preferred Stock is 2% over the prime rate, adjusted monthly. The Series A Preferred Stock is convertible into common stock on a one for one basis.

As of June 30, 2011, First Star Bancorp had 459,613 shares of Permanent Non Cumulative Convertible Preferred Stock, Series B (“Series B Preferred Stock”) outstanding. The dividend pay rate for Series B Preferred Stock is 5%. The Series B Preferred Stock is convertible into common stock on a one for one basis.

As of June 30, 2011, First Star Bancorp had $1,460,000 of Adjustable-Rate Mandatorily Convertible Subordinated Debentures outstanding due in 2012 which are convertible into Series A Preferred Stock at a conversion price of one share per $3.43 principal amount of debenture. Interest on these Debentures is at 2% over the prime rate adjusted monthly.

First Star Bancorp did not declare any cash dividends on common stock during the fiscal year ended June 30, 2011. There are currently 253 holders of record of common stock and 6 holders of Series A Preferred Stock and 16 holders of Series B Preferred Stock. There were 9 holders of the Debentures due in 2012 as of June 30, 2011.

Payment of dividends, either cash or stock, by First Star Bancorp will be subject to the declaration of dividends by its Board of Directors. The payment of dividends will depend upon its net earnings, financial condition, capital requirements, and other factors, including regulatory restrictions discussed below.

Pennsylvania law places restrictions on the payment of dividends on First Star Bancorp’s common stock. Dividends may be declared and paid out of accumulated net earnings of the savings bank. Pursuant to Pennsylvania law, a savings bank may not pay a dividend unless any transfer of net earnings to surplus required to be made prior to the distribution has been made and the surplus of the savings bank would not be reduced by the payment of the dividend. These dividend restrictions also apply to the Series A and Series B Preferred Stock.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table contains selected consolidated information. This information is only a summary, and should be read in conjunction with the consolidated financial statements and accompanying notes.

	At or For the Years Ended June 30,
	2011	2010	2009
	(Dollars in 000’s except for per share data)
Selected Results of Operations:
Net interest income	$6,789	$6,295	$9,134
Provision for loan losses	—	1,055	—
Non-interest income (loss)	(2,276)	(1,463)	(9,984)
Non-interest expenses	7,648	7,774	7,386
Net income (loss)	(1,994)	(2,548)	(5,260)
Less preferred dividends	(215)	(216)	(132)
Net income (loss) applicable to common stockholders	(2,209)	(2,764)	(5,392)

Per Share Data:
Earnings (loss) per common share—basic	$(1.95)	$(2.44)	$(4.74)
Earnings (loss) per common share— diluted	(1.95)	(2.44)	(4.74)
Book value per share, fully diluted	13.70	13.50	13.08

Selected Balance Sheet Data:
Total assets	$437,397	$517,107	$617,064
Loans receivable, net	209,179	206,597	219,005
Securities available for sale	124,605	177,548	106,596
Securities held to maturity	—	—	181,530
Total deposits	327,232	333,935	355,612
Advances from Federal Home Loan Bank	67,003	140,279	192,829
Securities sold under agreements to repurchase	—	—	25,000
Subordinated debentures	1,460	1,460	1,460
Junior subordinated debentures	8,248	8,248	8,248
Total stockholders’ equity	27,826	27,397	26,378

Performance Ratios:
Return on average assets	(0.41)%	(0.44)%	(0.81)%
Return on average equity	(7.22)%	(9.48)%	(17.07)%
Net interest margin	1.46%	1.12%	1.44%
Efficiency ratio	169.47%	205.82%	(868.94)%

Asset Quality Ratios:
Non-performing loans to total loans	3.07%	3.17%	0.24%
Allowance for loan losses to total loans	1.17%	1.18%	1.26%
Allowance for loan losses to non-performing loans	38.38%	37.78%	528.22%

First Star Bancorp Capital Ratios:
Leverage ratio	8.31%	7.92%	7.01%
Tier 1 risk-based capital ratio	11.72%	12.36%	9.94%
Total risk-based capital ratio	12.98%	13.54%	10.90%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

General

Management’s discussion and analysis is intended to assist in the understanding of the financial condition and results of operations. The information in this section should be read in conjunction with the consolidated financial statements and notes to the consolidated financial statements.

The results of operations depend primarily on the net interest income, which is determined by (i) the difference between rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities (interest rate spread), and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. The results of operations are also affected by non-interest income, including income from loan and deposit account service charges, gains and losses from securities and by non-interest expense, including, compensation and employee benefits, federal deposit insurance premiums, office occupancy cost and data processing cost. Also influencing operating results are general, economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities, none of which can be controlled.

Financial Condition

General. Total assets decreased $79.7 million or 15.4%, to $437.4 million at June 30, 2011, as compared to $517.1 million at June 30, 2010.

Securities Available for Sale. Available for sale securities decreased $52.9 million or 29.8%, to $124.6 million at June 30, 2011 from $177.5 million at June 30, 2010.

The following table sets forth the carrying value of investments available for sale.

	At June 30,
	2011	2010	2009
	(000’s)
U.S. Government agency securities	$47,487	$80,056	$14,909
U.S Government sponsored agency mortgage-backed securities and collateralized mortgage obligations—residential	36,048	49,952	47,147
Private label collateralized mortgage obligations—residential	15,422	22,394	19,989
Other debt securities	4,202	4,700	6,226
Trust preferred securities	17,574	17,066	14,748
Marketable equity securities and mutual funds	3,872	3,380	3,577

Total securities available for sale	$124,605	$177,548	$106,596

Loans Receivable.

The following table sets forth information concerning the types of loans held.

	At June 30,
	2011		2010		2009		2008		2007
	(000’s)
Type of Loans:
Real Estate:

1-4 family	$95,094	44.81%	$89,682	42.69%	$95,808	42.97%	$82,547	38.55%	$100,992	52.62%
Construction	2,375	1.12	2,734	1.30	2,375	1.07	3,289	1.54	515	1.67
Multi-family and commercial	99,078	46.68	100,200	47.70	105,407	47.28	110,310	51.52	112,021	39.15
Commercial leases	—	—	—	—	—	—	—	—	—	0.04

Consumer Loans:
Home equity	15,019	7.08	16,730	7.96	18,592	8.34	17,187	8.03	16,948	6.18
Other	668	0.31	726	0.35	766	0.34	776	0.36	904	0.34

Total loans	$212,234	100.00%	$210,072	100.00%	$222,948	100.00%	$214,109	100.00%	$231,380	100.00%

Less:
Loan in process	—		(306)		(282)		(1,655)		(25)

Deferred loan origination fees and costs	(589)		(698)		(872)		(837)		(926)
Allowance for loan losses	(2,466)		(2,471)		(2,789)		(2,862)		(2,929)

Total loans, net	$209,179		$206,597		$219,005		$208,755		$227,500

Deposits. Deposits decreased to $327.2 million at June 30, 2011, from $333.9 million at June 30, 2010, a decrease of $6.7 million or 2.1%.

Regular savings, money market, demand and NOW accounts constitute $107.9 million, or 33.0% of the deposit portfolio at June 30, 2011. Certificates of deposit with a minimum balance of $100,000 accounted for $57.3 million or 17.5% of the deposit portfolio.

Borrowings. Advances from the Federal Home Loan (FHLB) decreased to $67.0 million at June 30, 2011, from $140.3 million at June 30, 2010, a decrease of $73.3 million or 52.3%. In addition to providing funding for lending activities, advances from the FHLB are utilized to purchase investment securities in order to take advantage of the interest rate spread, contributing to net interest income.

Results of Operations for the Fiscal Years Ended June 30, 2011 and 2010

General. The largest components of total income and total expenses are interest items. As a result, earnings are greatly influenced by net interest income, which is determined by the difference between the interest earned on interest-earning assets and the rates paid on interest-bearing liabilities (interest rate spread), as well as by the composition of interest-earning assets and interest-bearing liabilities.

Like most financial institutions, interest income and the cost of funds are substantially affected by general economic conditions and by the policies of regulatory authorities of the state and federal governments.

Results of Operation. A net loss of $2.0 million was recorded for the fiscal year ended June 30, 2011, which represents a $0.5 million decrease from the $2.5 million net loss recorded for the fiscal year ended June 30, 2010.

Net Interest Income. Net interest income is the most significant component of income from operations. Net interest income is the difference between interest received from interest-earning assets, primarily loans and securities, and the interest paid on interest-bearing liabilities, primarily deposits and borrowings from the FHLB.

Net interest income depends on the composition of interest-earning assets and interest-bearing liabilities, as well as the associated rates earned and paid. Net interest income increased to $6.8 million for the fiscal year ended June 30, 2011 from $6.3 million for the fiscal year ended June 30, 2010, an increase of $0.5 million or 7.9%.

Total Interest Income. For the fiscal year ended June 30, 2011, total interest income decreased to $16.2 million from $21.3 million for the fiscal year ended June 30, 2010. This is a decrease of $5.1 million or 23.9%. The yield on interest earning assets decreased 0.31% to 3.49% for the fiscal year ended June 30, 2011, from 3.80% for the fiscal year ended June 30, 2010.

Total Interest Expense. Total interest expense decreased to $9.4 million from $15.0 million for the fiscal year ended June 30, 2011. This is a decrease of $5.6 million or 37.3%. The decrease is due to the decrease in yield on interest-bearing liabilities. The yield on interest-

bearing liabilities decreased 0.66% to 2.07% for the fiscal year ended June 30, 2011, from 2.73% for the fiscal year ended June 30, 2010. Borrowings decreased to $109.2 million from $197.4 million for the fiscal year ended June 30, 2011. This is a decrease of $88.2 million or 44.7%. This also contributed to the decrease in interest expense.

Provision for Loan Losses. The allowance for loan losses is reviewed in relation to (i) past loan loss experience, (ii) known and inherent risks in the portfolio, (iii) adverse situations that may affect a borrower’s ability to repay, (iv) the estimated value of any underlying collateral and (v) current economic conditions. Management believes the allowance for loan losses is adequately reserved. However, there is no assurance that future additions to the allowance will not be required or that future losses will not exceed the estimated reserve.

The provision for loan losses amounted to $0.0 million for the fiscal year ended June 30, 2011, as compared to $1.1 for the fiscal year ended June 30, 2010. The amount charged to operations and the related reserve account is based upon periodic reviews of the portfolio by management. At its current level, the allowance for loan losses represents 1.17% of total loans outstanding at June 30, 2011, as compared to 1.18% of total loans outstanding at June 30, 2010.

Other Income. Included in other income are loan and deposit service fee income, gains or losses on the sales of loans and securities available for sale and other miscellaneous sources of operating income.

During the fiscal year ended June 30, 2011, other income decreased to a loss of $2.3 million from a loss of $1.5 million for the fiscal year ended June 30, 2010. Declines in the fair value of securities below their cost that are deemed to be other than temporary impairments (OTTI) are reflected in earnings as realized loss. OTTI charges on certain private label collateralized mortgage obligations and trust preferred securities for the fiscal year ended June 30, 2011 were $3.4 million. OTTI charges on certain private label collateralized mortgage obligations, trust preferred securities and mutual funds and equity securities for the fiscal year ended June 30, 2010 were $6.4 million. These losses were offset by gains on sales of securities of $0.1 million and $4.2 million for the fiscal years ended June 30, 2011 and 2010, respectively.

Other Expenses. Total other expenses decreased $0.2 million or 2.6% to $7.6 million for the fiscal year ended June 30, 2011, as compared to $7.8 million for the prior fiscal year.

The primary component of other expenses was salaries and employee benefits, which increased $0.2 million or 5.0% to $4.2 million for the fiscal year ended June 30, 2011, from $4.0 million for the fiscal year ended June 30, 2010. FDIC insurance amounted to $0.8 million for the fiscal year ended June 30, 2011, from $1.2 million for the fiscal year ended June 30, 2010, a decrease of $0.4 million or 33.3%. Management continues to monitor operating expenses and reduce or eliminate such expenses when possible. The ratio of other expenses to average assets for fiscals 2011 and 2010 was 1.57% and 1.33%, respectively.

Average Balance Sheet

The following table sets forth certain information relating to the average balance sheet and reflects the average yield on assets and the average cost of liabilities for the periods indicated.

	For the Years Ended June 30,
	2011			2010			2009
	Average Balance	Interest Inc/Exp	Average Yield/Cost	Average Balance	Interest Inc/Exp	Average Yield/Cost	Average Balance	Interest Inc/Exp	Average Yield/Cost
	(Dollars in 000’s)
Assets
Interest-earning assets:
Loans receivable (1)	$211,341	$11,588	5.48%	$209,708	$11,670	5.56	$208,308	$12,679	6.09%
Investment and mortgage-backed securities (2)	252,451	4,585	1.82%	351,830	9,672	2.75	424,391	18,354	4.32%

Total interest-earning assets	463,792	16,173	3.49%	561,538	21,342	3.80	632,699	31,033	4.90%
Non-interest-earning assets	21,901			22,418			19,489

Total assets	$485,693			$583,956		$652,188

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Deposits	$343,220	4,217	1.23%	$353,131	6,202	1.76	$344,190	10,286	2.99%
Short-term and long-term borrowings	109,163	5,167	4.73%	197,387	8,845	4.48	273,981	11,613	4.24%

Total interest-bearing liabilities	452,383	9,384	2.07%	550,518	15,047	2.73	618,171	21,899	3.54%

Non-interest-bearing liabilities	5,698			6,550			3,206

Total liabilities	458,081			557,068		621,377

Stockholders’ equity	27,612			26,888			30,811

Total liabilities and stockholders’ equity	$485,693			$583,956			$652,188

Net interest income		$6,789			$6,295			$9,134

Interest rate spread (3)			1.41%			1.07%			1.36%
Net interest margin (4)			1.46%			1.12%			1.44%
Ratio of average interest-earning assets to average interest-bearing liabilities			102.52%			102.00%			102.35%

(1)	Average balances include non-accrual loans.
(2)	Includes interest-bearing deposits in other financial institutions.
(3)	Interest rate spread represents the difference between the average yield on interest-earnings assets and the average cost of interest-bearing liabilities.
(4)	Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

Interest Rate Risk

Due to the sensitivity to interest rate changes of the majority of assets and liabilities, the most significant form of market risk is interest rate risk. Exposure to interest rate risk results from the difference in maturities on interest-earning assets and interest-bearing liabilities, as well as the volatility of interest rates.

First Star Bank is vulnerable to an increase in interest rates to the extent that interest-bearing liabilities mature or reprice more rapidly than interest-earning assets. In the current market, First Star Bank primarily originates fixed rate loans secured by single-family residences. The primary source of funds has been deposits, with substantially shorter maturities. While having interest-bearing liabilities that reprice more frequently than interest-earning assets is generally beneficial to net interest income during periods of declining interest rates, this type of an asset/liability mismatch is generally detrimental during periods of rising interest rates.

The Board of Directors reviews the asset and liability policy on an annual basis. The Board of Directors meets quarterly to review interest rate risk and trends, as well as liquidity and capital ratio requirements. Management administers the policies and determinations of the Board of Directors with respect to the assets and liability goals and strategies.

To manage the interest rate risk on the mortgage loan portfolio, First Star Bank emphasizes the origination of adjustable-rate loans and sale of a portion of the fixed-rate mortgage loan originations. At June 30, 2011, adjustable-rate mortgage loans totaled $13.0 million or 6.2% of the total loan portfolio. To manage interest rate risk, First Star Bank also maintains a portfolio of liquid assets that includes investment securities and mortgage-backed securities. Liquid assets typically provide a lower yield than other interest-earning assets, which tends to reduce potential net income. As an asset/liability management tool, alternative sources of funding may be used if deposits pricing in the local market area is unacceptable.

Non-Performing Assets

First Star Bank places all loans that are 90 days or more delinquent on non-accrual status. In the event the collection of principal or interest of a loan less than 90 days delinquent becomes doubtful, it too is placed on non-accrual status. At June 30, 2010, non-performing assets totaled $7.2 million compared to $3.6 million at June 30, 2009, an increase of $3.6 million or 100.0%. The ratio of non-performing assets to total assets was 2.67% at June 30, 2011 as compared to 1.39% at June 30, 2010.

The following table sets forth information regarding non-performing loans and real estate owned, as of the dates indicated. For the year ended June 30, 2011, interest income that would have been recorded for loans placed on non-accrual status, under the original loan terms, was $0.2 million.

	At June 30,
	2011	2010	2009	2008	2007
	(Dollars in 000’s)
Non-performing loans:
Mortgage loans:
1-4 family residential real estate	$823	$1,461	$218	$106	$106
Land	—	—	—	—	348
Construction	2,257	—	—	—	—
Multi-family and commercial	3,172	5,079	310	1,720	3,206
Commercial loans and leases	—	—	—	—	—
Consumer loans:
Home equity	173	—	—	—	—
Other consumer	—	—	—	—	—

Total non-performing loans	6,425	6,540	528	1,826	3,660
Real estate owned	5,282	631	3,036	2,359	—

Total non-performing assets	$11,707	$7,171	$3,564	$4,185	$3,660

Total non-performing loans to total loans	3.07%	3.17	0.24%	0.87%	1.61%
Total non-performing assets to total assets	2.67%	1.39	0.58%	0.63%	0.66%

Real estate owned consists of properties acquired by foreclosure and is stated at fair value less cost to sell, estimated as of the acquisition date. Real estate owned increased to $5.3 million at June 30, 2011, from $0.6 million at June 30, 2010. At June 30, 2011, real estate owned consisted of one multi-family dwelling and two commercial retail properties and on single family residence.

Liquidity and Capital Resources

Management’s liquidity objective is to maintain an adequate level of cash sufficient to fund current loan demand, meet deposit withdrawals, pay operating expenses and fund debt obligations. Cash for these short-term and long-term needs is generated through deposits, funds borrowed from the FHLB, the sale and maturity of investment securities, cash flows from operations and the collection of principal payments and prepayments of outstanding loans. Loan principal repayments are a relatively stable source of funds, while deposit flows are significantly influenced by general interest rates and money market conditions. Borrowings are used to compensate for reductions in other sources of funds, such as deposits and expanded loan volume. To the extent that they provide a lower cost of funding, brokered deposits may also be used.

As a member of the FHLB System, First Star Bank may borrow from the FHLB of Pittsburgh. At June 30, 2011, FHLB outstanding advances totaled $67.0 million as compared to $140.3 million at June 30, 2010. Such borrowings, as a percentage of assets, equaled 15.31% at June 30, 2011 and 27.1% at June 30, 2010. Within certain guidelines, the policies of the FHLB are flexible with respect to the borrowing limits of a member institution.

At June 30, 2011, outstanding loan commitments totaled $2.2 million. Normal cash flow from principal and interest payments on the loan portfolio will be sufficient to meet these loan commitments. At June 30, 2011 outstanding letters of credit totaled $0.9 million. No other significant commitments existed at June 30, 2011.

Regulatory Capital. First Star Bank is subject to regulatory capital requirements by the Federal Deposit Insurance Corporation (FDIC). First Star Bank must adhere to a minimum level for each of three regulatory capital ratios: a leverage ratio equal to 4% or more of average assets; a Tier 1 risk-based capital ratio equal to 4% or more of risk-weighted assets; and a total risk-based capital ratio equal to 8% or more of risk-weighted assets.

The following table sets forth First Star Bank’s regulatory capital position at June 30, 2010, as compared to the minimum regulatory capital levels required by the FDIC.

	Amount	Percentage
	(000’s)
Leverage Ratio:
Actual capital	$35,760	8.19%
Regulatory requirement	17,465	4.00

Excess	$18,295	4.19%

Tier 1 Risk-Based Capital:
Actual capital	$35,760	11.53%
Regulatory requirement	12,406	4.00

Excess	$23,354	7.53%

Total Risk-Based Capital:
Actual capital	$38,226	12.32%
Regulatory requirement	24,813	8.00

Excess	$13,413	4.32%

Impact of Inflation and Changing Prices

The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principals, which require the measurement of financial position and operating results in terms of historical dollars and without considering changes in the relative purchasing power of money over time due to inflation.

Unlike most industries, substantially all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution’s performance than the effects of general levels of inflation. Likewise, interest rates do not necessarily move in the same direction or in the same manner as the prices of goods and services, as measured by the consumer price index.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

ESSA BANCORP, INC.

AND

FIRST STAR BANCORP, INC.

DATED AS OF DECEMBER 21, 2011

ARTICLE I CERTAIN DEFINITIONS		1
1.1.	Certain Definitions	1
ARTICLE II THE MERGER		8
2.1.	Merger	8
2.2.	Effective Time	8
2.3.	Certificate of Incorporation and Bylaws	8
2.4.	Directors and Officers of Surviving Corporation	8
2.5.	Effects of the Merger	9
2.6.	Tax Consequences	9
2.7.	Possible Alternative Structures	9
2.8.	Bank Merger	9
ARTICLE III CONVERSION OF SHARES		10
3.1.	Conversion of First Star Common Stock; Merger Consideration	10
3.2.	Election Procedures	11
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF FIRST STAR		14
4.1.	Standard	14
4.2.	Organization	14
4.3.	Capitalization	14
4.4.	Authority; No Violation	15
4.5.	Consents	16
4.6.	Financial Statements	17
4.7.	Taxes	18
4.8.	No Material Adverse Effect	18
4.9.	Material Contracts; Leases; Defaults	18
4.10.	Ownership of Property; Insurance Coverage	20
4.11.	Legal Proceedings	21
4.12.	Compliance With Applicable Law	21
4.13.	Employee Benefit Plans	22
4.14.	Brokers, Finders and Financial Advisors	25
4.15.	Environmental Matters	26
4.16.	Loan Portfolio and Investment Securities	27
4.17.	Other Documents	28
4.18.	Related Party Transactions	28
4.19.	Deposits	28
4.20.	Antitakeover Provisions Inapplicable; Required Vote	28
4.21.	Registration Obligations	29
4.22.	Risk Management Instruments	29
4.23.	Fairness Opinion	29
4.24.	Trust Accounts	29
4.25.	Intellectual Property	30
4.26.	Labor Matters	30
4.27.	First Star Information Supplied	30
ARTICLE V REPRESENTATIONS AND WARRANTIES OF ESSA		31
5.1.	Standard	31
5.2.	Organization	31

(i)

5.3.	Capitalization	31
5.4.	Authority; No Violation	32
5.5.	Consents	33
5.6.	Financial Statements	33
5.7.	Taxes	34
5.8.	No Material Adverse Effect	35
5.9.	Ownership of Property; Insurance Coverage	35
5.10.	Legal Proceedings	35
5.11.	Compliance With Applicable Law	36
5.12.	Employee Benefit Plans	37
5.13.	Environmental Matters	38
5.14.	Securities Documents	38
5.15.	Brokers, Finders and Financial Advisors	39
5.16.	ESSA Common Stock	39
5.17.	ESSA Information Supplied	39
5.18.	PBCL Sections 2538 and 2553	39
ARTICLE VI COVENANTS OF FIRST STAR		39
6.1.	Conduct of Business	39
6.2.	Current Information	43
6.3.	Access to Properties and Records	44
6.4.	Financial and Other Statements	45
6.5.	Maintenance of Insurance	46
6.6.	Disclosure Supplements	46
6.7.	Consents and Approvals of Third Parties	46
6.8.	All Reasonable Efforts	46
6.9.	Failure to Fulfill Conditions	46
6.10.	No Solicitation	46
6.11.	Board of Directors and Committee Meetings	49
6.12.	First Star Preferred Stock	49
6.13.	Notice of Redemption	50
ARTICLE VII COVENANTS OF ESSA		50
7.1.	Conduct of Business	50
7.2.	Current Information	50
7.3.	Financial and Other Statements	51
7.4.	Disclosure Supplements	51
7.5.	Consents and Approvals of Third Parties	51
7.6.	All Reasonable Efforts	51
7.7.	Failure to Fulfill Conditions	51
7.8.	Employee Benefits	51
7.9.	Directors and Officers Indemnification and Insurance	53
7.10.	Stock Listing	55
7.11.	Stock and Cash Reserve	55
ARTICLE VIII REGULATORY AND OTHER MATTERS		55
8.1.	First Star Shareholder Meeting	55
8.2.	Proxy Statement-Prospectus	55
8.3.	Regulatory Approvals	56

(ii)

ARTICLE IX CLOSING CONDITIONS		57
9.1.	Conditions to Each Party’s Obligations under this Agreement	57
9.2.	Conditions to the Obligations of ESSA under this Agreement	58
9.3.	Conditions to the Obligations of First Star under this Agreement	59
ARTICLE X THE CLOSING		59
10.1.	Time and Place	59
10.2.	Deliveries at the Pre-Closing and the Closing	60
ARTICLE XI TERMINATION, AMENDMENT AND WAIVER		60
11.1.	Termination	60
11.2.	Effect of Termination	62
11.3.	Amendment, Extension and Waiver	63
ARTICLE XII MISCELLANEOUS		63
12.1.	Confidentiality	63
12.2.	Public Announcements	64
12.3.	Survival	64
12.4.	Notices	64
12.5.	Parties in Interest	65
12.6.	Complete Agreement	65
12.7.	Counterparts	65
12.8.	Severability	65
12.9.	Governing Law	66
12.10.	Interpretation	66
12.11.	Specific Performance; Jurisdiction	66

Exhibit A	Form of First Star Voting Agreement
Exhibit B	Form of Bank Merger Agreement

(iii)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of December 21, 2011, by and between ESSA Bancorp, Inc., a Pennsylvania corporation (“ESSA”), and First Star Bancorp, Inc., a Pennsylvania corporation (“First Star”).

WHEREAS, the Board of Directors of each of ESSA and First Star (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and shareholders and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) has adopted a resolution approving this Agreement and declaring its advisability; and

WHEREAS, in accordance with the terms of this Agreement, First Star will merge with and into ESSA (the “Merger”), and immediately thereafter First Star Bank, a Pennsylvania bank and wholly owned subsidiary of First Star (“FSB”), will be merged with and into ESSA Bank & Trust, a Pennsylvania chartered stock savings and loan association and wholly owned subsidiary of ESSA (“ESSA Bank”); and

WHEREAS, as a condition to the willingness of ESSA to enter into this Agreement, each of the directors and executive officers of First Star has entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with ESSA (the “First Star Voting Agreements”), pursuant to which each such director has agreed, among other things, to vote all shares of common stock of First Star owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the First Star Voting Agreements; and

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1. Certain Definitions.

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

“Affiliate” means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this agreement, and any amendment hereto.

“Applications” means the applications for regulatory approval that are required by the transactions contemplated hereby.

“Bank Merger” shall mean the merger of FSB with and into ESSA Bank, with ESSA Bank as the surviving institution, which merger shall occur immediately following the Merger.

“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the Department, the OCC, the FRB and the FDIC, which regulates ESSA Bank or FSB, or any of their respective holding companies or subsidiaries, as the case may be.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“Certificate” shall mean certificates evidencing shares of First Star Common Stock and/or First Star Preferred Stock.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the confidentiality agreements referred to in Section 12.1 of this Agreement.

“Department” shall mean the Banking Department of the Commonwealth of Pennsylvania.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

“Environmental Laws” means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ESSA Bank” shall mean ESSA Bank & Trust, a Pennsylvania chartered stock savings and loan association, with its principal offices located at 200 Palmer Street, Stroudsburg, Pennsylvania, which is a wholly owned subsidiary of ESSA.

“ESSA” shall mean ESSA Bancorp, Inc., a Pennsylvania corporation, with its principal executive offices located at 200 Palmer Street, Stroudsburg, Pennsylvania 18360.

“ESSA Closing Price” shall mean, as of any date, the average of the closing sales price of a share of ESSA Common Stock, as reported on Nasdaq for the thirty (30) consecutive trading days ending on the second trading day preceding the date as of which the ESSA Closing Price is determined.

“ESSA Common Stock” shall mean the common stock, par value $.01 per share, of ESSA.

“ESSA Disclosure Schedule” shall mean a written disclosure schedule delivered by ESSA to First Star specifically referring to the appropriate section of this Agreement.

“ESSA Financial Statements” shall mean the (i) the audited consolidated statements of condition (including related notes and schedules) of ESSA and subsidiaries as of September 30, 2011 and 2010 and the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of ESSA and subsidiaries for each of the three years ended September 30, 2011, 2010 and 2009, as set forth in ESSA’s annual report for the year ended September 30, 2011, and (ii) the unaudited interim consolidated financial statements of ESSA and subsidiaries as of the end of each calendar quarter following September 30, 2011, and for the periods then ended, as filed by ESSA in its Securities Documents.

“ESSA Stock Benefit Plan” shall mean the ESSA Bancorp, Inc. 2007 Equity Incentive Plan.

“ESSA Subsidiary” means any corporation, of which more than 50% of the capital stock is owned, either directly or indirectly, by ESSA or ESSA Bank, except any corporation the stock of which is held in the ordinary course of the lending activities of ESSA Bank.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean Registrar & Transfer Company, or such other bank or trust company or other agent designated by ESSA, and reasonably acceptable to First Star, which shall act as agent for ESSA in connection with the exchange procedures for converting Certificates into the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.2.1.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.3.

“FDIA” shall mean the Federal Deposit Insurance Act, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank of Pittsburgh.

“FSB” shall mean First Star Bank, a Pennsylvania bank, with its principal offices located at 418 West Broad Street, Bethlehem, Pennsylvania, 18018

“First Star Common Stock” shall mean the common stock, par value $1.00 per share, of First Star.

“First Star Delinquent Loans” shall mean (i) all loans with principal and/or interest that are 60-89 days past due, (ii) all loans with principal and/or interest that are at least 90 days past due and still accruing, (iii) all loans with principal and/or interest that are nonaccruing, (iv) troubled debt restructuring, (v) other real estate owned, and (vi) net charge-offs from October 1, 2011 through the last business day immediately prior to the Closing Date.

“First Star Disclosure Schedule” shall mean a written disclosure schedule delivered by First Star to ESSA specifically referring to the appropriate section of this Agreement.

“First Star Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of First Star and subsidiaries as of June 30, 2011, 2010 and 2009 and the consolidated statements of operations, stockholders’ equity and cash flows (including related notes and schedules, if any) of First Star and subsidiaries for each of the three years ended June 30, 2011, 2010 and 2009, and (ii) the unaudited interim consolidated financial statements of First Star and subsidiaries as of the end of each calendar quarter following June 30, 2011 (and for the periods then ended), through the Closing Date.

“First Star Preferred Stock” shall have the meaning set forth in Section 4.3

“First Star Recommendation” shall have the meaning set forth in Section 8.1.

“First Star Regulatory Agreement” shall have the meaning set forth in Section 4.12.3.

“First Star Regulatory Reports” means the call reports, including any accompanying schedules, as filed by FSB with the FDIC, for each calendar quarter beginning with the quarter ended September 30, 2011 through the Closing Date, and all other reports and filings submitted by FSB or First Star to a Bank Regulator from September 30, 2011 through the Closing Date.

“First Star Shareholders Meeting” shall have the meaning set forth in Section 8.1.

“First Star Subordinated Debentures” shall have the meaning set forth in Section 4.3.1.

“First Star Subsidiary” means any corporation, of which more than 50% of the capital stock is owned, either directly or indirectly, by First Star or FSB, except any corporation the stock of which is held in the ordinary course of the lending activities of FSB.

“FRB” shall mean the Federal Reserve Board of Governors.

“FSB” shall mean First Star Bank, a Pennsylvania bank, with its principal offices located at 418 West Broad Street, Bethlehem, Pennsylvania 18018, which is a wholly owned subsidiary of First Star.

“GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied with prior practice.

“Governmental Entity” shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“HOLA” shall mean the Home Owners’ Loan Act, as amended.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known after due inquiry by the executive officers (as defined in Rule 3b-7 under the Exchange Act) of such Person, and in the case of First Star shall include, without limitation, those persons set forth in First Star Disclosure Schedule 1.1, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other material written notice received by that Person.

“Material Adverse Effect” shall mean, with respect to ESSA or First Star, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of ESSA and the ESSA Subsidiaries taken as a whole, or First Star and the First Star Subsidiaries taken as a whole, respectively, or (ii) does or would materially impair the ability of either First Star, on the one hand, or ESSA, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement, or (e) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the parties or any of their Subsidiaries. In addition, and without regard to any other provision of this Agreement, and without limiting other events or circumstances that may constitute a “Material Adverse Effect”, a “Material Adverse Effect” shall include, solely with respect to First Star, the following circumstances: (1) if the aggregate amount of First Star Delinquent Loans equals or exceeds $19.3 million as of any month end prior to the Closing Date, and/or (2) if from the period commencing October 1, 2011 and through the Closing Date, the First Star investment portfolio realizes cumulative net losses from either (i) securities sales, or (ii) other than temporary impairment write-downs, which in the aggregate exceed $4.25 million as of any month end prior to the Closing Date.

“Material Contracts” shall have the meaning set forth in Section 4.9.3.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other hazardous or toxic materials regulated under Environmental Laws.

“Merger” shall have the meaning set forth in the preamble.

“Merger Consideration” shall mean the combination of Stock Consideration and Cash Consideration in an aggregate per share amount to be paid by ESSA for each share of First Star Common Stock, as set forth in Section 3.1.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of ESSA Common Stock to be offered to holders of First Star Common Stock in connection with the Merger.

“Nasdaq” shall mean the Nasdaq Global Select Market.

“OCC” shall mean the Office of the Comptroller of the Currency.

“PBCL” shall mean the Pennsylvania Business Corporation Law.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” shall have the meaning set forth in Section 4.13.2.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1.

“Regulatory Approvals” means the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger, the Bank Merger and the related transactions contemplated by this Agreement (including the approval of the relevant Bank Regulators for the distribution of a cash dividend from ESSA Bank to ESSA prior to the Closing Date to provide the Cash Merger Consideration and pay off all outstanding First Star Junior Subordinated Debentures issued through First Star Capital Trust II).

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Significant Subsidiary” shall have the meaning set forth in Rule 1-02 of SEC Regulation S-X promulgated under the Securities Act and the Exchange Act.

“Surviving Corporation” shall have the meaning set forth in Section 2.1 hereof.

“Termination Date” shall mean September 30, 2012.

“Treasury Stock” shall have the meaning set forth in Section 3.1.2.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1. Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) First Star shall merge with and into ESSA, with ESSA as the resulting or surviving corporation (the “Surviving Corporation”); and (b) the separate existence of First Star shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of First Star shall be vested in and assumed by ESSA. As part of the Merger, each share of First Star Common Stock and First Star Preferred Stock (other than Treasury Stock) will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III hereof. Immediately after the Merger, FSB shall merge with and into ESSA Bank, with ESSA Bank as the resulting institution.

2.2. Effective Time.

The closing (“Closing”) shall be that date and time (the “Closing Date”) selected by ESSA upon no less than two business days written notice to First Star, and shall occur no later than the close of business on the tenth business day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date that may be agreed to in writing by the parties. The Merger shall be effected by the filing of Articles of Merger with the Pennsylvania Department of State on the Closing Date, in accordance with the PBCL. The “Effective Time” means the date and time upon which the certificate of merger is filed with the Pennsylvania Department of State, or as otherwise stated in the certificate of merger, in accordance with the PBCL.

2.3. Certificate of Incorporation and Bylaws.

The Certificate of Incorporation and Bylaws of ESSA as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

2.4. Directors and Officers of Surviving Corporation.

Effective immediately after the Closing Date, Joseph Svetik shall be appointed and elected to the ESSA and ESSA Bank Boards of Directors. If Mr. Svetik is unwilling or unable to become a director of ESSA and ESSA Bank, one director of First Star (as of the date hereof and as of the Effective Time), as mutually agreed to by ESSA, ESSA Bank, First Star and First Star Bank, shall be appointed and elected to the ESSA and ESSA Bank Boards of Directors, effective immediately after the Closing Date. All other directors of ESSA and ESSA Bank prior to the Effective Time shall remain directors thereof following the Effective Time.

2.5. Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in the PBCL.

2.6. Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither ESSA, First Star nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. ESSA and First Star each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinion contemplated by Section 9.1.6, which certificates shall be effective as of the date of such opinion.

2.7. Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time ESSA shall be entitled to revise the structure of the Merger and the Bank Merger, including without limitation, by merging First Star into a wholly-owned subsidiary of ESSA, provided that (i) any such subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement (ii) there are no adverse Federal or state income tax or other adverse tax consequences to First Star shareholders as a result of the modification; (iii) the consideration to be paid to the holders of First Star Common Stock under this Agreement is not thereby changed in kind or value or reduced in amount; and (iv) such modification will not delay or jeopardize the receipt of Regulatory Approvals or other consents and approvals relating to the consummation of the Merger and the Bank Merger, otherwise delay or jeopardize the satisfaction of any condition to Closing set forth in Article IX or otherwise adversely affect First Star or the holders of First Star Common Stock. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.8. Bank Merger.

ESSA and First Star shall use their reasonable best efforts to cause the Bank Merger to occur as soon as practicable after the Effective Time. In addition, following the execution and delivery of this Agreement, ESSA will cause ESSA Bank, and First Star will cause FSB, to execute and deliver the Plan of Bank Merger substantially in the form attached to this Agreement as Exhibit B.

ARTICLE III

CONVERSION OF SHARES

3.1. Conversion of First Star Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of ESSA, ESSA Bank, First Star or the holders of any of the shares of First Star Common Stock or First Star Preferred Stock, the Merger shall be effected in accordance with the following terms:

3.1.1. Each share of ESSA Common Stock and ESSA Bank common stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2. All shares of First Star Common Stock held in the treasury of First Star and each share of First Star Common Stock owned by ESSA prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (“Treasury Stock”) shall, at the Effective Time, cease to exist, and such shares, including any Certificates therefor, shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3. Each outstanding share of First Star Common Stock and First Star Preferred Stock (as defined in Section 4.3 herein) with respect to which an election to receive ESSA Common Stock has been effectively made and not revoked or lost, pursuant to Section 3.2.3 (a “Stock Election”), shall be converted into the right to receive (i) 1.0665 (the “Exchange Ratio”) of a share of ESSA Common Stock, subject to adjustment as provided in Sections 3.1.6, 3.1.9, 3.2 and 11.1.9 (the “Stock Consideration”) (collectively, the “Stock Election Shares”).

3.1.4. Each outstanding share of First Star Common Stock and First Star Preferred Stock with respect to which an election to receive cash has been effectively made and not revoked or lost, pursuant to Section 3.2.3 (a “Cash Election”), shall be converted into the right to receive a cash payment, without interest, equal to the cash value represented by ESSA Closing Price multiplied by the Exchange Ratio, except as modified in Section 3.1.6 (the “Cash Consideration”), subject to adjustment in Sections 3.1.6, 3.1.9, 3.2 and 11.19 (collectively, the “Cash Election Shares”).

3.1.5. Each outstanding share of First Star Common Stock and First Star Preferred Stock other than as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost, pursuant to Section 3.2.3 (collectively, “Non-Election Shares”), shall be converted into the right to receive such Stock Consideration and/or Cash Consideration as shall be determined in accordance with Section 3.2.

3.1.6. If the ESSA Closing Price is between $9.77 per share and $11.94 per share, then the Exchange Ratio shall be 1.0665. If the ESSA Closing Price is greater than $11.94 per share but less than $13.03 per share, then the Exchange Ratio shall be a quotient (a) the numerator of which is $12.73 and (b) the denominator of which is the ESSA Closing price, and the Cash Consideration shall be $12.73. If the ESSA Closing Price is greater than $8.67 per share and less than $9.77 per share, the Exchange Ratio shall be a quotient (a) the numerator of which is $10.42 and (b) the denominator of which is the ESSA Closing Price, and the Cash Consideration shall be $10.42. If the ESSA Closing Price is greater than $13.02 per share, the Exchange Ratio shall be 0.9780. If the ESSA Closing Price is less than $8.68 per share, the Exchange Ratio shall be 1.2004.

3.1.7. Upon the Effective Time, outstanding shares of First Star Common Stock and First Star Preferred Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this Section 3.1 represent only the right to receive the Merger Consideration and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by First Star on such shares in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

3.1.8. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of ESSA Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to ESSA Common Stock shall be payable on or with respect to any fractional share interests, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of ESSA. In lieu of the issuance of any such fractional share, ESSA shall pay to each former holder of First Star Common Stock or First Star Preferred Stock who otherwise would be entitled to receive a fractional share of ESSA Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the ESSA Closing Price as of the Closing Date. For purposes of determining any fractional share interest, all shares of First Star Common Stock or First Star Preferred Stock owned by a First Star shareholder shall be combined so as to calculate the maximum number of whole shares of ESSA Common Stock issuable to such First Star shareholder.

3.1.9. If ESSA changes (or the ESSA Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of ESSA Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Merger Consideration (and any other dependent items) will be adjusted proportionately to account for such change.

3.2. Election Procedures.

3.2.1. Holders of record of First Star Common Stock and First Star Preferred Stock may elect to receive shares of ESSA Common Stock or cash in exchange for their shares of First Star Common Stock or First Star Preferred Stock, respectively. The total number of shares of First Star Common Stock and First Star Preferred Stock to be converted into Stock Consideration pursuant to this Section 3.2.1 shall be equal to the product obtain ed by multiplying (x) the number of shares of First Star Common Stock and First Star Preferred Stock outstanding immediately prior to the Effective Time by (y) 0.50 (the “Stock Conversion Number”). All other shares of First Star Common Stock and First Star Preferred Stock shall be converted into Cash Consideration. Notwithstanding any other section herein, in no event shall the aggregate Cash Consideration exceed 50% of the aggregate Merger Consideration.

3.2.2. An election form and other appropriate customary transmittal material in such form as ESSA and First Star shall mutually agree (“Election Form”) will be mailed no more than forty (40) business days and no less than twenty (20) business days prior to the Election Deadline or on such earlier date as ESSA and First Star shall mutually agree (the “Mailing Date”) to each holder of record of First Star Common Stock and First Star Preferred Stock permitting such holder, subject to the allocation and election procedures set forth in this Section 3.2, (i) to specify the number of shares of First Star Common Stock and First Star Preferred Stock owned by such holder with respect to which such holder desires to make a Cash Election in accordance with the provision of Section 3.1.4, (ii) to specify the number of shares of First Star Common Stock and First Star Preferred Stock owned by such holder with respect to which such holder desires to make a Stock Election, in accordance with the provision of Section 3.1.3, or (iii) to indicate that such record holder has no preference as to the receipt of cash or ESSA Common Stock for such shares. Holders of record of shares of First Star Common Stock and First Star Preferred Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of First Star Common Stock and First Star Preferred Stock held by each Representative for a particular beneficial owner. Any shares of First Star Common Stock and First Star Preferred Stock with respect to which the holder thereof shall not, as of the Election Deadline (as defined in Section 3.2.3), have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares. ESSA shall make available one or more Election Forms as may reasonably be requested in writing from time to time by all Persons who become holders (or beneficial owners) of First Star Common Stock between the record date for the initial mailing of Election Forms and the close of business on the business day prior to the Election Deadline (as defined in Section 3.2.3), and First Star shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

3.2.3. The term “Election Deadline”, as used below, shall mean 5:00 p.m., Eastern time, on the later of (i) the date of the First Star Shareholders Meeting and (ii) the date that ESSA and First Star shall agree is as near as practicable to five (5) business days prior to the expected Closing Date. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. The Certificate or Certificates relating to any revoked Election Form shall be promptly returned without charge to the Person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither ESSA nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

3.2.4. No later than three (3) business days after the Effective Time, ESSA shall cause the Exchange Agent to effect the allocation among holders of First Star Common Stock and First Star Preferred Stock of rights to receive the Cash Consideration and the Stock Consideration as set forth in Sections 3.2.5 and 3.2.6.

3.2.5. If the aggregate number of shares of First Star Common Stock and First Star Preferred Stock with respect to which Stock Elections shall have been made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) the fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holders’ Stock Election Shares being converted into the right to receive the Cash Consideration.

3.2.6. If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration and Cash Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FIRST STAR

4.1. Standard. First Star represents and warrants to ESSA that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the First Star Disclosure Schedules delivered by First Star to ESSA on the date hereof, and except as to any representation or warranty which relates to a specific date. First Star has made a good faith effort to ensure that the disclosure on each schedule of the First Star Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the First Star Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the Knowledge of First Star shall include the Knowledge of FSB.

4.2. Organization.

4.2.1. First Star is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and is duly registered as a bank holding company under the BHCA. First Star has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

4.2.2. FSB is a Pennsylvania bank duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. The deposits of FSB are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by FSB when due. FSB is a member in good standing of the FHLB and owns the requisite amount of stock therein.

4.2.3. First Star Disclosure Schedule 4.2.3 sets forth each First Star Subsidiary. Each First Star Subsidiary is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

4.2.4. The respective minute books of First Star, FSB and each other First Star Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

4.2.5. Prior to the date of this Agreement, First Star has made available to ESSA true and correct copies of the articles of incorporation or charter and bylaws of First Star, FSB and each other First Star Subsidiary.

4.3. Capitalization.

4.3.1. The authorized capital stock of First Star consists of (i) 10,000,000 shares of common stock, $1.00 par value per share, of which 1,183,438 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights and (ii) 2,500,000 shares of convertible preferred stock, no par value, of which (a) 116,785 shares are First Star Permanent Non-Cumulative Convertible Preferred Stock, Series A (“First Star Series A Preferred Stock”) and (b) 459,613 shares are Permanent Noncumulative Convertible Preferred Stock, Series B (“First Star Series B Preferred Stock,” collectively with the First Star Series A Preferred Stock, the “First Star Preferred Stock”). In addition, there is $1,460,000 of First Star Adjustable Rate Mandatorily Convertible Subordinated Debentures (“First Star Subordinated Debentures”) outstanding, which automatically convert into 426,266 shares of First Star Series A Preferred Stock on January 1, 2012. There are 25,600 shares of First Star Common Stock held by First Star as treasury stock. Neither First Star nor any First Star Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of First Star Common Stock, or any other security of First Star or an First Star Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of First Star Common Stock or any other security of First Star or any First Star Subsidiary, other than (i) trust preferred securities issued by First Star Capital Trust II in the amount of $8,248,000 (the “Trust”); and (ii) the guarantee issued by First Star to the holders of the capital securities issued by the Trust. There are no outstanding options or warrants to purchase First Star Common Stock.

4.3.2. First Star owns all of the capital stock of FSB, free and clear of any lien or encumbrance. Except for the First Star Subsidiaries, First Star does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of First Star Subsidiaries, equity interests held by First Star Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of First Star Subsidiaries, including stock in the FHLB. Either First Star or FSB owns all of the outstanding shares of capital stock of each First Star Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature, except that, in the case of the Trust, First Star owns 100% of the common stock, the only class of voting security issued by the Trust, and less than 100% of the preferred securities.

4.3.3. Except as disclosed on First Star Disclosure Schedule 4.3.3., to First Star’s Knowledge, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of First Star Common Stock.

4.4. Authority; No Violation.

4.4.1. First Star has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by First Star’s shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by First Star and the consummation by First Star of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of First Star, and no other corporate proceedings on the part of First Star, except for the approval of the First Star shareholders, is necessary to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by First Star, and subject to approval by the shareholders of First Star and receipt of the Regulatory Approvals and due and valid execution and delivery of this

Agreement by ESSA, constitutes the valid and binding obligation of First Star, enforceable against First Star in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

4.4.2. Subject to receipt of Regulatory Approvals and First Star’s and ESSA’s compliance with any conditions contained therein, and to the receipt of the approval of the shareholders of First Star, (A) the execution and delivery of this Agreement by First Star, (B) the consummation of the transactions contemplated hereby, and (C) compliance by First Star with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of First Star or any First Star Subsidiary or the charter and bylaws of FSB; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to First Star or any First Star Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of First Star or FSB under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which First Star or FSB is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on First Star and the First Star Subsidiaries taken as a whole.

4.5. Consents.

Except for (a) the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing of the Articles of Merger with the Pennsylvania Department of State, (c) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (d) approval of the listing of ESSA Common Stock to be issued in the Merger on the Nasdaq, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of ESSA Common Stock pursuant to this Agreement, and (f) the approval of this Agreement by the requisite vote of the shareholders of First Star, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to First Star’s Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by First Star, and (y) the completion of the Merger and the Bank Merger by First Star. First Star has no reason to believe that any Regulatory Approvals or other required consents or approvals will not be received.

4.6. Financial Statements.

4.6.1. First Star has previously made available to ESSA the First Star Regulatory Reports. The First Star Regulatory Reports, to the extent they contain financial information, have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

4.6.2. First Star has previously made available to ESSA the First Star Financial Statements. The First Star Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments and to any other adjustments described therein), the consolidated financial position, results of operations and cash flows of First Star and the First Star Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto.

4.6.3. At the date of each balance sheet included in the First Star Financial Statements or the First Star Regulatory Reports, neither First Star nor FSB, as applicable, had any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such First Star Financial Statements or First Star Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.6.4. The records, systems, controls, data and information of First Star and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of First Star or its Subsidiaries or accountants (including all means of access thereto and there from), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 4.6.4. First Star (x) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, which system has been reviewed by First Star’s external auditors, and (y) has disclosed to First Star’s outside auditors and the audit committee of First Star’s Board of Directors (i) any fraud, whether or not material, that involves management or other employees who have a significant role in First Star’s internal control over financial reporting. These disclosures (if any) were made in writing by management to First Star’s auditors and audit committee and a copy has previously been made available to ESSA.

4.6.5. Since June 30, 2011, (i) neither First Star nor any of its Subsidiaries nor, to the Knowledge of First Star, any director, officer, employee, auditor, accountant or representative of First Star or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of First Star or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that First Star or any of its Subsidiaries has engaged in illegal accounting or auditing practices, and (ii) no attorney representing First Star or any of its Subsidiaries, whether or not employed by First Star or any of its Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by First Star or any of its officers, directors, employees or agents to the Board of Directors of First Star or any committee thereof or to any director or officer of First Star.

4.7. Taxes.

First Star and the First Star Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504 (a). First Star and each First Star Subsidiary has duly filed all federal, state and material local tax returns required to be filed by or with respect to First Star and every First Star Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns, to First Star’s Knowledge, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from First Star and any First Star Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. First Star has received no written notice of, and to First Star’s Knowledge there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of First Star or any First Star Subsidiary, and no written claim has been made by any authority in a jurisdiction where First Star or any First Star Subsidiary does not file tax returns that First Star or any First Star Subsidiary is subject to taxation in that jurisdiction. First Star and the First Star Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. First Star and each First Star Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and First Star and each First Star Subsidiary, to First Star’s Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

4.8. No Material Adverse Effect.

First Star has not suffered any Material Adverse Effect since June 30, 2011 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on First Star.

4.9. Material Contracts; Leases; Defaults.

4.9.1. Except as set forth in First Star Disclosure Schedule 4.9.1, neither First Star nor any First Star Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of First Star or any First Star Subsidiary, except for “at will” arrangements; (ii) any plan, material arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of First Star or any First Star Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of First Star or any First Star Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by First Star or any First Star Subsidiary; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which First Star or any First Star Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to ESSA or any ESSA Subsidiary; (vi) any other agreement, written or oral, that obligates First Star or any First Star Subsidiary for the payment of more than $25,000 annually or for the payment of more than $50,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment (other than agreements for commercially available “off-the- shelf” software), or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by First Star or any First Star Subsidiary (it being understood that any non-compete or similar provision shall be deemed material, but any limitation on the scope of any license granted under any such agreement shall not be deemed material).

4.9.2. Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger or the Bank Merger by virtue of the terms of any such lease, is listed in First Star Disclosure Schedule 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither First Star nor any First Star Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.9.3. True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 (“Material Contracts”) have been made available to ESSA on or before the date hereof, and are in full force and effect on the date hereof and neither First Star nor any First Star Subsidiary (nor, to the Knowledge of First Star, any other party to any such contract, arrangement or instrument) has materially breached any provision of, or is in default in any respect under any term of, any Material Contract. Except as listed on First Star Disclosure Schedule 4.9.3, no party to any Material Contract will have the right to terminate any or all of the provisions of any such Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.

4.9.4. Since December 31, 2010, through and including the date of this Agreement, except as publicly disclosed by First Star in First Star Regulatory Reports prior to the date hereof, neither First Star nor any First Star Subsidiary has (i) except for (A) normal increases for employees made in the ordinary course of business consistent with past practice, or (B) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2010 (which amounts have been previously made available to ESSA), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on First Star Disclosure Schedule 4.13.1, as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any options to purchase shares of First Star Common Stock, or any right to acquire any shares of its capital stock to any executive officer, director or employee, (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (iv) made any material election for federal or state income tax purposes, (v) made any material change in the credit policies or procedures of First Star or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, (vii) entered into any lease of real or personal property requiring annual payments in excess of $50,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of First Star or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.

4.10. Ownership of Property; Insurance Coverage.

4.10.1. First Star and each First Star Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by First Star or each First Star Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the First Star Regulatory Reports and in the First Star Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by an First Star Subsidiary acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the First Star Financial Statements. First Star and the First Star Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by First Star and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

4.10.2. With respect to all material agreements pursuant to which First Star or any First Star Subsidiary has purchased securities subject to an agreement to resell, if any, First Star or such First Star Subsidiary, as the case may be, has a lien or security interest (which to First Star’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3. First Star and each First Star Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither First Star nor any First Star Subsidiary, except as disclosed in First Star Disclosure Schedule 4.10.3, has received notice from any insurance carrier during the past five years that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by First Star or any First Star Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and within the last three years First Star and each First Star Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. First Star Disclosure Schedule 4.10.3 identifies all material policies of insurance maintained by First Star and each First Star Subsidiary as well as the other matters required to be disclosed under this Section.

4.11. Legal Proceedings.

Neither First Star nor any First Star Subsidiary is a party to any, and there are no pending or, to First Star’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against First Star or any First Star Subsidiary, (ii) to which First Star or any First Star Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of First Star or FSB to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on First Star.

4.12. Compliance With Applicable Law.

4.12.1. To First Star’s Knowledge, each of First Star and each First Star Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither First Star nor any First Star Subsidiary has received any written notice to the contrary. The Board of Directors of FSB has adopted and FSB has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

4.12.2. Each of First Star and each First Star Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Star; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects and, to the Knowledge of First Star, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

4.12.3. For the period beginning January 1, 2010, neither First Star nor any First Star Subsidiary has received any written notification or, to First Star’s Knowledge, any other communication from any Bank Regulator (i) asserting that First Star or any First Star Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to First Star or any First Star Subsidiary; (iii) requiring, or threatening to require, First Star or any First Star Subsidiary, or indicating that First Star or any First Star Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of First Star or any First Star Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of First Star or any First Star Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “First Star Regulatory Agreement”). First Star Disclosure Schedule 4.12.3 sets forth any First Star Regulatory Agreement that is currently in effect or that was in effect since January 1, 2010. The most recent regulatory rating given to FSB as to compliance with the Community Reinvestment Act (“CRA”) is satisfactory or better.

4.12.4. First Star Disclosure Schedule 4.12.4 sets forth, as of December 31, 2010 and continuing to the date of this Agreement, a schedule of all executive officers and directors of First Star who have outstanding loans from First Star or FSB, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

4.13. Employee Benefit Plans.

4.13.1. First Star Disclosure Schedule 4.13.1 includes a list of all existing bonus, incentive, deferred compensation, supplemental executive retirement plans, pension, retirement,

profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other material benefit policies and procedures), fringe benefit plans, employment, consulting, settlement and change in control agreements and all other material benefit practices, policies and arrangements maintained by First Star or any First Star Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of First Star or any First Star Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “First Star Compensation and Benefit Plans”). Neither First Star nor any First Star Subsidiary has any commitment to create any additional First Star Compensation and Benefit Plan or to materially modify, change or renew any existing First Star Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof. First Star has made available to ESSA true and correct copies of the First Star Compensation and Benefit Plans.

4.13.2. Each First Star Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act (“HIPAA”) and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each First Star Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code is established pursuant to IRS-approved prototype or volume submitter documents or has received a favorable determination letter from the IRS, and First Star is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of First Star or FSB, threatened action, suit or claim relating to any of the First Star Compensation and Benefit Plans (other than routine claims for benefits). Neither First Star nor any First Star Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any First Star Compensation and Benefit Plan that would reasonably be expected to subject First Star or any First Star Subsidiary to a material unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

4.13.3. No liability under Title IV of ERISA has been incurred by First Star or any First Star Subsidiary with respect to any First Star Compensation and Benefit Plan which is subject to Title IV of ERISA (“First Star Pension Plan”) currently or formerly maintained by First Star or any entity which is considered one employer with First Star under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “First Star ERISA Affiliate”) since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to First Star or any First Star ERISA Affiliate of incurring a liability under such Title. No First Star Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each First Star Pension Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such

First Star Pension Plan as of the end of the most recent plan year with respect to the respective First Star Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such First Star Pension Plan as of the date hereof; there is not currently pending with the PBGC any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby). Neither First Star nor any First Star ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA. Neither First Star, nor any First Star ERISA Affiliate, nor any First Star Compensation and Benefit Plan, including any First Star Pension Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which First Star, any First Star ERISA Affiliate, and any First Star Compensation and Benefit Plan, including any First Star Pension Plan or any such trust or any trustee or administrator thereof, could reasonably be expected to be subject to either a civil liability or penalty pursuant to Section 409, 502(i) or 502(l) of ERISA or a tax imposed pursuant to Chapter 43 of the Code.

4.13.4. All material contributions required to be made under the terms of any First Star Compensation and Benefit Plan have been timely made, and all anticipated contributions and funding obligations are accrued on First Star’s consolidated financial statements to the extent required by GAAP. First Star and each First Star Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable First Star Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

4.13.5. Neither First Star nor any First Star Subsidiary has any obligations to provide retiree health, life insurance, or disability insurance, or, except as set forth in First Star Disclosure Schedule 4.13.5, any retiree death benefits under any First Star Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. Except as set forth in First Star Disclosure Schedule 4.13.5, there has been no communication to employees by First Star or any First Star Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits, other than as set forth in First Star Disclosure Schedule 4.13.5.

4.13.6. First Star and its Subsidiaries do not maintain any First Star Compensation and Benefit Plans covering employees who are not United States residents.

4.13.7. With respect to each First Star Compensation and Benefit Plan, if applicable, First Star has provided or made available to ESSA copies of the: (A) trust instruments and insurance contracts; (B) three most recent Forms 5500 filed with the IRS; (C) three most recent actuarial reports and financial statements; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last three years; (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests); and (H) PBGC Form 500 and 501 filings, along with the Notice of Intent to Terminate, ERISA Section 204(h) Notice, Notice of Plan Benefits, and all other documentation related to the termination of any First Star Pension Plan.

4.13.8. Except as provided in First Star Disclosure Schedule 4.13.8, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) entitle any employee or independent contractor to terminate any plan, agreement or arrangement without cause and continue to accrue future benefits thereunder, or result in the vesting or acceleration of any benefits under any First Star Compensation and Benefit Plan, (C) result in any material increase in benefits payable under any First Star Compensation and Benefit Plan, or (D) entitle any current or former employee, director or independent contractor of First Star or any First Star Subsidiary to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code).

4.13.9. Except as disclosed in First Star Disclosure Schedule 4.13.9, neither First Star nor any First Star Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

4.13.10. Except as disclosed in First Star Disclosure Schedule 4.13.10, all deferred compensation plans, programs or arrangements are exempt from, or in material compliance with, both in form and operation, Section 409A of the Code and all guidance issued thereunder.

4.13.11. Except as disclosed in First Star Disclosure Schedule 4.13.11, there are no stock options, stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the First Star Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

4.13.12. First Star Disclosure Schedule 4.13.12 sets forth, as of the payroll date immediately preceding the date of this Agreement, a list of the full names of all officers, and employees whose annual rate of salary is $50,000 or greater, of FSB or First Star, their title and rate of salary, and their date of hire.

4.14. Brokers, Finders and Financial Advisors.

Neither First Star nor any First Star Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Keefe Bruyette & Woods, Inc. (“KBW”) and The Kafafian Group, Inc. by First Star and the fees payable pursuant thereto. A true and correct copy of the engagement agreements with KBW and The Kafafian Group, Inc., setting forth the fees payable to KBW and The Kafafian Group, Inc. for services rendered to First Star in connection with the Merger and transactions contemplated by this Agreement, is attached to First Star Disclosure Schedule 4.14.

4.15. Environmental Matters.

4.15.1. Except as may be set forth in First Star Disclosure Schedule 4.15 and any Phase I Environmental Report identified therein, with respect to First Star and each First Star Subsidiary:

(A) To the Knowledge of First Star, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it (including Participation Facilities) (including, without limitation, in a fiduciary or agency capacity), or on which it holds a lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon First Star or any First Star Subsidiary. To the Knowledge of First Star, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to First Star or any First Star Subsidiary by reason of any Environmental Laws. Neither First Star nor any First Star Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that First Star or any First Star Subsidiary or the operation or condition of any property ever owned, operated (including Participation Facilities), or held as collateral or in a fiduciary capacity by any of them are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon First Star or any First Star Subsidiary;

(B) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the First Star’s Knowledge, threatened, before any court, governmental agency or other forum against First Star or any First Star Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by First Staror any First Star Subsidiary;

(C) To First Star’s Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by First Star or any of the First Star Subsidiaries, and to First Star’s Knowledge, no underground storage tanks have been closed or removed from any properties owned or operated by First Staror any of the First Star Subsidiaries or any Participation Facility except in compliance with Environmental Laws in all material respects; and

(D) “Participation Facility” means any facility in which First Star or its Subsidiaries participates in the management, whether as a fiduciary, lender in control of the facility, owner or operator.

4.16. Loan Portfolio and Investment Securities.

4.16.1. The allowance for loan losses reflected in First Star’s audited consolidated balance sheet at June 30, 2011 was, and the allowance for loan losses shown on the balance sheets in First Star’s Financial Statements for periods ending after June 30, 2011 was, adequate, as of the date thereof, under GAAP.

4.16.2. First Star Disclosure Schedule 4.16.2 sets forth a listing, as of September 30, 2011, by account, of: (A) all loans (including loan participations) of FSB or any other First Star Subsidiary that have been accelerated during the past twelve months; (B) all loan commitments or lines of credit of FSB or any other First Star Subsidiary which have been terminated by FSB or any other First Star Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (C) each borrower, customer or other party which has notified FSB or any other First Star Subsidiary during the past twelve months of, or has asserted against FSB or any other First Star Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of FSB, each borrower, customer or other party which has given FSB or any other First Star Subsidiary any oral notification of, or orally asserted to or against FSB or any other First Star Subsidiary, any such claim; (D) all loans, (1) that are contractually past due 60 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are contractually past due 90 days or more in the payment of principal and/or interest days or more and still accruing; (4) classified as troubled debt restructurings; (5) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (6) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (7) where a specific reserve allocation exists in connection therewith, and (E) all assets classified by FSB or any FSB Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all real estate owned and other assets currently held that were acquired through foreclosure or in lieu of foreclosure. Disclosure Schedule 4.16.2 may exclude any individual loan with a principal outstanding balance of less than $50,000.

4.16.3. All loans receivable (including discounts) and accrued interest entered on the books of First Star and the First Star Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of First Star’s or the appropriate First Star Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. To the Knowledge of First Star, the loans, discounts and the accrued interest reflected on the books of First Star and the First Star Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by First Star or the appropriate First Star Subsidiary free and clear of any liens.

4.16.4. The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

4.16.5. First Star and FSB and each of their subsidiaries have good and marketable title to all securities owned by them, free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of First Star and FSB or any of their subsidiaries. Such securities are valued on the books of First Star in accordance with GAAP in all material respects. First Star and FSB and each of their subsidiaries that own securities employ investment, securities, risk management and other policies, practices and procedures which First Star believes are prudent and reasonable.

4.17. Other Documents.

First Star has made available to ESSA copies of its (i) annual reports for the years ended June 30, 2011, 2010 and 2009, and (ii) proxy materials used or for use in connection with its meetings of shareholders held in 2011, 2010 and 2009.

4.18. Related Party Transactions.

Except as set forth in First Star Disclosure Schedule 4.18, neither First Star nor any First Star Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of First Star or any First Star Affiliate. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Item 404 of SEC Regulation S-K promulgated under the Securities Act and the Exchange Act). No loan or credit accommodation to any Affiliate of First Star or any First Star Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. To the Knowledge of First Star, neither First Star nor any First Star Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by First Star is inappropriate.

4.19. Deposits.

As of the date of this Agreement, none of the deposits of First Star or any First Star Subsidiary is a “brokered deposit” as defined in 12 CFR Section 337.6(a)(2).

4.20. Antitakeover Provisions Inapplicable; Required Vote.

Assuming the accuracy of the representations and warranties of ESSA set forth in Section 5.18, the Board of Directors of First Star, to the extent such statute is applicable, taken all action (including appropriate approvals of the Board of Directors of First Star) necessary to exempt ESSA, the Merger, the Merger Agreement and the transactions contemplated hereby from Chapter 25 of the PBCL. Assuming the accuracy of the representations and warranties of ESSA set forth in Section 5.18, the affirmative vote of a majority of the issued and outstanding shares of First Star Common Stock is required to approve this Agreement and the Merger under First Star’s certificate of incorporation and the PBCL. First Star shareholders do not have dissenters’ rights with respect to the Merger under the PBCL.

4.21. Registration Obligations.

Neither First Star nor any First Star Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.22. Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for First Star’s own account, or for the account of one or more of First Star’s Subsidiaries or their customers (all of which are set forth in First Star Disclosure Schedule 4.22), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of First Star, with counterparties believed to be financially responsible at the time; and to First Star’s Knowledge each of them constitutes the valid and legally binding obligation of First Star or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither First Star nor any First Star Subsidiary, nor to the Knowledge of First Star any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

4.23. Fairness Opinion.

First Star has received a written opinion from KBW to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of First Star pursuant to this Agreement is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.24. Trust Accounts.

FSB and each of its subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither FSB nor any other First Star Subsidiary, and to the Knowledge of First Star, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

4.25. Intellectual Property.

First Star and each First Star Subsidiary owns or, to First Star’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of First Star’s or each of First Star’s Subsidiaries’ business, and neither First Star nor any First Star Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. First Star and each First Star Subsidiary has performed all the material obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of First Star, the conduct of the business of First Star and each First Star Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

4.26. Labor Matters.

There are no labor or collective bargaining agreements to which First Star or any First Star Subsidiary is a party. To the Knowledge of First Star, there is no union organizing effort pending or to the Knowledge of First Star, threatened against First Star or any First Star Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of First Star, threatened against First Star or any First Star Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of First Star, threatened against First Star or any First Star Subsidiary (other than routine employee grievances that are not related to union employees). First Star and each First Star Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

4.27. First Star Information Supplied.

The information relating to First Star and any First Star Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ESSA

5.1. Standard. ESSA represents and warrants to First Star that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in the ESSA Disclosure Schedules delivered by ESSA to First Star on the date hereof, and except as to any representation or warranty which relates to a specific date. ESSA has made a good faith effort to ensure that the disclosure on each schedule of the ESSA Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the ESSA Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the Knowledge of ESSA shall include the Knowledge of ESSA Bank.

5.2. Organization.

5.2.1. ESSA is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and is duly registered as a savings and loan holding company under the HOLA. ESSA has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

5.2.2. ESSA Bank is a savings and loan association duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. The deposits of ESSA Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. ESSA Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

5.2.3. ESSA Disclosure Schedule 5.2.3 sets forth each ESSA Subsidiary. Each ESSA Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

5.2.4. The respective minute books of ESSA and each ESSA Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

5.2.5. Prior to the date of this Agreement, ESSA has made available to First Star true and correct copies of the certificate of incorporation and bylaws of ESSA and ESSA Bank and the ESSA Subsidiaries.

5.3. Capitalization.

5.3.1. The authorized capital stock of ESSA consists of 40,000,000 shares of common stock, $0.01 par value, of which 12,109,622 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 10,000,000 shares of preferred stock,

$0.01 par value (“ESSA Preferred Stock”), none of which are outstanding. There are 4,871,278 shares of ESSA Common Stock held by ESSA as treasury stock. Neither ESSA nor any ESSA Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of ESSA Common Stock, or any other security of ESSA or any securities representing the right to vote, purchase or otherwise receive any shares of ESSA Common Stock or any other security of ESSA, other than shares issuable under the ESSA Stock Benefit Plans.

5.3.2. ESSA owns all of the capital stock of ESSA Bank free and clear of any lien or encumbrance.

5.3.3. To the Knowledge of ESSA, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of ESSA Common Stock, other than as disclosed on ESSA Disclosure Schedule 5.3.3.

5.4. Authority; No Violation.

5.4.1. ESSA has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by ESSA and the completion by ESSA of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of ESSA, and no other corporate proceedings on the part of ESSA, are necessary to complete the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by ESSA, and subject to the receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by First Star, constitutes the valid and binding obligations of ESSA, enforceable against ESSA in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

5.4.2. Subject to receipt of Regulatory Approvals and First Star’s and ESSA’s compliance with any conditions contained therein, (A) the execution and delivery of this Agreement by ESSA, (B) the consummation of the transactions contemplated hereby, and (C) compliance by ESSA with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of ESSA or any ESSA Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to ESSA or any ESSA Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of ESSA or any ESSA Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on ESSA.

5.5. Consents.

Except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing of the Certificate of Merger with the Secretary of State of the Commonwealth of Pennsylvania, (c) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (d) approval of the listing of ESSA Common Stock to be issued in the Merger on the Nasdaq, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of ESSA Common Stock pursuant to this Agreement, and (f) the approval of this Agreement by the requisite vote of the shareholders of First Star, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to ESSA’s Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by ESSA, and (y) the completion of the Merger and the Bank Merger. ESSA has no reason to believe that any Regulatory Approvals or other required consents or approvals will not be received.

5.6. Financial Statements.

5.6.1. ESSA has previously made available to First Star the ESSA Financial Statements. The ESSA Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of ESSA and the ESSA Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

5.6.2. At the date of each balance sheet included in the ESSA Financial Statements, ESSA did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such ESSA Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.6.3. The records, systems, controls, data and information of ESSA and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic,

mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of ESSA or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.6.3. ESSA (x) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (y) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to ESSA, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of ESSA by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to ESSA’s outside auditors and the audit committee of ESSA’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect ESSA’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in ESSA’s internal control over financial reporting. As of the date hereof, to the knowledge of ESSA, its chief executive officer and chief financial officer will be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Section 302 of the Sarbanes-Oxley Act, without qualification, when next due.

5.6.4. The allowance for credit losses reflected in ESSA’s audited statement of condition at September 30, 2011 was, and the allowance for credit losses shown on the balance sheets in ESSA’s Securities Documents for periods ending after September 30, 2011 will be, adequate, as of the dates thereof, under GAAP.

5.7. Taxes.

ESSA and the ESSA Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). ESSA and each ESSA Subsidiary has duly filed all federal, state and material local tax returns required to be filed by or with respect to ESSA and every ESSA Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns, to the Knowledge of ESSA, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from ESSA and any ESSA Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. ESSA has received no written notice of, and to ESSA’s Knowledge there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of ESSA or any ESSA Subsidiary, and no written claim has been made by any authority in a jurisdiction where ESSA or any ESSA Subsidiary does not file tax returns that ESSA or any ESSA Subsidiary is subject to taxation in that jurisdiction. ESSA and the ESSA Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. ESSA and each ESSA Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and ESSA and each ESSA Subsidiary, to the Knowledge of ESSA, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

5.8. No Material Adverse Effect.

ESSA has not suffered any Material Adverse Effect since September 30, 2011 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on ESSA.

5.9. Ownership of Property; Insurance Coverage.

5.9.1. ESSA and each ESSA Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by ESSA or each ESSA Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the ESSA Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a ESSA Subsidiary acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the ESSA Financial Statements. ESSA and the ESSA Subsidiaries, as lessee, have the right under valid and enforceable leases of real and personal properties used by ESSA and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. To ESSA’s knowledge, neither ESSA or any ESSA Subsidiary is in default in any material respect under any lease for any real or personal property to which either ESSA or any ESSA Subsidiary is a party, and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such default, except for such defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on ESSA.

5.10. Legal Proceedings.

Neither ESSA nor any ESSA Subsidiary is a party to any, and there are no pending or, to the Knowledge of ESSA, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against ESSA or any ESSA Subsidiary, (ii) to which ESSA or any ESSA Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which would reasonably be expected to adversely affect the ability of ESSA to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

5.11. Compliance With Applicable Law.

5.11.1. To the Knowledge of ESSA, each of ESSA and each ESSA Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither ESSA nor any ESSA Subsidiary has received any written notice to the contrary. The Board of Directors of ESSA Bank has adopted and ESSA Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

5.11.2. Each of ESSA and each ESSA Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of ESSA, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

5.11.3. For the period beginning January 1, 2010, neither ESSA nor any ESSA Subsidiary has received any written notification or, to the Knowledge of ESSA, any other communication from any Bank Regulator (i) asserting that ESSA or any ESSA Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to ESSA or ESSA Bank; (iii) requiring or threatening to require ESSA or any ESSA Subsidiary, or indicating that ESSA or any ESSA Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of ESSA or any ESSA Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of ESSA or any ESSA Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as an “ESSA Regulatory Agreement”). Neither ESSA nor any ESSA Subsidiary has consented to or entered into any currently effective ESSA Regulatory Agreement. The most recent regulatory rating given to ESSA Bank as to compliance with the CRA is satisfactory or better.

5.12. Employee Benefit Plans.

5.12.1. ESSA Disclosure Schedule 5.12.1 includes a list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, employee stock ownership, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit, and fringe benefit plans and all other benefit practices, policies and arrangements maintained by ESSA or any ESSA Subsidiary and in which employees in general may participate (the “ESSA Compensation and Benefit Plans”).

5.12.2. Each ESSA Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA, and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each ESSA Compensation and Benefit Plan which is a Pension Plan and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and ESSA is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of ESSA, threatened action, suit or claim relating to any of the ESSA Compensation and Benefit Plans (other than routine claims for benefits). Neither ESSA nor any ESSA Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any ESSA Compensation and Benefit Plan that would reasonably be expected to subject ESSA or any ESSA Subsidiary to a material unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

5.12.3. No liability to any Governmental Entity, other than PBGC premiums arising in the ordinary course of business, has been or is expected by ESSA or any ESSA Subsidiary with respect to any ESSA Compensation and Benefit Plan which is subject to Title IV of ERISA (“ESSA Pension Plan”) currently or formerly maintained by ESSA or any entity which is considered one employer with ESSA under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “ESSA ERISA Affiliate”). No ESSA Defined Benefit Plan had an “accumulated funding deficiency” (as defined in Section 431 of the Code), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof. The fair market value of the assets of each ESSA Defined Benefit Plan exceeds the present value of the benefits guaranteed under Section 4022 of ERISA under such ESSA Defined Benefit Plan as of the end of the most recent plan year with respect to the respective ESSA Defined Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such ESSA Defined Benefit Plan as of the date hereof; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any ESSA Defined Benefit Plan within the 12-month period ending on the date hereof. Neither ESSA nor any of its Subsidiaries has provided, or is required to provide, security to any ESSA Defined Benefit Plan or has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

5.12.4. All material contributions required to be made under the terms of any ESSA Compensation and Benefit Plan have been timely made, and all anticipated contributions and funding obligations are accrued on ESSA’s consolidated financial statements to the extent required by GAAP. ESSA and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable ESSA Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

5.13. Environmental Matters.

5.13.1. To the Knowledge of ESSA, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it (including, without limitation, in a fiduciary or agency capacity), or on which it holds a lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon ESSA or any ESSA Subsidiary. To the Knowledge of ESSA, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to ESSA or any ESSA Subsidiary by reason of any Environmental Laws. Neither ESSA nor any ESSA Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that ESSA or any ESSA Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon ESSA or any ESSA Subsidiary.

5.13.2. There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the ESSA’s Knowledge, threatened, before any court, governmental agency or other forum against ESSA or any ESSA Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release (defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by ESSA or any ESSA Subsidiary.

5.14. Securities Documents

5.14.1 ESSA has made available to First Star copies of its (i) annual reports on Form 10-K for the years ended September 30, 2011, 2010 and 2009, (ii) and (iii) proxy materials used or for use in connection with its meetings of shareholders held in 2011, 2010 and 2009. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws.

5.14.2 In ESSA’s reasonable judgment, the allowance for loan losses reflected in ESSA’s audited consolidated balance sheet at September 30, 2011 was, and the allowance for loan losses shown on the balance sheet in ESSA’s Securities Documents at September 30, 2011 was adequate in all material respects, as of the date thereof, under GAAP.

5.15. Brokers, Finders and Financial Advisors

Neither ESSA nor any ESSA Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Ambassador Financial Group, Inc. and the fee payable pursuant thereto.

5.16. ESSA Common Stock

The shares of ESSA Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

5.17. ESSA Information Supplied

The information relating to ESSA and any ESSA Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Merger Registration Statement will comply with the provisions of the Exchange Act and the rules and regulations thereunder and the provisions of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by ESSA with respect to statements made or incorporated by reference therein based on information supplied by First Star specifically for inclusion or incorporation by reference in the Merger Registration Statement.

5.18. PBCL Sections 2538 and 2553

Other than by reason of this Agreement or the transactions contemplated hereby, ESSA is not an “interested shareholder” (as defined in Sections 2538 or 2553 of the PBCL) of First Star.

ARTICLE VI

COVENANTS OF FIRST STAR

6.1. Conduct of Business.

6.1.1. Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of ESSA, which consent shall not be unreasonably withheld, conditioned or delayed, First Star will, and it will cause each First Star Subsidiary to: operate its business, only in the usual, regular and ordinary course of business consistent with past practice; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would, or would be reasonably likely to, (i) materially adversely affect the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement.

6.1.2. Negative Covenants. First Star agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, set forth in First Star Disclosure Schedule 6.1.2, or consented to by ESSA in writing (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and it will cause each First Star Subsidiary not to:

(A) change or waive any provision of its Articles of Incorporation, Charter or Bylaws, except as required by law, appoint a new director to the board of directors, or allow dissenters rights to its stockholders as authorized by Pennsylvania law;

(B) change the number of authorized or issued shares of its capital stock, issue any shares of First Star Common Stock or First Star Preferred Stock, including any shares that are held as “treasury shares” as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award of any options, warrants or similar instruments, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that any First Star Subsidiary may pay dividends to its parent company (as permitted under applicable law or regulations) consistent with past practice.

(C) enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business;

(D) make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(E) grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on First Star Disclosure Schedule 4.9.1 and 4.13.1, and (ii) pay increases in the ordinary course of business consistent with past practice to non-officer employees, and (iii) as may be required by law. Neither First Star nor any First Star Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $50,000, provided that First Star or an First Star Subsidiary may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

(F) enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or

make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice, provided that the foregoing shall not prohibit First Star from changing the provider of its dental, long and short term disability and employee life insurance policies to Guardian Insurance Company effective January 1, 2012 in consultation with ESSA.

(G) merge or consolidate First Star or any First Star Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of First Star or any First Star Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between First Star, or any First Star Subsidiary, and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; voluntarily revoke or surrender by any First Star Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(H) sell or otherwise dispose of the capital stock of First Star or sell or otherwise dispose of any asset of First Star or of any First Star Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of First Star or of any First Star Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(I) voluntarily take any action that is intended or may reasonably be expected to result in any of the representations and warranties of First Star or FSB set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

(J) materially change any method, practice or principle of accounting, except as may be required from time to time by GAAP or any Bank Regulator responsible for regulating First Star or FSB;

(K) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which First Star or any First Star Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

(L) purchase any equity securities, or purchase any securities other than (i) Federal Farm Credit obligations or other securities having the full faith and credit of the United States, and (ii) having a face amount of not more than $2.0 million with a maturity date of three years or less;

(M) except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the First Star Disclosure Schedule 6.12(M), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in an amount in excess of $500,000 for a commercial real estate loan or $250,000 for a commercial business loan, or in excess of $417,000 for a residential loan. In addition, the prior approval of ESSA is required with respect to the foregoing: (i) any new loan or credit facility commitment in an amount of $350,000 or greater to any borrower or group of affiliated borrowers whose credit exposure with FSB, First Star or any First Star Subsidiary, in the aggregate, exceeds $1.0 million prior thereto or as a result thereof; (ii) any new loan or credit facility commitment in excess of $417,000 to any person residing, or any property located, outside of the Commonwealth of Pennsylvania; and (iii) any new loan or loan commitment to any director or executive officer.

(N) except as set forth on the First Star Disclosure Schedule 6.12(N), enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(O) enter into any futures contract, option, interest rate caps (other than with respect to residential ARMs), interest rate floors (other than with respect to commercial loans), interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(P) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(Q) make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; or other material banking policies except as may be required by changes in applicable law or regulations or by a Bank Regulator;

(R) except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any First Star Employee Plan;

(S) except as set forth in First Star Disclosure Schedule 6.12(S), make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(T) except as set forth in First Star Disclosure Schedule 6.12(T), purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(U) except as may be necessary to comply with First Star’s obligations under Section 9.2.4 hereof, sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) other than in the ordinary course of business consistent with past practice, and provided that ESSA Bank will be given the first opportunity to purchase any loan participation being sold, or sell OREO properties (other than sales of OREO which generate a net book loss of not more than $50,000 per property);

(V) undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by First Star or FSB of more than $25,000 annually, or containing any financial commitment extending beyond 24 months from the date hereof;

(W) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(X) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern;

(Y) purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(Z) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with ESSA and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of ESSA (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers without the prior approval of ESSA (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby; or

(AA) agree to do any of the foregoing.

6.2. Current Information.

6.2.1. During the period from the date of this Agreement to the Effective Time, First Star will cause one or more of its representatives to confer with representatives of ESSA and report the general status of its ongoing operations at such times as ESSA may reasonably request. First Star will promptly notify ESSA of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving First Star or any First Star Subsidiary. Without limiting the foregoing, senior officers of ESSA and First Star shall meet on a monthly basis to review the financial and operational affairs of First Star and its Subsidiaries, in accordance with applicable law, and First Star shall give due consideration to ESSA’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither ESSA nor any ESSA Subsidiary shall under any circumstance be permitted to exercise control of First Star or any First Star Subsidiary prior to the Effective Time.

6.2.2. FSB and ESSA Bank shall meet on a regular basis to discuss and plan for the conversion of FSB’s data processing and related electronic informational systems to those used by ESSA Bank, which planning shall include, but not be limited to, discussion of the possible termination by FSB of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by FSB in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that FSB shall not be obligated to take any such action prior to the Effective Time and, unless FSB otherwise agrees, no conversion shall take place prior to the Effective Time.

6.2.3. FSB shall provide ESSA Bank, within fifteen (15) business days of the end of each calendar month, a written list of all First Star Delinquent Loans. On a monthly basis, First Star shall provide ESSA Bank with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

6.2.4. First Star shall promptly inform ESSA upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of First Star or any First Star Subsidiary under any labor or employment law.

6.3. Access to Properties and Records.

Subject to Section 12.1 hereof, First Star shall permit ESSA reasonable access during normal business hours upon reasonable notice to its properties and those of the First Star Subsidiaries, and shall disclose and make available to ESSA during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter First Star reasonably determines should be treated as confidential) and shareholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which ESSA may have a reasonable interest; provided, however, that First Star shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. First Star shall provide and shall request its auditors to provide ESSA with such historical financial information regarding it (and related audit reports and consents) as ESSA may reasonably request for securities disclosure purposes. ESSA shall use commercially reasonable efforts to minimize any interference with First Star’s regular business operations during any such access to First Star’s property, books and records. First Star shall permit ESSA, at its expense, to cause a ”Phase I Environmental Site Assessment” (“Phase I ESA”) in conformance with American Society for Testing materials “ASTM”) Standard 1527-05 (as amended) to be performed at each Branch at any time prior to the Closing Date, and to the extent such Phase I ESA recommends performance of a Phase II Environmental Site Assessment (the “Phase II”) prior to the Closing only to the extent that the Phase II is within the scope of additional testing recommended by the Phase I ESA to be performed as a result of a “Recognized Environmental Condition” (as such term is defined by the ASTM) that was discovered in the Phase I ESA and provided that as to any Phase II performed at a Branch which FSB leases, the landlord pursuant to the applicable lease has consented to such Phase II if such consent is necessary pursuant to the lease. FSB will use its commercially reasonable efforts (at no cost to FSB) to obtain such landlord consent. Prior to performing any Phase II, ESSA will provide First Star with a copy of its proposed work plan and ESSA will cooperate in good faith with First Star to address any comments or suggestions made by First Star regarding the work plan. ESSA and its environmental consultant shall conduct all environmental assessments pursuant to this Section at mutually agreeable times and so as to eliminate or minimize to the greatest extent possible interference with First Star’s operation of its business, and ESSA shall maintain or cause to be maintained reasonably adequate insurance with respect to any assessment conducted hereunder. ESSA shall be required to restore each property to substantially its pre-assessment condition.

6.4. Financial and Other Statements.

6.4.1. Promptly upon receipt thereof, First Star will furnish to ESSA copies of each annual, interim or special audit of the books of First Star and the First Star Subsidiaries made by its independent auditors and copies of all internal control reports submitted to First Star by such auditors in connection with each annual, interim or special audit of the books of First Star and the First Star Subsidiaries made by such auditors.

6.4.2. As soon as reasonably available, but in no event later than the date such documents are filed with the Bank Regulators, First Star will deliver to ESSA the Regulatory Reports. First Star will furnish to ESSA copies of all documents, statements and reports as it or any First Star Subsidiary shall send to its shareholders, the FDIC, the FRB, the Department or any other regulatory authority, except as legally prohibited thereby. Within 15 days after the end of each month, First Star will deliver to ESSA a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

6.4.3. First Star will advise ESSA promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of First Star or any of the First Star Subsidiaries.

6.4.4. With reasonable promptness, First Star will furnish to ESSA such additional financial data that First Star possesses and as ESSA may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

6.5. Maintenance of Insurance.

First Star shall maintain, and cause each First Star Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business.

6.6. Disclosure Supplements.

From time to time prior to the Effective Time, First Star will promptly supplement or amend the First Star Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such First Star Disclosure Schedule or which is necessary to correct any information in such First Star Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such First Star Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7. Consents and Approvals of Third Parties.

First Star shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

6.8. All Reasonable Efforts.

Subject to the terms and conditions herein provided, First Star agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

6.9. Failure to Fulfill Conditions.

In the event that First Star determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify ESSA.

6.10. No Solicitation.

(a) First Star shall not, and shall cause its Subsidiaries and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than ESSA) any information or data with respect to First Star or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which First Star is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition

Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by First Star or any Representative, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of First Star or otherwise, shall be deemed to be a breach of this Agreement by First Star. First Star and its Subsidiaries shall, and shall cause each of First Star Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from ESSA), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition

Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving First Star or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of First Star or any of its Subsidiaries representing, in the aggregate, twenty-five percent (25%) or more of the assets of First Star and its Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of First Star or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of First Star or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b) Notwithstanding Section 6.10(a), First Star may take any of the actions described in clause (ii) of Section 6.10(a) if, but only if, (i) First Star has received a bona fide unsolicited written Acquisition Proposal, prior to the First Star Shareholders Meeting, that did not result from a breach of this Section 6.10; (ii) the First Star Board determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal; (iii) First Star has provided ESSA with at least one (1) Business Day’s prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to First Star or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, First Star receives from such Person a confidentiality agreement with terms no less favorable to First Star than those contained in the Confidentiality Agreement. First Star shall promptly provide to ESSA any non-public information regarding First Star or its Subsidiaries provided to any other Person that was not previously provided to ESSA, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the First Star Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of First Star Common Stock or all, or substantially all, of the assets of First Star and its Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of First Star Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to First Star’s shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (B) is, in light of the other terms of such proposal, more favorable to First Star’s shareholders than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(c) First Star shall promptly (and in any event within twenty-four (24) hours) notify ESSA in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, First Star or any First Star Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications). First Star agrees that it shall keep ESSA informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d) Subject to Section 6(10(e), neither the First Star Board nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to ESSA in connection with the transactions contemplated by this Agreement (including the Merger), the First Star Recommendation (as defined in Section 8.1), or make any statement, filing or release, in connection with First Star Shareholders Meeting or otherwise, inconsistent with the First Star Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the First Star Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause First Star or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.10(b)) or (B) requiring First Star to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding Section 6.10(d), prior to the date of First Star Shareholders Meeting, the First Star Board may approve or recommend to the shareholders of First Star a Superior Proposal and withdraw, qualify or modify the First Star Recommendation in connection therewith (a “First Star Subsequent Determination”) after the third (3rd) Business Day following ESSA’s receipt of a notice (the “Notice of Superior Proposal”) from First Star advising ESSA that the First Star Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.10) constitutes a Superior Proposal (it being understood that First Star shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that First Star proposes to accept and the subsequent notice period shall be two (2) business days) if, but only if, (i) the First Star Board has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that the failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties to First Star’s shareholders under applicable law, and (ii) at the end of such three (3) Business Day period or the two (2) Business Day Period (as the case may be), after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by ESSA since its receipt of such Notice of Superior Proposal (provided, however, that ESSA shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), First Star Board has again in good faith made the determination (A) in clause (i) of this Section 6.10(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. Notwithstanding the foregoing, the changing, qualifying or modifying of the First Star Recommendation or the making of a First Star Subsequent Determination by the First Star Board shall not change the approval of the First Star Board for purposes of causing any Takeover Laws to be inapplicable to this Agreement and the First Star Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

(f) Nothing contained in this Section 6.10 shall prohibit First Star or the First Star Board from complying with First Star’s obligations required under Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in First Star Recommendation unless First Star Board reaffirms First Star Recommendation in such disclosure.

6.11. Board of Directors and Committee Meetings.

First Star and FSB shall permit representatives of ESSA (no more than one) to attend any meeting of the Board of Directors of First Star and/or FSB or the Executive and Loan Committees thereof as an observer, provided that neither First Star nor FSB shall be required to permit the ESSA representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of First Star or FSB or during any other matter that the respective Board of Directors has reasonably determined to be confidential with respect to ESSA’s participation. ESSA shall bear all legal and financial responsibility for ensuring that observer rights shall not constitute control of First Star or FSB under applicable laws.

6.12. First Star Preferred Stock.

First Star shall take all actions necessary to require conversion of all outstanding First Star Series B Preferred Stock, and to convert all First Star Preferred Stock into First Star Common Stock, all in accordance with their terms and with the conversions to be effective at the later of (i) the Mailing Date or (ii) within five (5) business days of the receipt of all applicable Regulatory Approvals.

6.13. Notice of Redemption.

If requested by ESSA, First Star shall take all actions required to give adequate and timely notice of redemption to holders of, as well as the trustee of, the Junior Subordinated Debt Securities, such that all such securities may be redeemed as soon as practicable immediately following the Effective Time.

ARTICLE VII

COVENANTS OF ESSA

7.1. Conduct of Business.

During the period from the date of this Agreement to the Effective Time, except with the written consent of First Star, which consent will not be unreasonably withheld, ESSA will, and it will cause each ESSA Subsidiary to use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would, or would be reasonably likely to: (i) adversely affect the ability of the parties to obtain the Regulatory Approvals or other approvals of Governmental Entities required for the transaction contemplated hereby, or materially increase the period of time necessary to obtain such approvals; (ii) adversely affect its ability to perform its covenants and agreements under this Agreement; or (iii) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

7.2. Current Information.

During the period from the date of this Agreement to the Effective Time, ESSA will cause one or more of its representatives to confer with representatives of First Star and report the general status of its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby, at such times as First Star may reasonably request. ESSA will promptly notify First Star, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), which might adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals; or the institution of material litigation involving ESSA and any ESSA Subsidiary. ESSA shall be reasonably responsive to requests by First Star for access to such information and personnel regarding ESSA and its Subsidiaries as may be reasonably necessary for First Star to confirm that the representations and warranties of ESSA contained herein are true and correct and that the covenants of ESSA contained herein have been performed in all material respects; provided, however, that ESSA shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in ESSA’s reasonable judgment, would interfere with the normal conduct of ESSA’s business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel.

7.3. Financial and Other Statements.

ESSA will make available to First Star the Securities Documents filed by it with the SEC under the Securities Laws. ESSA will furnish to First Star copies of all documents, statements and reports as it or ESSA file with any other Bank Regulator authority with respect to the Merger. ESSA will furnish to First Star copies of all documents, statements and reports as it or any ESSA Subsidiary sends to the shareholders of ESSA.

7.4. Disclosure Supplements.

From time to time prior to the Effective Time, ESSA will promptly supplement or amend the ESSA Disclosure Schedule delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such ESSA Disclosure Schedule or which is necessary to correct any information in such ESSA Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to such ESSA Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.5. Consents and Approvals of Third Parties.

ESSA shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals, necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.6. All Reasonable Efforts.

Subject to the terms and conditions herein provided, ESSA agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

7.7. Failure to Fulfill Conditions.

In the event that ESSA determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify First Star.

7.8. Employee Benefits.

7.8.1. ESSA will review all First Star Compensation and Benefit Plans to determine whether to maintain, terminate or continue such plans. In the event employee compensation and/or benefits as currently provided by First Star or any First Star Subsidiary are changed or terminated by ESSA, in whole or in part, ESSA shall provide Continuing Employees (as defined below) with compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to similarly situated employees of ESSA or applicable ESSA Subsidiary (as of the date any such compensation or benefit is provided). Employees of First Star or any First Star Subsidiary who become participants in an ESSA Compensation and Benefit Plan (other than the ESSA tax-qualified employee stock ownership plan (“ESOP”) and ESSA tax-qualified defined benefit plan (“DBP”) shall, for purposes of determining eligibility for and for any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of First Star or FSB or any predecessor thereto prior to the Effective Time. Continuing Employees shall be eligible to join the ESSA ESOP on January 1, 2013 and shall receive past service credit for eligibility and vesting purposes (but not for benefit accrual purposes) under the ESSA ESOP. This Agreement shall not be construed to limit the ability of ESSA or ESSA Bank to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes (including terminating any program) as they deem appropriate. If ESSA determines that the First Star 401(k) Plan will be terminated immediately prior to the Effective Time, ESSA shall request the First Star 401(k) Plan vendors and the ESSA 401(k) Plan vendors to take steps (including amending the plan documents and outstanding plan loan documents) that would allow First Star Continuing Employees (as defined in the next paragraph) who have outstanding participant loans under the First Star 401(k) Plan to (i) continue repaying such loans through payroll deduction following the termination of the First Star 401(k) Plan until such time as final distributions are made under the terminated First Star 401(k) Plan (which may be after the Internal Revenue Service has issued a favorable determination letter on the termination of the First Star 401(k) Plan, which could take twelve months or longer); and (ii) to allow such Continuing Employees to make a tax-free rollover of their First Star 401(k) Plan account into ESSA’s 401(k) Plan, including the outstanding balance on such loans; provided, however, that such loan repayments as described above are contingent upon the First Star’s 401(k) Plan vendors and ESSA’s 401(k) Plan vendors being able to accommodate such loan repayments and loan rollover without incurring substantial additional cost to ESSA, as determined by ESSA in its sole discretion and provided further that such plan loan arrangements shall not apply to any First Star employees who are not Continuing Employees.

7.8.2. ESSA to Honor Agreements. ESSA agrees to honor all employment agreements, change in control agreements, severance agreements, and deferred compensation agreements that First Star has with its current and former employees and which have been identified in First Star Disclosure Schedule 4.13.1, except to the extent any such agreements shall be superseded or terminated at the Closing Date or following the Closing Date with the written consent of the affected parties. First Star shall, prior to the Effective Time, use its reasonable best efforts to obtain from each of the individuals named in First Star Disclosure Schedule 7.8.2 an agreement, in the form of Exhibit B hereto, setting forth the method in which his or her rights under the specified programs will be settled (the amount of each such payment to be limited to the amounts specified in First Star Disclosure Schedule 7.8.2) in the event such individuals are entitled to payment or benefits (each, a “Settlement Agreement”). Notwithstanding anything contained in the agreements set forth on First Star Disclosure Schedules 4.13.1 or 7.8.2 or in this Agreement, no payment shall be made under any employment, deferred compensation, change of control, severance contract, stock option plan or plan that would constitute a “parachute payment” (as such term is defined in Section 280G of the Code), and to the extent any such payment would constitute a “parachute payment,” the payment will be reduced to $1.00 less than the amount that would be considered a “parachute payment.” In addition, the Settlement Agreement shall provide that an individual shall receive cash in lieu of continued insurance benefits in the event providing such insurance benefits would result in ESSA incurring taxes or penalties under The Patient Protection and Affordable Care Act or similar legislation, laws or regulations, as in effect at the time that such benefit becomes due or as may be amended from time to time. Such cash payment shall be delivered in a manner consistent with the requirements of Code Section 409A and shall be in an amount reasonably estimated to be equivalent to the present value, using the applicable federal rate (100% of the mid-term) published by the IRS for December 2011 and determined as the date of this Agreement, of the premium payments required to obtain the continued insurance benefits referenced in the preceding sentence on a self-pay basis that would otherwise be provided to the individual.

7.8.3. Any employee of First Star or any First Star Subsidiary who is not a party to an employment, consulting, change in control or severance agreement or contract providing severance payments and whose employment is involuntarily terminated without cause at or before the Effective Time or within twelve (12) months after the Effective Time, shall receive severance benefits in the amount of two weeks of salary for every full year served, up to a maximum of twenty-six weeks. Any employees of First Star or any First Star Subsidiary who continue employment with ESSA or an ESSA Subsidiary for more than twelve (12) months after the Effective Time shall, upon any subsequent termination of employment, be covered by and eligible to receive severance benefits under the then-current ESSA severance plan.

7.8.4. In the event of any termination or consolidation of any First Star health plan with any ESSA health plan, ESSA shall make available to employees of First Star or any First Star Subsidiary who continue employment with ESSA or an ESSA Subsidiary (“Continuing Employees”) and their dependents employer-provided health coverage on the same basis as it provides such coverage to ESSA employees. Unless a Continuing Employee affirmatively terminates coverage under an First Star health plan prior to the time that such Continuing Employee becomes eligible to participate in the ESSA health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the First Star health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of ESSA and their dependents and ESSA shall request ESSA’s health plan vendor to credit such Continuing Employees for all year-to-date expenses incurred by such Continuing Employees under the First Star health plan against deductibles and other out-of-pocket limits under the ESSA health plan, but ESSA will not guarantee that ESSA’s health plan vendor will honor such request. In the event of a termination or consolidation of any First Star health plan, terminated First Star employees and qualified beneficiaries will have the right to continued coverage under group health plans of ESSA in accordance with COBRA.

7.9. Directors and Officers Indemnification and Insurance.

7.9.1. For a period of six years after the Effective Time, ESSA shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer, director or employee of First Star or an First Star Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of ESSA, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director, officer or employee of First Star or an First Star Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as would have been permitted by First Star under the PCBL and under First Star’s Certificate of Incorporation and Bylaws. ESSA shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent as would have been permitted by First Star under the PCBL and under First Star’s Certificate of Incorporation and Bylaws, upon receipt of an undertaking to repay such advance payments if he shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 7.9.1 upon learning of any Claim, shall notify ESSA (but the failure so to notify ESSA shall not relieve it from any liability which it may have under this Section 7.9.1, except to the extent such failure materially prejudices ESSA) and shall deliver to ESSA the undertaking referred to in the previous section.

7.9.2. In the event that either ESSA or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of ESSA shall assume the obligations set forth in this Section 7.9.

7.9.3. ESSA shall maintain, or shall cause ESSA Bank to maintain, in effect for six years following the Effective Time, the current directors’ and officers’ liability insurance policies covering the officers and directors of First Star (provided, that ESSA may substitute therefore policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the Effective Time; provided, however, that in no event shall ESSA be required to expend pursuant to this Section 7.9.3 more than 175% of the annual cost currently expended by First Star with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, ESSA shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a premium equal to the Maximum Amount. In connection with the foregoing, First Star agrees in order for ESSA to fulfill its agreement to provide directors and officers liability insurance policies for six years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.

7.9.4. The obligations of ESSA provided under this Section 7.9 are intended to be enforceable against ESSA directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of ESSA.

7.9.5. ESSA shall establish and utilize, with the cooperation of First Star, a retention bonus pool in an amount not to exceed Fifty Thousand Dollars ($50,000.00) for the payment of retention bonuses to First Star employees through the Closing Date and, in some instances, through a date following the Closing Date.

7.10. Stock Listing.

ESSA agrees to list on the Nasdaq (or such other national securities exchange on which the shares of the ESSA Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of ESSA Common Stock to be issued in the Merger.

7.11. Stock and Cash Reserve.

ESSA agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of its common stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under this Agreement.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1. First Star Shareholder Meeting.

First Star will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “First Star Shareholders Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in First Star’s reasonable judgment, necessary or desirable, (ii) subject to Section 6.10, have its Board of Directors recommend approval of this Agreement to the First Star shareholders (the “First Star Recommendation”).

8.2. Proxy Statement-Prospectus.

8.2.1. For the purposes (x) of registering ESSA Common Stock to be offered to holders of First Star Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the First Star Shareholders Meeting, ESSA shall draft and prepare, and First Star shall cooperate in the preparation of, the Merger Registration Statement, including a combined proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed to the First Star shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). ESSA shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of ESSA and First Star shall use their best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of First Star and ESSA shall thereafter promptly mail the Proxy Statement-Prospectus to the First Star shareholders. ESSA shall also use its best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and First Star shall furnish all information concerning First Star and the holders of First Star Common Stock as may be reasonably requested in connection with any such action.

8.2.2. First Star shall provide ESSA with any information concerning itself that ESSA may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and ESSA shall notify First Star promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to First Star promptly copies of all correspondence between ESSA or any of their representatives and the SEC. ESSA shall give First Star and its counsel the opportunity to review and comment on the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give First Star and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of ESSA and First Star agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of First Star Common Stock entitled to vote at the First Star Shareholders Meeting hereof at the earliest practicable time.

8.2.3. First Star and ESSA shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, First Star shall cooperate with ESSA in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and ESSA shall file an amended Merger Registration Statement with the SEC, and First Star shall mail an amended Proxy Statement-Prospectus to the First Star shareholders. If requested by ESSA, First Star shall obtain a “comfort” letter from its independent certified public accountant, dated as of the date of the Proxy Statement-Prospectus and updated as of the date of consummation of the Merger, with respect to certain financial information regarding First Star, in form and substance that is customary in transactions such as the Merger.

8.3. Regulatory Approvals.

Each of First Star and ESSA will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Bank Regulators and any other third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement. First Star and ESSA will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of First Star, ESSA to any Bank Regulatory or governmental body in connection with the Merger, and the other transactions contemplated by this Agreement. First Star shall have the right to review and approve in advance all characterizations of the information relating to First Star and any of its Subsidiaries, which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body. ESSA shall give First Star and its counsel the opportunity to review and comment on each filing prior to its being filed with a Bank Regulator and shall give First Star and its counsel the opportunity to review and comment on all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator.

ARTICLE IX

CLOSING CONDITIONS

9.1. Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1. Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of First Star.

9.1.2. Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3. Regulatory Approvals. All Regulatory Approvals, and other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement, the failure of which to obtain would reasonably be expected to have a Material Adverse Effect, shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of ESSA, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of First Star, FSB and ESSA or materially impair the value of First Star or FSB to ESSA.

9.1.4. Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of ESSA Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5. Nasdaq Listing. The shares of ESSA Common Stock to be issued in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

9.1.6. Tax Opinion. On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, ESSA shall have received an opinion of Luse Gorman Pomerenk & Schick, P.C., and First Star shall have received an opinion of Stradley Ronon Stevens & Young, LLP, each reasonably acceptable in form and substance to ESSA and First Star, dated as of the Closing Date, substantially to the effect that for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the tax opinion described in this Section 9.1.6, the law firms may require and rely upon customary representations contained in certificates of officers of ESSA and First Star and their respective subsidiaries.

9.2. Conditions to the Obligations of ESSA under this Agreement.

The obligations of ESSA under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.4 at or prior to the Closing Date:

9.2.1. Representations and Warranties. Each of the representations and warranties of First Star and FSB set forth in this Agreement that are qualified as to materiality shall be true and correct, and each of the representations and warranties of First Star and FSB that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date); and First Star shall have delivered to ESSA a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer and First Star as of the Effective Time.

9.2.2. Agreements and Covenants. First Star shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and ESSA shall have received a certificate signed on behalf of First Star by the Chief Executive Officer and Chief Financial Officer of First Star to such effect dated as of the Effective Time.

9.2.3. Permits, Authorizations, Etc. First Star shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger.

9.2.4. Loan Relationship. Revisions to the loan relationship included in First Star Disclosure Schedule 9.2.4, to the satisfaction of ESSA, in its sole discretion, such that the outstanding balances and unfunded commitments as of the date hereof as disclosed in First Star Disclosure Schedule 9.2.4 are either: (i) reduced to an aggregate value of less than $4.2 million, other than through First Star Delinquent Loan status or (ii) additional collateral in the form of a $500,000 certificate of deposit is in place, as of the Closing Date.

First Star will furnish ESSA with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as ESSA may reasonably request.

9.3. Conditions to the Obligations of First Star under this Agreement.

The obligations of First Star under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.5 at or prior to the Closing Date:

9.3.1. Representations and Warranties. Each of the representations and warranties of ESSA and ESSA Bank set forth in this Agreement that are qualified as to materiality shall be true and correct, and each of the representations and warranties of ESSA and ESSA Bank that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date); and ESSA shall have delivered to First Star a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer and ESSA as of the Effective Time.

9.3.2. Agreements and Covenants. ESSA shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and First Star shall have received a certificate signed on behalf of ESSA by the Chief Executive Officer and Chief Financial Officer to such effect dated as of the Effective Time.

9.3.3. Permits, Authorizations, Etc. ESSA shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger.

9.3.4. Payment of Merger Consideration. ESSA shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide First Star with a certificate evidencing such delivery.

ESSA will furnish First Star with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as First Star may reasonably request.

ARTICLE X

THE CLOSING

10.1. Time and Place.

Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 780, Washington, D.C. at 10:00 a.m., or at such other place or time upon which ESSA and First Star mutually agree. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 780, Washington, D.C. at 10:00 a.m. on the day prior to the Closing Date.

10.2. Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to ESSA and First Star the opinions, certificates, and other documents and instruments required to be delivered at the Pre-Closing under Article IX hereof. At or prior to the Closing, ESSA shall have delivered the Merger Consideration as set forth under Section 9.3.4 hereof.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1. Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of First Star:

11.1.1. At any time by the mutual written agreement of ESSA and First Star;

11.1.2. By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by First Star) or Section 9.3.1 (in the case of a breach of a representation or warranty by ESSA);

11.1.3. By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by First Star) or Section 9.3.2 (in the case of a breach of covenant by ESSA);

11.1.4. At the election of the Board of Directors of either party if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by ESSA and First Star; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

11.1.5. By the Board of Directors of either party if the shareholders of First Star shall have voted at the First Star Shareholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions;

11.1.6. By the Board of Directors of either party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

11.1.7. Reserved.

11.1.8. By the Board of Directors of ESSA if First Star has received a Superior Proposal, and in accordance with Section 6.10 of this Agreement, the Board of Directors of First Star has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, or withdraws its recommendation of this Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to ESSA;

11.1.9. By the Board of Directors of First Star if First Star has received a Superior Proposal, and in accordance with Section 6.10 of this Agreement, the Board of Directors of First Star has made a determination to accept such Superior Proposal;

11.1.10. By First Star, if its Board of Directors so determines by a majority vote of the members of its entire Board, at any time during the three business-day period commencing on the Determination Date, such termination to be effective on the 10th day following such Determination Date (“Effective Termination Date”), if the average of the ESSA Market Value for the thirty (30) trading days preceding Determination Date is less than $8.14 subject, however, to the following two sentences. If First Star elects to exercise its termination right pursuant to this Section 11.1.10, it shall give prompt written notice thereof to ESSA (in no event later than noontime on the day after its determination). During the five business day period commencing with its receipt of such notice, ESSA shall have the option to increase the consideration to be received by the holders of First Star Common Stock and First Star Preferred Stock such that the aggregate merger consideration to be received by the holders of First Star Common Stock and First Star Preferred Stock shall be $21.11 million, in the form of ESSA Common Stock, cash or a combination thereof, at the discretion of ESSA.

For purposes of this Section 11.1.10, the following terms shall have the meanings indicated below:

“Determination Date” shall mean the first date on which all Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger and the Bank Merger have been received (disregarding any waiting period).

“ESSA Market Value” shall be the average of the daily closing sales prices of a share of ESSA Common Stock as reported on the Nasdaq for the ten consecutive trading days immediately preceding the Determination Date.

If ESSA declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices of ESSA Common Stock shall be appropriately adjusted for the purposes of applying this Section 11.1.10.

11.2. Effect of Termination.

11.2.1. In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 11.2, 12.1, 12.2, 12.4, 12.5, 12.6, 12.9, 12.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2. If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(B) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(C) As a condition of ESSA’s willingness, and in order to induce ESSA, to enter into this Agreement, and to reimburse ESSA for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, First Star hereby agrees to pay ESSA, and ESSA shall be entitled to payment of a fee of $875,000 (the “ESSA Fee”). The ESSA Fee shall be paid within three business days after written demand for payment is made by ESSA, following the occurrence of any of the events set forth below:

(i) First Star terminates this Agreement pursuant to Section 11.1.9 or ESSA terminates this Agreement pursuant to Section 11.1.8; or

(ii) The entering into a definitive agreement by First Star relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving First Star within twelve months after the occurrence of any of the following: (i) the termination of the Agreement by ESSA pursuant to Section 11.1. 2 or 11.1.3 because of, in either case, a willful breach by First Star; or (ii) the failure of the shareholders of First Star to approve this Agreement after the public disclosure or public awareness of an Acquisition Proposal.

(D) The right to receive payment of the ESSA Fee under Section 11.2.2(C) will constitute the sole and exclusive remedy of ESSA against First Star and its Subsidiaries and their respective officers and directors with respect to a termination under (i) or (ii) above.

(E) As a condition of First Star’s willingness, and in order to induce First Star, to enter into this Agreement, and to reimburse First Star for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, ESSA hereby agrees to pay First Star, and First Star shall be entitled to payment of a fee of the lesser of 50% of First Star documented merger related expenses or $150,000 (the “First Star Fee”). The First Star Fee shall be paid within three business days after written demand for payment is made by First Star, following the occurrence of any of the events set forth below:

(i) First Star terminates this Agreement pursuant to Section 11.1.6(i).

(F) The right to receive payment of the First Star Fee under Section 11.2.2( E) will constitute the sole and exclusive remedy of First Star against ESSA and its Subsidiaries and their respective officers and directors with respect to a termination under (i) above.

11.3. Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of First Star), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of First Star, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to First Star’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XII

MISCELLANEOUS

12.1. Confidentiality.

Except as specifically set forth herein, ESSA and First Star mutually agree to be bound by the terms of the confidentiality agreements dated October 5, 2011 and December 7, 2011 (collectively, the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement.

12.2. Public Announcements.

First Star and ESSA shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither First Star nor ESSA shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto.

12.3. Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

12.4. Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

If to First Star, to:	Joseph T. Svetik
First Star Bancorp, Inc.
418 West Broad Street
Bethlehem, Pennsylvania 18018
Fax: (610) 997-5655

With required copies (which shall not constitute notice) to:	Christopher Connell, Esq.
Stradley Ronon Stevens & Young, LLP
2005 Market Street
Suite 2600
Philadelphia, Pennsylvania 19103
Fax: (215) 564-8120

If to ESSA, to:	Gary S. Olson
President and Chief Executive Officer
ESSA Bank and Trust
200 Palmer Street
P.O. Box L
Stroudsburg, Pennsylvania 18360
Fax: (570) 421-7158

With required copies (which shall not	John J. Gorman, Esq.
constitute notice) to:	Marc P. Levy, Esq.
Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, N.W., Suite 780
Washington, D.C. 20015
Fax: (202) 362-2902

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) business days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) business day after being delivered to the overnight courier.

12.5. Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article III and Sections 7.8.2 and 7.9, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.6. Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreements referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to its subject matter.

12.7. Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

12.8. Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9. Governing Law.

This Agreement shall be governed by the laws of Commonwealth of Pennsylvania.

12.10. Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.11. Specific Performance; Jurisdiction.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in the United States District Court for the Eastern District of Pennsylvania or in any state court in the Commonwealth of Pennsylvania, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Eastern District of Pennsylvania or of any state court located in the Commonwealth of Pennsylvania in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other United States District Court for the Eastern District of Pennsylvania or a state court located in the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, ESSA and First Star have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

ESSA Bancorp, Inc.

Dated: December 21, 2011	By:	/s/ Gary S. Olson
		Name:	Gary S. Olson
		Title:	President and Chief Executive Officer

First Star Bancorp, Inc.

Dated: December 21, 2011	By:	/s/ Joseph T. Svetik
		Name:	Joseph T. Svetik
		Title:	President and Chief Executive Officer

FIRST AMENDMENT TO MERGER AGREEMENT

This First Amendment to the Merger Agreement (this “Amendment”) is made as of February 28, 2012, by and between ESSA Bancorp, Inc., a Pennsylvania corporation (“ESSA”), and First Star Bancorp, Inc., a Pennsylvania corporation (the “First Star”).

I. RECITALS

1.	The parties to this Amendment entered into that certain Merger Agreement dated as of December 21, 2011 (the “Agreement”);

2.	The Board of Directors of each of ESSA and First Star have determined that it is in the best interests of their respective companies and shareholders to amend the Agreement as set forth below.

The parties to this Amendment hereby agree as follows:

II. AMENDMENT

A.	Amendment to Section 4.20

The Agreement is amended by deleting the last sentence to the current Section 4.20.

B.	Amendment to Section 3.1.5

The Agreement is amended by deleting the current Section 3.1.5 in its entirety and replacing it with the following new Section 3.1.5:

3.1.5	Each outstanding share of First Star Common Stock and First Star Preferred Stock other than as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost, pursuant to Section 3.2.3 (collectively, “Non-Election Shares”), except as to Dissenting Shares, shall be converted into the right to receive such Stock Consideration and/or Cash Consideration as shall be determined in accordance with Section 3.2.

C.	Amendment to Section 3.1.7

The Agreement is amended by deleting the current Section 3.1.7 in its entirety and replacing it with the following new Section 3.1.7:

3.1.7	Upon the Effective Time, outstanding shares of First Star Common Stock and First Star Preferred Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, except as to Dissenting Shares, and shall thereafter by operation of this Section 3.1 represent only the right to receive the Merger Consideration and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by First Star on such shares in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

D.	Amendment to Section 3.1

The Agreement is amended by adding the following provisions to Section 3.1:

3.1.10.	Each outstanding share of First Star Common Stock, the holder of which has perfected his right to dissent under applicable law and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the PBCL. First Star shall give ESSA prompt notice upon receipt by First Star of any such demands for payment of the fair value of such shares of First Star Common Stock and of withdrawals of such notice and any other related communications served pursuant to the applicable provisions of the PBCL (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and ESSA shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands. First Star shall not, except with the prior written consent of ESSA, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the PBCL. Any payments made in respect of Dissenting Shares shall be made by the Surviving Company.

3.1.11	If any Dissenting Shareholder withdraws or loses (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of First Star Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. If such holder withdraws or loses (through failure to perfect or otherwise) his right to such payment after the Effective Time, each share of First Star Common Stock of such holder shall be entitled to receive the Merger Consideration.

E.	Amendment to Section 3.2.1

The Agreement is amended by deleting the current last sentence of Section 3.2.1 and replacing it with the following new sentence:

Notwithstanding any other section herein, in no event shall the aggregate Cash Consideration exceed 50% of the aggregate Merger Consideration, including any consideration paid to Dissenting Shareholders pursuant to dissenters rights provisions of the PBCL.

F.	Amendment to Section 6.1.2(A)

The Agreement is amended by deleting the current Section 6.1.2(A) in its entirety and replacing it with the following new Section 6.1.2(A):

6.1.2(A)	change or waive any provision of its Articles of Incorporation (other than Article 13 thereof), Charter or Bylaws, except as required by law, or appoint a new director to the board of directors.

G.	Amendment to Section 9.2

This Agreement is amended by adding the following provision to Section 9.2:

9.2.5	Dissenters’ Rights. Holders of no more than ten percent (10%) of the issued and outstanding shares of First Star shall have exercised their statutory appraisal or dissenters’ rights pursuant to Sections 3.1.10 and 3.1.11 hereof prior to the Closing Date.

H.	Conflict.

To the extent there is a conflict between the terms and provisions of this Amendment and the Agreement, the terms and provisions of this Amendment will govern.

I.	No Further Amendment.

Except as expressly modified by this Amendment, the Agreement shall remain unmodified and in full force and effect. Purchaser and the Bank hereby ratify their respective obligations thereunder.

J.	Governing Law.

This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

K.	Counterparts and Facsimile.

This Amendment may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, and intending to be legally bound hereby, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

ESSA BANCORP, INC.

Dated: February 28, 2012	By:	/s/ Gary S. Olson
	Name:	Gary S. Olson
	Title:	President and Chief Executive Officer

FIRST STAR BANCORP, INC.

Dated: February 28, 2012	By:	/s/ Joseph T. Svetik
	Name:	Joseph T. Svetik
	Title:	President and Chief Executive Officer

APPENDIX B

ARTICLES OF INCORPORATION

OF

FIRST STAR BANCORP, INC.

Article 1. Name. The name of the corporation is First Star Bancorp, Inc. (hereinafter referred to as the “Corporation”).

Article 2. Registered Office. The address of the initial registered office of the Corporation in the Commonwealth of Pennsylvania is 418 West Broad Street, Bethlehem, Pennsylvania 18018.

Article 3. Nature of Business. The purpose of the Corporation is to act as a bank holding company and to engage in any lawful act or activity for which a corporation may be organized under the Business Corporation Law of 1988, as amended, of the Commonwealth of Pennsylvania (the “BCL”). The Corporation is incorporated under the provisions of the BCL.

Article 4. Duration. The term of the existence of the Corporation shall be perpetual.

Article 5. Capital Stock.

A. Authorized Amount. The total number of shares of capital stock which the Corporation has authority to issue is 12,500,000 of which 2,500,000 shall be serial preferred stock, no par value (hereinafter the “Preferred Stock”) and 10,000,000 shall be common stock, par value $1.00 per share (hereinafter the “Common Stock”). Except to the extent required by governing law, rule or regulation, the shares of capital stock may be issued from time to time by the Board of Directors without further approval of stockholders. The Corporation shall have the authority to purchase its capital stock out of funds lawfully available therefor.

B. Common Stock. Except as provided in this Article 5 (or in any resolution or resolutions adopted by the Board of Directors pursuant hereto), the exclusive voting power shall be vested in the Common Stock, with each holder thereof being entitled to one vote for each share of such Common Stock standing in the holder’s name on the books of the Corporation. Subject to any rights and preferences of any class of stock having preference over the Common Stock, holders of Common Stock shall be entitled to such dividends as may be declared by the Board of Directors out of funds lawfully available therefor. Upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Common Stock shall be entitled to receive pro rata the remaining assets of the Corporation after the holders of any class of stock having preference over the Common Stock have been paid in full any sums to which they may be entitled.

C. Authority of Board to Fix Terms of Preferred Stock. A description of each class of shares and a statement of the voting rights, designations, preferences, qualifications, privileges, limitations, options, conversion rights, and other special rights granted to or imposed upon the shares of each class and of the authority vested in the Board of Directors of the Corporation to establish series of Preferred Stock or to determine that Preferred Stock will be issued as a class without series and to fix and determine the voting rights, designations, preferences and other special rights of the Preferred Stock as a class or of the series thereof are as follows:

Preferred Stock may be issued from time to time as a class without series or in one or more series. Each series shall be designated by the Board of Directors so as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors may by resolution from time to time divide shares of Preferred Stock into series, or determine that the Preferred Stock shall be issued as a class without series, fix and determine the number of shares in a series and the terms and conditions of the issuance of the class or the series, and, subject to the provisions of this Article 5, fix and determine the rights, preferences, qualifications, privileges, limitations and other special rights, if any, of the class (if none of such shares of the class have been issued) or of any series so established, including but not limited to, voting rights (which may be limited, multiple, fractional or non-voting rights), the rate of dividend, if any, and whether or to what extent, if any, such dividends shall be cumulative (including the date from which dividends shall be cumulative, if any), the price at and the terms and conditions on which shares may be redeemed, if any, the preference and the amounts payable on shares in the event of voluntary or involuntary liquidation, sinking fund provisions for the redemption or purchase of shares in the event shares of the class or of any series are issued with sinking fund provisions, and the terms and conditions on which the shares of the class or of any series may be converted in the event the shares of the class or of any series are issued with the privilege of conversion.

The Board of Directors may, in its discretion, at any time or from time to time, issue or cause to be issued all or any part of the authorized and unissued shares of Preferred Stock for consideration of such character and value as the Board’ of Directors shall from time to time fix or determine.

D. Repurchase of Shares. The Corporation may, from time to time, pursuant to authorization by the board of directors of the Corporation and without action by the stockholders, purchase or otherwise acquire shares of any class, bonds, debentures, notes, scrip, warrants, obligations, evidences of indebtedness, or other securities of the Corporation in such manner, upon such terms, and in such amounts as the board of directors shall determine; subject, however, to such limitations or restrictions, if any, as are contained in the express terms of any class of shares of the Corporation outstanding at the time of the purchase or acquisition in question or as are imposed by law or regulation.

Article 6. Incorporator. The name and mailing address of the sole incorporator is as follows:

Name	Address	Number and Class of Shares Subscribed For

Joseph T. Svetik	418 West Broad Street Bethlehem, PA 18018	100 shares of Common Stock

Article 7. Directors. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors.

A. Number. The number of directors of the Corporation shall be such number, not less than 5 nor more than 15 (exclusive of directors, if any, to be elected by holders of preferred stock of the Corporation, voting separately as a class), as shall be provided from time to time in or in accordance with the bylaws, provided that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director, and provided further that no action shall be taken to decrease or increase the number of directors from time to time unless at least sixty percent (60%) of the directors then in office shall concur in said action.

B. Classified Board. The Board of Directors of the Corporation shall be divided into three classes of directors which shall be designated Class I, Class II and Class III. The members of each class shall be elected for a term of three years and until their successors are elected and qualified. Such classes shall be as nearly equal in number as the then total number of directors constituting the entire board of directors shall permit, with the terms of office of all members of one class expiring each year. At the first annual meeting of stockholders, directors in Class I shall be elected to hold office for a term expiring at the third succeeding annual meeting thereafter. At the second annual meeting of stockholders, directors of Class II shall be elected to hold office for a term expiring at the third succeeding meeting thereafter. At the third annual meeting of stockholders, directors of Class III shall be elected to hold office for a term expiring at the third succeeding annual meeting thereafter. Thereafter at each succeeding annual meeting, directors whose term shall expire at any annual meeting shall continue to serve until such time as his successor shall have been duly elected and shall have qualified unless his position on the board of directors shall have been abolished by action taken to reduce the size of the board of directors prior to said meeting.

Should the number of directors of the Corporation be reduced, the directorship(s) eliminated shall be allocated among classes appropriate so that the number of directors in each class is as specified in the immediately preceding paragraph. The Board of Directors shall designate, by the name of the incumbent(s), the position(s) to be abolished. Notwithstanding the foregoing, no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Should the number of directors of the Corporation be increased, the additional directorships shall be allocated among classes as appropriate so that the number of directors in each class is as specified in the immediately preceding paragraph.

Whenever the holders of anyone or more series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the Board of Directors shall consist of said directors so elected in addition to the number of directors fixed as provided above in this Article 7. Notwithstanding the foregoing, and except as otherwise may be required by law, whenever the holders of anyone or more series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders.

C. No Cumulative Voting. Stockholders of the Corporation shall not be permitted to cumulate their votes for the election of directors.

D. Vacancies. Except as otherwise fixed pursuant to the provisions of Article 5 hereof relating to the rights of the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation to elect directors, any vacancy occurring in the Board of Directors, including any vacancy created by reason of an increase in the number of directors, shall be filled by a majority vote of the directors then in officer whether or not a quorum is present, or by a sole remaining director, and any director so chosen shall serve until the term of the class to which he was appointed shall expire and until his successor is elected and qualified. When the number of directors is changed, the Board of Directors shall determine the class or classes to which the increased or decreased number of directors shall be appointed, provided that no decrease in the number of directors shall shorten the term of any incumbent director.

E. Removal. Any director (including persons elected by directors to fill vacancies in the Board of Directors) may be removed from office only with cause by an affirmative vote of not less than a majority of the total votes eligible to be cast by stockholders. Cause for removal shall exist only if the director whose removal is proposed has been either declared of unsound mind by an order of a court of competent jurisdiction, convicted of a felony or of an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of such director’s duties to the Corporation. At least 30 days prior to such meeting of stockholders, written notice shall be sent to the director whose removal will be considered at the meeting. Directors may also be removed from office in the manner provided in Sections 1726(b) and 1726(c) of the BCL, or any successors to such sections.

F. Nominations of Directors. Nominations of candidates for election as directors at any annual meeting of stockholders may be made (a) by, or at the direction of, a majority of the Board of Directors or (b) by any stockholder entitled to vote at such annual meeting. Only persons nominated in accordance with the procedures set forth in this Article 7.F shall be eligible for election as directors at an annual meeting. Ballots bearing the names of all the persons who have been nominated for election as directors at an annual meeting in accordance with the procedures set forth in this Article 7.F shall be provided for use at the annual meeting.

Nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation as set forth in this Article 7.F. To be timely, a stockholder’s notice shall be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 60 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the Corporation; provided, however, that with respect to the first scheduled annual meeting, notice by the stockholder must be so delivered or received no later than the close of business on the tenth day following the day on which notice of the date of the scheduled meeting must be delivered or received no later than the close of business on the fifth day preceding the date of the meeting. Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director and as to the stockholder giving the notice (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of Corporation stock which are Beneficially Owned (as defined in Article 11.A(e)) by such person on the date of such stockholder notice, and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies with respect to nominees for election as directors, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, but not limited to, information required to be disclosed by Items 4, 5, 6 and 7 of Schedule 14A and information which would be required to be filed on Schedule 14B with the Securities and Exchange Commission (or any successors of such items or schedules); and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Corporation’s books, of such stockholder and any other stockholders known by such stockholder to be supporting such nominees and (ii) the class and number of shares of Corporation stock which are Beneficially Owned by such stockholder on the date of such stockholder notice and, to the extent known, by any other stockholders known by such stockholder to be supporting such nominees on the date of such stockholder notice. At the request of the Board of Directors, any person nominated by, or at the direction of, the Board for election as a director at an annual meeting shall furnish to the Secretary of the Corporation that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee.

The Board of Directors may reject any nomination by a stockholder not timely made in accordance with the requirements of this Article 7.F. If the Board of Directors, or a designated committee thereof, determines that the information provided in a stockholder’s notice does not satisfy the informational requirements of this Article 7.F in any material respect, the Secretary of the Corporation shall notify such stockholder of the deficiency in the notice. The stockholder shall have an opportunity to cure the deficiency by providing additional information to the Secretary within such period of time, not to exceed five days from the date such deficiency notice is given to the stockholder, as the Board of Directors or such committee shall reasonably determine. If the deficiency is not cured within such period, or if the Board of Directors or such committee reasonably determines that the additional information provided by the stockholder, together with information previously provided, does not satisfy the requirements of this Article 7.F in any material respect, then the Board of Directors may reject such stockholder’s nomination. The Secretary of the Corporation shall notify a stockholder in writing whether his nomination has been made in accordance with the time and informational requirements of this Article 7.F. Notwithstanding the procedures set forth in this paragraph, if neither the Board of Directors nor such committee makes a determination as to the validity of any nominations by a stockholder, the presiding officer of the annual meeting shall determine and declare at the annual meeting whether the nomination was made in accordance with the terms of this Article 7.F. If the presiding officer determines that a nomination was made in accordance with the terms of this Article 7.F, he shall so declare at the annual meeting and ballots shall be provided for use at the meeting with respect to such nominee. If the presiding officer determines that a nomination was not made in accordance with the terms of this Article 7.F, he shall so declare at the annual meeting and the defective nomination shall be disregarded.

Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of this Article 7.F shall not apply with respect to the director or directors elected by such holders of Preferred Stock.

Article 8. Preemptive Rights. No holder of any of the shares of any class or series of stock or of options, warrants or other rights to purchase shares of any class or series or of other securities of the Corporation shall have any preemptive right to purchase or subscribe for any unissued stock of any class or series, or any unissued bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for stock of any class or series or carrying any right to purchase stock of any class or series; but any such unissued stock, bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for stock or carrying any right to purchase stock may be issued pursuant to resolution of the board of directors of the Corporation to such persons, firms, corporations or associations, whether or not holders thereof, and upon such terms as may be deemed advisable by the board of directors in the exercise of its sole discretion.

Article 9. Elimination of Directors’ Liability. Directors of the Corporation shall have no liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article 9 shall not eliminate liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders if such acts or omissions are not made in good faith or involve intentional misconduct or a knowing violation of law, or (ii) under Section 1713(b) of the BCL. If the BCL is amended after the effective date of these Articles of Incorporation to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the BCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Article 10. Indemnification, etc. of Officers, Directors, Employees and Agents.

A. Persons. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of the Corporation, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

B. Extent - Derivative Suits. In case of a threatened, pending or completed action or suit by or in the right of the Corporation against a person named in paragraph A by reason of his holding a position named in paragraph A, the Corporation shall indemnify him if he satisfies the standard in paragraph C, for expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of the action or suit.

C. Standard - Derivative Suits. In case of a threatened, pending or completed action or suit by or in the right of the Corporation, a person named in paragraph A shall be indemnified only if:

1. he is successful on the merits or otherwise; or

2. he acted in good faith in the transaction which is the subject of the suit or action, and in a manner he reasonably believed to be in, or not opposed to, the best interest of the

Corporation, including, but not limited to, the taking of any and all actions in connection with the Corporation’s response to any tender offer or any offer or proposal of another party to engage in a Business Combination (as defined in Article 12 of these Articles) not approved by the board of directors. However, he shall not be indemnified in respect of any claim, issue or matter as to which he has been adjudged liable to the Corporation unless (and only to the extent that) the court of common pleas or the court in which the suit was brought shall determine, upon application, that despite the adjudication of liability but in view of all the circumstances, he is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

D. Extent - Nonderivative Suits. In case of a threatened, pending or completed suit, action or proceeding (whether civil, criminal, administrative or investigative), other than a suit by or in the right of the Corporation, together hereafter referred to as a nonderivative suit, against a person named in paragraph A by reason of his holding a position named in paragraph A, the Corporation shall indemnify him if he satisfies the standard in paragraph E, for amounts actually and reasonably incurred by him in connection with the defense or settlement of the nonderivative suit, including, but not limited to (i) expenses (including attorneys’ fees), (ii) amounts paid in settlement, (iii) judgments, and (iv) fines.

E. Standard - Nonderivative Suits. In case of a nonderivative suit, a person named in paragraph A shall be indemnified only if:

1. he is successful on the merits or otherwise; or

2. he acted in good faith in the transaction which is the subject of the nonderivative suit and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, including, but not limited to, the taking of any and all actions in connection with the Corporation’s response to any tender offer or any offer or proposal of another party to engage in a Business Combination (as defined in Article 12 of these Articles) not approved by the board of directors and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct, was unlawful. The termination of a nonderivative suit by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, in itself, create a presumption that the person failed to satisfy the standard of this paragraph E.2.

F. Determination That Standard Has Been Met. A determination that the standard of paragraph C or E has been satisfied may be made by a court, or, except as stated in paragraph C.2(second sentence), the determination may be made by:

1. the board of director by a majority vote of a quorum consisting of directors of the Corporation who were not parties to the action, suit or proceeding; or

2. independent legal counsel (appointed by a majority of the disinterested directors of the Corporation, whether or not a quorum) in a written opinion; or

3. the stockholders of the Corporation.

G. Proration. Anyone making a determination under paragraph F may determine that a person has met the standard as to some matters but not as to others, and may reasonably prorate amounts to be indemnified.

H. Advancement of Expenses. Reasonable expenses incurred by a director, officer, employee or agent of the Corporation in defending a civil or criminal action, suit or proceeding described in Article l0.B may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation.

I. Other Rights. The indemnification and advancement of expenses provided by or pursuant to this Article 10 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of stockholders or directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure, to the benefit of the heirs, executors and administrators of such person.

J. Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article 10.

K. Security Fund; Indemnity Agreements. By action of the Board of Directors (notwithstanding their interest in the transaction); the Corporation may create and fund a trust fund or fund of any nature, and may enter into agreements with its officers, directors, employees and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article 10.

L. Modification. The duties of the Corporation to indemnify and to advance expenses to any person as provided in this Article 10 shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article 10, and no amendment or termination of any trust or other fund .created pursuant to Article l0.K hereof, shall alter to the detriment of such person the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

M. Proceedings Initiated by Indemnified Persons. Notwithstanding any other provision in this Article 10, the Corporation shall not indemnify a director, officer, employee or agent for any-liability incurred in an action, suit or proceeding initiated by (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors then in office.

N. Savings Clause. If this Article 10 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee, and agent of the Corporation as to costs, charges, and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Corporation to the full extent permitted by any applicable portion of this Article 10 that shall not have been invalidated and to the full extent permitted by applicable law.

If the BCL is amended to permit further indemnification of the directors, officers, employees and agents of the Corporation, then the Corporation shall indemnify such persons to the fullest extent permitted by the BCL, as so amended. Any repeal or modification of this Article by the stockholders of the Corporation shall not adversely affect any right or protection of a director, officer, employee or agent existing at the time of such repeal or modification.

Article 11. Meetings of Stockholders and Stockholder Proposals.

A. Definitions.

(a) Acquire. The term “Acquire” includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise.

(b) Acting in Concert. The term “Acting in Concert” means (a) knowing participation in a joint activity or conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (b) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

(c) Affiliate. An “Affiliate” of, or a Person “affiliated with,” a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

(d) Associate. The term “Associate” when used to indicate a relationship with any Person means:

(i) Any corporation or organization (other than the Corporation or a Subsidiary of the Corporation), or any subsidiary or parent thereof, of which such Person is a director, officer or partner or is, directly or indirectly, the Beneficial Owner of 10% or more of any class of equity securities;

(ii) Any trust or other estate in which such Person has a 10% or greater beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, provided, however, such term shall not include any employee stock benefit plan of the Corporation or a Subsidiary of the Corporation in which such Person has a 10% or greater beneficial interest or serves as a trustee or in a similar fiduciary capacity;

(iii) Any relative or spouse of such Person (or any relative of such spouse) who has the same home as such Person or who is a director or officer of the Corporation or a Subsidiary of the Corporation (or any subsidiary or parent thereof); or

(iv) Any investment company registered under the Investment Company Act of 1940 for which such Person or any Affiliate or Associate of such Person serves as investment advisor.

(e) Beneficial Owner (including Beneficially Owned). A Person shall be considered the “Beneficial Owner” of any shares of stock (whether or not owned of record):

(i) With respect to which such Person or any Affiliate or Associate of such Person directly or indirectly has or shares (A) voting power, including the power to vote or to direct the voting of such shares of stock, and/or (B) investment power, including the power to dispose of or to direct the disposition of such shares of stock;

(ii) Which such Person or any Affiliate or Associate of such Person has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, and/or (B) the right to vote pursuant to any agreement, arrangement or understanding (whether such right is exercisable immediately or only after the passage of time) (but shall not be deemed to be the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of stockholders pursuant to a public solicitation of proxies for such meeting, with respect to shares which neither such person nor any such affiliate is otherwise deemed the beneficial owner); or

(iii) Which are Beneficially Owned within the meaning of (i) or (ii) of this Article 11.A(e) by any other Person with which such first-mentioned Person or any of its Affiliates or Associates either (A) has any agreement, arrangement or understanding, written or oral, with respect to acquiring, holding, voting or disposing of any shares of stock of the Corporation or any Subsidiary of the Corporation or acquiring, holding or disposing of all or substantially all, or any Substantial Part, of the assets or business of the Corporation or a Subsidiary of the Corporation, or (B) is Acting in Concert. For the purpose only of determining whether a Person is the Beneficial Owner of a percentage specified in this Article 11 of the outstanding Voting Shares, such shares shall be deemed to include any Voting Shares which may be issuable pursuant to any agreement arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants, options or otherwise and which are deemed to include any Voting Shares which may be issuable pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants, options or otherwise and which are deemed to be Beneficially Owned by such Person pursuant to the foregoing provisions of this Article l1.A(e), but shall not include any other Voting Shares which may be issuable in such manner.

(iv) Provided, however, that (1) no director or officer of the Corporation (or any Affiliate of any such director or officer) shall, solely by reason of any or all of such directors or officers acting in their capacities as such, be deemed, for any purposes hereof, to beneficially own any stock beneficially owned by any other such director or officer (or any Affiliate thereof), and (2) neither any employee stock ownership, stock option or similar plan of the Corporation or any subsidiary of the Corporation, nor any trustee with respect .thereto or any Affiliate of such trustee (solely by reason of such capacity of such trustee), shall be deemed, for any purposes hereof, to beneficially own any stock held under any such plan.

(f) Offer. The term “Offer” shall mean every written offer to buy or acquire, solicitation of an offer to sell, tender offer or request or invitation for tender of, a security or interest in a security for value; provided that the term “Offer” shall not include (i) inquiries directed solely to the management of the Corporation and not intended to be communicated to stockholders which are designed to elicit an indication of management’s receptivity to the basic structure of a potential acquisition with respect to the amount of cash and or securities, manner of acquisition and formula for determining price, or (ii) non-binding expressions of understanding or letters of intent with the management of the Corporation regarding the basic structure of a potential acquisition with respect to the amount of cash and/or securities, manner of acquisition and formula for determining price.

(g) Person. The term “Person” shall mean any individual, partnership, corporation, association, trust, group or other entity. When two or more Persons act as a partnership, limited partnership, syndicate, association or other group for the purpose of acquiring, holding or disposing of shares of stock, such partnership, syndicate, associate or group shall be deemed a “Person.”

(h) Substantial Part. The term “Substantial Part” as used with reference to the assets of the Corporation or of any Subsidiary means assets having a value of more than 10% of the total consolidated assets of the Corporation and its Subsidiaries as of the end of the Corporation’s most recent fiscal year ending prior to the time the determination is being made.

(i) Subsidiary. “Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Person in question.

(j) Voting Shares. “Voting Shares” shall mean shares of the Corporation entitled to vote generally in an election of directors.

B. Certain Determinations With Respect to Article 11. A majority of the directors shall have the power to determine for the purposes of this Article 11, on the basis of information known to them and acting in good faith: (A) the number of Voting Shares of which any Person is the Beneficial Owner, (B) whether a Person is an Affiliate or Associate of another, (C) whether a Person has an agreement, arrangement or understanding with another as to the matters referred to in the definition of “Beneficial Owner” as hereinabove defined, and (D) such other matters with respect to which a determination is required under this Article 11.

C. Directors, Officers or Employees. Directors, officers or employees of the Corporation or any Subsidiary thereof shall not be deemed to be a group with respect to their individual acquisitions of any class of equity securities of the Corporation solely as a result of their capacities as such.

D. Special Meetings of Stockholders. Special meetings of the stockholders of the Corporation may be called only by (i) the Board of Directors pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, (ii) the Chairman of the Board or (iii) the President.

E. Action Without a Meeting. Notwithstanding any other provision of these Articles of Incorporation or the Bylaws of the Corporation, no action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

F. Stockholder Proposals. At an annual meeting of stockholders, only such new business shall be conducted, and only such proposals shall be acted upon, as shall have been brought before the annual meeting by, or at the direction of, (a) the Board of Directors or (b) any stockholder of the Corporation who complies with all the requirements set forth in this Article 11.F.

Proposals, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation as set forth in this Article 11.F. For stockholder proposals to be included in the Corporation’s proxy materials, the stockholder must comply with all the timing and informational requirements of Rule 14a-8 of the Exchange Act (or any successor regulation). With respect to stockholder proposals to be considered at the annual meeting of stockholders but not included in the Corporation’s proxy materials, the stockholder’s notice shall be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 60 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the Corporation. Such stockholders notice shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business and, to the extent known, any other stockholders known by such stockholder to be supporting such proposal, (c) the class and number of shares of the Corporation stock which are Beneficially Owned by the stockholder on the date of such stockholder to be supporting such proposal on the date of such stockholder notice, and (d) any financial interest of the stockholder in such proposal (other than interests which all stockholders would have).

The Board of Directors may reject any stockholder proposal not timely made in accordance with the terms of this Article 11.F. If the Board of Directors, or a designated committee thereof, determines that the information provided in a stockholder’s notice does not satisfy the informational requirements of this Article 1l.F in any material respect, the Secretary of the Corporation shall promptly notify such stockholder of the deficiency in the notice. The stockholder shall have an opportunity to cure the deficiency by providing additional-information to the Secretary within such period of time, not to exceed five days from the date such deficiency notice is given to the stockholder, as the Board of Directors or such committee shall reasonably determine. If the deficiency is not cured within such period, or if the Board of Directors or such committee determines that the additional information provided by the stockholder, together with information previously provided, does not satisfy the requirements of this Article 11.F in any material respect, then the Board of Directors may reject such stockholder’s proposal. The Secretary of the Corporation shall notify a stockholder in writing whether his proposal has been made in accordance with the time and informational requirements of this Article 11.F. Notwithstanding the procedures set forth in this paragraph, if neither the Board of Directors nor such committee makes a determination as to the validity of any stockholder proposal, the presiding officer of the annual meeting shall determine and declare at the annual meeting whether the stockholder proposal was made in accordance with the terms of this Article 11.F. If the presiding officer determines that a stockholder proposal was made in accordance with the terms of this Article 11.F, he shall so declare at the annual meeting and ballots shall be provided for use at the meeting with respect to any such proposal. If the presiding officer determines that a stockholder proposal was not made in accordance with the terms of this Article 11.F, he shall so declare at the annual meeting and any such proposal shall not be acted upon at the annual meeting.

This provision shall not prevent the consideration and approval or disapproval at the annual meeting of report of officers, directors and committees of the Board of Directors, but in connection with such reports, no new business shall be acted upon at such annual meeting unless stated, filed and received as herein provided.

Article 12. Approval of Business Combinations.

A. General Requirement. The definitions and other provisions set forth in Articles 11.A, 11.B and l1.C are also applicable to this Article 12. The affirmative vote of the holders of not less than sixty six and two thirds percent (66 2/3%) of the outstanding shares of “Voting Shares” shall be required for the approval or authorization of any “Business Combination” as defined and set forth below:

1. Any merger, consolidation, share exchange or division of the Corporation or any Subsidiary of the Corporation with or into (i) any Interested Shareholder (as hereinafter defined), or (ii) with, involving or resulting in any other corporation (whether or not itself an Interested Shareholder of the Corporation) which is, or after the merger, consolidation, share exchange or division would be, an Affiliate or Associate of the Interested Shareholder;

2. A sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or series of transactions) to or with the Interested Shareholders or any Affiliate or Associate of such Interested Shareholder of assets of the Corporation or any Subsidiary of the

Corporation (i) having an aggregate Market Value (as hereinafter defined) equal to 10% or more of the aggregate Market Value of all the assets, determined on a consolidated basis, of the Corporation; (ii) having an aggregate Market Value equal to 10% or more of the aggregate Market Value of all outstanding shares of the Corporation; or (iii) representing 10% or more of the earning power or net income, determined on a consolidated basis, of the Corporation.

3. The issuance or transfer by the Corporation or any Subsidiary of the Corporation (in one or a series of transactions) of any shares of the Corporation or any Subsidiary of the Corporation which has an aggregate Market Value equal to 5% or more of the aggregate Market Value of all the outstanding shares of the Corporation to the Interested Shareholder or any Affiliate or Associate of such Interested Shareholder except pursuant to the exercise of option rights to purchase shares, or pursuant to the conversion of securities having conversion rights, offered, or a dividend or distribution paid or made, pro rata to all shareholders of the Corporation.

4. The adoption at any time of any plan or proposal for the liquidation or dissolution of the Corporation proposed by, or pursuant to any agreement, arrangement or understanding with the Interested Shareholder or any Affiliate or Associate of such Interested Shareholder.

5. A reclassification of securities (including, without limitation, any split of shares, dividend of shares, or other distribution of shares in respect of shares, or any reverse split of shares), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any Subsidiary of the Corporation, or any other transaction (whether or not with or into or otherwise involving the Interested Shareholder), proposed by, or pursuant to any agreement, arrangement or understanding (whether or not in writing) with, the Interested Shareholder or any Affiliate or Associate of the Interested Shareholder, which has the effect, directly or. indirectly, of increasing the proportionate share of the outstanding shares of any class or series of Voting Shares or securities convertible into Voting Shares of the Corporation or any Subsidiary of the Corporation which is, directly or indirectly, owned by the Interested Shareholder or any Affiliate or Associate of the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments.

The affirmative vote required by this Article 12 shall be in addition to the vote of the holders of any class or series of stock of the Corporation otherwise required by law, by any other Article of these Articles of Incorporation, as the same may be amended from time to time, by any resolution of the Board of Directors providing for the issuance of a class or series of stock, or by any agreement between the Corporation and any national securities exchange.

B. Certain Definitions.

1. “Share Acquisition Date” means with respect to any Person and the Corporation, the date that such person first became an Interested Shareholder of the Corporation.

2. The “Market Value” of the common stock of the Corporation shall be the highest closing sale price during the 30-day period immediately preceding the date in question of the share on the composite tape for New York Stock Exchange-listed shares, or, if the shares are not quoted on the composite tape or if the shares are not listed on the exchange, on the principal United States securities exchange registered under the exchange act on which such shares are listed, or) if the shares are not listed on any such exchange) the highest closing bid quotation with respect to the shares during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use or, if no quotations are available, the fair market value on the date in question of the shares as determined by the Board of Directors of the Corporation in good faith. In the case of property other than cash or shares, the fair market value of the property on the date in question as determined by the Board of Directors of the Corporation in good faith.

3. The term “Interested Shareholder,” means any Person (other than the Corporation or any Subsidiary of the Corporation) that:

(i) Is the Beneficial Owner, directly or indirectly, of shares entitling that Person to cast at least 20% of the Voting Shares (as defined in Article l1.A);

(ii) Is an Affiliate or Associate of the Corporation and at any time within the five-year period immediately prior to the date in question was the Beneficial Owner, directly or indirectly, of shares entitling that Person to cast at least 20% of the Voting Shares.

Exception - For the purpose of determining whether a Person is an Interested Shareholder:

(1) The number of votes that would be entitled to be cast in an election of directors of the Corporation shall be calculated by including shares deemed to be beneficially owned by the Person through application of the definition of “Beneficial Owner” in Article l1.A, but excluding, any other unissued shares of such Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion or option’ rights or otherwise; and

(2) There shall be excluded from the Beneficial Ownership of the Interested Shareholder any:

(i) Shares which were acquired pursuant to a stock split, stock dividend, reclassification or similar recapitalization with respect to shares described under this paragraph that have been held continuously since their issuance by the Corporation by the natural Person or entity that acquired them from the Corporation.

C. Exceptions. The provisions of this Article 12 shall not apply to a Business Combination which is approved by two-thirds of those members of the Board of Directors who were directors prior to the time when the Interested Shareholder became an Interested Shareholder (the “Continuing Directors”). The provisions of this Article 12 also shall not apply to a Business Combination:

(1) Approved by the affirmative vote of the holders of shares entitling such holders to cast a majority of the votes that all shareholders would be entitled to cast in an election of directors of the Corporation, not including any Voting Shares beneficially owned by the Interested Shareholder or any Affiliate or Associate of such Interested Shareholder, at a meeting called for such purpose no earlier than three months after the Interested Shareholder became, and if at the time of the meeting the Interested Shareholder is, the Beneficial Owner, directly or indirectly, of shares entitling the Interested Shareholder to cast at least sixty six and two thirds percent (66 2/3%) of the votes that all shareholders would be entitled to cast in an election of directors of the Corporation, and if the Business Combination satisfies all the conditions of Article 13 herein; or

(2) Approved by the affirmative vote of all of the holders of all of the outstanding common shares.

(3) Approved by the affirmative vote of the holders of shares entitling such holders, to cast a majority of the votes that all shareholders would be entitled to cast in an election of directors of the Corporation, not including any Voting Shares beneficially owned by the Interested Shareholder or any Affiliate or Associate of the Interested Shareholder, at a meeting called for such purpose no earlier than five years after the Interested Shareholder’s Share Acquisition Date.

(4) Approved at a shareholders’ meeting called for such purpose no earlier than five years after the Interested Shareholder’s Share Acquisition Date that meets all of the conditions of Article13 herein.

D. Additional Provisions. Nothing contained in this Article 12, shall be construed to relieve an Interested Shareholder from any fiduciary obligation imposed by law. In addition, nothing contained in this Article 12 shall prevent any shareholder of the Corporation from objecting to any Business Combination and from demanding any appraisal rights which may be available to such shareholder.

E. Notwithstanding Article 14 or any provisions of these Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by laws, these Articles of Incorporation or the Bylaws of the Corporation), the affirmative vote of the holders of at least sixty six and two thirds percent (66 2/3%) of the outstanding shares entitled to vote thereon (and, if any class or series is entitled to vote thereon separately, the affirmative vote of the holders of at least sixty six and two thirds (66 2/3%) of the outstanding shares of each such class or series) shall be required to amend or repeal this Article 12 or adopt any provisions inconsistent with this Article.

Article 13. Fair Price Requirements.

A. General Requirement. No “Business Combination” (as defined in Article 12) shall be effected unless all of the following conditions, to the extent applicable, are fulfilled.

1. The aggregate amount of the cash and the Market Value as of the Consummation Date (as defined herein) of consideration other than cash to be received per share by holders of outstanding common shares of the Corporation in the Business Combination is at least equal to the higher of: (i) the highest per share price paid by the Interested Shareholder at a time when the shareholder was the Beneficial Owner, directly or indirectly, of shares entitling that Person to cast at least 5% of the Voting. Shares for any common shares of the same class or series acquired by it within the five-year period immediately prior to the Announcement Date (as hereinafter defined) or the transaction in which the Interested Shareholder became an Interested Shareholder; whichever is higher; plus, in either case, interest compounded annually from the earliest date on which the highest per-share acquisition price was paid through the Consummation Date at the rate of one year United States treasury obligations from time to time in effect; less the aggregate amount of any cash dividends paid, and the Market Value of any dividends paid other than in cash, per common share since such earliest date, up to the amount of the interest, or (ii) the Market Value per common share on the Announcement Date with respect to the Business Combination or on the Interested Shareholder’s Share Acquisition Date, whichever is higher; plus interest compounded annually from such date through the Consummation Date at the rate of one year United States treasury obligations from time to time in effect; less the aggregate amount of any cash dividends paid, and the Market Value of any dividends paid other than in cash, per common share since such date, up to the amount of the interest.

2. The aggregate amount of the cash and the Market Value as of the Consummation Date of consideration other than cash to be received per share by holders of outstanding shares of any class or series of shares, other than common shares, of the Corporation is at least equal to the highest of the following (whether or not the Interested Shareholder has previously acquired any shares of such class or series of shares): (i) the highest per-share price paid by the Interested Shareholder at a time when the shareholder was the Beneficial Owner directly or indirectly, of shares entitling that Person to cast at least 5% of the Voting Shares for any shares of such class or series of shares acquired by it within the five year period immediately prior to the Announcement Date; or the transaction in which the Interested Shareholder became an Interested Shareholder; whichever is higher: plus, in either case, interest compounded annually from the earliest date on which the highest per-share acquisition price was paid through the Consummation Date at the rate for one year United States treasury obligations from time to time in effect; less the aggregate amount of any cash dividends paid, and the Market Value of any dividends paid other than in cash, per share of such class or series of shares since such earliest date, up to the amount of the interest; or (ii) the highest preferential amount per share to which the holders of shares of such class or series of shares are entitled in the event of any voluntary liquidation, dissolution or winding up of the Corporation) plus the aggregate amount of any dividends declared or due as to which such holders are entitled prior to payment of dividends on some other class or series of shares (unless the aggregate amount of the dividends is included in such preferential amount), or (iii) the Market Value per share of such class or series of shares on the Announcement Date with respect to the Business Combination or on the Interested Shareholder’s Share Acquisition Pate, whichever is higher; plus interest compounded annually from such date through the Consummation Date at the rate for one year United States treasury obligations from time to time in effect; less the aggregate amount of any cash dividends paid and the Market Value of any dividends paid other than in cash, per share of such class or series of shares since such date, up to the amount of the interest.

3. The consideration to be received by holders of a particular class or series of outstanding shares (including common shares) of the Corporation in the Business Combination is in cash or in the same form as the Interested Shareholder has used to acquire the largest number of shares of such class or series of shares previously acquired by it, and the consideration shall be distributed promptly.

4. The holders of all outstanding shares of the Corporation not beneficially owned by the Interested Shareholder immediately prior to the consummation of the Business Combination are entitled to receive in the Business Combination cash or other consideration for such shares in compliance with paragraphs (1), (2) and (3).

5. After the Interested Shareholder’s Share Acquisition Date and prior to the Consummation Date with respect to the Business Combination, the Interested Shareholder has not become the Beneficial Owner of any additional Voting Shares of such Corporation except: (i) as part of the transaction which resulted in such Interested Shareholder becoming an Interested Shareholder; (ii) by virtue of proportionate splits of shares, share dividends or other distributions of shares in respect of shares not constituting a Business Combination as defined in Article 11; (iii) through a Business Combination meeting all of the conditions of section 2555(1), (2), (3) or (4) of the BCL; (iv) through purchase by the Interested Shareholder at any price which, if the price had been paid in an otherwise permissible Business Combination the Announcement Date and Consummation Date of which were the date of such purchase, would have satisfied the requirements of paragraphs (1), (2) and (3); or (v) through purchase required by and pursuant to the provisions of, and at no less than the fair value (including interest to the date of payment) as determined by a court-appointed appraiser under BCL section 2547 (relating to valuation procedures) or, if such fair value was not then so determined, then at a price that would satisfy the conditions in subparagraph (4).

The conditions imposed by this Article 13 shall be in addition to all other conditions (including, without limitation, the vote of the holders of any class or series of stock of .the Corporation) otherwise imposed by law, by any other Article of these Articles of Incorporation, by any resolution of the Board of Directors providing for the issuance of a class or series of stock, or by any agreement between the Corporation and any national securities exchange.

B. Certain Definitions. For the purpose of this Article 13, the definitions of “Beneficial Owner,” “Business Combination,” “Market Value,” “Principal Shareholder,” “Share Acquisition Date,” “ Substantial Part,” and “Voting Shares,” set forth in Articles 11 and 12 will apply to this Article 13.

1. The term “Announcement Date,” when used in reference to any Business Combination, shall mean the date of the first public announcement of the final definitive proposal for such Business Combination.

2. The term “Consummation Date” when used with respect to any Business Combination, the date of consummation of the Business Combination, or, in the case of a Business Combination as to which a shareholder vote is taken, the later of the business day prior to the vote or 20 days prior to the date of consummation of such Business Combination.

C. Additional Provisions. Nothing contained in this Article 13 shall be construed to relieve an Interested Shareholder from any fiduciary obligation imposed by law. In addition, nothing contained in this Article 13 shall prevent any shareholders of the Corporation from objecting to any Business Combination and from demanding any appraisal rights which may be available to such shareholders.

3. Notwithstanding Article 14 or any other provisions of these Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws of the Corporation), the affirmative vote of the holders of at least sixty six and two thirds percent (66 2/3%) of the outstanding shares entitled to vote thereon (and, if any class or series is entitled to vote thereon separately, the affirmative vote of the holders of at least sixty six and two thirds percent (66 2/3%) of the outstanding shares of each such class or series) shall be required to amend or repeal or adopt any provisions inconsistent with this Article.

Article 14. Amendment of Articles and Bylaws.

A. Articles. The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by law, and all rights conferred upon stockholders herein are granted subject to this reservation. No amendment, addition, alteration, change or repeal of these Articles of Incorporation shall be made unless it is first approved by the Board of Directors of the Corporation pursuant to a resolution adopted by the affirmative vote of a majority of the directors then in office, and thereafter is approved by the holders of a majority (except as provided below) of the shares of the Corporation entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof. Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of at least sixty six and two thirds percent (66 2/3%) of the shares of the Corporation entitled to vote generally in an election of directors, procedures) or, if such fair value was not then so determined, then at a price that would satisfy the conditions in subparagraph (4).

The conditions imposed by this Article 13 shall be in addition to all other conditions (including, without limitation, the vote of the holders of any class or series of stock of the Corporation) otherwise imposed by law, by any other Article of these Articles of Incorporation, by any resolution of the Board of Directors providing for the issuance of a class or series of stock, or by any agreement between the Corporation and any national securities exchange.

B. Certain Definitions. For the purpose of this Article 13, the definitions of “Beneficial Owner,” “Business Combination,” “Market Value,” “Principal Shareholder,” “Share Acquisition Date,” “Substantial Part,” and “Voting Shares,” set forth in Articles 11 and 12 will apply to this Article 13.

1. The term “Announcement Date,” when used in reference to any Business Combination, shall mean the date of the first public announcement of the final definitive proposal for such Business Combination.

2. The term “Consummation Date” when used with respect to any Business Combination, the date of consummation of the Business Combination, or, in the case of a Business Combination as to which a shareholder vote is taken, the later of the business day prior to the vote or 20 days prior to the date of consummation of such Business Combination.

C. Additional Provisions. Nothing contained in this Article 13 shall be construed to relieve an Interested Shareholder from any fiduciary obligation imposed by law. In addition, nothing contained in this Article 13 shall prevent any shareholders of the Corporation from objecting to any Business Combination and from demanding any appraisal rights which may be available to such shareholders.

3. Notwithstanding Article 14 or any other provisions of these Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws of the Corporation), the affirmative vote of the holders of at least sixty six and two thirds percent (66 2/3%) of the outstanding shares entitled to vote thereon (and, if any class or series is entitled to vote thereon separately, the affirmative vote of the holders of at least sixty six and two thirds percent (66 2/3%) of the outstanding shares of each such class or series) shall be required to amend or repeal or adopt any provisions inconsistent with this Article.

Article 14. Amendment of Articles and Bylaws.

A. Articles. The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by law, and all rights conferred upon stockholders herein are granted subject to this reservation. No amendment, addition, alteration, change or repeal of these Articles of Incorporation shall be made unless it is first approved by the Board of Directors of the Corporation pursuant to a resolution adopted by the affirmative vote of a majority of the directors then in office, and thereafter is approved by the holders of a majority (except as provided below) of the shares of the Corporation entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof. Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of at least sixty six and two thirds percent (66 2/3%) of the shares of the Corporation entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof, shall be required to amend, adopt, alter, change or repeal any provision inconsistent with Articles 7, 8, 9, 10, 11, 12, 13 and 14.

B. Bylaws. The Board of Directors or stockholders may adopt, alter, amend or repeal the Bylaws of the Corporation. Such action by the Board of Directors shall require the affirmative vote of a majority of the directors then in office at any regular or special meeting of the Board of Directors. Such action by the stockholders shall require the affirmative vote of the holders of a majority of the shares of the Corporation entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof, provided that the affirmative vote of the holders of at least sixty six and two thirds percent (66 2/3%) of the shares of the Corporation entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by, the provision’s of any series thereof, shall be required to amend, adopt, alter, change or repeal any provision inconsistent with Sections 2.3, 4.1, 4.2, 4.4 and 4.5 of the Bylaws and Articles VIII, IX and XIII of the Bylaws.

Article 15. Control Share Acquisitions. Subchapter G, “Control-Share Acquisitions,” of Chapter 25 of the BCL shall not apply to the Corporation.

Article 16. Disgorgement by Certain Controlling Shareholders Following Attempts to Acquire Control. Subchapter H, “Disgorgement by Certain Controlling Shareholders Following Attempts to Acquire Control,” of Chapter 25 of the BCL shall not apply to the Corporation.

IN WITNESS WHEREOF, said First Star Bancorp, Inc. has caused these Articles of Incorporation to be signed by Joseph T. Svetik, its Incorporator, this the 10th day of March, 1993.

FIRST STAR BANCORP, INC.

/s/ Joseph T. Svetik
Joseph T. Svetik, Incorporator

APPENDIX C

December 22, 2011

The Board of Directors

First Star Bancorp, Inc.

418 West Broad Street

Bethlehem, PA 18018

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the stockholders of First Star Bancorp, Inc. (“FSSB”) of the Merger Consideration (as defined below), in the proposed merger (the “Merger”) of FSSB with and into ESSA Bank & Trust, a federally chartered savings institution and wholly-owned subsidiary of ESSA Bancorp, Inc. (“ESSA”), pursuant to the Agreement and Plan of Merger (the “Agreement”). Pursuant to the terms of the Agreement, each outstanding share of common stock, par value $1.00 per share, of FSSB (the “Common Shares”) and each share of FSSB Preferred Stock (the “Preferred Shares”) and each share received in the conversion of the mandatory convertible subordinated debt (the “Convertible Subordinated Debt”), shall be converted into the right to receive 1.0665 shares of common stock, par value $0.01 per share, of ESSA or cash in the amount of $11.20 (the “Merger Consideration”). The terms and conditions of the Merger Consideration are more fully described in the Agreement.

Keefe, Bruyette & Woods, Inc. has acted as financial advisor to FSSB. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, FSSB and ESSA, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of FSSB and ESSA for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to FSSB. We have in the past, and may in the future, provide investment banking and financial advisory services to ESSA and receive compensation for such services. We have acted exclusively for the Board of Directors of FSSB in rendering this fairness opinion and will receive a fee from FSSB for our services. A portion of our fee is contingent upon the successful completion of the Merger.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of FSSB and ESSA and the

Keefe, Bruyette & Woods • 10 South Wacker Drive, Suite 3400 • Chicago, IL 60606

312.423.8200 • 800.929.6113 • Fax 312.423.8232

APPENDIX C

Merger, including among other things, the following: (i) the Agreement; (ii) the Audited Financials for the three fiscal years ended June 30, 2011 of FSSB and its subsidiaries and the Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended September 30, 2010 of ESSA; (iii) certain interim reports to stockholders of FSSB and certain interim reports to stockholders and Quarterly Reports on Form 10-Q of ESSA and certain other communications from FSSB and ESSA to their respective stockholders; and (iv) other financial information concerning the businesses and operations of FSSB and ESSA furnished to us by FSSB and ESSA for purposes of our analysis. We have also held discussions with senior management of FSSB and ESSA regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for FSSB and ESSA with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us for publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility for such verification or accuracy. We have relied upon the management of FSSB and ESSA as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for FSSB and ESSA are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property, assets or liabilities of FSSB or ESSA, nor have we examined any individual credit files.

We have assumed that, in all respects material to our analyses, the following: (i) the Merger will be completed substantially in accordance with the terms set forth in the Agreement with no additional payments or adjustments to the Merger Consideration; (ii) the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) all conditions to the completion of the Merger will be satisfied without any waivers or modifications to the Agreement; and (v) in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the Merger, including the cost savings, revenue enhancements and related expenses expected to result from the Merger.

Keefe, Bruyette & Woods • 10 South Wacker Drive, Suite 3400 • Chicago, IL 60606

312.423.8200 • 800.929.6113 • Fax 312.423.8232

APPENDIX C

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of FSSB and ESSA; (ii) the assets and liabilities of FSSB and ESSA; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Our opinion does not address the underlying business decision of FSSB to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the FSSB.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the Common Shares of the Merger Consideration in the Merger. We express no view or opinion as to any terms or other aspects of the Merger.

Further, we are not expressing any opinion about the fairness of the amount or nature of the compensation to any of the FSSB’s officers, directors or employees, or any class of such persons, relative to the compensation to the public shareholders of FSSB in connection with the Merger.

In addition, this opinion does not in any manner address the prices at which the ESSA common stock will trade following the consummation of the Merger and we express no view or opinion as to how the stockholders of FSSB should vote at the stockholders meeting to be held in connection with the Merger.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 2290 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration in the Merger is fair, from a financial point of view, to holders of the Common Shares.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods • 10 South Wacker Drive, Suite 3400 • Chicago, IL 60606

312.423.8200 • 800.929.6113 • Fax 312.423.8232

APPENDIX D

Pennsylvania Business Corporation Law Provisions Related to Dissenters’ Rights

Pennsylvania Business Corporation Law of 1988, as Amended

Chapter 15. Corporate Powers, Duties and Safeguards

Subchapter D. Dissenters Rights.

§ 1571. Application and effect of subchapter.

(a) General rule.—Except as otherwise provided in subsection (b), any shareholder (as defined in section 1572 (relating to definitions)) of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, only where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

Section 1906(c) (relating to dissenters rights upon special treatment).

Section 1930 (relating to dissenters rights).

Section 1931(d) (relating to dissenters rights in share exchanges).

Section 1932(c) (relating to dissenters rights in asset transfers).

Section 1952(d) (relating to dissenters rights in division).

Section 1962(c) (relating to dissenters rights in conversion).

Section 2104(b) (relating to procedure).

Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

Section 2325(b) (relating to minimum vote requirement).

Section 2704(c) (relating to dissenters rights upon election).

Section 2705(d) (relating to dissenters rights upon renewal of election).

Section 2904(b) (relating to procedure).

Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

Section 7104(b)(3) (relating to procedure).

(b) Exceptions.—

(1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on or on the date of the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:

(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

(ii) held beneficially or of record by more than 2,000 persons.

(2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

(i) (Repealed).

(ii) Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.

(iii) Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

(3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

(c) Grant of optional dissenters rights.—The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

(d) Notice of dissenters rights.—Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

(1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

(2) a copy of this subchapter.

(e) Other statutes.—The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

(f) Certain provisions of articles ineffective.—This subchapter may not be relaxed by any provision of the articles.

(g) Computation of beneficial ownership.—For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.

(h) Cross references.—See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished), 1763(c) (relating to determination of shareholders of record) and 2512 (relating to dissenters rights procedure).

§ 1572. Definitions.

The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

“Corporation.” The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

“Dissenter.” A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

“Fair value.” The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

“Interest.” Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

“Shareholder.” A shareholder as defined in section 1103 (relating to definitions) or an ultimate beneficial owner of shares, including, without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.

§ 1573. Record and beneficial holders and owners.

(a) Record holders of shares.—A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

(b) Beneficial owners of shares.—A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

§ 1574. Notice of intention to dissent.

If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

§ 1575. Notice to demand payment.

(a) General rule.—If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

(1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

(2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

(3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

(4) Be accompanied by a copy of this subchapter.

(b) Time for receipt of demand for payment.—The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

§ 1576. Failure to comply with notice to demand payment, etc.

(a) Effect of failure of shareholder to act.—A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

(b) Restriction on uncertificated shares.—If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

(c) Rights retained by shareholder.—The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

§ 1577. Release of restrictions or payment for shares.

(a) Failure to effectuate corporate action.—Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

(b) Renewal of notice to demand payment.—When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

(c) Payment of fair value of shares.—Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

(1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

(2) A statement of the corporation’s estimate of the fair value of the shares.

(3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

(d) Failure to make payment.—If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

§ 1578. Estimate by dissenter of fair value of shares.

(a) General rule.—If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter’s shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

(b) Effect of failure to file estimate.—Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

§ 1579. Valuation proceedings generally.

(a) General rule.—Within 60 days after the latest of:

(1) effectuation of the proposed corporate action;

(2) timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

(3) timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

(b) Mandatory joinder of dissenters.—All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

(c) Jurisdiction of the court.—The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

(d) Measure of recovery.—Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

(e) Effect of corporation’s failure to file application.—If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30 -day period, each dissenter entitled to file an application shall be paid the corporation’s estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

§ 1580. Costs and expenses of valuation proceedings.

(a) General rule.—The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

(b) Assessment of counsel fees and expert fees where lack of good faith appears.—Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

(c) Award of fees for benefits to other dissenters.—If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

Chapter 19. Fundamental Changes

Subchapter C. Merger, Consolidation, Share Exchanges and Sale of Assets

§ 1930. Dissenters rights.

(a) General rule.—If any shareholder of a domestic business corporation that is to be a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15 (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters rights upon special treatment).

(b) Plans adopted by directors only.—Except as otherwise provided pursuant to section 1571(c) (relating to grant of optional dissenters rights), Subchapter D of Chapter 15 shall not apply to any of the shares of a corporation that is a party to a merger or consolidation pursuant to section 1924(b)(1)(i) or (4) (relating to adoption by board of directors).

(c) Cross references.—See sections 1571(b) (relating to exceptions) and 1904 (relating to de facto transaction doctrine abolished).